   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1996


                                                       REGISTRATION NO. 333-6259

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CALPINE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              CALIFORNIA                               4911                               77-0212977
       (STATE OF INCORPORATION)            (PRIMARY STANDARD INDUSTRIAL                 (IRS EMPLOYER
                                           CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)


                          50 WEST SAN FERNANDO STREET
                               SAN JOSE, CA 95113
                                 (408) 995-5115
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                PETER CARTWRIGHT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CALPINE CORPORATION
                          50 WEST SAN FERNANDO STREET
                               SAN JOSE, CA 95113
                                 (408) 995-5115
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

          JOSEPH E. RONAN, JR., ESQ.                      SCOTT D. LESTER, ESQ.
               GENERAL COUNSEL                       BROBECK, PHLEGER & HARRISON LLP
             CALPINE CORPORATION                                ONE MARKET
         50 WEST SAN FERNANDO STREET                        SPEAR STREET TOWER
              SAN JOSE, CA 95113                         SAN FRANCISCO, CA 94105
                (408) 995-5115                                (415) 442-0900

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on the Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              CALPINE CORPORATION

                CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF
             REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS
              OF THE INFORMATION REQUIRED BY THE ITEMS OF FORM S-4

ITEM NO.              ITEMS IN FORM S-4                         CAPTION IN PROSPECTUS
- --------   ----------------------------------------  -------------------------------------------
    1.     Forepart of Registration Statement and
             Outside Front Cover Page of
             Prospectus............................  Front Cover Page of Registration Statement;
                                                       Cross Reference Sheet; Outside Front
                                                       Cover Page of Prospectus


    2.     Inside Front and Outside Back Cover
             Pages of Prospectus...................  Inside Front and Outside Back Cover Pages
                                                     of Prospectus; Table of Contents; Available
                                                       Information
    3.     Risk Factors, Ratio of Earnings to Fixed
             Charges and Other Information.........  Prospectus Summary; Risk Factors; The
                                                       Company; Selected Consolidated Financial
                                                       Information
    4.     Terms of the Transaction................  Prospectus Summary; The Exchange Offer;
                                                       Description of New Notes; Certain Federal
                                                       Income Tax Considerations
    5.     Pro Forma Financial Information.........  Prospectus Summary; Pro Forma Consolidated
                                                       Financial Data; Selected Consolidated
                                                       Financial Data; Business
    6.     Material Contracts with the Company
             Being Acquired........................  *
    7.     Additional Information Required for
             Reoffering by Persons and Parties
             Deemed to be Underwriters.............  *
    8.     Interests of Named Experts and
             Counsel...............................  Legal Matters; Experts
    9.     Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities...........................  *
   10.     Information with Respect to S-3
             Registrants...........................  *
   11.     Incorporation of Certain Information by
             Reference.............................  *
   12.     Information with Respect to S-2 or S-3
             Registrants...........................  *
   13.     Incorporation of Certain Information by
             Reference.............................  *

ITEM NO.              ITEMS IN FORM S-4                         CAPTION IN PROSPECTUS
- --------   ----------------------------------------  -------------------------------------------
   14.     Information with Respect to Registrants
             Other Than S-2 or S-3 Registrants.....  Outside Front Cover Page of Prospectus;
                                                       Prospectus Summary; Risk Factors; Use of
                                                       Proceeds; Dividend Policy;
                                                       Capitalization; Selected Consolidated
                                                       Financial Data; Pro Forma Consolidated
                                                       Financial Data; Management's Discussion
                                                       and Analysis of Financial Condition and
                                                       Results of Operations; Business;
                                                       Management; Certain Transactions;
                                                       Principal Stockholders; Description of
                                                       Capital Stock; Description of Certain
                                                       Other Indebtedness; Consolidated
                                                       Financial Statements
   15.     Information with Respect to S-3
             Companies.............................  *
   16.     Information with Respect to S-2 or S-3
             Companies.............................  *
   17.     Information with Respect to Companies
             Other Than S-2 or S-3 Companies.......  *
   18.     Information if Proxies, Consents or
             Authorizations Are To Be Solicited....  *
   19.     Information if Proxies, Consents or
             Authorizations Are Not To Be Solicited
             in an Exchange Offer..................  Management; Principal Stockholders


- ---------------
* Item is omitted because response is negative or item is inapplicable.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS (Subject to Completion)


Issued September 27, 1996


                               OFFER TO EXCHANGE
                                all outstanding
                         10 1/2% SENIOR NOTES DUE 2006
                  ($180,000,000 principal amount outstanding)

                                      for
                         10 1/2% SENIOR NOTES DUE 2006
                                       of
LOGO
                              CALPINE CORPORATION
                            ------------------------
      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                                   , 1996, UNLESS EXTENDED.

                            ------------------------
CALPINE CORPORATION, A CALIFORNIA CORPORATION ("CALPINE" OR THE "COMPANY"), HEREBY OFFERS, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS
 PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL (THE "LETTER OF
  TRANSMITTAL"), TO EXCHANGE ITS 10 1/2% SENIOR NOTES DUE 2006 (THE "NEW
    NOTES"), IN AN OFFERING WHICH HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), PURSUANT TO A
     REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART,
      FOR AN EQUAL PRINCIPAL AMOUNT OF ITS OUTSTANDING 10 1/2% SENIOR
      NOTES DUE 2006 (THE "OLD NOTES"), OF WHICH AN AGGREGATE OF
       $180,000,000 IN PRINCIPAL AMOUNT IS OUTSTANDING AS OF THE DATE
        HEREOF (THE "EXCHANGE OFFER"). THE NEW NOTES AND THE OLD NOTES
        ARE SOMETIMES REFERRED TO HEREIN COLLECTIVELY AS THE "SENIOR
        NOTES." THE FORM AND TERMS OF THE NEW NOTES WILL BE THE SAME
          AS THE FORM AND TERMS OF THE OLD NOTES EXCEPT THAT THE NEW
          NOTES WILL NOT BEAR LEGENDS RESTRICTING THE TRANSFER
           THEREOF. THE NEW NOTES WILL BE OBLIGATIONS OF THE COMPANY
           ENTITLED TO THE BENEFITS OF THE INDENTURE, DATED AS OF
             MAY 16, 1996 (THE "INDENTURE"), RELATING TO THE
              SENIOR NOTES. SEE "DESCRIPTION OF THE NEW NOTES."
               FOLLOWING THE COMPLETION OF THE EXCHANGE OFFER,
               NONE OF THE SENIOR NOTES WILL BE ENTITLED TO ANY
                RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT
                 DATED AS OF MAY 16, 1996 (THE "REGISTRATION
                  RIGHTS AGREEMENT"), INCLUDING, BUT NOT
                  LIMITED TO, THE CONTINGENT INCREASE IN THE
                    INTEREST RATE PROVIDED FOR PURSUANT
                     THERETO. SEE "THE EXCHANGE OFFER."

                            ------------------------

INVESTMENT IN THE SENIOR NOTES INVOLVES SIGNIFICANT RISKS DISCUSSED UNDER "RISK
    FACTORS" ON PAGE 15 WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

The date of this Prospectus is               , 1996.

     The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange
Offer expires, which will be             , 1996 unless the Exchange Offer is
extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.


     The Old Notes initially sold to Qualified Institutional Buyers (as defined in Rule 144A) in reliance on Rule 144A under the Securities Act ("Rule 144A") were initially represented by a single, permanent global Note in definitive, fully registered form, registered in the name of a nominee of The Depositary Trust Company ("DTC"), which was deposited with Fleet National Bank, the Trustee under the Indenture (the "Trustee"), as custodian. The Old Notes initially sold in offshore transactions in reliance on Regulation S under the Securities Act ("Regulation S") were initially represented by a single, temporary global Old Note, in definitive, fully registered form, registered in the name of a nominee of DTC for the accounts of Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Centrale de Livraison de Valeurs Mobilieres S.A. ("Cedel"), which was deposited with the Trustee as custodian. Such temporary global Old Note was exchanged for a single, permanent global Old Note, which is held by the Trustee, as custodian. The New Notes exchanged for the Old Notes that are represented by the global Old Notes will continue to be represented by permanent global Old Notes (collectively, the "Global Notes," and individually, a "Global Note") in definitive, fully registered form, registered in the name of a nominee of DTC and deposited with the Trustee as custodian, unless the beneficial holders thereof request otherwise. See "Description of the New Notes -- Book Entry; Delivery and Form." Old Notes may be tendered only in denominations of $1,000 and any integral multiple thereof.

     Interest on the New Notes will be payable semi-annually in arrears on May 15 and November 15 of each year (each an "Interest Payment Date"), commencing on the first such date following their date of issuance. Interest on the New Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Notes that are accepted for exchange or, if no interest has been paid, from May 16, 1996. Accordingly, interest which has accrued since the last Interest Payment Date or May 16, 1996 on the Old Notes accepted for exchange will cease to be payable upon issuance of the New Notes. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain outstanding and bear interest at a rate of 10 1/2% per annum after the Expiration Date.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who acquires such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of such holder's business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Senior Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes develops, the market value of the New Notes will depend on market conditions (such as yields on alternative investments) general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from the face value. See "Risk Factors -- Absence of Public Market."

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.
                            ------------------------

                             AVAILABLE INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, as well as the periodic reports and other information filed by the Company with the Commission, which may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at the prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission and the address of such site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS, NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
Summary...............................................................................    5
Risk Factors..........................................................................   15
Recent Developments...................................................................   24
Use of Proceeds.......................................................................   24
Dividend Policy.......................................................................   24
The Exchange Offer....................................................................   25
Capitalization........................................................................   32
Selected Consolidated Financial Data..................................................   33
Pro Forma Consolidated Financial Data.................................................   35
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   42
Business..............................................................................   51
Management............................................................................   83
Certain Transactions..................................................................   94
Principal Stockholders................................................................   96
Description of New Notes..............................................................   97
Description of Certain Other Indebtedness.............................................  125
Transfer Restrictions.................................................................  126
Certain Federal Income Tax Considerations.............................................  127
Plan of Distribution..................................................................  130
Legal Matters.........................................................................  130
Experts...............................................................................  130
Consolidated Financial Statements.....................................................  F-1

                                    SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected in such forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Unless the context indicates otherwise, (i) all references in this Prospectus to the "Company" or "Calpine" include Calpine Corporation and its consolidated subsidiaries, and (ii) all information in this Prospectus reflects the following transactions, which were completed on September 13, 1996 in connection with the Common Stock Offering (as defined herein): (1) the reincorporation of the Company in Delaware, (2) the conversion of the Company's outstanding Class B Common Stock into Common Stock and the elimination of the authorized Class A Common Stock and Class B Common Stock, (3) a 5.194-for-1 stock split of the Company's Common Stock, and (4) the conversion of the Company's outstanding Preferred Stock into 2,179,487 shares of Common Stock.



                                  THE COMPANY



     Calpine is engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of electricity and steam in the United States and selected international markets. The Company has interests in 15 power generation facilities and steam fields having an aggregate capacity of 1,057 megawatts. Since its inception in 1984, Calpine has developed substantial expertise in all aspects of electric power generation. The Company's vertical integration has resulted in significant growth over the last five years as Calpine has applied its extensive engineering, construction management, operations, fuel management and financing capabilities to successfully implement its acquisition and development program. During the last five years, Calpine has expanded substantially, from $41.2 million of total assets as of December 31, 1991 to $993.2 million of total assets on a pro forma basis as of June 30, 1996. Calpine's revenue on a pro forma basis for 1995 increased to $224.3 million, representing a compound annual growth rate of 55% since 1991. The Company's EBITDA (as defined herein) on a pro forma basis for 1995 increased to $123.8 million. See "Pro Forma Consolidated Financial Data." Calpine's strategy is to capitalize on opportunities in the power market through an ongoing program to acquire, develop, own and operate electric generation facilities, as well as marketing power and energy services to utilities and other end users.


THE MARKET


     The power generation industry represents the third largest industry in the United States, with an estimated end user market of approximately $207.5 billion of electricity sales and 3 million gigawatt hours of production in 1995. In response to increasing customer demand for access to low cost electricity and enhanced services, new regulatory initiatives are currently being adopted or considered at both state and federal levels to increase competition in the domestic power generation industry. To date, such initiatives are under consideration at the federal level and in approximately thirty states. For example, in April 1996, the Federal Energy Regulatory Commission ("FERC") adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. In addition, the California Public Utilities Commission ("CPUC") has issued an electric industry restructuring decision which envisions commencement of deregulation and implementation of customer choice of electricity supplier by January 1, 1998. Calpine believes that industry trends and such regulatory initiatives will lead to the transformation of the existing market, which is largely characterized by electric utility monopolies selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others. The Company believes that these market trends will create substantial opportunities for companies such as Calpine that are low cost power producers and have an integrated power services capability which enables them to produce and sell energy to customers at competitive rates.



     The Company also believes that these market trends will result in the disposition of power generation facilities by utilities, independent power producers and industrial companies. Utilities such as Pacific Gas & Electric Company ("PG&E") and Southern California Edison Company have announced their intentions to sell power generation facilities totalling approximately 3,150 megawatts and 5,000 megawatts, respectively. The independent power industry, which represents approximately 8% of the installed capacity in the United States, or approximately 59,000 megawatts, and has accounted for approximately 50% of all additional capacity in the United States since 1990, is currently undergoing significant consolidation. Many independent producers operating a limited number of power plants are seeking to dispose of such plants in response to competitive pressures, and industrial companies are selling their power plants to redeploy capital in their core businesses. Over 200 independent power plant and portfolio sale transactions have occurred in the past two years. The Company believes that this consolidation will continue in the highly fragmented independent power industry.



     The power generation industry outside the United States is approximately three times larger than the domestic market and the demand for electricity is growing rapidly. In 1996, it has been estimated that in excess of 590 gigawatts of new capacity will be required outside the United States over the ensuing ten-year period. In order to satisfy this anticipated increase in demand, many countries have adopted active government programs designed to encourage private investment in power generation facilities. The Company believes that these market trends will create significant opportunities to acquire and develop power generation facilities in such countries in the future.


STRATEGY


     Calpine's objective is to become a leading power company by capitalizing on these emerging opportunities in the domestic and international power markets. The key elements of the Company's strategy are as follows:



     Expand and diversify domestic portfolio of power projects. In pursuing its growth strategy, the Company intends to focus on opportunities where it is able to capitalize on its extensive management and technical expertise to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach includes design, engineering, procurement, finance, construction management, fuel and resource acquisition, operations and power marketing, which Calpine believes provides it with a competitive advantage. By pursuing this strategy, the Company has significantly expanded and diversified its project portfolio. Since 1993, the Company has completed transactions involving five gas-fired cogeneration facilities and two steam fields. As a result of these transactions, the Company has more than doubled its aggregate power generation capacity and substantially diversified its fuel mix since 1993.



     The Company is also pursuing the development of highly efficient, low cost power plants that seek to take advantage of inefficiencies in the electricity market. The Company intends to sell all or a portion of the power generated by such merchant plants into the competitive market, rather than exclusively through long-term power sales agreements. As part of Calpine's initial effort to develop merchant plants, the Company entered into an agreement with Phillips Petroleum Company to develop a gas-fired cogeneration project with a capacity of 240 megawatts. Under this agreement, approximately 90 megawatts of electricity will be sold to the Phillips Houston Chemical Complex, with the remainder to be sold into the competitive market through Calpine's power marketing activities. The Company expects that this project will represent a prototype for future merchant plant developments. The development of this project is subject to the satisfaction of various conditions, including completion of financing and obtaining required approvals. See "Business -- Development and Future Projects."



     Enhance the performance and efficiency of existing power projects. The Company continually seeks to maximize the power generation potential of its operating assets and minimize its operating and maintenance expenses and fuel costs. To date, the Company's power generation facilities have operated at an average availability in excess of 97%. The Company believes that achieving and maintaining a low cost of production will be increasingly important to compete effectively in the power generation market.



     Continue to develop an integrated power marketing capability. The Company has established an integrated power marketing capability, conducted through its wholly owned subsidiary, Calpine Power Services Company ("CPSC"). In 1995, CPSC received approval from the FERC to conduct power marketing activities. The Company believes that a power marketing capability complements its business strategy of providing low cost power generation services. CPSC's power marketing activities will focus on the development of long-term customer service relationships, supported primarily by generating assets that are owned, operated or controlled by Calpine. CPSC will aggregate the Company's own resources, the resources of its customers, power pool resources, and market power supply to provide the customized services demanded by its customers at a competitive price.



     Selectively expand into international markets. Internationally, the Company intends to utilize its geothermal and gas-fired expertise in selected markets of Southeast Asia and Latin America, where demand for power is rapidly growing and private investment is encouraged. In November 1995, the Company made an investment in the Cerro Prieto steam fields, located in Baja California, Mexico. In March 1996, the Company entered into a joint venture agreement to pursue the development of a geothermal resource in Indonesia with an estimated potential capacity in excess of 500 megawatts. Calpine believes that its investments in these projects will effectively position it for future expansion in Southeast Asia and Latin America.


BACKGROUND


     Calpine was founded in 1984 by Peter Cartwright, the Company's President and Chief Executive Officer. Through 1988, the Company provided engineering, management, finance and operating and maintenance services to the emerging independent power production industry. Since 1989, the Company has focused on the acquisition, development, ownership, operation and maintenance of gas-fired and geothermal power generation facilities. Prior to the Common Stock Offering (as defined herein), the Company was an indirect wholly owned subsidiary of Electrowatt Ltd. ("Electrowatt"), a major utility, industrial products and engineering services company based in Zurich, Switzerland.



     The Company was incorporated under the laws of the State of California in 1984 and was reincorporated in the State of Delaware in September 1996. The principal executive offices of the Company are located at 50 West San Fernando Street, San Jose, California 95113, and its telephone number is (408) 995-5115.



                              RECENT DEVELOPMENTS



     On August 29, 1996, Calpine acquired the Gilroy cogeneration facility (the "Gilroy Facility"), a 120 megawatt gas-fired cogeneration power plant located in Gilroy, California, for a purchase price of $125.0 million plus certain contingent consideration, which the Company currently estimates will amount to approximately $24.1 million. See "Business -- Description of Facilities -- Power Generation Facilities -- Gilroy Facility."



     On September 25, 1996, Calpine completed the initial public offering of 18,045,000 shares of its Common Stock (the "Common Stock Offering"). In the Common Stock Offering, the Company issued and sold 5,477,820 shares of Common Stock and Electrowatt sold 12,567,180 shares of Common Stock, representing its entire ownership interest in Calpine. As a result of the Common Stock Offering, Electrowatt no longer owns any interest in Calpine. The Company received approximately $82.3 million of net proceeds from the Common Stock Offering. Approximately $13.0 million of such net proceeds were used to repay outstanding indebtedness. The remaining net proceeds are expected to be used for working capital and general corporate purposes, and for the development and acquisition of power generation facilities. In connection with the Common Stock Offering, the Company reincorporated in the State of Delaware, converted the outstanding Class B Common Stock into Common Stock and eliminated the authorized Class A Common Stock and Class B Common Stock, completed a 5.194-for-1 stock split of the Company's Common Stock and converted the Company's outstanding Preferred Stock into shares of Common Stock (collectively, the "Reincorporation").



                                  RISK FACTORS


     See "Risk Factors" for a discussion of certain risks that should be considered in conjunction with an investment in the Senior Notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER


The Exchange Offer.........  The Company is offering to exchange $1,000 in principal amount (and any integral multiple thereof) of New Notes for each $1,000 in principal amount (and any integral multiple thereof) of Old Notes that are validly tendered pursuant to the Exchange Offer. The Company will issue the New Notes promptly after the Expiration Date. As of the date of this Prospectus, $180,000,000 in aggregate principal amount of Old Notes are outstanding. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.


Resale.....................  The Company believes that the New Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except that a "dealer" or any of the Company's "affiliates," as such terms are defined under the Securities Act, that exchanges Old Notes held for its own account may be required to deliver copies of this Prospectus in connection with any resale of the New Notes issued in exchange for such Old Notes. See "The Exchange Offer -- General" and "Plan of Distribution."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on             , 1996, unless
                             extended, in which case the term Expiration Date means the latest date and time to which the Exchange Offer is extended. The Company will accept for exchange any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date.

Accrued Interest on the New
  Notes and the Old
  Notes....................  Each New Note will bear interest from the last
                             Interest Payment Date on which interest was paid on the Old Notes, or, if interest has not yet been paid on the Old Notes, from May 16, 1996, the date of issuance. Such interest will be paid with the first interest payment on the New Notes. Accordingly, interest, which has accrued since the last Interest Payment Date or May 16, 1996 on the Old Notes accepted for exchange will cease to be payable upon issuance of the New Notes. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will bear interest at a rate of 10 1/2% per annum after the Expiration Date.

Termination................  The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any interpretation by the staff of the Commission of any existing law, statute, rule or regulation. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer -- Termination." No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than applicable requirements under federal and state securities laws.

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes and any other required documentation to Fleet National Bank, as Exchange Agent (the "Exchange Agent"), at the address set forth herein and therein, or effect a tender of Old Notes pursuant to the procedure for book-entry transfer as provided for herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and, except as otherwise disclosed in writing to the Company, that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
  Delivery of New Notes....  Subject to certain conditions (as summarized above in "Termination" and described more fully in "The Exchange Offer -- Termination"), the Company will accept for exchange any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange
                             Offer -- General."

Certain Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. For a discussion of certain federal income tax considerations relating to the exchange of the Old Notes for the New Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent.............  The Trustee is also the Exchange Agent. The mailing address of the Exchange Agent and address for deliveries by overnight courier is: Fleet National Bank, Corporate Trust Operations, 777 Main Street, Lower Level, CTMO 0224, Hartford, Connecticut 06115, Attention: Patricia Williams. Hand deliveries should be made to Fleet National Bank, Corporate Trust Operations, 777 Main Street, Lower Level, Hartford, Connecticut 06115, Attention:
                             Patricia Williams. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (860) 986-2910 and the facsimile number for the Exchange Agent is (860) 986-7908.

Use of Proceeds............  There will be no cash proceeds payable to the
                             Company from the issuance of the New Notes pursuant to the Exchange Offer. Of the approximately $174.6 million of net proceeds received by the Company from the sale of the Old Notes, approximately $155.7 million was used to repay outstanding indebtedness of the Company and one of its subsidiaries and approximately $18.9 million was used for general corporate purposes. See "Use of Proceeds."

                     SUMMARY OF THE TERMS OF THE NEW NOTES

     The Exchange Offer applies to an aggregate principal amount of $180,000,000 of the Old Notes. The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will be obligations of the Company entitled to the benefits of the Indenture. See "Description of the New Notes."

Notes Offered........................   $180,000,000 aggregate principal amount of 10 1/2%
                                        Senior Notes Due 2006 (the "New Notes").
Maturity.............................   May 15, 2006.
Interest.............................   Payable semi-annually at the rate of 10 1/2% per
                                        annum, in cash, on May 15 and November 15, commencing
                                        on the first Interest Payment Date following the
                                        consummation of the Exchange Offer.
Optional Redemption by the Company...   The New Notes will be redeemable at the option of the
                                        Company on or after May 15, 2001 at the redemption
                                        prices set forth herein, plus accrued interest. In
                                        addition, up to $63.0 million aggregate principal
                                        amount of New Notes will be redeemable from the
                                        proceeds of one or more Public Equity Offerings (as
                                        defined herein) following which there is a Public
                                        Market (as defined herein), in each case at the option
                                        of the Company, in whole or in part, at the redemption
                                        prices set forth herein, plus accrued interest. See
                                        "Description of New Notes -- Optional Redemption."
Ranking..............................   The New Notes will be senior unsecured obligations of
                                        the Company and will rank pari passu in right of
                                        payment with all other existing and future Senior
                                        Indebtedness (as defined herein) of the Company and
                                        senior in right of payment to all Subordinated
                                        Indebtedness (as defined herein) of the Company, if
                                        any, issued in the future. The New Notes will be
                                        effectively subordinated to all liabilities of the
                                        Company's subsidiaries, including trade payables. See
                                        "Risk Factors -- High Leverage," "Risk
                                        Factors -- Risks Related to Holding Company Structure"
                                        and "Description of New Notes -- Ranking."
Negative Covenants...................   The Indenture (as defined herein) will limit, among
                                        other things, (i) the incurrence of additional debt by
                                        the Company and its subsidiaries, (ii) the payment of
                                        dividends on and redemptions of capital stock by the
                                        Company and its subsidiaries, (iii) the use of
                                        proceeds from the sale of assets and subsidiary stock,
                                        (iv) transactions with affiliates, (v) the creation of
                                        liens and (vi) sale leaseback transactions. The
                                        Indenture will also restrict the Company's ability to
                                        consolidate or merge with or into, or to transfer all
                                        or substantially all of its assets to, another person.
                                        However, these limitations are subject to a number of
                                        important qualifications and exceptions. See
                                        "Description of New Notes -- Covenants."
Change of Control....................   Upon a Change of Control Triggering Event (as defined
                                        herein), the Company will be required to make an offer
                                        to purchase the New Notes then outstanding at a
                                        purchase price equal to 101% of the principal amount
                                        thereof, plus accrued interest. See "Risk
                                        Factors -- High Leverage," "Risk Factors -- Control by
                                        Electrowatt" and "Description of New
                                        Notes -- Covenants -- Change of Control."

Registration Requirements............   Pursuant to the Registration Rights Agreement, the
                                        Company is obligated to consummate the Exchange Offer
                                        or cause resales of the Old Notes to be registered
                                        under the Securities Act, and, if one of such events
                                        does not occur prior to 180 days after May 16, 1996,
                                        the rate of interest on the Old Notes will permanently
                                        increase by one-half of one percent per annum. Any Old
                                        Notes remaining outstanding following a consummation
                                        of the Exchange Offer will be treated together with
                                        the New Notes as one series for purposes of the
                                        Indenture. Holders of Senior Notes who do not
                                        participate in the Exchange Offer may thereafter hold
                                        a less liquid security. See "Description of New
                                        Notes -- Registration Rights."

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                        YEAR ENDED DECEMBER 31,                                  SIX MONTHS ENDED JUNE 30,
                ------------------------------------------------------------------------   --------------------------------------
                  1991        1992        1993        1994                1995               1995                 1996
                ---------   ---------   ---------   ---------   ------------------------   ---------    -------------------------
                                                                            PRO FORMA(1)
                                                                   ACTUAL   ------------                   ACTUAL    PRO FORMA(2)
                                                                ---------                               ---------   -------------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF
  OPERATIONS
  DATA:
 Total
   revenue....  $  39,052   $  39,577   $  69,915   $  94,762   $ 132,098    $  224,261    $  50,352    $  81,994     $  93,068
 Cost of
   revenue....     25,064      25,921      42,501      52,845      77,388       142,298       30,618       51,319        65,940
 Gross
   profit.....     13,988      13,656      27,414      41,917      54,710        81,963       19,734       30,675        27,128
 Project
   development
   expenses...      1,067         806       1,280       1,784       3,087         3,087        1,308        1,410         1,410
 General and
administrative
   expenses...      3,443       3,924       5,080       7,323       8,937         8,937        3,659        5,874         5,874
                ---------   ---------   ---------   ---------   ---------   ------------   ---------    ---------   -------------
 Income from
 operations...      9,478       6,902      21,054      31,772      42,686        69,939       14,767       23,391        19,844
 Interest
   expense....      1,925       1,225      13,825      23,886      32,154        57,523       15,116       18,665        27,900
 Other income,
   net........       (416)       (310)     (1,133)     (1,988)     (1,895)       (9,158)        (855)      (2,777)       (5,303)
 Net income
   (loss).....  $   5,958   $   3,460   $   3,754   $   6,021   $   7,378    $   12,810    $     298    $   4,423     $  (1,623)
 Weighted
   average
   shares
   outstanding(3)...                                               14,151        14,151                    14,400        14,400
 Net income
   (loss) per
   share(3)...                                                  $    0.52    $     0.91                 $    0.31     $   (0.11)
OTHER
 FINANCIAL
 DATA AND
 RATIOS:
 Depreciation
   and
   amortization... $     219 $     232  $  12,540   $  21,580   $  26,896    $   42,734    $   9,882    $  15,757     $  21,302
 EBITDA(4)....  $   4,909   $   9,898   $  42,370   $  53,707   $  69,515    $  123,770    $  25,440    $  41,345     $  46,993
 EBITDA to
  Consolidated
   Interest
 Expense(5)...      2.55x       4.73x       2.98x       2.23x       2.11x         1.99x        1.67x        2.08x         1.55x
 Total debt to
   EBITDA.....      5.87x       3.70x       6.24x       6.23x       5.87x         5.06x           --           --            --
 Ratio of
   earnings to
   fixed
 charges(6)...      2.28x       3.41x       2.09x       1.52x       1.46x         1.39x        1.14x        1.22x            --
 Deficiency of
   earnings to
   fixed
   charges....         --          --          --          --          --            --           --           --     $   1,623
SELECTED
 OPERATING
 INFORMATION(7):
 Power plants:
   Electricity
   revenue(8):
     Energy...  $  33,426   $  38,325   $  37,088   $  45,912   $  54,886    $   89,292    $  22,323    $  34,362     $  36,839
   Capacity...  $   7,562   $   7,707   $   7,834   $   7,967   $  30,485    $   83,591    $   9,051    $  19,774     $  28,364
   Megawatt
     hours
   produced...    392,471     403,274     378,035     447,177   1,033,566     2,387,730      324,059      736,739       860,969
   Average
     energy
     price per
     kilowatt
    hour(9)...     8.517c      9.503c      9.811c     10.267c      5.310c        3.740c       6.889c       4.664c        4.279c
 Steam fields:
   Steam
     revenue:
    Calpine...  $  36,173   $  33,385   $  31,066   $  32,631   $  39,669    $   39,669    $  17,639    $  15,866     $  15,866
     Other
   interest...  $   2,820   $   2,501   $   2,143   $   2,051          --            --           --           --            --
   Megawatt
     hours
   produced...  2,095,576   2,105,345   2,014,758   2,156,492   2,415,059     2,415,059    1,027,317    1,040,271     1,040,271
   Average
     price per
     kilowatt
     hour.....     1.861c      1.705c      1.648c      1.608c      1.643c        1.643c       1.717c       1.525c        1.525c



                                                             AS OF DECEMBER 31,                         AS OF JUNE 30, 1996
                                            ----------------------------------------------------   ------------------------------
                                              1991       1992       1993       1994       1995        ACTUAL       PRO FORMA(2)
                                            --------   --------   --------   --------   --------   ------------   ---------------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...............  $    958   $  2,160   $  6,166   $ 22,527   $ 21,810     $ 38,403        $  98,307
  Property, plant and equipment, net......       351        424    251,070    335,453    447,751      530,203          657,724
  Total assets............................    41,245     55,370    302,256    421,372    554,531      792,812          993,237
  Total liabilities.......................    34,624     44,865    288,827    402,723    529,304      713,156          831,321
  Stockholder's equity....................     6,621     10,505     13,429     18,649     25,227       79,656          161,916
                                                                                                     (See footnotes on next page)

- ------------


 (1) The pro forma information presented under statement of operations data and other financial data and ratios for the year ended December 31, 1995 gives effect to the following transactions as if such transactions had occurred on January 1, 1995: (i) the acquisition by the Company of the Greenleaf 1 and 2 Facilities (the "Greenleaf Transaction"); (ii) the acquisition by the Company of the lease for the Watsonville Facility (the "Watsonville Transaction"); (iii) the entry by the Company into the agreements in respect of the Cerro Prieto Steam Fields (the "Cerro Prieto Transaction");
     (iv) the entry by the Company into a transaction involving a lease for the King City Facility (the "King City Transaction"); (v) the acquisition by the Company of the Gilroy Facility (the "Gilroy Transaction") (the Greenleaf Transaction, the Watsonville Transaction, the Cerro Prieto Transaction, the King City Transaction and the Gilroy Transaction being collectively referred to as the "Transactions"); (vi) the $50.0 million Preferred Stock investment in Calpine by Electrowatt (the "Preferred Stock Investment") and the application of the proceeds therefrom and (vii) the sale of the Old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds." The pro forma information presented under selected operating information gives effect to the Greenleaf Transaction, the Watsonville Transaction, the King City Transaction and the Gilroy Transaction as if such transactions had occurred on January 1, 1995. See "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
     "Business -- Description of Facilities."



 (2) The pro forma information presented under statement of operations data and other financial data and selected operating information for the six months ended June 30, 1996 gives effect to (i) the King City Transaction; (ii) the Gilroy Transaction and (iii) the sale of the Old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transactions had occurred on January 1, 1996. The pro forma information presented under balance sheet data gives effect to the Gilroy Transaction and the Common Stock Offering as if such transactions had occurred on June 30, 1996. See "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Description of Facilities."



 (3) The actual and pro forma weighted average shares outstanding and net income
     (loss) per share for the year ended December 31, 1995 and the six months ended June 30, 1996 give effect to the issuance of Common Stock upon the conversion of the Company's outstanding Preferred Stock in connection with the Common Stock Offering.



 (4) EBITDA is defined as income from operations plus depreciation, capitalized interest, other income, non-cash charges and cash received from investments in power projects, reduced by the income from unconsolidated investments in power projects. See "Description of New Notes -- Certain Definitions." EBITDA is presented not as a measure of operating results but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative either (i) to income from operations (determined in accordance with generally accepted accounting principles) or
     (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).



 (5) Consolidated Interest Expense is defined as total interest expense plus one-third of all operating lease obligations, capitalized interest, dividends paid in respect of preferred stock and cash contributions to any employee stock ownership plan used to pay interest on loans incurred to purchase capital stock of the Company. See "Description of New
     Notes -- Certain Definitions." The pro forma EBITDA to Consolidated Interest Expense ratio presented gives effect to the sale of the Old Notes and the application of the net proceeds therefrom as if such transaction had occurred on January 1, 1995. For purposes of the "Limitation on Incurrence of Indebtedness" covenant under the Indenture, such ratio was calculated as if such transaction had occurred on April 1, 1995 and did not give effect to the portion of the Old Notes incurred pursuant to refinancing and other permitted exceptions thereto. Under such method of calculation, such ratio would have been 2.02x for the twelve-month period ended March 31, 1996.



 (6) Earnings are defined as income before provision for taxes, extraordinary item and cumulative effect of changes in accounting principle plus cash received from investments in power projects and fixed charges reduced by the equity in income from investments in power projects and capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rental expenses representative of the interest expense component.



 (7) For an explanation of such selected operating information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Operating Information."



 (8) The significant increase in capacity revenue and the accompanying decline in average energy price per kilowatt hours since 1994 reflects the increase in the Company's megawatt hour production as a result of acquisitions of gas-fired cogeneration facilities by the Company.



 (9) Average energy price per kilowatt hour represents energy revenue divided by kilowatt hours produced.



                            ------------------------


     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  RISK FACTORS

     Prospective purchasers of the New Notes should carefully consider the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the New Notes.

HIGH LEVERAGE


     The Company is highly leveraged as a result of outstanding indebtedness of the Company and non-recourse debt financing of certain of the Company's subsidiaries incurred to finance the acquisition and development of power generation facilities. As of June 30, 1996, the Company's total consolidated indebtedness was $499.8 million, its total consolidated assets were $792.8 million and its stockholder's equity was $79.7 million. At such date, on a pro forma basis after giving effect to the Gilroy Transaction and the Common Stock Offering, the Company's total consolidated indebtedness would have been $615.8 million, its total consolidated assets would have been $993.2 million and its stockholder's equity would have been $161.9 million. See "Capitalization," "Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The ability of the Company to meet its debt service obligations and to repay outstanding indebtedness according to its terms will be dependent primarily upon the performance of the power generation facilities in which the Company has an interest.



     The Indenture to be dated as of May 16, 1996 (the "Indenture") relating to the Senior Notes and the Indenture dated as of February 17, 1994 (the "9 1/4% Indenture") relating to the Company's 9 1/4% Senior Notes Due 2004 (the "9 1/4% Senior Notes") (collectively, the "Indentures") contain certain restrictive covenants. Such restrictions will affect, and in many respects will significantly limit or prohibit, among other things, the ability of the Company or its subsidiaries or such other entities, as the case may be, to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations. The Indentures also contain provisions that require the Company, in the event of a Change of Control Triggering Event (as defined herein), to make an offer to purchase the Senior Notes and the 9 1/4% Senior Notes. There can be no assurance that the Company will have the financial resources necessary to purchase the Senior Notes and the 9 1/4% Senior Notes upon a Change of Control. Such Change of Control provisions contained in the Indentures may not be waived by the Board of Directors of the Company. See "-- Control by Electrowatt," "Description of New Notes" and "Description of Certain Other Indebtedness."


     The Company believes that, based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds, including borrowings under the Company's existing borrowing arrangements, will be adequate to make required payments of principal and interest on the Company's debt, including the Senior Notes and the 9 1/4% Senior Notes, and to enable the Company to comply with the terms of its debt agreements, although there can be no assurance that this will be the case. If the Company is unable to comply with the terms of its debt agreements and fails to generate sufficient cash flow from operations in the future, the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of the Company's high levels of debt and the debt incurrence restrictions under existing debt agreements. If cash flow is insufficient and no such refinancing or additional financing is available, the Company may be forced to default on its debt obligations. In the event of a default under the terms of any of the indebtedness of the Company, subject to the terms of such indebtedness, the obligees thereunder would be permitted to accelerate the maturity of such obligations, which could cause defaults under other obligations of the Company. See "-- Risks Related to Holding Company Structure,"
"-- Possible Unavailability of Project Financing," "-- Control by Electrowatt," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

RISKS RELATED TO HOLDING COMPANY STRUCTURE

     The Senior Notes will be exclusively the obligations of Calpine and not of any of its subsidiaries or other affiliates. Because the operations of the Company are conducted primarily by its subsidiaries and other affiliates, the Company's cash flow and its ability to service its indebtedness, including its ability to pay the interest on and principal of the Senior Notes, are almost entirely dependent upon the earnings of its subsidiaries and other affiliates and the distribution of those earnings to the Company. The non-recourse debt agreements of certain of the Company's subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to the Company. The restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the subsidiary or other affiliate proposing to make the distribution must provide for the payment of other obligations, including operating expenses, debt service and reserves. Calpine's subsidiaries and other affiliates are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Senior Notes or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on or principal of the Senior Notes. Any right of Calpine to receive any assets of any of its subsidiaries or other affiliates upon any liquidation or reorganization of Calpine (and the consequent right of the holders of the Senior Notes to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiaries' or other affiliates' creditors (including trade creditors and holders of debt issued by such subsidiaries or affiliates). After giving pro forma effect to the Gilroy Transaction, as of June 30, 1996, approximately $324.2 million of indebtedness of certain of the Company's subsidiaries would be effectively senior to the Senior Notes, substantially all of which represents non-recourse project financing secured by the assets of such subsidiaries.


     While the Indentures impose limitations on the ability of the Company and its subsidiaries to incur additional indebtedness, the Indentures do not limit the amount of non-recourse debt that the Company's subsidiaries may incur to finance new facilities. See "Description of New
Notes -- Covenants -- Limitations on Incurrence of Indebtedness."


POSSIBLE UNAVAILABILITY OF FINANCING



     Each power generation facility acquired or developed by the Company will require substantial capital investment. The Company's ability to arrange financing and the cost of such financing are dependent upon numerous factors, including general economic and capital market conditions, conditions in energy markets, regulatory developments, credit availability from banks or other lenders, investor confidence in the industry and the Company, the continued success of the Company's current facilities, and provisions of tax and securities laws that are conducive to raising capital. There can be no assurance that financing for new facilities will be available to the Company on acceptable terms in the future. In addition, there can be no assurance that all required governmental permits and approvals for the Company's new or acquired facilities will be obtained, that the Company will be able to obtain favorable power sales agreements and adequate financing, or that the Company will be successful in the development of power generation facilities in the future. Historically, the Company has been successful in obtaining debt financing for its facilities and has relied on Electrowatt, currently the Company's sole stockholder, to provide funding for a substantial portion of its facility equity commitments. Over the past few years, the Company has maintained a $50.0 million credit facility with Credit Suisse (the "Credit Suisse Credit Facility"), which was arranged for the Company by Electrowatt. In connection with the Common Stock Offering, Electrowatt sold all of its shares of Common Stock of the Company and, as a result, the Company will no longer be able to rely on Electrowatt for financing. Upon the completion of the Common Stock Offering, the Credit Suisse Credit Facility was terminated.



     On September 25, 1996, the Company entered into a $50.0 million three-year revolving credit facility with The Bank of Nova Scotia (the "Bank of Nova Scotia Credit Facility"). The Bank of Nova Scotia Credit Facility contains certain restrictions that significantly limit or prohibit, among other things, the ability of the Company or its subsidiaries to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     The Company's power generation facilities have been financed using a variety of leveraged financing structures, primarily consisting of non-recourse debt and lease obligations. As of June 30, 1996, on a pro forma basis after giving effect to the Gilroy Transaction, the Company would have had approximately $615.8 million of total consolidated indebtedness, of which approximately 53% would have represented non-recourse subsidiary debt. See "Pro Forma Consolidated Financial Data." Each non-recourse debt and lease obligation is structured to be fully paid out of cash flow provided by the facility or facilities, the assets of which (together with pledges of stock or partnership interests in the entity owning the facility) collateralize such obligations, without any claim against the Company's general corporate funds. Such leveraged financing permits the development of larger facilities, but also increases the risk to the Company that its interest in a particular facility could be impaired or that fluctuations in revenues could adversely affect the Company's ability to meet its lease or debt obligations. The significant debt collateralized by the interests of the Company in each operating facility reduces the liquidity of such assets since any sale or transfer of a facility would be subject both to the lien securing the facility indebtedness and to transfer restrictions in the financing agreements. While the Company intends to utilize non-recourse or lease financing when appropriate, there can be no assurance that market conditions and other factors will permit the same limited equity investment by the Company or the same substantially non-recourse nature of financings for future facilities. In the event of a default under a financing agreement, and assuming the Company or the other equity investors in a facility are unable or choose not to cure such default within applicable cure periods, if any, the lenders or lessors would generally have rights to the facility, any related geothermal resource or natural gas reserves, related contracts and cash flows and all licenses and permits necessary to operate the facility. In the event of foreclosure after such a default, the Company might not retain any interest in such facility. The Company does not believe the existence of non-recourse or lease financing will materially affect its ability to continue to borrow funds in the future in order to finance new facilities. There can be no assurance, however, that the Company will continue to be able to obtain the financing required to develop its power facilities on terms satisfactory to the Company. See "Business -- Description of Facilities."



     The Company has from time to time guaranteed certain obligations of its subsidiaries and other affiliates. There can be no assurance that, in respect of any financings of facilities in the future, lenders or lessors will not require the Company to guarantee the indebtedness of such future facilities, rendering the Company's general corporate funds vulnerable in the event of a default by such facility or related subsidiary. If the lenders or lessors were to require such guarantees, and the Company were unable to incur indebtedness in respect of such guarantees under the restrictions on indebtedness (including guarantees) contained in the Indentures, the Company's ability to fund new facilities could be adversely affected. The Indentures do not limit the ability of the Company's subsidiaries to incur non-recourse or lease financing for investment in new facilities.



     Calpine Geysers Company, L.P. ("CGC"), a wholly owned subsidiary of Calpine, owns the West Ford Flat Facility, the Bear Canyon Facility, the PG&E Unit 13 and Unit 16 Steam Fields and the SMUDGEO #1 Steam Fields. Calpine Greenleaf Corporation ("Calpine Greenleaf"), a wholly owned subsidiary of Calpine, owns the Greenleaf 1 and 2 Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Business -- Description of Facilities." The non-recourse facility financing of each of CGC and Calpine Greenleaf is collateralized by all of the assets and properties of each of the facilities and steam fields owned by such subsidiary. In the event of a reduction in revenue derived from one or more of these facilities or steam fields which results in a failure to make any payments on, or if such subsidiary otherwise defaults in its obligations under the terms of, its non-recourse project financing, the lenders would be entitled to foreclose on all of the assets of such subsidiary, including the assets pertaining to each such facility and steam field.


RISKS RELATED TO THE DEVELOPMENT AND OPERATION OF GEOTHERMAL ENERGY RESOURCES

     The development and operation of geothermal energy resources are subject to substantial risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon the heat content of the extractable fluids, the geology of the reservoir, the total amount of recoverable reserves and operational factors relating to the extraction of fluids, including operating expenses, energy price levels and capital expenditure requirements relating primarily to the drilling of new wells. In connection with the development of a project, the Company estimates the productivity of the geothermal resource and the expected decline in such productivity. The productivity of a geothermal resource may decline more than anticipated, resulting in insufficient recoverable reserves being available for sustained generation of the electrical power capacity desired. An incorrect estimate by the Company or an unexpected decline in productivity could have a material adverse effect on the Company's results of operations.

     Geothermal reservoirs are highly complex, and, as a result, there exist numerous uncertainties in determining the extent of the reservoirs and the quantity and productivity of the steam reserves. Reservoir engineering is an inexact process of estimating underground accumulations of steam or fluids that cannot be measured in any precise way, and depends significantly on the quantity and accuracy of available data. As a result, the estimates of other reservoir specialists may differ materially from those of the Company. Estimates of reserves are generally revised over time on the basis of the results of drilling, testing and production that occur after the original estimate was prepared. While the Company has extensive experience in the operation and development of geothermal energy resources and in preparing such estimates, there can be no assurance that the Company will be able to successfully manage the development and operation of its geothermal reservoirs or that the Company will accurately estimate the quantity or productivity of its steam reserves.

IMPACT OF AVOIDED COST PRICING; ENERGY PRICE FLUCTUATIONS


     Nine of the existing power plants in which the Company has an interest sell electricity to PG&E under separate long-term power sales agreements. Each of these agreements provides for both capacity payments and energy payments for the term of the agreement. During the initial ten-year period of certain of the agreements, PG&E pays a fixed price for each unit of electrical energy according to schedules set forth in such agreements. The fixed price periods under these power sales agreements expire at various times in 1998 through 2000. After the fixed price periods expire, while the basis for the capacity and capacity bonus payments under these power sales agreements remains the same, the energy payments adjust to PG&E's then prevailing avoided cost of energy, which is determined and published from time to time by the CPUC. The term "avoided cost" refers to the incremental costs that an electric utility would incur to produce or purchase an amount of power equivalent to that purchased from qualifying facilities (as defined under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA")). The currently prevailing avoided cost of energy is substantially lower than the fixed energy prices under these power sales agreements and is generally expected to remain so. While avoided cost does not affect capacity payments under the power sales agreements, in the event that the avoided cost of energy does not increase significantly, the Company's energy revenue under these power sales agreements would be materially reduced at the expiration of the fixed price period. Such reduction could have a material adverse effect on the Company's results of operations. The Company cannot accurately predict the likely level of avoided cost energy prices at the expiration of the fixed price periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and
"Business -- Description of Facilities." Prices paid for the steam delivered by the Company's steam fields are based on a formula that partially reflects the price levels of nuclear and fossil fuels, and, therefore, a reduction in the price levels of such fuels may reduce revenue under the steam sales agreements for the steam fields. See "Business -- Description of Facilities -- Steam Fields."


IMPACT OF CURTAILMENT


     Each of the Company's power and steam sales agreements contains curtailment provisions pursuant to which the purchasers of energy or steam are entitled to reduce the number of hours of energy or amount of steam purchased thereunder. Curtailment provisions are customary in power and steam sales agreements. During 1995, certain of the Company's power generation facilities experienced maximum curtailment primarily as a result of low gas prices and a high degree of precipitation during the period, which resulted in higher levels of energy generation by hydroelectric power facilities that supply electricity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In limited circumstances, energy production from third party geothermal power plants may be curtailed, which would reduce deliveries of steam by the Company under the steam sales agreements. The Company expects maximum curtailment during 1996 under its power sales agreements for certain of its facilities, and there can be no assurance that the Company will not experience curtailment in the future. In the event of such curtailment, the Company's results of operations may be materially adversely affected. See
"Business -- Description of Facilities."

POWER PROJECT DEVELOPMENT AND ACQUISITION RISKS



     The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, the Company must generally obtain power and/or steam sales agreements, governmental permits and approvals, fuel supply and transportation agreements, sufficient equity capital and debt financing, electrical transmission agreements, site agreements and construction contracts, and there can be no assurance that the Company will be successful in doing so. In addition, project development is subject to certain environmental, engineering and construction risks relating to cost-overruns, delays and performance. Although the Company may attempt to minimize the financial risks in the development of a project by securing a favorable long-term power sales agreement, entering into power marketing transactions, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a power project may require the Company to expend significant sums for preliminary engineering, permitting and legal and other expenses before it can be determined whether a project is feasible, economically attractive or financeable. If the Company were unable to complete the development of a facility, it would generally not be able to recover its investment in such a facility.


     The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than one year, and is subject to significant uncertainties. As a result of competition, it may be difficult to obtain a power sales agreement for a proposed project, and the prices offered in new power sales agreements for both electric capacity and energy may be less than the prices in prior agreements.


     The Company has grown substantially in recent years as a result of acquisitions of interests in power generation facilities and steam fields such as the Transactions. The Company believes that although the domestic power industry is undergoing consolidation and that significant acquisition opportunities are available, the Company is likely to confront significant competition for acquisition opportunities. In addition, there can be no assurance that the Company will continue to identify attractive acquisition opportunities at favorable prices or, to the extent that any opportunities are identified, that the Company will be able to consummate such acquisitions.


START-UP RISKS


     The commencement of operation of a newly constructed power plant or steam field involves many risks, including start-up problems, the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance is maintained to protect against certain of these risks, warranties are generally obtained for limited periods relating to the construction of each project and its equipment in varying degrees, and contractors and equipment suppliers are obligated to meet certain performance levels. Such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses and, as a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in the Company losing its interest in such power generation facility or steam field. See "-- Possible Unavailability of Financing."


     In addition, power sales agreements, which are typically entered into with a utility early in the development phase of a project, often enable the utility to terminate such agreement, or to retain security posted as liquidated damages, in the event that a project fails to achieve commercial operation or certain operating levels by specified dates or fails to make certain specified payments. In the event such a termination right is exercised, a project may not commence generating revenues, the default provisions in a financing agreement may be triggered (rendering such debt immediately due and payable) and the project may be rendered insolvent as a result.

GENERAL OPERATING RISKS



     The Company currently operates all of the power generation facilities in which it has an interest, except for two steam fields. See
"Business -- Description of Facilities." The continued operation of power generation facilities and steam fields involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes and performance below expected levels of output or efficiency. To date, the Company's power generation facilities have operated at an average availability in excess of 97%, and although from time to time the Company's power generation facilities and steam fields have experienced certain equipment breakdowns or failures, such breakdowns or failures have not had a material adverse effect on the operation of such facilities or on the Company's results of operations. Although the Company's facilities contain certain redundancies and back-up mechanisms, there can be no assurance that any such breakdown or failure would not prevent the affected facility or steam field from performing under applicable power and/or steam sales agreements. In addition, although insurance is maintained to protect against certain of these operating risks, the proceeds of such insurance may not be adequate to cover lost revenues or increased expenses, and, as a result, the entity owning such power generation facility or steam field may be unable to service principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in the Company losing its interest in such power generation facility or steam field. See "-- Possible Unavailability of Project Financing."



DEPENDENCE ON THIRD PARTIES



     The nature of the Company's power generation facilities is such that each facility generally relies on one power or steam sales agreement with a single electric utility customer for substantially all, if not all, of such facility's revenue over the life of the project. During 1995, approximately 87% and 9% of the Company's revenue was attributable to revenue received pursuant to power and steam sales agreements with PG&E and Sacramento Municipal Utility District ("SMUD"), respectively. The power and steam sales agreements are generally long-term agreements, covering the sale of electricity or steam for initial terms of 20 or 30 years. However, the loss of any one power or steam sales agreement with any of these utility customers could have a material adverse effect on the Company's results of operations. In addition, any material failure by any utility customer to fulfill its obligations under a power or steam sales agreement could have a material adverse effect on the cash flow available to the Company and, as a result, on the Company's results of operations. During 1995, an additional 4% of the Company's revenue was attributable to operating and maintenance services performed by the Company for power generation facilities that sell electricity to PG&E.


     Furthermore, each power generation facility may depend on a single or limited number of entities to purchase thermal energy, or to supply or transport natural gas to such facility. The failure of any one utility customer, steam host, gas supplier or gas transporter to fulfill its contractual obligations could have a material adverse effect on a power project and on the Company's business and results of operations.

INTERNATIONAL INVESTMENTS

     The Company has made an investment in the Cerro Prieto geothermal steam fields located in Mexico and intends to pursue investments primarily in Latin America and Southeast Asia. Such investments are subject to risks and uncertainties relating to the political, social and economic structures of those countries. Risks specifically related to investments in non-United States projects may include risks of fluctuations in currency valuation, currency inconvertibility, expropriation and confiscatory taxation, increased regulation and approval requirements and governmental policies limiting returns to foreign investors.

POWER MARKETING BUSINESS


     It is part of the Company's strategy to continue to develop an integrated nationwide power marketing business to market power generated both by the Company's generation facilities and power generated by third parties. The Company believes that this strategy will enhance the earning potential of its operating assets, generate additional revenue and expand its customer base. However, the power marketing industry is only in its early stages of development, and there are no assurances that the industry will develop in such a way as to permit the Company to achieve these goals. Furthermore, the Company has only recently commenced its power marketing business, and there can be no assurance that its power marketing strategy will be successful or that the Company's goals will be achieved.


GOVERNMENT REGULATION

     The Company's activities are subject to complex and stringent energy, environmental and other governmental laws and regulations. The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While the Company believes that it has obtained the requisite approvals for its existing operations and that its business is operated in accordance with applicable laws, the Company remains subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that existing laws and regulations will not be revised or that new laws and regulations will not be adopted or become applicable to the Company that may have a material adverse effect on the Company's business or results of operations, nor can there be any assurance that the Company will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process, and intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain permits and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition. See "Business -- Government Regulation."

     The Company's operations are subject to the provisions of various energy laws and regulations, including PURPA, the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and state and local regulations. See
"Business -- Government Regulation." PUHCA provides for the extensive regulation of public utility holding companies and their subsidiaries. PURPA provides to qualifying facilities ("QFs") and owners of QFs certain exemptions from certain federal and state regulations, including rate and financial regulations.


     Under present federal law, the Company is not and will not be subject to regulation as a holding company under PUHCA as long as the power plants in which it has an interest are QFs under PURPA or are subject to another exemption. In order to be a QF, a facility must be not more than 50% owned by an electric utility or electric utility holding company. A QF that is a cogeneration facility must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process or heating or cooling applications in certain proportions to the facility's total energy output, and it must meet certain energy efficiency standards. Therefore, loss of a thermal energy customer could jeopardize a cogeneration facility's QF status. All geothermal power plants up to 80 megawatts that meet PURPA's ownership requirements and certain other standards are considered QFs. If one of the power plants in which the Company has an interest were to lose its QF status and not otherwise receive a PUHCA exemption, the project subsidiary or partnership in which the Company has an interest owning or leasing that plant could become a public utility company, which could subject the Company to significant federal, state and local laws, including rate regulation and regulation as a public utility holding company under PUHCA. This loss of QF status, which may be prospective or retroactive, in turn, could cause all of the Company's other power plants to lose QF status because, under FERC regulations, a QF cannot be owned by an electric utility or electric utility holding company. In addition, a loss of QF status could, depending on the power sales agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project and could trigger defaults under provisions of the applicable project contracts and financing agreements (rendering such debt immediately due and payable). If a power purchaser ceased taking and paying for electricity or sought to obtain refunds of past amounts paid, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers. See "Business -- Government Regulation -- Federal Energy Regulation."

     Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at avoided costs. The Company does not know whether such legislation will be passed or what form it may take. The Company believes that if any such legislation is passed, it would apply to new projects. As a result, although such legislation may adversely affect the Company's ability to develop new projects, the Company believes it would not affect the Company's existing QFs. There can be no assurance, however, that any legislation passed would not adversely impact the Company's existing projects.


     Many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry. In a December 20, 1995 policy decision, the CPUC outlined a new market structure that would provide for a competitive power generation industry and direct access to generation for all consumers within five years. As part of its policy decision, the CPUC indicated that power sales agreements of existing QFs would be honored. The Company cannot predict the final form or timing of the proposed restructuring and the impact, if any, that such restructuring would have on the Company's existing business or results of operations.


SEISMIC DISTURBANCES


     Areas in which the Company operates and is developing many of its geothermal and gas-fired projects are subject to frequent low-level seismic disturbances, and more significant seismic disturbances are possible. While the Company's existing power generation facilities are built to withstand relatively significant levels of seismic disturbances, and the Company believes it maintains adequate insurance protection, there can be no assurance that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that such insurance will continue to be available to the Company on commercially reasonable terms.


AVAILABILITY OF NATURAL GAS

     To date, the Company's fuel acquisition strategy has included various combinations of Company-owned gas reserves, gas prepayment contracts and short-, medium- and long-term supply contracts. In its gas supply arrangements, the Company attempts to match the fuel cost with the fuel component included in the facility's power sales agreements, in order to minimize a project's exposure to fuel price risk. The Company believes that there will be adequate supplies of natural gas available at reasonable prices for each of its facilities when current gas supply agreements expire. There can be no assurance, however, that gas supplies will be available for the full term of the facilities' power sales agreements, or that gas prices will not increase significantly. If gas is not available, or if gas prices increase above the fuel component of the facilities' power sales agreements, there could be a material adverse impact on the Company's net revenues.

COMPETITION

     The power generation industry is characterized by intense competition, and the Company encounters competition from utilities, industrial companies and other power producers. In recent years, there has been increasing competition in an effort to obtain new power sales agreements, and this competition has contributed to a reduction in electricity prices. In this regard, many utilities often engage in "competitive bid" solicitations to satisfy new capacity demands. This competition adversely affects the ability of the Company to obtain power sales agreements and the price paid for electricity. There also is increasing competition between electric utilities, particularly in California where the CPUC has launched an initiative designed to give all electric consumers the ability to choose between competing suppliers of electricity. See
"Business -- Government Regulation -- State Regulation." This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the future will increase this pressure. See "Business -- Competition."

DEPENDENCE ON SENIOR MANAGEMENT


     The Company's success is largely dependent on the skills, experience and efforts of its senior management. The loss of the services of one or more members of the Company's senior management could have a material adverse effect on the Company's business and development. To date, the Company generally has been successful in retaining the services of its senior management. See "Management."


QUARTERLY FLUCTUATIONS; SEASONALITY



     The Company's quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including but not limited to the timing and size of acquisitions, the completion of development projects, the timing and amount of curtailment, and variations in levels of production. Furthermore, the majority of capacity payments under certain of the Company's power sales agreements are received during the months of May through October. See "Management's Discussion and Anaysis of Financial Condition and Results of Operations -- Quarterly Results of Operations and Seasonality."


ABSENCE OF PUBLIC MARKET

     There has previously been no public market for the Senior Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active trading market will develop or be sustained in the New Notes. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent they are actively traded, to trade at a significant discount from face value.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain subject to the existing restrictions on transfer of such Old Notes. Additionally, holders of any Old Notes not tendered in the Exchange Offer will not have any rights under the Registration Rights Agreement to cause the Company to register the Old Notes, and the interest rate on the Old Notes will remain at its initial rate of 10 1/2% per annum.

                              RECENT DEVELOPMENTS



     On August 29, 1996, Calpine acquired the Gilroy Facility, a 120 megawatt gas-fired cogeneration facility located in Gilroy, California, for a purchase price of $125.0 million plus certain contingent consideration, which the Company currently estimates will amount to approximately $24.1 million. See "Business -- Description of Facilities -- Power Generation Facilities -- Gilroy Facility."



     On September 25, 1996, Calpine completed the initial public offering of 18,045,000 shares of its Common Stock (the "Common Stock Offering"). In the Common Stock Offering, the Company issued and sold 5,477,820 shares of Common Stock and Electrowatt sold 12,567,180 shares of Common Stock, representing its entire ownership interest in Calpine. As a result of the Common Stock Offering, Electrowatt no longer owns any interest in Calpine. The Company received approximately $82.3 million of net proceeds from the Common Stock Offering. Approximately $13.0 million of such net proceeds was used to repay outstanding indebtedness. The remaining net proceeds are expected to be used for working capital and general corporate purposes, and for the development and acquisition of power generation facilities. In connection with the Common Stock Offering, the Company reincorporated in the State of Delaware, converted the outstanding Class B Common Stock into Common Stock and eliminated the authorized Class A Common Stock and Class B Common Stock, completed a 5.194-for-1 stock split of the Company's Common Stock and converted the Company's outstanding Preferred Stock into shares of Common Stock (collectively, the "Reincorporation").


                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical to the New Notes. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

     The net proceeds received by the Company from the sale of the Old Notes (after the deduction of placement agent fees and other expenses of such sale) were approximately $174.6 million. The Company used the net proceeds as follows:
(i) $57.0 million to repay in full The Bank of Nova Scotia loan to Calpine Thermal Company, a wholly owned subsidiary of the Company (the "$57 Million Bank of Nova Scotia Loan"), (ii) $45.0 million to repay in full The Bank of Nova Scotia loan to the Company (the "$45 Million Bank of Nova Scotia Loan"), (iii) approximately $53.7 million to repay revolving loans outstanding under the Credit Suisse Credit Facility and (iv) approximately $18.9 million for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY


     The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings to finance the expansion of its business and for general corporate purposes. In addition, the Company's ability to pay cash dividends is limited under the Indentures and under the Bank of Nova Scotia Credit Facility. See "Description of New Notes -- Certain Covenants -- Limitation on Restricted Payments" and "Description of Certain Other Indebtedness -- 9 1/4% Senior Notes Due 2004." Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future operations and earnings, capital requirements, general financial condition, contractual restrictions (including the Indentures) and such other factors as the Board of Directors may deem relevant.

                               THE EXCHANGE OFFER

GENERAL


     In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement (the "Exchange Offer Registration Statement") under the Securities Act with respect to an issue of senior notes of the Company with terms identical to the Old Notes (except with respect to restrictions on transfer) and to use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of such registration statement, to offer to the holders of the Old Notes the opportunity, for a period of 30 days from the date the notice of the Exchange Offer is mailed to holders of the Old Notes, to exchange their Old Notes for a like principal amount of New Notes. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.


     Under existing interpretations of the staff of the Commission, the New Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act by holders thereof (other than (i) a broker-dealer who acquires such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     In the event that applicable interpretations of the staff of the Commission would not permit the Company to effect the Exchange Offer or, if for any other reason the Exchange Offer is not consummated on or prior to November 12, 1996, the Company has agreed to use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until three years after the date of the initial sale of the Old Notes or until all the Old Notes covered by the Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.

TERMS OF THE EXCHANGE OFFER

     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sales of Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers (and other persons, if any, subject to similar prospectus delivery requirements) to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes, provided, however, the Company shall not be required to amend or supplement such prospectus for a period exceeding 180 days after the consummation of the Exchange Offer. The Company has also agreed that in the event that either the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to

November 12, 1996, the interest rate borne by the Old Notes will be increased by one-half of one percent per annum until the earlier of the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be.

     In the event an exchange offer is consummated on or before November 12, 1996, the Company will not be required to file a Shelf Registration Statement to register any outstanding Old Notes, and the interest rate on such Old Notes will remain at its initial level of 10 1/2% per annum. The Exchange Offer shall be deemed to have been consummated upon the Company's having exchanged, pursuant to the Exchange Offer, New Notes for all Old Notes that have been properly tendered and not withdrawn by the Expiration Date. In such event, holders of Old Notes not participating in the Exchange Offer who are seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 in principal amount of New Notes (and any integral multiple thereof) in exchange for an equal principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in any denomination of $1,000 or in integral multiples thereof.

     Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Note Indenture.

     As of the date of this Prospectus, $180,000,000 aggregate principal amount of the Old Notes are outstanding and there are two registered holders thereof. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A and to be issued and transferable in book-entry form through the facilities of DTC. The New Notes will also be issuable and transferable in book-entry form through DTC.

     This Prospectus, together with the accompanying Letter of Transmittal, is
being sent to all registered holders as of             , 1996 (the "Record
Date").

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

     Holders of Old Notes do not have any appraisal or dissenters' rights under the California Corporations Code or the Note Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m. New York City time, on
            , 1996 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest from the last Interest Payment Date on which interest was paid on the Old Notes, or if interest has not yet been paid on the Old Notes, from May 16, 1996. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

     The New Notes will bear interest at a rate of 10 1/2% per annum. Interest on the New Notes will be payable semi-annually, in arrears, on each Interest Payment Date following the consummation of the Exchange Offer. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will bear interest at a rate of 10 1/2% per annum after the Expiration Date.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless the book-entry transfer procedures described below are used) and any other required documents, to the Exchange Agent for receipt prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal should be sent to the Company.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

     Any beneficial holder whose Old Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such holder's behalf. If such beneficial holder wishes to tender on such holder's own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering such holder's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") that is a participant in a recognized medallion signature guarantee program unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, submit evidence satisfactory to the Company of their authority to so act with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes (unless the book-entry transfer procedures are to be used) to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     Fleet National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                By Hand:                         By Mail or Overnight Courier:
          Fleet National Bank                         Fleet National Bank
       Corporate Trust Operations                  Corporate Trust Operations
      777 Main Street, Lower Level                777 Main Street, Lower Level
      Hartford, Connecticut 06115                          CTMO 0224
      Attention: Patricia Williams                Hartford, Connecticut 06115
                                                  Attention: Patricia Williams
                       Facsimile Transmission: (860) 986-7908

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or by telephone.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                                 CAPITALIZATION


     The following table sets forth, as of June 30, 1996 (i) the actual consolidated capitalization of the Company; and (ii) the pro forma consolidated capitalization of the Company after giving effect to the Gilroy Transaction and the Common Stock Offering. This table should be read in conjunction with "Pro Forma Consolidated Financial Data" and the consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus.



                                                                             JUNE 30, 1996
                                                                        ------------------------
                                                                         ACTUAL       PRO FORMA
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
Short-term debt:
  Current portion of non-recourse project financing..................   $ 27,178      $  27,178
                                                                        ========      =========
Long-term debt:
  Long-term line of credit...........................................         --             --
  Non-recourse long-term project financing, less current portion.....    180,974        296,974
  Notes payable......................................................      6,598          6,598
  Senior notes.......................................................    285,000        285,000
                                                                        --------     -----------
     Total long-term debt............................................    472,572        588,572
                                                                        --------     -----------
Shareholder's equity:
  Preferred Stock, $.001 par value: 5,000,000 shares authorized and outstanding; pro forma, 10,000,000 shares authorized, no shares
     outstanding.....................................................          5             --
  Common Stock, $.001 par value: 33,760,000 shares authorized,
     10,387,693 shares outstanding; pro forma, 100,000,000 shares
     authorized, 18,045,000 shares outstanding(1)....................         10             18
  Additional paid-in capital.........................................     56,209        138,466
  Retained earnings..................................................     23,463         23,463
  Cumulative translation adjustment..................................        (31)           (31)
                                                                        --------     -----------
     Total shareholder's equity......................................     79,656        161,916
                                                                        --------     -----------
       Total capitalization..........................................   $552,228      $ 750,488
                                                                        ========      =========


- ------------


(1) Does not include 2,392,026 shares of Common Stock subject to issuance upon exercise of options previously granted and outstanding as of June 30, 1996 under the Company's Stock Option Program. See "Management -- Stock Option Program" and "--1996 Stock Incentive Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The consolidated financial data set forth below for and as of the five years ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company. The consolidated financial data for the six months ended June 30, 1995 and June 30, 1996 and as of June 30, 1996 are unaudited, but have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments necessary for the fair presentation of the financial position and results of operations for these periods. Consolidated operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year. The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                         SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                              JUNE 30,
                                      ------------------------------------------------------------     ---------------------
                                        1991         1992         1993         1994         1995         1995         1996
                                      --------     --------     --------     --------     --------     --------     --------
                                                                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales.....          --           --     $ 53,000     $ 90,295     $127,799     $ 49,014     $ 72,030
  Service contract revenue........    $ 29,067     $ 29,817       16,896        7,221        7,153        3,129        5,434
  Income (loss) from
    unconsolidated investments in
    power projects................       9,985        9,760           19       (2,754)      (2,854)      (1,791)       1,713
  Interest income on loans to
    power projects................          --           --           --           --           --           --        2,817
                                      --------     --------     --------     --------     --------     --------     --------
    Total revenue.................      39,052       39,577       69,915       94,762      132,098       50,532       81,994
Cost of revenue...................      25,064       25,921       42,501       52,845       77,388       30,618       51,319
                                      --------     --------     --------     --------     --------     --------     --------
Gross profit......................      13,988       13,656       27,414       41,917       54,710       19,734       30,675
Project development expenses......       1,067          806        1,280        1,784        3,087        1,308        1,410
General and administrative
  expenses........................       3,443        3,924        5,080        7,323        8,937        3,659        5,874
Compensation expense related to
  stock options(1)................          --        1,224           --           --           --           --           --
Provision for write-off of project
  development costs(2)............          --          800           --        1,038           --           --           --
                                      --------     --------     --------     --------     --------     --------     --------
    Income from operations........       9,478        6,902       21,054       31,772       42,686       14,767       23,391
Interest expense..................       1,925        1,225       13,825       23,886       32,154       15,116       18,665
Other income, net.................        (416)        (310)      (1,133)      (1,988)      (1,895)        (855)      (2,777)
                                      --------     --------     --------     --------     --------     --------     --------
    Income before provision for
      income taxes, extraordinary
      item and cumulative effect
      of change in accounting
      principle...................       7,969        5,987        8,362        9,874       12,427          506        7,503
Provision for income taxes........       3,149        2,527        4,195        3,853        5,049          208        3,080
                                      --------     --------     --------     --------     --------     --------     --------
    Income before extraordinary
      item and cumulative effect
      of change in accounting
      principle...................       4,820        3,460        4,167        6,021        7,378          298        4,423
Extraordinary item:
  Utilization of net operating
    loss carryforward.............       1,138           --           --           --           --           --           --
                                      --------     --------     --------     --------     --------     --------     --------
    Income before cumulative
      effect of change in
      accounting principle........       5,958        3,460        4,167        6,021        7,378          298        4,423
Cumulative effect of adoption of
  SFAS No. 109....................          --           --         (413)          --           --           --           --
                                      --------     --------     --------     --------     --------     --------     --------
        Net income................    $  5,958     $  3,460     $  3,754     $  6,021     $  7,378     $    298     $  4,423
                                      ========     ========     ========     ========     ========     ========     ========
Weighted average shares
  outstanding(3)..................                                                          14,151                    14,400
                                                                                             -----                     -----
                                                                                             -----                     -----
Net income per share(3)...........                                                           $0.52                     $0.31
                                                                                              ----                      ----
                                                                                              ----                      ----
                                                                                                (See footnotes on next page)

                                                                                                         SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                              JUNE 30,
                                      ------------------------------------------------------------     ---------------------
                                        1991         1992         1993         1994         1995         1995         1996
                                      --------     --------     --------     --------     --------     --------     --------
                                                                                                              (IN THOUSANDS)
OTHER FINANCIAL DATA AND RATIOS:
Depreciation and amortization.....      $  219       $  232     $ 12,540     $ 21,580     $ 26,896      $ 9,882      $15,757
EBITDA(4).........................     $ 4,909      $ 9,898     $ 42,370     $ 53,707     $ 69,515      $25,440      $41,345
EBITDA to Consolidated Interest
  Expense(5)......................       2.55x        4.73x        2.98x        2.23x        2.11x
Total debt to EBITDA..............       5.87x        3.70x        6.24x        6.23x        5.87x
Ratio of earnings to fixed
  charges(6)......................       2.28x        3.41x        2.09x        1.52x        1.46x



                                                           AS OF DECEMBER 31,
                                      ------------------------------------------------------------       AS OF JUNE 30,
                                        1991         1992         1993         1994         1995              1996
                                      --------     --------     --------     --------     --------       ---------------
                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.........      $  958      $ 2,160     $  6,166     $ 22,527     $ 21,810          $  38,403
Property, plant and equipment,
  net.............................         351          424      251,070      335,453      447,751            530,203
Total assets......................      41,245       55,370      302,256      421,372      554,531            792,812
Total liabilities.................      34,624       44,865      288,827      402,723      529,304            713,156
Stockholder's equity..............       6,621       10,505       13,429       18,649       25,227             79,656


- ------------

(1) Represents a non-cash charge for compensation expense associated with the grant of certain options under the Company's Stock Option Program. See "Executive Compensation -- Stock Option Program."

(2) Represents a write-off of certain capitalized project costs.


(3) The weighted average shares outstanding and earnings per share for the year ended December 31, 1995 and the six months ended June 30, 1996 gave effect to the issuance of Common Stock upon the conversion of the Company's Preferred Stock in the Reincorporation.



(4) EBITDA is defined as income from operations plus depreciation, capitalized interest, other income, non-cash charges and cash received from investments in power projects, reduced by the income from unconsolidated investments in power projects. See "Description of New Notes -- Certain Definitions." EBITDA is presented not as a measure of operating results but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative either (i) to income from operations (determined in accordance with generally accepted accounting principles) or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).



(5) Consolidated Interest Expense is defined as total interest expense plus one-third of all operating lease obligations, capitalized interest, dividends paid in respect of preferred stock and cash contributions to any employee stock ownership plan used to pay interest on loans incurred to purchase capital stock of the Company. See "Description of New
    Notes -- Certain Definitions."



(6) Earnings are defined as income before provision for taxes, extraordinary item and cumulative effect of change in accounting principle plus cash received from investments in power projects and fixed charges reduced by the equity in income from investments in power projects and capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rental expenses representative of the interest expense component.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1995 gives effect to: (i) the Transactions, (ii) the Preferred Stock Investment and the application of the proceeds therefrom, (iii) the sale of the Old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds," and (iv) the Common Stock Offering, as if such transactions had occurred on January 1, 1995. The following unaudited pro forma consolidated statement of operations for the six months ended June 30, 1996 gives effect to: (i) the King City Transaction, (ii) the Gilroy Transaction, (iii) the sale of the Old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds" and (iv) the Common Stock Offering, as if such transactions had occurred on January 1, 1996. For further discussion regarding the Transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Description of Facilities." The following unaudited pro forma consolidated balance sheet as of June 30, 1996 gives effect to the Gilroy Transaction and the Common Stock Offering and the application of the net proceeds therefrom, as if such transactions had occurred on June 30, 1996.


     The pro forma consolidated financial data and accompanying notes should be read in conjunction with the consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the pro forma consolidated financial data. The pro forma consolidated financial data are presented for informational purposes only and do not purport to represent what the Company's results of operations or financial position would actually have been had such transactions in fact occurred at such dates, or to project the Company's results of operations or financial position at any future date or for any future period. In the opinion of management, all adjustments necessary to present fairly such pro forma consolidated financial data have been made.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                                                                    YEAR ENDED DECEMBER 31, 1995
                                        ------------------------------------------------------------------------------------
                                                                                                           PRO FORMA FOR THE
                                                                                                           TRANSACTIONS, THE
                                                   ADJUSTMENTS FOR THE   PRO FORMA FOR THE   ADJUSTMENTS    PREFERRED STOCK
                                                    TRANSACTIONS AND     TRANSACTIONS AND      FOR THE      INVESTMENT AND
                                                   THE PREFERRED STOCK     THE PREFERRED     SALE OF THE    THE SALE OF THE
                                         ACTUAL       INVESTMENT(1)      STOCK INVESTMENT     OLD NOTES        OLD NOTES
                                        --------   -------------------   -----------------   -----------   -----------------
                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales.........  $127,799        $  89,349            $ 217,148               --        $ 217,148
  Service contract revenue............     7,153              250                7,403               --            7,403
  Income (loss) from unconsolidated
    investments in power projects.....    (2,854)              --               (2,854)              --           (2,854)
  Interest income on loans to power
    projects..........................        --            2,564                2,564               --            2,564
                                        --------         --------             --------       -----------        --------
    Total revenue.....................   132,098           92,163              224,261               --          224,261
                                        --------         --------             --------       -----------        --------
Cost of revenue:
  Plant operating expenses............    33,162           37,369               70,531               --           70,531
  Depreciation and amortization.......    26,264           15,838               42,102               --           42,102
  Operating lease expense.............     1,542           11,703               13,245               --           13,245
  Service contract expense............     5,846               --                5,846               --            5,846
  Production royalties................    10,574               --               10,574               --           10,574
                                        --------         --------             --------       -----------        --------
    Total cost of revenue.............    77,388           64,910              142,298               --          142,298
                                        --------         --------             --------       -----------        --------
Gross profit..........................    54,710           27,253               81,963               --           81,963
Project development expenses..........     3,087               --                3,087               --            3,087
General and administrative expenses...     8,937               --                8,937               --            8,937
                                        --------         --------             --------       -----------        --------
    Income from operations............    42,686           27,253               69,939               --           69,939
Interest expense......................    32,154           16,193               48,347        $   9,176(2)        57,523
Other income, net.....................    (1,895)          (7,263)              (9,158)              --           (9,158)
                                        --------         --------             --------       -----------        --------
  Income before provision for income
    taxes.............................    12,427           18,323               30,750           (9,176)          21,574
Provision for income taxes............     5,049            7,443               12,492           (3,728)           8,764
                                        --------         --------             --------       -----------        --------
      Net income......................  $  7,378        $  10,880            $  18,258        $  (5,448)       $  12,810
                                        ========   =================     ================    ===========   ================
      Net income per share............  $   0.52                                                               $    0.91
                                        ========                                                           ================
OTHER FINANCIAL DATA AND RATIOS:
  Depreciation and amortization.......  $ 26,896                             $  42,734                         $  42,734
  EBITDA..............................  $ 69,515                             $ 123,770                         $ 123,770
  EBITDA to Consolidated Interest
    Expense...........................      2.11x                                 2.34x                             1.99x
  Total debt to EBITDA................      5.87x                                 4.70x                             5.06x
  Ratio of earnings to fixed
    charges...........................      1.46x                                 1.63x                             1.39x


          See Notes to Pro Forma Consolidated Statements of Operations

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                                                                   SIX MONTHS ENDED JUNE 30, 1996
                                        -------------------------------------------------------------------------------------
                                                                                                          PRO FORMA FOR THE
                                                                                                              KING CITY
                                                     ADJUSTMENTS         ADJUSTMENTS      ADJUSTMENTS     TRANSACTION, THE
                                                       FOR THE             FOR THE          FOR THE      GILROY TRANSACTION
                                                      KING CITY            GILROY         SALE OF THE    AND THE SALE OF THE
                                        ACTUAL    TRANSACTION(3)(5)   TRANSACTION(4)(5)    OLD NOTES          OLD NOTES
                                        -------   -----------------   -----------------   -----------   ---------------------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales.........  $72,030        $ 1,583             $ 9,491               --            $83,104
  Service contract revenue............    5,434             --                  --               --              5,434
  Income (loss) from unconsolidated
    investments in power projects.....    1,713             --                  --               --              1,713
  Interest income on loans to power
    projects..........................    2,817             --                  --               --              2,817
                                        -------         ------            --------           ------           --------
    Total revenue.....................   81,994          1,583               9,491               --             93,068
                                        -------         ------            --------           ------           --------
Cost of revenue:
  Plant operating expenses............   22,901          1,669               4,035               --             28,605
  Depreciation and amortization.......   15,413          2,800               2,745               --             20,958
  Operating lease expense.............    3,239          3,372                  --               --              6,611
  Service contract expense............    4,484             --                  --               --              4,484
  Production royalties................    5,282             --                  --               --              5,282
                                        -------         ------            --------           ------           --------
    Total cost of revenue.............   51,319          7,841               6,780               --             65,940
                                        -------         ------            --------           ------           --------
Gross profit..........................   30,675         (6,258)              2,711               --             27,128
Project development expenses..........    1,410             --                  --               --              1,410
General and administrative expenses...    5,874             --                  --               --              5,874
                                        -------         ------            --------           ------           --------
    Income from operations............   23,391         (6,258)              2,711               --             19,844
Interest expense......................   18,665          1,391               4,585          $ 3,259(6)          27,900
Other income, net.....................   (2,777)        (2,526)                 --               --             (5,303)
                                        -------         ------            --------           ------           --------
    Income (loss) before provision for
      income taxes....................    7,503         (5,123)             (1,874)          (3,259)            (2,753)
Provision for (benefit from) income
  taxes...............................    3,080         (2,103)               (769)          (1,338)            (1,130)
                                        -------         ------            --------           ------           --------
        Net income (loss).............  $ 4,423        $(3,020)            $(1,105)         $(1,921)           $(1,623)
                                        =======         ======            ========           ======           ========
        Net income (loss) per share...    $0.31                                                                 $(0.11)
                                           ----                                                           ------------
                                           ----                                                           ------------
OTHER FINANCIAL DATA AND RATIOS:
  Depreciation and amortization.......  $15,757                                                                $21,302
  EBITDA..............................  $41,345                                                                $46,993
  EBITDA to Consolidated Interest
    Expense...........................     2.08x                                                                  1.55x
  Total debt to EBITDA................       --                                                                     --
  Ratio of earnings to fixed
    charges...........................     1.22x                                                                    --
  Deficiency of earnings to fixed
    charges...........................       --                                                                $ 1,623


          See Notes to Pro Forma Consolidated Statements of Operations

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


(1) Represents the pro forma results of operations for the facilities involved in the Transactions for the periods during 1995 prior to the completion of the Transactions, as if the Transactions had been completed on January 1, 1995, including (i) the Greenleaf 1 and 2 Facilities for the period through April 21, 1995; (ii) the Watsonville Facility for the period through June 28, 1995; (iii) the Cerro Prieto Steam Fields for the period through December 14, 1995; (iv) the King City Facility for the period through December 31, 1995; and (v) the Gilroy Facility for the period through December 31, 1995. The information provided for the Cerro Prieto Steam Fields does not include the portion of service contract revenue which is contingent on future results. The pro forma adjustments reflect the historical results of operations of the facilities, as adjusted to give effect to the changes resulting from purchase price allocations and other transaction effects, as applicable. Such adjustments include depreciation and amortization applicable to new asset bases, interest expense amounts applicable to debt instruments outstanding, income tax amounts at the estimated effective rate of approximately 41%, and other adjustments. The following table sets forth adjustments to results of operations for such periods:



                                                      GREENLEAF
                                                       1 AND 2    WATSONVILLE   CERRO PRIETO   KING CITY    GILROY
                                                      FACILITIES   FACILITY     STEAM FIELDS   FACILITY    FACILITY    TOTAL
                                                      ---------   -----------   ------------   ---------   --------   -------
                                                                                                               (IN THOUSANDS)
     STATEMENT OF OPERATIONS DATA:
     Revenue:
       Electricity and steam sales..................   $ 5,314      $ 3,978            --       $43,836    $ 36,221   $89,349
       Service contract revenue.....................        --           --        $  250            --          --       250
       Income (loss) from unconsolidated investments
         in power projects..........................        --           --            --            --          --        --
       Interest income on loans to power projects...        --           --         2,564            --          --     2,564
                                                      ---------   -----------      ------      ---------   --------   -------
         Total revenue..............................     5,314        3,978         2,814        43,836      36,221    92,163
                                                      ---------   -----------      ------      ---------   --------   -------
     Cost of revenue:
       Plant operating expenses.....................     5,954        2,857            --        14,743      13,815    37,369
       Depreciation and amortization................     1,802          147            --         8,399       5,490    15,838
       Operating lease expense......................        --        1,586            --        10,117          --    11,703
       Service contract expense.....................        --           --            --            --          --        --
       Production royalties.........................        --           --            --            --          --        --
                                                      ---------   -----------      ------      ---------   --------   -------
         Total cost of revenue......................     7,756        4,590            --        33,259      19,305    64,910
                                                      ---------   -----------      ------      ---------   --------   -------
     Gross profit...................................    (2,442)        (612)        2,814        10,577      16,916    27,253
     Project development expenses...................        --           --            --            --          --        --
     General and administrative expenses............        --           --            --            --          --        --
                                                      ---------   -----------      ------      ---------   --------   -------
         Income (loss) from operations..............    (2,442)        (612)        2,814        10,577      16,916    27,253
     Interest expense...............................     1,921           --           932         4,172       9,168    16,193
     Other income, net..............................      (105)          --            --        (7,158)         --    (7,263)
                                                      ---------   -----------      ------      ---------   --------   -------
         Income (loss) before provision for income
           taxes....................................    (4,258)        (612)        1,882        13,563       7,748    18,323
     Provision (benefit) for income taxes...........    (1,730)        (249)          765         5,509       3,148     7,443
                                                      ---------   -----------      ------      ---------   --------   -------
             Net income (loss)......................   $(2,528)     $  (363)       $1,117       $ 8,054    $  4,600   $10,880
                                                      ========    ==========    ============   =========    =======   =======



     The adjustments reflected in the table set forth above for the Greenleaf 1 and 2 Facilities and the Watsonville Facility are not necessarily indicative of a full year's results. See "Risk Factors -- Quarterly Fluctuations; Seasonality." Other income, net for the King City Facility reflects interest income from amounts contractually invested pursuant to collateral fund requirements. See "Business -- Description of Facilities -- Power Generation Facilities -- King City Facility."



(2) Reflects $18.9 million of interest expense related to the Old Notes and $540,000 of amortization expense for the costs associated with the sale of the Old Notes, reduced by $4.4 million of actual interest expense in 1995 as a result of the repayment of the $57 Million Bank of Nova Scotia Loan to Calpine Thermal Company, a wholly-owned subsidiary of the Company, $3.4 million of interest expense as a result of the repayment of the $45 Million Bank of Nova Scotia Loan to the Company (assuming an interest rate of 7.5%) and $2.4 million of interest expense as a result of the repayment of all amounts outstanding under the Credit Suisse Credit Facility. The $2.4 million represents $704,000 of actual interest expense in 1995 and $1.7 million of assumed interest expense to fund the King City and Cerro Prieto Transactions (assuming an interest rate of 6.0%).



(3) Represents the pro forma results of operations for the King City Facility for the period of January 1 through April 30, 1996. Other income, net for the King City Facility reflects interest income from amounts contractually invested pursuant to collateral fund requirements. See
    "Business -- Description of Facilities -- Power Generation
    Facilities -- King City Facility."



(4) Represents the pro forma results of operations for the Gilroy Facility for the period of January 1 through June 30, 1996.



(5) Results for the six months ended June 30, 1996 reflected in the Pro Forma Consolidated Statement of Operations are not necessarily indicative of a full year's results. See "Risk Factors -- Quarterly Fluctuations; Seasonality."



(6) Reflects $7.0 million of interest expense related to the Old Notes and $201,000 of amortization expense for the costs associated with the sale of the Old Notes, reduced by $1.9 million of actual interest expense as a result of the repayment of the $57 Million Bank of Nova Scotia Loan, $1.1 million of interest expense as a result of the repayment of the $45 Million Bank of Nova Scotia Loan (assuming an interest rate of 7.5%) and $973,000 of interest expense as a result of the repayment of all amounts outstanding under the Credit Suisse Credit Facility. The $973,000 represents $707,000 of actual interest expense and $266,000 of assumed interest expense to fund a portion of the King City Transaction (assuming an interest rate of 6.0%).

                      PRO FORMA CONSOLIDATED BALANCE SHEET



                                                                      AS OF JUNE 30, 1996
                                                     -----------------------------------------------------
                                                                                               PRO FORMA
                                                                                                FOR THE
                                                                                                 GILROY
                                                                ADJUSTMENTS    ADJUSTMENTS    TRANSACTION
                                                                  FOR THE        FOR THE        AND THE
                                                                   GILROY      COMMON STOCK   COMMON STOCK
                                                      ACTUAL    TRANSACTION      OFFERING       OFFERING
                                                     --------   ------------   ------------   ------------
                                                     (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents........................  $ 38,403     $(22,356)(1)   $ 82,260(7)    $ 98,307
  Accounts receivable..............................    43,227        9,000(2)          --         52,227
  Collateral securities, current portion...........     9,745           --             --          9,745
  Other current assets.............................    13,369           --             --         13,369
                                                     --------   ------------   ------------   ------------
    Total current assets...........................   104,744      (13,356)        82,260        173,648
Property, plant and equipment, net.................   530,203      127,521(3)          --        657,724
Investments in power projects......................    12,693           --             --         12,693
Notes receivable...................................    37,386           --             --         37,386
Collateral securities, net of current portion......    88,669           --             --         88,669
Other assets.......................................    19,117        4,000(4)          --         23,117
                                                     --------   ------------   ------------   ------------
    Total assets...................................  $792,812     $118,165       $ 82,260       $993,237
                                                     =========  =============  =============  ===============
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of non-recourse project
    financing......................................  $ 27,178           --             --       $ 27,178
  Other current liabilities........................    25,680     $  2,165(5)          --         27,845
                                                     --------   ------------   ------------   ------------
    Total current liabilities......................    52,858        2,165             --         55,023
Long-term credit facility..........................        --           --             --             --
Non-recourse long-term project financing, less
  current portion..................................   180,974      116,000(6)          --        296,974
Notes payable......................................     6,598           --             --          6,598
Senior Notes Due 2004..............................   105,000           --             --        105,000
Senior Notes Due 2006..............................   180,000           --             --        180,000
Deferred lease incentive...........................    81,495           --             --         81,495
Deferred income taxes, net.........................   100,068           --             --        100,068
Other liabilities..................................     6,163           --             --          6,163
                                                     --------   ------------   ------------   ------------
    Total liabilities..............................   713,156      118,165             --        831,321
                                                     --------   ------------   ------------   ------------
Stockholder's equity:
  Preferred stock..................................         5           --       $     (5)(8)         --
  Common stock.....................................        10           --              8             18
  Additional paid-in capital.......................    56,209           --         82,257        138,466
  Retained earnings................................    23,463           --             --         23,463
  Cumulative translation adjustment................       (31)          --             --            (31)
                                                     --------   ------------   ------------   ------------
    Total stockholder's equity.....................    79,656           --         82,260        161,916
                                                     --------   ------------   ------------   ------------
    Total liabilities and stockholder's equity.....  $792,812     $118,165       $ 82,260       $993,237
                                                     =========  =============  =============  ===============



               See Notes to Pro Forma Consolidated Balance Sheet

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET


(1)  Represents the cash required to finance, in part, the Gilroy Transaction.



(2)  Represents the accounts receivable in the Gilroy Transaction.



(3) Represents the property, plant and equipment acquired in the Gilroy Transaction.



(4)  Represents the debt reserve amount.



(5) Represents the accounts payable and accrued liabilities in the Gilroy Transaction.



(6)  Project financing required to finance, in part, the Gilroy Transaction.



(7) Represents the net proceeds to the Company from the sale of the 5,477,820 shares of Common Stock offered by the Company in the Common Stock Offering after deducting underwriting discounts and commissions and estimated offering expenses.



(8) Reflects the conversion of the Company's outstanding Preferred Stock into Common Stock in connection with the Common Stock Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

GENERAL


     Calpine is engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of electricity and steam in the United States and selected international markets. The Company has interests in 15 power generation facilities and steam fields having an aggregate capacity of 1,057 megawatts. Since its inception in 1984, Calpine has developed substantial expertise in all aspects of electric power generation. The Company's vertical integration has resulted in significant growth over the last five years as Calpine has applied its extensive engineering, construction management, operations, fuel management and financing capabilities to successfully implement its acquisition and development program. During the last five years, Calpine has expanded substantially, from $41.2 million of total assets as of December 31, 1991 to $993.2 million of total assets on a pro forma basis as of June 30, 1996. Calpine's revenue on a pro forma basis for 1995 increased to $224.3 million, representing a compound annual growth rate of 55% since 1991. The Company's EBITDA on a pro forma basis for 1995 increased to $123.8 million. See "Pro Forma Consolidated Financial Data."



     On September 9, 1994, the Company acquired Thermal Power Company, which owns a 25% undivided interest in certain steam fields at The Geysers steam fields in northern California (the "Geysers") with a total capacity of 604 megawatts for a purchase price of $66.5 million. In January 1995, the Company purchased the working interest in certain of the geothermal properties at the PG&E Unit 13 and Unit 16 Steam Fields from a third party for a purchase price of $6.75 million. On April 21, 1995, the Company acquired the stock of certain companies that own 100% of the Greenleaf 1 and 2 Facilities, consisting of two
49.5 megawatt natural gas-fired cogeneration facilities, for an adjusted purchase price of $81.5 million. On June 29, 1995, the Company acquired the operating lease for the Watsonville Facility, a 28.5 megawatt natural gas-fired cogeneration facility, for a purchase price of $900,000. On November 17, 1995, the Company entered into a series of agreements to invest up to $20.0 million in the Cerro Prieto Steam Fields. In April 1996, the Company entered into a $108.3 million transaction involving a lease for the 120 megawatt King City Facility, which required an investment of $108.3 million, primarily related to the collateral fund requirements. On August 29, 1996, the Company acquired the Gilroy Facility, a 120 megawatt gas-fired cogeneration facility, for a purchase price of $125.0 million plus certain contingent consideration, which the Company currently estimates will amount to approximately $24.1 million. See
"Business -- Description of Facilities."


     Each of the power generation facilities produces electricity for sale to a utility. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users, and steam produced by the geothermal steam fields is sold to utility-owned power plants. The electricity, thermal energy and steam generated by these facilities are typically sold pursuant to long-term take-and-pay power or steam sales agreements generally having original terms of 20 or 30 years.

     Each of the Company's power and steam sales agreements contains curtailment provisions under which the purchasers of energy or steam are entitled to reduce the number of hours of energy or amount of steam purchased thereunder. During 1995, certain of the Company's power generation facilities experienced maximum curtailment primarily as a result of low gas prices and a high degree of precipitation during the period, which resulted in high levels of energy generation by hydroelectric power facilities that supply electricity. The Company expects maximum curtailment during 1996 under its power and steam sales agreements for certain of its facilities. See "Business -- Description of Facilities."


     Many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry. In December 1995, the CPUC issued an electric industry restructuring decision which envisions commencement of deregulation and implementation of customer choice of electricity supplier by January 1, 1998. As part of its policy decision, the CPUC indicated that power sales agreements of existing QFs would be honored. The Company cannot predict the final form or timing of the proposed restructuring and the impact, if any, that such restructuring would have on the Company's existing business or results of operations. The Company believes that any such restructuring would not have a material effect on its power sales agreements and, accordingly, believes that its existing business and results of operations would not be materially affected, although there can be no assurance in this regard.



     Electricity and steam sales represents the sale of electricity and geothermal steam from the Company's majority-owned facilities to utilities under the terms and conditions of long-term power and steam sales agreements. Revenue attributable to the West Ford Flat Facility, the Bear Canyon Facility, the Greenleaf 1 and 2 Facilities, the Watsonville Facility, the King City Facility, the Gilroy Facility, the PG&E Unit 13 and Unit 16 Steam Fields, the Thermal Power Company Steam Fields and the SMUDGEO #1 Steam Fields is included in electricity and steam sales. See "Business -- Description of Facilities."


     Service contract revenue consists of revenue earned on services performed under operating and maintenance agreements for projects that are not consolidated in the Company's consolidated financial statements. The Company recognizes revenue on these agreements at the time services are performed.

     Income from unconsolidated investments in power projects represents the Company's share of income from projects that are not consolidated in the Company's consolidated financial statements and, accordingly, are accounted for under the equity method of accounting. The Company's share of income from such projects is calculated according to the Company's equity ownership or in accordance with the terms of the appropriate partnership agreement. The Company's current investments which are accounted for under the equity method consist of the Aidlin Facility, the Agnews Facility and the Sumas Facility.

     Depreciation and amortization expense for natural gas-fired cogeneration facilities is computed using a straight-line method over the estimated remaining useful life. Depreciation and amortization expense also reflects the amortization of the Company's geothermal power generation facilities and steam fields using the units of production method of depreciation. The Company capitalizes all capital costs related to the operating power plants and steam fields, as well as the cost of drilling wells and estimated future development and de-commissioning costs. These capital costs are then amortized using the units of production method based on current production over the estimated useful life of the geothermal resource. It is reasonably possible that the estimate of useful lives, total units of production or total capital costs to be amortized using the units of production method could differ materially in the near term from the amounts assumed in arriving at current depreciation and amortization expense.


     Capitalized project costs are costs related to the development or acquisition of new projects which are capitalized upon the execution of a memorandum of understanding or a power sales agreement. Upon the start-up of plant operations or the completion of an acquisition, such costs are generally transferred to property, plant and equipment and amortized over the estimated useful life of the project. As of June 30, 1996, the Company had deferred $2.8 million of development costs associated with projects currently in the development stage.


     General and administrative expenses include administrative, accounting, finance, legal, human resources, insurance and other expenses incurred in connection with the Company's operations. In addition, general and administrative expenses also include the expenses associated with management of the Company's operating and maintenance agreements and the expenses incurred in the management of the Company's project investments.

     Provision for income taxes includes income taxes calculated at the effective rate for each applicable period reflecting statutory rates and as adjusted for percentage depletion in excess of basis and other items.

SELECTED OPERATING INFORMATION


     Set forth below is certain selected operating information for the power generation facilities and steam fields, for which results are consolidated in the Company's statements of operations. The information set forth under power plants consists of the results for the West Ford Flat Facility, the Bear Canyon Facility, the Greenleaf 1 and 2 Facilities and the Watsonville Facility since their acquisitions on April 21, 1995 and

June 29, 1995, respectively, and the King City Facility since the effective date of the lease on May 2, 1996. The information set forth under steam fields consists of the results for the PG&E Unit 13 and Unit 16 Steam Fields, the SMUDGEO #1 Steam Fields and, for 1994 and 1995, the Thermal Power Company Steam Fields since the acquisition of Thermal Power Company on September 9, 1994. The information provided for the other interest included under steam revenue prior to 1995 represents revenue attributable to a working interest that was held by a third party in the PG&E Unit 13 and Unit 16 Steam Fields. In January 1995, the Company purchased this working interest. Prior to the Company's acquisition of the remaining interest in the West Ford Flat Facility, Bear Canyon Facility, the PG&E Unit 13 and Unit 16 Steam Fields and the SMUDGEO #1 Steam Fields in April 1993, the Company's revenue from these facilities was accounted for under the equity method and, therefore, does not represent the actual revenue of the Company from these facilities for the periods set forth below. See "-- General."



                                          YEAR ENDED DECEMBER 31,                                 SIX MONTHS ENDED JUNE 30,
                  ------------------------------------------------------------------------   ------------------------------------
                    1991        1992        1993        1994                                   1995
                  ---------   ---------   ---------   ---------                              ---------
                                                                            1995                                   1996
                                                                  ------------------------               ------------------------
                                                                              PRO FORMA(1)                           PRO FORMA(2)
                                                                   ACTUAL     ------------                ACTUAL     ------------
                                                                  ---------                              ---------
                                                              (DOLLARS IN THOUSANDS)
POWER PLANTS:
 Electricity
   revenue:
   Energy.......  $  33,426   $  38,325   $  37,088   $  45,912   $  54,886    $   89,292    $  22,323   $  34,362     $ 36,839
  Capacity(3)...  $   7,562   $   7,707   $   7,834   $   7,967   $  30,485    $   83,591    $   9,051   $  19,774     $ 28,364
 Megawatt hours
   produced.....    392,471     403,274     378,035     447,177   1,033,566     2,387,730      324,059     736,739      860,969
 Average energy
   price per
   kilowatt
   hour(3)......     8.517c      9.503c      9.811c     10.267c      5.310c        3.740c       6.889c      4.664c       4.279c
STEAM FIELDS:
 Steam revenue:
   Calpine......  $  36,173   $  33,385   $  31,066   $  32,631   $  39,669    $   39,669    $  17,639   $  15,866     $ 15,866
   Other
     interest...  $   2,820   $   2,501   $   2,143   $   2,051          --            --           --          --           --
 Megawatt hours
   produced.....  2,095,576   2,105,345   2,014,758   2,156,492   2,415,059     2,415,059    1,027,317   1,040,271    1,040,271
 Average price
   per kilowatt
   hour.........     1.861c      1.705c      1.648c      1.608c      1.643c        1.643c       1.717c      1.525c       1.525c


- ------------


(1) Pro forma results for the year ended December 31, 1995 give effect to the Greenleaf Transaction, the Watsonville Transaction, the King City Transaction and the Gilroy Transaction as if such transactions had occurred on January 1, 1995.



(2) Pro forma results for the six months ended June 30, 1996 give effect to the King City Transaction and the Gilroy Transaction as if such transactions had occurred on January 1, 1996.



(3) Represents energy revenue divided by the kilowatt hours produced. The significant increase in capacity revenue and the accompanying decline in average energy price per kilowatt hours since 1994 reflects the increase in the Company's megawatt hour production as a result of acquisitions of gas-fired cogeneration facilities by the Company.


RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995



     Revenue. Revenue increased 63% to $82.0 million for the six months ended June 30, 1996 compared to $50.4 million for the comparable period in 1995. Electricity and steam sales revenue increased 47% to $72.0 million for the six months ended June 30 1996, compared to $49,0 million for the comparable period in 1995. The increase in electricity and steam sales revenue was primarily attributable to $11.0 million of revenue from the King City Facility, an increase in revenue of $6.0 million from the Greenleaf 1 and 2 Facilities, and $3.9 million of revenue from the Watsonville Facility. The remaining increase in electricity and steam sales revenue of $2.1 million is primarily a result of higher generation and higher prices at other Company power generation facilities and steam fields. Service contract revenue from related parties increased 48% to $4.6 million for the six months ended June 30, 1996 compared to $3.1 million for the same period in 1995, primarily as a result of service revenue earned in connection with overhauls at the Aidlin Facility and the Agnews Facility. Income from unconsolidated investments in power projects increased to $1.7 million for the six months ended June 30, 1996 compared to a loss of $1.8 million for the comparable period in 1995, primarily as a result of $1.9 million of equity income from the Company's investment in the Sumas Facility. This increase is primarily attributable to a contractual increase in the energy price under the power sales agreement. Interest income on loans to power projects increased to $2.8 million for the six months ended June 30, 1996 as a result of $1.9 million attributable to the recognition of interest income on loans to the sole shareholder of the general partner in the Sumas Facility and interest income of $962,000 on loans to Coperlasa related to the Cerro Prieto Steam Fields.



     Cost of Revenue. Cost of revenue increased 68% to $51.3 million for the six months ended June 30, 1996 compared to $30.6 million for the comparable period in 1995. The increase was primarily due to plant operating, depreciation and operating lease expenses attributable to (i) a full six months of operations during 1996 at the Greenleaf 1 and 2 Facilities, which were purchased on April 21, 1995, (ii) a full six months of operations during 1996 at the Watsonville Facility which was acquired on June 29, 1995, and (iii) operations at the King City Facility subsequent to May 2, 1996. The increase in cost of revenue was also due to the increase in service contract expenses as a result of expenses related to the Cerro Prieto Steam Fields, partially offset by lower operating and depreciation expenses at the Company's other existing power generation facilities and steam fields.



     General and administrative expenses. General and administrative expenses increased 60% to $5.9 million for the six months ended June 30, 1996 compared to $3.7 million for the comparable period in 1995. The increase was primarily due to additional personnel and related expenses necessary to support the Company's expanding operations.



     Interest expense. Interest expense increased 24% to $18.7 million for the six months ended June 30, 1996 compared to $15.1 million for the comparable period in 1995. The increase was primarily attributable to $2.4 million of interest on the Company's 10 1/2% Senior Notes issued in May 1996 and $1.7 million of interest expense related to the Greenleaf 1 and 2 Facilities acquired in April 1995, offset in part by a $1.5 million decrease in interest expense as a result of repayments of principal on certain indebtedness.



     Other income, net. Other income, net increased to $2.8 million for the six months ended June 30, 1996 compared to $855,000 for the comparable period in 1995. The increase was primarily due to $1.5 million of interest income on collateral securities purchased in connection with the King City Transaction and to an increase in interest income from the investment of the proceeds of the Preferred Stock Investment and a portion of the proceeds from the sale of the Old Notes.



     Provision for income taxes. The effective rate for the income tax provisions was approximately 41% for the six months ended June 30, 1996. The effective rate was based on statutory tax rates.



YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994



     Revenue. Revenue increased 39% to $132.1 million in 1995 compared to $94.8 million in 1994, primarily due to a 42% increase in electricity and steam sales to $127.8 million in 1995 compared to $90.3 million in 1994. Such an increase was primarily attributable to the $28.3 million of revenue from the Greenleaf 1 and 2 Facilities, $5.9 million of revenue from the Watsonville Facility, the $5.2 million of additional revenue from the Thermal Power Company Steam Fields as a result of a full year of operation in 1995, and an increase of $3.0 million of revenue from the SMUDGEO #1 Steam Fields attributable to increased production as a result of an extended outage during 1994. Such an increase also reflects a substantial increase in capacity payments for electricity sales from $8.0 million in 1994 to $30.5 million in 1995 as a result of the transactions stated above. This revenue increase was partially offset by a $2.7 million decrease in revenue from the West Ford Flat and Bear Canyon Facilities as a result of curtailments by PG&E due to low gas prices and high levels of precipitation during 1995 as compared to 1994, offset in part by contractual price increases for 1995. Without such curtailment, the West Ford Flat and Bear Canyon Facilities would have generated an additional $5.2 million of revenue in 1995. Revenue for 1995 also reflects curtailment of steam production at the Thermal Power Company Steam Fields as a result of higher precipitation and lower gas prices in 1995, and at the PG&E Unit 13 and Unit 16 Steam Fields as a result of hydro-spill conditions. Without curtailment, the Thermal Power Company Steam Fields and the PG&E Unit 13 and Unit 16 Steam Fields would have generated an additional $5.7 million and $800,000 of revenue during 1995, respectively.


     Revenue for 1995 and 1994 reflects reversals of $2.7 million and $3.2 million, respectively, of previously deferred revenue. Company revenue from sales of steam were previously calculated considering a future period when steam would be delivered without receiving corresponding revenue. See Note 2 of the notes to consolidated financial statements appearing elsewhere in this Prospectus. In May 1994, the Company ceased deferring revenue and recognized $4.0 million of its previously deferred revenue. Based on estimates and analyses performed by the Company, the Company no longer expects that it will be required to make these deliveries to SMUD. Concurrently, $800,000 of the revenue increase was reserved for future construction of gathering systems required for future production of the steam fields, with the offset recorded in property, plant and equipment. In October 1995, PG&E agreed to the termination of the free steam provision with respect to the PG&E Unit 13 Steam Fields. During 1995, the Company took additional measures regarding future capital commitments and other actions which will increase steam production and, based on additional analyses and estimates performed, the Company recognized the remaining $2.7 million of previously deferred revenue.



     Cost of revenue. Cost of revenue increased 47% to $77.4 million in 1995 compared to $52.8 million in 1994. The increase was due to plant operating, production royalty and depreciation and amortization expenses attributable to
(i) a full year of operations at Thermal Power Company, which was purchased on September 9, 1994, (ii) operations at the Greenleaf 1 and 2 Facilities subsequent to April 21, 1995, and (iii) operations at the Watsonville Facility subsequent to June 29, 1995. The increases were partially offset by lower depreciation and production royalty expenses at the West Ford Flat and Bear Canyon Facilities and the PG&E Unit 13 and Unit 16 Steam Fields due to curtailment by PG&E during 1995.


     Project development expenses. Project development expenses increased to $3.1 million in 1995, compared to $1.8 million in 1994, due to new project development activities.

     General and administrative expenses. General and administrative expenses were $8.9 million in 1995 compared to $7.3 million in 1994. The increase in 1995 was primarily due to additional personnel and related expenses necessary to support the Company's expanded operations.

     Interest expense. Interest expense increased to $32.2 million in 1995 from $23.9 million in 1994. Approximately $3.6 million of the increase was attributable to a full year of interest expense incurred on the debt related to the Thermal Power Company acquisition in September 1994 and $4.1 million of interest expense incurred on the debt related to the Greenleaf Transaction in April 1995. In addition, 1995 included a full year of interest expense on the 9 1/4% Senior Notes issued on February 17, 1994.

     Provision for income taxes. The effective rate for the income tax provision was approximately 41% for 1995 and 39% for 1994. The effective rates were based on statutory tax rates, with minor reductions for depletion in excess of tax basis benefits. Due to curtailment of production during 1995, the allowance for statutory depletion decreased in 1995 from 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993


     Revenue. Revenue increased 36% to $94.8 million in 1994 from $69.9 million in 1993, primarily due to a 70% increase in electricity and steam sales to $90.3 million in 1994 compared to $53.0 million in 1993. Such increases were primarily attributable to the $5.8 million of revenue from the Thermal Power Company Steam Fields, the $5.1 million and $3.0 million of additional revenue from the West Ford Flat and the Bear Canyon Facilities, respectively, as a result of the acquisition of the additional interests in such facilities in 1994, the effects of curtailment at such facilities in 1993 as a result of higher precipitation in 1993 and the sale of $804,000 of electricity to the Northern California Power Agency. These revenue increases were partially offset by a decrease of $3.5 million in electricity and steam sales from the SMUDGEO #1 Steam Fields as a result of a four-month shut-down for major maintenance.


     In May 1994, the Company recognized approximately $5.9 million of its previously deferred revenue. The revenue was previously deferred when it was expected that steam would have been delivered without receiving corresponding revenue. Based on current estimates and analyses performed by the Company, the Company no longer expects that it will be required to make these deliveries to SMUD. This resulted in a $4.0 million increase in revenue during 1994, while the remaining $1.9 million was treated as a purchase price reduction to property, plant and equipment. Concurrently, $800,000 of the revenue increase was reserved for future construction of gathering systems required for future production of the steam fields, with the offset recorded in property, plant and equipment.


     Service contract revenue decreased 57% to $7.2 million in 1994 compared to $16.9 million in 1993, primarily reflecting the elimination of intercompany revenue for services provided to the power generation facilities and steam fields owned by CGC after the acquisition of the remaining interest in CGC in April 1993. In addition, the decline reflected the higher revenue recognized in 1993 on services associated with the Aidlin Facility overhaul, maintenance at the Agnews Facility, the start-up of the Sumas Facility and the completion of the Sumas construction management project.


     Unconsolidated investments in power projects contributed a loss of $2.8 million in 1994 compared to income of $19,000 in 1993. The decrease is partially attributable to a full year of operating loss at the Sumas Facility of $2.9 million in 1994, as compared to approximately eight months of operating loss of $1.9 million in 1993. The 1994 Sumas Facility operating loss is attributable to higher interest, depreciation and general and administrative expenses. The decrease from 1993 income from unconsolidated investments in power projects is also attributable to $2.0 million of equity income from CGC recognized prior to the April 1993 acquisition under the equity method of accounting.


     Cost of revenue. Cost of revenue increased 24% to $52.8 million in 1994 from $42.5 million in 1993. The increase was attributable to higher plant operating, production royalty and depreciation expenses due to a full year of operations at CGC during 1994, and to additional expenses of Thermal Power Company as a result of its acquisition by the Company on September 9, 1994. Service contract expenses decreased by $8.8 million primarily due to the elimination of $6.2 million of operation expenses incurred at CGC after the acquisition of the remaining interest in April 1993, as well as higher 1993 costs incurred in connection with the Aidlin Facility overhaul and higher maintenance expenses at the Agnews Facility.


     Project development expenses. Project development expenses increased to $1.8 million in 1994 from $1.3 million in 1993 due to increased expenses attributable to new project development activities.


     General and administrative expenses. General and administrative expenses increased 43% to $7.3 million in 1994 from $5.1 million in 1993 due to additional personnel and related expenses necessary to support the Company's expanded operations.


     Provision for write-off of project development expenses. The Company established in 1994 a $1.0 million reserve for capitalized project costs associated with the development of projects which the Company has determined may not be consummated.

     Interest expense. Interest expense increased to $23.9 million in 1994 from $13.8 million in 1993. The Company incurred $8.5 million of interest expense related to the 9 1/4% Senior Notes issued in February 1994. A portion of the proceeds of the 9 1/4% Senior Notes was used to repay all of the $52.6 million then outstanding under the Credit Suisse Credit Facility, and to repay the non-recourse notes payable to Freeport-McMoran Resource Partners, L.P. ("FMRP") plus accrued interest. Interest expense also increased approximately $1.0 million due to a full year of interest expense at higher interest rates related to CGC debt. Additionally, interest expense of $1.3 million was incurred on the new debt related to the Company's acquisition of Thermal Power Company in September 1994.


     Provision for income taxes. The effective rate for the income tax provision was 39% in 1994 compared to 50% for 1993. The 1994 effective rate reflects a reduction for a depletion in excess of tax basis benefit at Thermal Power Company and CGC. The effective rate for 1993 reflects a provision of $700,000 due to a change in the California state income tax regulations to disallow 50% of net operating loss carryforwards.


LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has obtained cash from its operations, borrowings under the Credit Suisse Credit Facility and other working capital lines, equity contributions from Electrowatt, and proceeds from non-recourse project financings and other long-term debt. The Company utilized this cash to fund its operations, service debt obligations, fund the acquisition, development and construction of power generation facilities, finance capital expenditures and meet its other cash and liquidity needs.

     The following table summarizes the Company's cash flow activities for the periods indicated:


                                                                            SIX MONTHS ENDED JUNE
                                          YEAR ENDED DECEMBER 31,                    30,
                                     ----------------------------------     ----------------------
                                       1993         1994         1995         1996         1995
                                     --------     --------     --------     --------     ---------
                                                            (IN THOUSANDS)
Cash flows from:
  Operating activities...........    $ 24,310     $ 34,196     $ 26,653     $  5,126     $   5,035
  Investing activities...........     (27,082)     (84,444)     (38,497)     (23,874)     (126,051)
  Financing activities...........       6,778       66,609       11,127        3,742       137,609
                                     --------     --------     --------     --------     ---------
     Total.......................    $  4,006     $ 16,361     $   (717)    $(15,006)    $  16,593
                                     ========     ========     ========     ========     =========



     Operating activities for 1995 consisted of approximately $7.4 million of net income from operations, $25.9 million of depreciation and amortization and a $2.9 million loss from unconsolidated investments in power projects, offset by an $8.5 million net increase in operating assets and liabilities. Operating activities for the six months ended June 30, 1996 consisted of approximately $4.4 million of net income from operations, $15.0 million of depreciation and amortization and $1.7 million in deferred income taxes, offset by $1.7 million of income from unconsolidated investments in power projects and a $14.4 million net increase in operating assets and liabilities.



     Investing activities used $38.5 million during 1995, primarily due to $17.4 million of capital expenditures, $14.8 million for the acquisition of the Greenleaf 1 and 2 Facilities and a $6.3 million investment in notes receivable. Investing activities used $126.1 million during the six months ended June 30, 1996, primarily due to $11.0 million of capital expenditures and capitalized project costs, $98.4 million for the purchase of collateral securities, a $12.1 million investment in Coperlasa and $4.9 million for deferred transaction costs in connection with the King City Transaction, offset by a $1.1 million decrease in restricted cash requirements.



     Financing activities provided $11.1 million of cash during 1995. Borrowings in 1995 included $76.0 million of non-recourse project financing and $37.5 million from the Company's lines of credit. Proceeds were primarily used to repay $60.4 million of project debt assumed in the acquisition of the Greenleaf 1 and 2 Facilities, and $15.0 million borrowed from the lines of credit for the acquisition of the Greenleaf 1 and 2 Facilities. In addition, $19.0 million was used to reduce the balance outstanding under non-recourse project financing, and $6.0 million was used to repay short-term borrowings. Financing activities provided $137.6 million of cash during the six months ended June 30, 1996. The Company issued $50.0 million of Preferred Stock to Electrowatt, incurred the $45 Million Bank of Nova Scotia Loan and borrowed an additional $33.8 million under the Credit Suisse Credit Facility and received net proceeds of $175.2 million from the 10 1/2% Senior Notes during the six months ended June 30, 1996. In addition, the Company repaid $46.2 million of bank debt and all of the $53.7 million of borrowings outstanding under the Credit Suisse Credit Facility and $66.6 million of non-recourse project financing.



     In 1995, working capital decreased $50.5 million and cash and cash equivalents decreased $717,000. The decrease in working capital is primarily due to the reclassification of the $57 Million Bank of Nova Scotia Loan from long-term to current. On May 16, 1996, the Company issued the Old Notes, of which a portion of the net proceeds was used to refinance current indebtedness and to repay the $57 Million Bank of Nova Scotia Loan. As of June 30, 1996, cash and cash equivalents were $38.4 million and working capital was $51.9 million. For the six months ended June 30, 1996, working capital increased $100.9 million and cash and cash equivalents increased $16.6 million as compared to the twelve months ended December 31, 1995. Working capital at December 31, 1995 included the $57 Million Bank of Nova Scotia Loan. A portion of the net proceeds from the issuance of the Old Notes was used to refinance current bank debt and borrowings under the Credit Suisse Credit Facility and to repay the $57 Million Bank of Nova Scotia Loan. Working capital also increased as a result of the investment of the balance of the proceeds from the issuance of the Old Notes in short-term marketable securities. The increase in working capital was also due to the proceeds from the issuance of $50.0 million of preferred stock which were invested until May 1, 1996 for the King City Transaction.



     As a developer, owner and operator of power generation projects, the Company may be required to make long-term commitments and investments of substantial capital for its projects. The Company historically has financed these capital requirements with borrowings under its credit facilities, other lines of credit, non-recourse project financing or long-term debt.



     At June 30, 1996, the Company had $208.2 million of non-recourse project financing associated with power generating facilities and steam fields at the West Ford Flat Facility, the Bear Canyon Facility, the PG&E Unit 13 and Unit 16 Steam Fields, the SMUDGEO #1 Steam Fields and the Greenleaf 1 and 2 Facilities. As of June 30, 1996, the annual maturities for all non-recourse project debt were $18.1 million for the remainder of 1996, $24.8 million for 1997, $26.0 million for 1998, $18.0 million for 1999, $18.0 million for 2000 and $100.2 million thereafter.



     On September 25, 1996, the Company entered into a $50.0 million three-year revolving credit facility with The Bank of Nova Scotia (the "Bank of Nova Scotia Credit Facility"). The Bank of Nova Scotia Credit Facility replaced the Company's $50.0 million Credit Suisse Credit Facility, which was terminated in connection with the Common Stock Offering. Borrowings under the Bank of Nova Scotia Credit Facility bear interest at either LIBOR or at The Bank of Nova Scotia base rate plus a mutually-agreed margin. As of September 25, 1996, the Company had no borrowings outstanding under the Bank of Nova Scotia Credit Facility.



     The Company currently has outstanding $105.0 million of its 9 1/4% Senior Notes which mature on February 1, 2004 and bear interest at 9 1/4% payable semi-annually on February 1 and August 1 of each year and $180.0 million of Senior Notes which mature on May 15, 2006 and bear interest at 10 1/2% payable semi-annually on May 15 and November 15 of each year. Under the provisions of the Indentures, the Company may, under certain circumstances, be limited in its ability to make restricted payments, as defined, which include dividends and certain purchases and investments, incur additional indebtedness and engage in certain transactions. In addition, the Bank of Nova Scotia Credit Facility will contain certain restrictions that will significantly limit or prohibit, among other things, the ability of the Company of its subsidiaries to incur indebtedness, make payments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations.



     The Company has a $1.2 million working capital line with a commercial lender that may be used to fund short-term working capital commitments and letters of credit. At June 30, 1996, the Company had no borrowings under this working capital line and $900,000 of letters of credit outstanding. Borrowings are at prime plus 1%.


     The Company also had outstanding a non-interest bearing promissory note to Natomas Energy Company in the amount of $6.5 million representing a portion of the September 1994 purchase price of Thermal Power Company. This note, which has been discounted to yield 8% per annum, is due September 9, 1997.


     On August 29, 1996, in connection with the acquisition of the Gilroy Facility, the Company entered into a non-recourse project loan in the aggregate amount of $116.0 million. Such loan, which was provided by Banque Nationale de Paris, consists of a 15-year tranche in the amount of $81.0 million and an 18-year tranche in the amount of $35.0 million and bears interest at fixed and floating rates. See "Business -- Description of Facilities -- Power Generation Facilities -- Gilroy Facility."



     On September 25, 1996, the Company completed the Common Stock Offering and received approximately $82.3 million of net proceeds therefrom. The Company used approximately $13.0 million of the net proceeds to repay the outstanding balance on the Credit Suisse Credit Facility. The remaining net proceeds are expected to be used for working capital and general corporate purposes, and for the development and acquisition of power generation facilities. See "Recent Developments."


     The Company intends to continue to seek the use of non-recourse project financing for new projects, where appropriate. The debt agreements of the Company's subsidiaries and other affiliates governing the non-recourse project financing generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to the Company. The dividend restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the subsidiary or other affiliate must provide for the payment of other obligations, including operating expenses, debt service and reserves. However, the Company does not believe that such restrictions will adversely affect its ability to meet its debt obligations.


     At June 30, 1996, the Company had commitments for capital expenditures in 1996 totaling $6.5 million related to various projects at its geothermal facilities. The Company intends to fund capital expenditures for the ongoing operation and development of the Company's power generation facilities primarily through the operating cash flow of such facilities. Capital expenditures for 1995 were $17.4 million compared to $7.0 million for 1994, primarily due to the purchase of new equipment and the additional working interest. For the six months ended June 30, 1996, capital expenditures included $4.0 million for the purchase of geothermal leases for the Glass Mountain Project and $2.7 million for the new rotor at the PG&E Unit 13 facility.


     The Company continues to pursue the acquisition and development of geothermal resources and new power generation projects. The Company expects to commit significant capital during the remainder of 1996 and in future years for the acquisition and development of these projects. The Company's actual capital expenditures may vary significantly during any year.


     In April 1996, the Company entered into a transaction involving a lease of the King City Facility. The Company financed this transaction with the $45 Million Bank of Nova Scotia Loan, $13.3 million of borrowings under the Credit Suisse Credit Facility (both of which were repaid with a portion of the net proceeds from the sale of the Old Notes) and $50.0 million of proceeds from the Preferred Stock Investment by Electrowatt. See "Use of Proceeds,"
"Business -- Description of Facilities -- Power Generation Facilities -- King City Facility" and "Description of Capital Stock -- Preferred Stock."



     The Company believes that it will have sufficient liquidity from cash on hand, cash flow from operations, borrowings available from lines of credit and working capital lines to satisfy all obligations under outstanding indebtedness, to finance anticipated capital expenditures and to fund working capital requirements.


IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS


     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This pronouncement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is to be recognized when the sum of undiscounted cash flows is less than the carrying amount of the asset. Measurement of the loss for assets that the entity expects to hold and use are to be based on the fair market value of the asset. SFAS No. 121 must be adopted for fiscal years beginning in 1996. The Company has adopted SFAS No. 121 effective January 1, 1996, and has determined that adoption of this pronouncement had no material impact on the results of operations or financial condition of the Company as of January 1, 1996.



     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. The disclosure requirements of SFAS No. 123 are effective for the Company's 1996 fiscal year. The Company does not expect the new pronouncement to have an impact on its results of operations since the intrinsic value-based method prescribed by APB Opinion No. 25 and also allowed by SFAS No. 123 will continue to be used by the Company to account for its stock-based compensation plans.

                                    BUSINESS

OVERVIEW


     Calpine is engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of electricity and steam in the United States and selected international markets. The Company has interests in 15 power generation facilities and steam fields having an aggregate capacity of 1,057 megawatts. Since its inception in 1984, Calpine has developed substantial expertise in all aspects of electric power generation. The Company's vertical integration has resulted in significant growth over the last five years as Calpine has applied its extensive engineering, construction management, operations, fuel management and financing capabilities to successfully implement its acquisition and development program. During the last five years, Calpine has expanded substantially, from $41.2 million of total assets as of December 31, 1991 to $993.2 million of total assets on a pro forma basis as of June 30, 1996. Calpine's revenue on a pro forma basis for 1995 increased to $224.3 million, representing a compound annual growth rate of 55% since 1991. The Company's EBITDA on a pro forma basis for 1995 increased to $123.8 million. See "Pro Forma Consolidated Financial Data." Calpine's strategy is to capitalize on opportunities in the power market through an ongoing program to acquire, develop, own and operate electric generation facilities, as well as marketing power and energy services to utilities and other end users.


THE MARKET


     The power generation industry represents the third largest industry in the United States, with an estimated end user market of approximately $207.5 billion of electricity sales and 3 million gigawatt hours of production in 1995. In response to increasing customer demand for access to low cost electricity and enhanced services, new regulatory initiatives are currently being adopted or considered at both state and federal levels to increase competition in the domestic power generation industry. To date, such initiatives are under consideration at the federal level and in approximately thirty states. For example, in April 1996, the Federal Energy Regulatory Commission ("FERC") adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. In addition, the California Public Utilities Commission ("CPUC") has issued an electric industry restructuring decision which envisions commencement of deregulation and implementation of customer choice of electricity supplier by January 1, 1998. Calpine believes that industry trends and such regulatory initiatives will lead to the transformation of the existing market, which is largely characterized by electric utility monopolies selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others. The Company believes that these market trends will create substantial opportunities for companies such as Calpine that are low cost power producers and have an integrated power services capability which enables them to produce and sell energy to customers at competitive rates.



     The Company also believes that these market trends will result in the disposition of power generation facilities by utilities, independent power producers and industrial companies. Utilities such as Pacific Gas & Electric Company ("PG&E") and Southern California Edison Company have announced their intentions to sell power generation facilities totalling approximately 3,150 megawatts and 5,000 megawatts, respectively. The independent power industry, which represents approximately 8% of the installed capacity in the United States, or approximately 59,000 megawatts, and has accounted for approximately 50% of all additional capacity in the United States since 1990, is currently undergoing significant consolidation. Many independent producers operating a limited number of power plants are seeking to dispose of such plants in response to competitive pressures, and industrial companies are selling their power plants to redeploy capital in their core businesses. Over 200 independent power plant and portfolio sale transactions have occurred in the past two years. The Company believes that this consolidation will continue in the highly fragmented independent power industry.



     The power generation industry outside the United States is approximately three times larger than the domestic market, and the demand for electricity is growing rapidly. In 1996, it has been estimated that in excess of 590 gigawatts of new capacity will be required outside the United States over the ensuing ten-year period. In order to satisfy this anticipated increase in demand, many countries have adopted active government programs designed to encourage private investment in power generation facilities. The Company believes that these programs will create significant opportunities to acquire and develop power generation facilities in such countries in the future.


STRATEGY


     Calpine's objective is to become a leading power company by capitalizing on these emerging market opportunities in the domestic and international power markets. The key elements of the Company's strategy are as follows:



     Expand and diversify its domestic portfolio of power projects. In pursuing its growth strategy, the Company intends to focus on opportunities where it is able to capitalize on its extensive management and technical expertise to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach includes design, engineering, procurement, finance, construction, management, fuel and resource acquisition, operations and power marketing, which Calpine believes provides it with a competitive advantage. By pursuing this strategy, the Company has significantly expanded and diversified its project portfolio. Since 1993, the Company has completed transactions involving five gas-fired cogeneration facilities and two steam fields. As a result of these transactions, the Company has more than doubled its aggregate power generation capacity and substantially diversified its fuel mix since 1993.



     The Company is also pursuing the development of highly efficient, low cost power plants that seek to take advantage of inefficiencies in the electricity market. The Company intends to sell all or a portion of the power generated by such merchant plants into the competitive market, rather than exclusively through long-term power sales agreements. As part of Calpine's initial effort to develop merchant plants, the Company entered into an agreement with Phillips Petroleum Company to develop a gas-fired cogeneration project with a capacity of 240 megawatts. Under this agreement, approximately 90 megawatts of electricity will be sold to the Phillips Houston Chemical Complex, with the remainder to be sold into the competitive market through Calpine's power marketing activities. The Company expects that this project will represent a prototype for future merchant plant developments. The development of this project is subject to the satisfaction of various conditions, including completion of financing and obtaining required approvals. See "-- Development and Future Projects."



     Enhance the performance and efficiency of existing power projects. The Company continually seeks to maximize the power generation potential of its operating assets and minimize its operating and maintenance expenses and fuel costs. To date, the Company's power generation facilities have operated at an average availability in excess of 97%. The Company believes that achieving and maintaining a low cost of production will be increasingly important to compete effectively in the power generation market.



     Continue to develop an integrated power marketing capability. The Company has established an integrated power marketing capability, conducted through its wholly owned subsidiary, CPSC. In 1995, CPSC received approval from the FERC to conduct power marketing activities. The Company believes that a power marketing capability complements its business strategy of providing low cost power generation services. CPSC's power marketing activities will focus on the development of long-term customer service relationships, supported primarily by generating assets that are owned, operated or controlled by Calpine. CPSC will aggregate the Company's own resources, the resources of its customers, power pool resources, and market power supply to provide the customized services demanded by its customers at a competitive price.



     Selectively expand into international markets. Internationally, the Company intends to utilize its geothermal and gas-fired expertise in selected markets of Southeast Asia and Latin America, where demand for power is rapidly growing and private investment is encouraged. In November 1995, the Company made an investment in the Cerro Prieto Steam Fields, located in Baja California, Mexico. In March 1996, the Company entered into a joint venture agreement to pursue the development of a geothermal resource in Indonesia with an estimated potential capacity in excess of 500 megawatts. Calpine believes that its investments in these projects will effectively position it for future expansion in Southeast Asia and Latin America.

POWER GENERATION TECHNOLOGIES

NATURAL GAS-FIRED


     Natural gas-fired power generation has become the predominant power generation technology utilized for the production of electricity by new power plants in the United States. Natural gas-fired power plants offer significant advantages over power plants utilizing other fuel sources, such as coal, oil and nuclear energy, including readily available supplies of natural gas, currently favorable prices, highly efficient technology, higher availabilities, shorter construction periods and lower capital and operating costs. In addition, natural gas-fired power plants have fewer environmental impacts, including significantly lower emission levels of certain pollutants than power plants utilizing other fossil fuels such as coal and oil. During recent years, natural gas-fired power plants have accounted for a substantial portion of the annual increase in independent power capacity in the United States, and natural gas-fired power generation has become the predominant power generation technology utilized for the production of electricity by new power plants in the United States. Industry analysts have predicted that natural gas will continue to be the dominant fuel for new power generation facilities in the United States for the foreseeable future.

LOGO
GEOTHERMAL


     Geothermal energy is a clean, alternative source of power that is produced by utilizing hot water or steam that has been naturally heated by the earth. Geothermal energy is found in areas of the world where heat within the earth's crust is close to the surface. These areas generally coincide with the boundaries of the earth's tectonic plates. Exploitable geothermal reservoirs have three primary defining characteristics: (i) a high heat flow near the surface, (ii) a porous geologic medium where water can circulate to become heated and (iii) an impermeable cap rock to prevent dispersion of the heated fluids. Factors that affect the ability to exploit geothermal energy include the ability to drill wells and produce fluids from the porous medium, the temperature and quantity of the fluids and the chemical characteristics of the fluids. In addition, the productive capacity of geothermal wells decreases over time, requiring the drilling of new wells in an effort to maintain production.

                                      LOGO

     Geothermal energy facilities, such as those currently owned and operated by the Company, provide significant advantages over other alternative power generation technologies, such as wind, solar or solid waste/biomass, including lower operating and maintenance costs per kilowatt hour, shorter construction periods and higher plant availability. Geothermal energy also provides a reliable and environmentally preferred source of electricity, emitting significantly lower levels of pollutants than are released from power plants utilizing fossil fuels. As a result of these and other advantages, as well as federal and state tax incentives that have been adopted to encourage the development of geothermal power generation projects, the Company believes that there will continue to be demand for the production of electricity using geothermal energy.

     The geothermal energy capacity of the United States is located predominantly in the western states in tectonically active regions. Total installed geothermal capacity in the United States was approximately 2,925 megawatts as of the end of 1995, with approximately 2,650 megawatts located in California and 275 megawatts located in Nevada, Utah and Hawaii. The Geysers constitute the world's largest developed geothermal reservoir. The Geysers steam fields have been in commercial production since 1960, and currently are capable of producing an amount of steam sufficient to generate 1,200 megawatts of electricity.

DESCRIPTION OF FACILITIES


     The Company has interests in 15 power generation facilities and steam fields with a current aggregate capacity of approximately 1,057 megawatts, consisting of seven natural gas-fired cogeneration facilities with a total capacity of 522 megawatts, three geothermal power generation facilities (which include a steam field and a power plant) with a total capacity of 67 megawatts and five geothermal steam fields that supply utility power plants with a total current capacity of approximately 468 megawatts. Each of the power generation facilities produces electricity for sale to a utility. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users, and steam produced by the geothermal steam fields is sold to utility-owned power plants.

     The natural gas-fired and geothermal power generation projects in which the Company has an interest produce electricity, thermal energy and steam that are typically sold pursuant to long-term, take-and-pay power or steam sales agreements generally having original terms of 20 or 30 years. Revenue from a power sales agreement usually consists of two components: energy payments and capacity payments. Energy payments are based on a power plant's net electrical output where payment rates may be determined by a schedule of prices covering a fixed number of years under the power sales agreement, after which payment rates are usually indexed to the fuel costs of the contracting utility or to general inflation indices. Capacity payments are based on a power plant's net electrical output and/or its available capacity. Energy payments are made for each kilowatt hour of energy delivered, while capacity payments, under certain circumstances, are made whether or not any electricity is delivered. The Company is paid for steam supplied by its steam fields on the basis of the amount of electrical energy produced by, or steam delivered to, the contracting utility's power plants.


     The Company currently provides operating and maintenance services for all power generation facilities in which the Company has an interest, except for the Thermal Power Company Steam Fields and the Cerro Prieto Steam Fields. Such services include the operation of power plants, geothermal steam fields, wells and well pumps, gathering systems and gas pipelines. The Company also supervises maintenance, materials purchasing and inventory control; manages cash flow; trains staff; and prepares operating and maintenance manuals for each power generation facility. As a facility develops an operating history, the Company analyzes its operation and may modify or upgrade equipment or adjust operating procedures or maintenance measures to enhance the facility's reliability or profitability. These services are performed under the terms of an operating and maintenance agreement pursuant to which the Company is generally reimbursed for certain costs, is paid an annual operating fee and may also be paid an incentive fee based on the performance of the facility. The fees payable to the Company are generally subordinated to any lease payments or debt service obligations of non-recourse debt for the project.

     In order to provide fuel for the gas-fired power generation projects in which the Company has an interest, natural gas reserves are acquired or natural gas is purchased from third parties under supply agreements. The Company structures a gas-fired power facility's fuel supply agreement so that gas costs have a direct relationship to the fuel component of revenue energy payments.


     Certain power generation facilities in which the Company has an interest have been financed primarily with non-recourse project financing that is structured to be serviced out of the cash flows derived from the sale of electricity, thermal energy and/or steam produced by such facilities and provides that the obligations to pay interest and principal on the loans are secured almost solely by the capital stock or partnership interests, physical assets, contracts and/or cash flow attributable to the entities that own the projects. The lenders under non-recourse project financing generally have no recourse for repayment against the Company or any assets of the Company or any other entity other than foreclosure on pledges of stock or partnership interests and the assets attributable to the entities that own the facilities.



     Substantially all of the power generation facilities in which the Company has an interest are located on a sites which are leased on a long-term basis. The Company currently holds interests in geothermal leaseholds in the Thermal Power Company Steam Fields that produce steam for sale under steam sales agreements and for use in producing electricity from its wholly owned geothermal power generation facilities. See "-- Properties."



     The continued operation of power generation facilities and steam fields involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes and performance below expected levels of output or efficiency. To date, the Company's power generation facilities have operated at an average availability in excess of 97%, and although from time to time the Company's power generation facilities and steam fields have experienced certain equipment breakdowns or failures, such breakdowns or failures have not had a material adverse effect on the operation of such facilities or on the Company's results of operations. Although the Company's facilities contain certain redundancies and back-up mechanisms, there can be no assurance that any such breakdown or failure would not prevent the affected facility or steam field from performing under applicable power and/or steam sales agreements. In addition, although insurance is maintained to protect against certain of these operating risks, the proceeds of such insurance may not be adequate to cover lost revenue or increased expenses, and, as a result, the entity owning such power generation facility or steam field may be unable to service principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in the Company losing its interest in such power generation facility or steam field.

                                      LOGO

     Insurance coverage for each power generation facility includes commercial general liability, workers' compensation, employer's liability and property damage coverage which generally contains business interruption insurance covering debt service and continuing expenses for a period ranging from 12 to 18 months.

     The Company believes that each of the currently operating power generation facilities in which the Company has an interest is exempt from financial and rate regulation as a public utility under federal and state laws. See
"-- Government Regulation."

     The table below sets forth certain information regarding the Company's power generation facilities and steam fields currently in operation.

                          POWER GENERATION FACILITIES


                                                                                  COMMENCEMENT                    TERM OF
                        POWER         NAMEPLATE        CALPINE      CALPINE NET        OF                          POWER
                      GENERATION       CAPACITY        INTEREST      INTEREST      COMMERCIAL       UTILITY        SALES
     FACILITY         TECHNOLOGY    (MEGAWATTS)(1)   (PERCENTAGE)   (MEGAWATTS)    OPERATION       PURCHASER     AGREEMENT
- -------------------  ------------   --------------   ------------   -----------   ------------   -------------   ---------
Sumas..............   Gas-Fired            125             75%(2)         93.8        1993        Puget Sound       2013
                     Cogeneration                                                                   Power &
                                                                                                     Light
King City..........   Gas-Fired            120            100%           120          1989       Pacific Gas &      2019
                     Cogeneration                                                                  Electric
Gilroy.............   Gas-Fired            120            100%           120          1988       Pacific Gas &      2018
                     Cogeneration                                                                  Electric
Greenleaf 1........   Gas-Fired             49.5          100%            49.5        1989       Pacific Gas &      2019
                     Cogeneration                                                                  Electric
Greenleaf 2........   Gas-Fired             49.5          100%            49.5        1989       Pacific Gas &      2019
                     Cogeneration                                                                  Electric
Agnews.............   Gas-Fired             29             20%             5.8        1990       Pacific Gas &      2021
                     Cogeneration                                                                  Electric
Watsonville........   Gas-Fired             28.5          100%            28.5        1990       Pacific Gas &      2009
                     Cogeneration                                                                  Electric
West Ford Flat.....   Geothermal            27            100%            27          1988       Pacific Gas &      2008
                                                                                                   Electric
Bear Canyon........   Geothermal            20            100%            20          1988       Pacific Gas &      2008
                                                                                                   Electric
Aidlin.............   Geothermal            20              5%             1          1989       Pacific Gas &      2009
                                                                                                   Electric


                                  STEAM FIELDS


                                APPROXIMATE       CALPINE       CALPINE NET   COMMENCEMENT
                                 CAPACITY         INTEREST       INTEREST     OF COMMERCIAL        UTILITY         ESTIMATED
        STEAM FIELD            (MEGAWATTS)(3)   (PERCENTAGE)    (MEGAWATTS)     OPERATION         PURCHASER         LIFE(4)
- ----------------------------   -------------    ------------    ----------    -------------    ----------------    ---------
Thermal Power Company.......        151              100%           151            1960          Pacific Gas          2018
                                                                                                  & Electric
PG&E Unit 13................        100              100%           100            1980          Pacific Gas          2018
                                                                                                  & Electric
PG&E Unit 16................         78              100%            78            1985          Pacific Gas          2018
                                                                                                  & Electric
SMUDGEO #1..................         59              100%            59            1983           Sacramento          2018
                                                                                                  Municipal
                                                                                               Utility District
Cerro Prieto................         80              100%(5)         80            1973            Comision           2000(6)
                                                                                                  Federal de
                                                                                                 Electricidad


- ------------

(1) Nameplate capacity may not represent the actual output for a facility at any particular time.

(2) See "-- Power Generation Facilities -- Sumas Facility" for a description of the Company's interest in the Sumas partnership and current sales of power by the Sumas Facility.


(3) Capacity is expected to gradually diminish as the production of the related steam fields declines. See "-- Steam Fields."



(4) Other than for the Cerro Prieto Steam Fields, the steam sales agreements remain in effect so long as steam is produced in commercial quantities. There can be no assurance that the estimated life shown accurately predicts actual productive capacity of the steam fields. See "-- Steam Fields."



(5) See "-- Steam Fields -- Cerro Prieto Steam Fields" for a description of the Company's interest in and current sales of steam by the Cerro Prieto Steam Fields.



(6) Represents the actual termination of the steam sales agreement. See "-- Steam Fields -- Cerro Prieto Steam Fields."


POWER GENERATION FACILITIES

Sumas Facility

     The Sumas cogeneration facility (the "Sumas Facility") is a 125 megawatt natural gas-fired, combined cycle cogeneration facility located in Sumas, Washington, near the Canadian border. In 1991, the Company and Sumas Energy, Inc. ("SEI") formed Sumas Cogeneration Company, L.P. ("Sumas") for the purpose of developing, constructing, owning and operating the Sumas Facility. The Company is the sole limited partner in Sumas and SEI is the general partner. The Company currently holds a 50% interest in Sumas and SEI holds the other 50% interest. At the time the Company receives a 24.5% pre-tax rate of return on its partnership investment in Sumas, the Company's interest will be reduced to 11.33% and SEI's interest will increase to 88.67%. Further, the Company receives an additional 25% of the cash flow of the Sumas Facility to repay principal and interest on $11.5 million of loans to the sole shareholder of SEI. A $1.5 million loan bears interest at 20% and matures in 2003 and a $10.0 million loan bearing interest at 16.25% and matures in 2004. The Sumas Facility commenced commercial operation in April 1993.

     The Company managed the engineering, procurement and construction of the power plant and related facilities of the Sumas Facility, including the gas pipeline. The Sumas Facility was constructed by a Washington joint venture formed by Industrial Power Corporation and Haskell Corporation. The Sumas Facility is comprised of an MS 7001EA combined cycle gas turbine manufactured by General Electric Company ("General Electric"), a Vogt heat recovery steam generator, a General Electric steam turbine and a 3.5 mile gas pipeline. Since start-up in April 1993, the Sumas Facility has operated at an average availability of approximately 96.5%.


     The Sumas Facility's $135.0 million construction and gas reserves acquisition cost was financed through $120.0 million of construction and term loan financing provided to Sumas and ENCO Gas, Ltd. ("ENCO"), a wholly owned Canadian subsidiary of Sumas, by The Prudential Insurance Company of America ("Prudential") and Credit Suisse. The credit facilities originally included term loans of $70.0 million at a combined fixed interest rate of 10.28% per annum and variable rate loans of $50.0 million currently based on LIBOR, which are amortized over a 15-year period.


     Electrical energy generated by the Sumas Facility is sold to Puget Sound Power & Light Company ("Puget") under the terms of a 20-year power sales agreement terminating in 2013. Under the power sales agreement, Puget has agreed to purchase an annual average of 123 megawatts of electrical energy.

     The power sales agreement provides for the sale of electrical energy at a total price equal to the sum of (i) a fixed price component and (ii) a variable price component multiplied by an escalation factor for the year in which the energy is delivered. The schedule of annual fixed average energy prices (expressed in cents per kilowatt hour) in effect through 2013 under the Sumas power sales agreement is as follows:

                      FIXED                              FIXED                              FIXED
                      ENERGY                             ENERGY                             ENERGY
        YEAR          PRICE                YEAR          PRICE                YEAR          PRICE
- --------------------  ------       --------------------  ------       --------------------  ------
1996................  3.19c
1997................  3.38c
1998................  3.64c
1999................  3.98c
2000................  4.23c
2001................  6.23c
2002................  6.11c
2003................  6.22c
2004................  6.33c
2005................  6.45c
2006................  6.57c
2007................  5.23c
2008................  5.31c
2009................  5.40c
2010................  5.49c
2011................  5.58c
2012................  5.58c
2013................  5.58c


The variable price component is set according to a scheduled rate set forth in the agreement, which in 1995 was .97c per kilowatt hour, and escalates annually by a factor equal to the U.S. Gross National Product Implicit Price Deflator. For 1995, the average price paid by Puget under the power sales agreement was 2.954c per kilowatt hour. Pursuant to the power sales agreement, Puget may displace the production of the Sumas Facility when the cost of Puget's replacement power is less than the Sumas Facility's incremental power generation costs. Thirty-five percent of the savings to Puget under this displacement provision are shared with the Sumas Facility. In 1995, the Sumas Facility's net profit was increased by $278,000 as a result of the displacement provision. The Company currently estimates a similar level of displacement in 1996 as that experienced in 1995.


     In addition to the sale of electricity to Puget, pursuant to a long-term steam supply and dry kiln lease agreement, the Sumas Facility produces and sells approximately 23,000 pounds per hour of low pressure steam to an adjacent lumber-drying facility owned by Sumas, which has been leased to and is operated by Socco, Inc. ("Socco"), an SEI affiliate. It is necessary to continue to operate the dry kiln facility in order to maintain the Sumas Facility's QF status. See "-- Government Regulation."

     In connection with the development of the Sumas Facility, Canadian natural gas reserves located primarily in northeastern British Columbia, Canada were acquired by Sumas through its wholly owned subsidiary, ENCO. The gas reserves owned by ENCO totalled 138 billion cubic feet as of January 1, 1996. Firm transportation is contracted for on the Westcoast Energy Inc. pipeline. Gas is delivered to Huntington, British Columbia where it is transferred into Sumas' own pipeline for transportation to the plant. ENCO is currently supplying approximately 12,000 million British thermal units per day ("mmbtu/day") to the Sumas Facility. The remaining 13,000 mmbtu/day requirement is being supplied under a one-year contract with West Coast Gas Services, Inc. The Company believes that the gas reserves owned by ENCO and the availability of supplemental gas supplies are sufficient to fuel the Sumas Facility through the year 2013.

     The Company operates and maintains the Sumas Facility under an operating and maintenance agreement pursuant to which the Company is reimbursed for certain costs and is entitled to a fixed annual fee and an incentive payment based on project performance. This agreement has an initial term of ten years expiring in April 2003 and provides for extensions.

     The Sumas Facility is located on 13.5 acres located in Sumas, Washington, which are leased from the Port of Bellingham under the terms of a 23.5-year lease expiring in 2014, subject to renewal. The lease provides for rental payments according to a fixed schedule.

     During 1995, the Sumas Facility generated approximately 1,026,000,000 kilowatt hours of electrical energy and approximately $31.5 million of total revenue. In 1995, the Company recognized a loss of approximately $3.0 million in accordance with the terms of the Sumas partnership agreement, and recorded revenue of $2.0 million for services performed under the operating and maintenance agreement.

King City Facility

     The King City cogeneration facility (the "King City Facility") is a 120 megawatt natural gas-fired combined cycle facility located in King City, California. In April 1996, the Company entered into a long-term operating lease for this facility with BAF Energy, A California Limited Partnership ("BAF"). Under the terms of the operating lease, Calpine makes semi-annual lease payments to BAF, a portion of which is supported by a $100.7 million collateral fund, owned by the Company. The collateral consists of a portfolio of investment grade and U.S. Treasury Securities that will mature serially in amounts equal to a portion of the lease payments.

     The Company financed the collateral fund and other transaction costs with the $45 Million Bank of Nova Scotia Loan and $13.3 million of borrowings under the Credit Suisse Credit Facility (both of which were repaid with a portion of the net proceeds from the sale of the Old Notes), as well as $50.0 million of proceeds from the Preferred Stock Investment by Electrowatt.

     The power plant consists of a General Electric Frame 7 Model EA combustion turbine generator, a Nooter/Eriksen heat recovery steam generator, an ASEA Brown Boveri ("ABB") steam turbine generator and two Nebraska Boiler auxiliary boilers. The King City Facility commenced commercial operation in 1989 and has operated at an average availability of approximately 97%.

     Electricity generated by the King City Facility is sold to PG&E under a 30-year power sales agreement terminating in 2019. The power sales agreement contains payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $184 per kilowatt year for 111 megawatts for the term of the agreement so long as the King City Facility delivers 80% of the firm capacity during designated periods of the year. Additional capacity payments are received for as-delivered capacity in excess of 111 megawatts delivered during peak and partial peak hours. The following schedule sets forth the as-delivered capacity prices per kilowatt year:

                                                                       AS-DELIVERED
                                        YEAR                          CAPACITY PRICE
                ----------------------------------------------------  --------------
                1996................................................       $176
                1997................................................       $188
                1998................................................       $188

Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. Through 1998, payments for electrical energy produced are based on 100% of PG&E's avoided cost of energy for the period of January 1 through April 30, and 80% at avoided cost and 20% at fixed prices for the period of May 1 through December
31. The schedule of fixed average energy prices (expressed in cents per kilowatt hour) in effect through 1998 under the King City Facility power sales agreement is as follows:

                                                                          ENERGY
                                          YEAR                            PRICE
                --------------------------------------------------------  ------
                1996....................................................  12.24c
                1997....................................................  13.14c
                1998....................................................  13.14c

Thereafter, PG&E is required to pay for electrical energy actually delivered at prices equal to PG&E's then avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour.

     Through April 28, 1999, the power sales agreement allows for dispatchable operation which gives PG&E the right to curtail the number of hours per year that the King City Facility operates. PG&E has an option to extend its curtailment rights for two additional one-year terms. If PG&E exercises the curtailment extension option, it will be required to pay an additional .7c per kilowatt hour for all energy delivered from the King City Facility.

     In addition to the sale of electricity to PG&E, the King City Facility produces and sells thermal energy to a thermal host, Basic Vegetable Products, Inc. ("BVP"), an affiliate of BAF, under a long-term contract coterminous with the power sales agreement. It is necessary to continue to operate the host facility in order to maintain the King City Facility's QF status. See
"-- Government Regulation." The BVP facility was built in 1957 and processes between 30% and 40% of the dehydrated onion and garlic production in the United States.


     Natural gas for the King City Facility is supplied pursuant to a contract with Chevron U.S.A. Inc. ("Chevron") expiring June 30, 1997. Natural gas is transported under a firm transportation agreement, expiring June 30, 1997, via a dedicated 38-mile pipeline owned and operated by PG&E. The Company believes that upon expiration of these agreements that it will be able to obtain sufficient quantities and firm transportation of natural gas to operate the King City Facility for the remaining term of the power sales agreement.



     Fee title to the premises is owned by Basic American, Inc., who has leased the premises to an affiliate of BAF for a term equivalent to the term of the power sales agreement for the King City Facility. The Company is subleasing the premises, together with certain easements, from such affiliate of BAF pursuant to a ground sublease for approximately 15 acres.

Gilroy Facility



     On August 29, 1996, the Company acquired the Gilroy cogeneration facility (the "Gilroy Facility"), a 120 megawatt gas-fired facility located in Gilroy, California, from McCormick & Company, Inc. The Company purchased the Gilroy Facility for a purchase price of $125.0 million plus certain contingent consideration, which the Company currently estimates will amount to approximately $24.1 million.



     The acquisition of the Gilroy Facility was financed utilizing a non-recourse project loan in the aggregate amount of $116.0 million. Such loan, which was provided by Banque Nationale de Paris, consists of a 15-year tranche in the amount of $81.0 million and an 18-year tranche in the amount of $35.0 million and bears interest at fixed and floating rates.



     The power plant consists of a General Electric Frame 7 Model EA combustion turbine generator, an AEG-KANIS (ABB) steam turbine, a Henry Vogt heat recovery steam generator, two auxiliary boilers and an inlet chiller using a Henry Vogt ice machine. The Gilroy Facility commenced commercial operation in March 1988 and has operated at an average availability of approximately 98.5%.



     Electricity generated by the Gilroy Facility is sold to PG&E under an original 30-year power sales agreement terminating in 2018. The power sales agreement contains payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $172 per kilowatt year for 120 megawatts for the term of the agreement so long as the Gilroy Facility delivers 80% of the firm capacity during designated periods of the year. Additional capacity payments are received for as-delivered capacity in excess of 120 megawatts delivered. The following schedule sets forth the as-delivered capacity prices per kilowatt year:



                                                                       AS-DELIVERED
                                      YEAR                            CAPACITY PRICE
            --------------------------------------------------------  --------------
            1996....................................................       $176
            1997....................................................       $188



     Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. In addition, the power sales agreement provides for payments for electrical energy actually delivered during the period of dispatchable operation at a price equal to PG&E's avoided cost of energy excluding adders (as determined by the CPUC). Thereafter, during the period of baseload operation, PG&E is required to pay for electrical energy actually delivered at prices equal to PG&E's then avoided cost of energy. PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour.



     Through December 31, 1998, the power sales agreement allows for dispatchable operation which gives PG&E the right to curtail the number of hours per year that the Gilroy Facility operates.



     In addition to the sale of electricity to PG&E, the Gilroy Facility produces and sells thermal energy to a thermal host, Gilroy Foods, Inc. ("Gilroy Foods"), under a long-term contract that is coterminous with the power sales agreement. Gilroy Foods is a recognized leader in the production of dehydrated onions and garlic. Simultaneously with the acquisition by the Company of the Gilroy Facility, Gilroy Foods was acquired by ConAgra, Inc., an international food company with 1995 revenues of approximately $24.1 billion. It is necessary to continue to operate the host facility in order to maintain the Gilroy Facility's QF status. See "-- Government Regulation."



     Natural gas for the Gilroy Facility is supplied pursuant to a contract with Amoco Energy Trading Corporation ("Amoco") expiring July 31, 1997. The Company believes that upon expiration of this fuel supply agreement, it will be able to obtain a sufficient quantity of natural gas to operate the Gilroy Facility for the remaining term of the power sales agreement. Natural gas is transported under a firm transportation agreement, expiring July 1, 1997, via a dedicated 300-yard pipeline owned and maintained by PG&E.



     The Gilroy Facility is located on approximately five acres of land which is leased to the Company by Gilroy Foods. The lease term runs concurrent with the term of the power sales agreement.

Greenleaf 1 and 2 Facilities


     On April 21, 1995, Calpine completed the acquisition of the Greenleaf 1 and 2 cogeneration facilities (the "Greenleaf 1 and 2 Facilities") from Radnor Power Corporation, an affiliate of LFC Financial Corporation ("LFC"), for an adjusted a purchase price of $81.5 million.


     On June 30, 1995, Calpine refinanced the existing debt on the Greenleaf 1 and 2 Facilities by borrowing $76.0 million from Sumitomo Bank. The non-recourse project financing with Sumitomo Bank is divided into two tranches, a $60.0 million fixed rate loan facility which bears interest on the unpaid principal at a fixed rate of 7.415% per annum with amortization of principal based on a fixed schedule through June 30, 2005, and a $16.0 million floating rate loan facility which bears interest based on LIBOR plus an applicable margin (6.5% as of December 31, 1995) with the amortization of principal based on a fixed schedule through December 31, 2010.


     The Greenleaf 1 and 2 Facilities have a combined natural gas requirement of approximately 22,000 mmbtu/day. The Company, through its wholly owned subsidiary Calpine Fuels Corporation ("Calpine Fuels"), entered into a gas supply agreement with Montis Niger, Inc. ("MNI"), an affiliate of LFC, which owns and operates a local gas field that is connected to the facilities. Calpine Fuels is committed to purchasing all gas produced by MNI under this agreement which terminates in December 2019. The quantity of gas produced by MNI varies and is currently less than the facilities' full requirements. As a result, Calpine Fuels has supplemented the MNI gas supply with a short-term contract with Coastal Gas Marketing Company, Chevron, which expires on September 30, 1996. This gas is delivered over PG&E's intrastate pipeline which is directly connected to each facility. The Greenleaf 1 and 2 Facilities have interruptible transportation agreements with PG&E, expiring in June 1997. The Company believes that it will be able to obtain a sufficient quantity of natural gas to operate the Greenleaf 1 and 2 Facilities for the remaining term of the power sales agreement.


     Greenleaf 1 Facility. The Greenleaf 1 cogeneration facility (the "Greenleaf 1 Facility") is a 49.5 megawatt natural gas-fired cogeneration facility located near Yuba City, California. The Greenleaf 1 Facility includes an LM5000 gas turbine manufactured by General Electric, a Vogt heat recovery steam generator and a condensing General Electric steam turbine. The Greenleaf 1 Facility commenced commercial operation in March 1989. Since its acquisition by the Company in April 1995, the power plant has operated at an average availability of approximately 94.4%.

     Electricity generated by the Greenleaf 1 Facility is sold to PG&E under a 30-year power sales agreement terminating in 2019 which contains payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $184 per kilowatt year for 49.2 megawatts for the term of the agreement, so long as the Greenleaf 1 Facility delivers 80% of its firm capacity during certain designated periods of the year, and an as-delivered capacity payment for an additional .3 megawatts of capacity. The following schedule sets forth the as-delivered capacity prices per kilowatt year through 1997 under the Greenleaf 1 Facility power sales agreement:

                                                                       AS-DELIVERED
                                        YEAR                          CAPACITY PRICE
                ----------------------------------------------------  --------------
                1996................................................       $176
                1997................................................       $188

Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. In addition, the power sales agreement provides for payments for up to 49.5 megawatts of electrical energy actually delivered at a price equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour.


     In accordance with the power sales agreement, PG&E is entitled to curtail the Greenleaf 1 Facility during hydro-spill periods, or during periods of negative avoided costs. During 1995, the Greenleaf 1 Facility did not experience curtailment, and the Company does not expect to experience curtailment at such facility during 1996. PG&E may also interrupt or reduce deliveries if necessary to repair its system or because of system emergencies, forced outages, force majeure and compliance with prudent electrical practices.


     In addition to the sale of electricity to PG&E, the Greenleaf 1 Facility sells thermal energy, in the form of hot exhaust to dry wood waste, to a thermal host which is owned and operated by the Company. It is necessary to continue to operate the host facility in order to maintain the Greenleaf 1 Facility's QF status. See "-- Government Regulation."

     The Greenleaf 1 Facility is located on 77 acres owned by the Company near the rural area of Yuba City, California.

     From April 21, 1995 through December 31, 1995, the Greenleaf 1 Facility generated approximately 258,921,000 kilowatt hours of electric energy for sale to PG&E and approximately $13.9 million in revenue.

     Greenleaf 2 Facility. The Greenleaf 2 cogeneration facility (the "Greenleaf 2 Facility") is a 49.5 megawatt natural gas-fired cogeneration facility located near Yuba City, California. The Greenleaf 2 Facility includes a STIG LM5000 gas turbine manufactured by General Electric and a Deltak heat recovery steam generator. The Greenleaf 2 Facility commenced commercial operation in December 1989. Since its acquisition by the Company in April 1995, the power plant has operated at an average availability of approximately 95%.

     Electricity generated by the Greenleaf 2 Facility is sold to PG&E under a 30-year power sales agreement terminating in 2019 which includes payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $184 per kilowatt year for 49.2 megawatts for the term of the agreement, so long as the Greenleaf 2 Facility delivers 80% of its firm capacity during certain designated periods of the year, and an as-delivered capacity payment for an additional .3 megawatts of capacity. The following schedule sets forth the as-delivered capacity prices per kilowatt year through 1997 under the Greenleaf 2 Facility power sales agreement:

                                                                       AS-DELIVERED
                                        YEAR                          CAPACITY PRICE
                ----------------------------------------------------  --------------
                1996................................................       $176
                1997................................................       $188

Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. In addition, the power sales agreement provides for payments for up to 49.5 megawatts of electrical energy actually delivered at a price equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour.


     In accordance with the power sales agreement, PG&E is entitled to curtail the Greenleaf 2 Facility during hydro-spill periods or during any period of negative avoided costs. During 1995, the Greenleaf 2 Facility did not experience curtailment, and the Company does not expect to experience curtailment at such facility during 1996. PG&E may also interrupt or reduce deliveries if necessary to repair its system or because of system emergencies, forced outages, force majeure and compliance with prudent electrical practices.


     In addition to the sale of electricity to PG&E, the Greenleaf 2 Facility sells thermal energy to Sunsweet Growers, Inc. ("Sunsweet") pursuant to a 30-year contract. Sunsweet is the largest producer of dried fruit in the United States. It is necessary to continue to operate the host facility in order to maintain the status of the Greenleaf 2 Facility as a QF. See "-- Government Regulation."

     The Greenleaf 2 Facility is located on 2.5 acres of land under a lease from Sunsweet, which runs concurrent with the power sales agreement.

     From April 21, 1995 through December 31, 1995, the Greenleaf 2 Facility generated approximately 276,038,000 kilowatt hours of electric energy for sale to PG&E and approximately $14.5 million of revenue.

Agnews Facility

     The Agnews cogeneration facility (the "Agnews Facility") is a 29 megawatt natural gas-fired combined cycle cogeneration facility located on the East Campus of the state-owned Agnews Developmental Center in San Jose, California. Calpine holds a 20% ownership interest in GATX Calpine-Agnews, Inc., which is the sole stockholder of O.L.S. Energy-Agnews, Inc. ("O.L.S. Energy-Agnews"). O.L.S. Energy-Agnews leases the Agnews Facility under a sale leaseback arrangement. The other stockholder of GATX Calpine-Agnews, Inc. is GATX Capital Corporation ("GATX"), which has an 80% ownership interest. In connection with the sale leaseback arrangement, Calpine has agreed to reimburse GATX for its proportionate share of certain payments that may be made by GATX with respect to the Agnews Facility. The Company and GATX managed the development and financing of the Agnews Facility, which commenced commercial operations in December 1990.

     The Company managed the engineering, construction and start-up of the Agnews Facility. The construction work was performed by Power Systems Engineering, Inc. under a turnkey contract. The power plant consists of an LM2500 aeroderivative gas turbine manufactured by General Electric, a Deltak unfired heat recovery steam generator and a Shin Nippon steam turbine-generator. Since start-up, the Agnews Facility has operated at an average availability of approximately 96.5%.

     The total cost of the Agnews Facility was approximately $39 million. The construction financing was provided by Credit Suisse in the amount of $28.0 million. After the commencement of commercial operation, the facility was sold to Nynex Credit Corporation under a sale leaseback arrangement with O.L.S. Energy-Agnews. Under the sale leaseback, O.L.S. Energy-Agnews has entered into a 22-year lease, commencing March 1991, providing for the payment of a fixed base rental, renewal options and a purchase option at fair market value at the termination of the lease.

     Electricity generated by the Agnews Facility is sold to PG&E under a 30-year power sales agreement terminating in 2021 which contains payment provisions for capacity and energy. The power sales agreement provides for a payment of $196 per kilowatt year for 24 megawatts of firm capacity for the term of the agreement, so long as the Agnews Facility delivers at least 80% of its firm capacity of 24 megawatts during certain designated periods of the year, and an as-delivered capacity payment for an additional 4 megawatts of capacity. The following schedule sets forth the as-delivered capacity prices per kilowatt year through 1998 under the Agnews Facility power sales agreement:

                                                                       AS-DELIVERED
                                        YEAR                          CAPACITY PRICE
                ----------------------------------------------------  --------------
                1996................................................       $176
                1997................................................       $188
                1998................................................       $188

Thereafter, the payment for as-delivered capacity will be at the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. In addition, the power sales agreement provides for payments for up to 32 megawatts of electrical energy actually delivered at a price equal to (i) through 1998, the product of PG&E's fixed incremental energy rate and PG&E's utility electric generation gas cost, and (ii) thereafter, PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour.

     Under certain circumstances, PG&E may curtail energy deliveries for up to 1,000 off-peak hours per year. During 1995, PG&E curtailed the energy purchased under the power sales agreement by 1,000 hours. The Company currently expects the maximum amount of curtailment allowed under the agreement during 1996.

     In addition to the sale of electricity to PG&E, the Agnews Facility produces and sells electricity and approximately 7,000 pounds per hour of steam to the Agnews Developmental Center pursuant to a 30-year energy service agreement. The energy service agreement provides that the State of California will purchase from the Agnews Facility all of its requirements for steam (up to a specified maximum) and for electricity (which has historically been less than one megawatt per year) for the East Campus of the Agnews Developmental Center for the term of the agreement. Steam sales are priced at the cost of production for the Agnews Developmental Center. Electricity sales are priced at the rates that would otherwise be paid to PG&E by the Agnews Developmental Center. The State of California is required to utilize the minimum amount of steam required to maintain the Agnews Facility's QF status. See "-- Government Regulation."

     The supply of natural gas for the Agnews Facility is currently provided under a full requirements fuel supply agreement between O.L.S. Energy-Agnews and Amoco Energy Trading Corporation ("Amoco") which expires June 30, 1997. The Company believes that, upon expiration of this fuel supply agreement, it will be able to obtain a sufficient quantity of natural gas to operate the Agnews Facility for the remaining term of the power sales agreement. Intrastate transportation is provided under a firm gas transportation agreement with PG&E expiring in June 1997.

     The Agnews Facility is operated by the Company under an operating and maintenance agreement pursuant to which the Company is reimbursed for certain costs and is entitled to a fixed annual fee and an incentive payment based on performance. This agreement has an initial term of six years expiring on December 31, 1996 and may be automatically renewed for an additional six-year term, provided certain performance standards are met, and thereafter upon mutually agreeable terms. The Company expects the contract will be renewed on December 31, 1996.

     The Agnews Facility is located on 1.4 acres of land leased from the Agnews Development Center under the terms of a 30-year lease that expires in 2021. This lease provides for rental payments to the State of California on a fixed payment basis until January 1, 1999, and thereafter based on the gross revenues derived from sales of electricity by the Agnews Facility, as well as a purchase option at fair market value.

     During 1995, the Agnews Facility generated approximately 225,683,000 kilowatt hours of electrical energy and total revenue of $10.8 million. In 1995, the Company recognized a loss of approximately $82,000 as a result of the Company's 20% ownership interest and recorded revenue of $1.5 million for services performed under the operating and maintenance agreement.

Watsonville Facility

     The Watsonville cogeneration facility (the "Watsonville Facility") is a
28.5 megawatt natural gas-fired combined cycle cogeneration facility located in Watsonville, California. On June 29, 1995, the Company acquired the operating lease for this facility for $900,000 from Ford Motor Credit Company. Under the terms of the lease, rent is payable each month from July through December. The lease terminates on December 29, 2009. The Watsonville Facility commenced commercial operation in May 1990. The power plant consists of a General Electric LM2500 gas turbine, a Deltak heat recovery steam generator and a Shin Nippon steam turbine. Since its acquisition by the Company in June 1995, the power plant has operated at an average availability of approximately 96.5%.

     Electricity generated by the Watsonville Facility is sold to PG&E under a 20-year power sales agreement terminating in 2009 which contains payment provisions for capacity and energy. The power sales agreement provides for a payment of $178 per kilowatt year for 20.9 megawatts of firm capacity for the term of the agreement, so long as the Watsonville Facility delivers at least 80% of its firm capacity of 20.9 megawatts during certain designated periods of the year, and an as-delivered capacity payment for an additional 7.6 megawatts of capacity. In addition, the power sales agreement provides for payments for up to
28.5 megawatts of electrical energy actually delivered. Through April of 2000, 1% of energy will be sold under the fixed energy price schedule set forth below, and 99% of the energy will be sold at PG&E's avoided cost of energy. The following schedule sets forth the fixed average energy prices (expressed in cents per kilowatt hour) and the as-delivered capacity prices per kilowatt year through 2000 for energy deliveries under the Watsonville Facility power sales agreement:

                                                              ENERGY     AS-DELIVERED
                                    YEAR                       PRICE    CAPACITY PRICE
                --------------------------------------------  -------   --------------
                1996........................................  12.24c         $176
                1997........................................  13.14c         $188
                1998........................................  13.90c         $188
                1999........................................  13.90c         $188
                2000........................................  13.90c         $188

Thereafter, PG&E will pay for energy delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC), and will pay for as-delivered capacity at the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour.

     Under certain circumstances, PG&E may curtail energy deliveries for a block of up to 400 hours between January 1 and April 15 and an additional 900 off-peak hours from October 1 though April 30. From June 29, 1995 through December 31, 1995, PG&E curtailed energy purchases of 212 hours under the power sales agreement.


     In addition to the sale of electricity to PG&E, during 1995 the Watsonville Facility produced and sold steam to two thermal hosts, Norcal Frozen Foods, Inc. ("Norcal") and Farmers Processing, both food processors. In August 1995, Norcal sold its facility to a subsidiary of Dean Foods ("Dean Foods"), which closed the facility on February 9, 1996. The lessor of the Watsonville Facility has constructed a water distillation facility on the site of the Watsonville Facility to replace the Dean Foods food processing facility. This facility commenced operations in August 1996 and is operated by the Company. It is necessary to continue to operate the host facilities in order to maintain the Watsonville Facility's QF status. See "-- Government Regulation."



     Amoco is the supplier of natural gas to the Watsonville Facility. The Company has negotiated a contract with Amoco, which it expects to execute by October 15, 1996 and which will be effective through June 30, 1997. In the interim, the Company has executed a series of monthly contracts with Amoco. PG&E provides firm gas transportation to the Watsonville Facility under a contract expiring June 30, 1997. The Company believes that upon expiration of this fuel supply agreement, it will be able to obtain a sufficient quantity of natural gas to operate the Watsonville Facility for the remaining term of the power sales agreement.


     The Watsonville Facility is located on 1.8 acres of land leased from Dean Foods under the terms of a 30-year lease expiring in 2010.

     For the period from June 29, 1995 to December 31, 1995, the Watsonville Facility generated approximately 117,147,000 kilowatt hours of electrical energy for sale to PG&E and approximately $5.9 million in revenue.

West Ford Flat Facility

     The West Ford Flat geothermal facility (the "West Ford Flat Facility") consists of a 27 megawatt geothermal power plant and associated steam fields located in the eastern portion of The Geysers area of northern California. The West Ford Flat Facility includes a power plant consisting of two turbines manufactured by Mitsubishi Heavy Industries, Inc. with rotors remanufactured by ABB Industries, Inc., two generators manufactured by Electric Machinery, Inc., and seven production wells and steam leases. The West Ford Flat Facility commenced commercial operation in December 1988. Since start-up, the West Ford Flat Facility has operated at an average availability of approximately 98%.

     Electricity generated by the West Ford Flat Facility is sold to PG&E under a 20-year power sales agreement terminating in 2008 which contains payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $167 per kilowatt year for 27 megawatts of firm capacity for the term of the agreement, so long as the West Ford Flat Facility delivers 80% of its firm capacity during certain designated periods of the year. In addition, the power sales agreement provides for energy payments for electricity actually delivered based on a fixed price derived from a scheduled forecast of energy prices over the initial ten-year term of the agreement ending December 1998. The schedule of fixed average energy prices (expressed in cents per kilowatt hour) in effect through 1998 under the West Ford Flat Facility power sales agreement is as follows:

                                                                          ENERGY
                                          YEAR                            PRICE
                --------------------------------------------------------  ------
                1996....................................................  12.89c
                1997....................................................  13.83c
                1998....................................................  13.83c

Thereafter, PG&E is required to pay for electrical energy actually delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour. The Company cannot accurately predict the avoided cost of energy prices that will be in effect at the expiration of the fixed price period under this agreement.

     Under certain circumstances, PG&E may curtail energy deliveries for up to 1,000 off-peak hours per year. During 1995, PG&E curtailed the energy purchased under this agreement by 1,000 hours. In the event of any such curtailment, the Company's results of operations may be materially adversely affected. The Company currently expects the maximum amount of curtailment allowed under the agreement during 1996.

     The Company believes that the geothermal reserves that supply energy for use by the West Ford Flat Facility will be sufficient to operate at full capacity for the entire term of the power sales agreement due principally to high reservoir pressures, low projected decline rates, limited development in adjacent areas and the substantial productive acreage dedicated to the West Ford Flat Facility.

     The West Ford Flat Facility is located on 267 acres of leased land located in The Geysers. For a description of the leases covering the properties located in The Geysers, see "-- Properties."

     During 1995, the West Ford Flat Facility generated approximately 216,614,000 kilowatt hours of electrical energy for sale to PG&E and approximately $29.4 million of revenue.

Bear Canyon Facility

     The Bear Canyon facility (the "Bear Canyon Facility") consists of a 20 megawatt geothermal power plant and associated steam fields located in the eastern portion of The Geysers area of northern California, two miles south of the West Ford Flat Facility. The Bear Canyon Facility includes a power plant consisting of two turbine generators manufactured by Mitsubishi Heavy Industries, Inc. with rotors remanufactured by ABB Industries, Inc., as well as eight production wells, an injection well and steam reserves. The Bear Canyon Facility commenced commercial operation in October 1988. Since start-up, the Bear Canyon Facility has operated at an average availability of approximately 98.4%.

     Electricity generated by the Bear Canyon Facility is sold to PG&E under two 10 megawatt, 20-year power sales agreements terminating in 2008 which contain payment provisions for capacity and energy. One of the power sales agreements provides for a firm capacity payment of $156 per kilowatt year on four megawatts for the term of the agreement, so long as the Bear Canyon Facility delivers 80% of its firm capacity during certain designated periods of the year, and an as-delivered capacity payment for the additional six megawatts of capacity. The other agreement provides for an as-delivered capacity payment for the entire 10 megawatts. Both agreements provide for energy payments for electricity actually delivered based on a fixed price basis through the initial ten-year term of the agreement ending September 1998. The following schedule sets forth the fixed average energy prices (expressed in cents per kilowatt hour) and the as-delivered capacity prices per kilowatt year through 1998 for energy deliveries under the Bear Canyon Facility power sales agreements:

                                                              ENERGY     AS-DELIVERED
                                    YEAR                       PRICE    CAPACITY PRICE
                --------------------------------------------  -------   --------------
                1996........................................  12.89c         $176
                1997........................................  13.83c         $188
                1998........................................  13.83c         $188

Thereafter, PG&E will pay for energy delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC), and will pay for as-delivered capacity at the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour. The Company cannot accurately predict the avoided cost of energy prices that will be in effect at the expiration of the fixed price period under this agreement.

     Under certain circumstances, PG&E may curtail energy deliveries for up to 1,000 off-peak hours per year. During 1995, PG&E curtailed the energy purchased under this agreement by 1,000 hours. In the event of any such curtailment, the Company's results of operations may be materially adversely affected. The Company currently expects the maximum amount of curtailment allowed under the agreement during 1996.

     The Company believes that the geothermal reserves for the Bear Canyon Facility will be sufficient to operate at full capacity for substantially all of the remaining term of the power sales agreements due principally to high reservoir pressures, low projected decline rates, limited development in adjacent areas and the substantial productive acreage dedicated to the Bear Canyon Facility.

     The Bear Canyon Facility is located on 284 acres of land located in The Geysers covered by two leases, one with the State of California and the other with a private landowner. For a description of the leases covering the properties located at The Geysers, see "-- Properties."

     During 1995, the Bear Canyon Facility generated approximately 164,847,000 kilowatt hours of electrical energy and approximately $21.8 million of revenue.

Aidlin Facility

     The Aidlin geothermal facility (the "Aidlin Facility") consists of a 20 megawatt geothermal power plant and associated steam fields located in the western portion of The Geysers area of northern California. The Company holds an indirect 5% ownership interest in the Aidlin Facility. The Company's ownership interest is held in the form of a 10% general partnership interest in a limited partnership (the "Aidlin Partnership"), which in turn owns a 50% ownership interest, as both a limited and general partner, in Geothermal Energy Partners Ltd. ("GEP"), a limited partnership which is the owner of the Aidlin Facility. MetLife Capital Corporation owns the remaining 90% interest in the Aidlin Partnership as a limited partner. The remaining 50% of GEP is owned by subsidiaries of Mission Energy Company and Sumitomo Corporation. The Aidlin Facility commenced commercial operation in May 1989.

     The Aidlin Facility includes a power plant consisting of two turbine generators manufactured by Fuji Electric and ABB Industries, Inc., as well as seven production wells and two injection wells. Since start-up, the Aidlin Facility has operated at an average availability of approximately 99%.

     The construction of the Aidlin Facility was financed with a $59.4 million term loan provided by Prudential, which bears interest at a fixed rate of 10.48% per annum and matures on June 30, 2008 according to a specified amortization schedule.

     Electricity generated by the Aidlin Facility is sold to PG&E under two 10 megawatt, 20-year power sales agreements terminating in 2009 which contain payment provisions for capacity and energy. The power sales agreements provide for an aggregate firm capacity payment for 17 megawatts of $167 per kilowatt year for the term of the agreements, so long as the Aidlin Facility delivers 80% of its capacity during certain designated periods of the year. In addition, the Aidlin Facility power sales agreements provide for energy payments for 20 megawatts based on a schedule of fixed energy prices (expressed in cents per kilowatt hour) in effect through 1999 as follows:

                                                                          ENERGY
                                          YEAR                            PRICE
                --------------------------------------------------------  ------
                1996....................................................  12.89c
                1997....................................................  13.83c
                1998....................................................  13.83c
                1999....................................................  13.83c

Thereafter, PG&E is required to pay for electrical energy actually delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour. The Company cannot accurately predict the avoided cost of energy that will be in effect at the expiration of the fixed price period under this agreement.

     Under certain circumstances, PG&E may curtail energy deliveries for up to 1,000 off-peak hours per year. During 1995, PG&E curtailed the energy purchased under this agreement by 1,000 hours. The Company currently expects the maximum amount of curtailment under the agreement in 1996.

     The output of the Aidlin Facility is expected to decline over the remaining life of the facility unless additional reserves are developed on existing or adjacent leases and enhanced water injection projects are successful in reducing field declines. See "Risk Factors -- Risks Related to the Development and Operation of Geothermal Energy Resources."

     The Aidlin Facility is operated and maintained by the Company under an operating and maintenance agreement pursuant to which the Company is reimbursed for certain costs and is entitled to an incentive payment based on project performance. This agreement expires on December 31, 1999.

     The Aidlin Facility is located on 713.8 acres of land located in The Geysers, which is leased by GEP from a private landowner. The lease will remain in force so long as geothermal steam is produced in commercial quantities.

     During 1995, the Aidlin Facility generated approximately 174,087,000 kilowatt hours of electrical energy and revenue of $21.7 million. In 1995, the Company recognized revenue of approximately $277,000 as a result of the Company's 5% ownership interest and $3.5 million for services performed under the operating and maintenance agreement.

STEAM FIELDS

Thermal Power Company Steam Fields

     The Company acquired Thermal Power Company on September 9, 1994 for a purchase price of $66.5 million. Thermal Power Company owns a 25% undivided interest in certain geothermal steam fields located at The Geysers in northern California (the "Thermal Power Company Steam Fields"). Union Oil Company of California ("Union Oil") owns the remaining 75% interest in the steam fields and operates and maintains the steam fields. The Thermal Power Company Steam Fields include the leasehold rights to 13,908 acres of steam fields which supply steam to 12 PG&E power plants located in The Geysers and include 247 production wells, 19 injection wells and 52 miles of steam-transporting pipeline. See
"-- Properties." The 12 plants have a nameplate capacity of 978 megawatts and currently have the capability to operate at 604 megawatts providing the Company with an effective interest in 151 megawatts. The steam fields commenced commercial operation in 1960.

     The Thermal Power Company Steam Fields produce steam for sale to PG&E under a long-term steam sales agreement. Under this steam sales agreement, the Company is paid on the basis of the amount of electricity produced by the power plants to which steam is supplied. PG&E is obligated to use its best efforts to operate its power plants to maintain monthly and annual steam field capacity. The price paid for steam under the steam sales agreement is determined according to a formula that consists of the average of three indices multiplied by a fixed price of 1.65c per kilowatt hour. The indices used are the Producer Price Index for Crude Petroleum, the Producer Price Index for Natural Gas and the Consumer Price Index ("CPI"). The price of steam under the steam sales agreement in 1995 was 1.647c per kilowatt hour. In addition, the Company receives a monthly fee for effluent disposal and maintenance. During 1995, such monthly fee was $144,000 per month.


     In March 1996, the Company and Union Oil Company of California ("Union Oil") entered into an alternative pricing agreement with PG&E for any steam produced in excess of 40% of average field capacity as defined in the steam sales contract. The alternative pricing strategy is effective through December 31, 2000. Under the alternative pricing agreement, PG&E has the option to purchase a portion of the steam that PG&E would likely curtail under the existing steam sales agreement. The price for this portion of steam will be set by the Company and Union Oil with the intent that it be at competitive market prices. The Company and Union Oil will solely determine the price and duration of these alternative prices.



     The steam sales agreement with PG&E also provides for offset payments, which constitute a remedy for insufficient steam. Under the steam sales agreement, the Company is required to pay PG&E for the unamortized costs, including site clean-up, removal and abandonment costs, of power plants that are installed but are unused as a result of steam supply deficiency. The offset payments are calculated based upon a fixed amortization schedule for all power plants, which may be adjusted for future capital expenditures, and upon the steam fields' capacity in megawatts. In accordance with the steam sales agreement, the Company makes offset payments at a reduced rate until total offsets calculated since July 1, 1991 equal $15 million. Accordingly, the Company's share of offsets in 1995 was $757,000. In approximately 1999, when total offsets may exceed $15 million in accordance with the agreement, the Company's share of offset payments to PG&E would be approximately 2 1/2 times their current rate (as calculated at the current steam field capacity).


     In accordance with the steam sales agreement, PG&E may curtail the power plants which receive steam in order to produce energy from lower cost sources. PG&E is contractually obligated to operate all of the power plants at a minimum of 40% of the field capacity during any given year, and at 25% of the field capacity in any given month. During 1995, the Thermal Power Company Steam Fields experienced extensive curtailment of steam production due to low gas prices and abundant hydro power. The Company receives a monthly fee for PG&E's right to curtail its power plants. Such fee was $12,800 per month during 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The steam sales agreement with PG&E terminates two years after the closing of the last operating power plant. In addition, PG&E may terminate the contract earlier with a one-year written notice. If PG&E terminates in accordance with the steam sales agreement, the Company will provide capacity maintenance services for five years after the termination date, and will retain a right of first refusal to purchase the PG&E facilities at PG&E's unamortized cost. Alternatively, the Company may terminate the agreement with a two-year written notice to PG&E. If the Company terminates, PG&E has the right to take assignment of the Thermal Power Company Steam Fields' facilities on the date of termination. In that case, the Company would continue to pay offset payments for three years following the date of termination. Under the steam sales agreement, PG&E may retire older power plants upon a minimum of six-months' notice. The Company is unable to predict PG&E's schedule for the retirement of such power plants, which may change from time to time. If steam is abandoned (i.e., cannot be transported to the remaining plants), the abandoned steam may be delivered for use to other PG&E power plants, subject to existing contract conditions, or to other customers upon closure of a PG&E power plant.

     The Thermal Power Company Steam Fields currently supply steam sufficient to operate the PG&E power plants at approximately 60% of their combined nameplate capacity. This percentage reflects a decline in productivity since the commencement of operations. While it is not possible to accurately predict long-term steam field productivity, the Company has estimated that the current annual rate of decline in steam field productivity of the Thermal Power Company Steam Fields was approximately 9% until 1995, during which year extensive curtailment interrupted the decline trend. The Company expects steam field productivity to continue to decline in the future. The Company plans to work with Union Oil and PG&E to partially offset the expected rate of decline by the development of water injection projects and power plant improvements.

     During 1995, the PG&E power plants produced 2,688,176,000 kilowatt hours of electrical energy of which the Company's 25% share is 672,044,000 kilowatt hours for approximately $11.0 million of revenue.

PG&E Unit 13 and Unit 16 Steam Fields

     The Company holds the leasehold rights to 1,631 acres of steam fields (the "PG&E Unit 13 and Unit 16 Steam Fields") that supply steam to PG&E's Unit 13 power plant (the "Unit 13") and PG&E's Unit 16 power plant (the "Unit 16"), all of which are located in The Geysers. See "-- Properties." Unit 13 and Unit 16 have nameplate capacities of 134 and 113 megawatts, respectively, and currently operate at outputs of approximately 100 and 78 megawatts, respectively. The PG&E Unit 13 Steam Field includes 956 acres, 30 production wells, two injection wells and five miles of pipeline, and commenced commercial operations in May 1980. The PG&E Unit 16 Steam Field includes 675 acres, 19 producing wells, two injection wells, and three miles of pipeline, and commenced commercial operation in October 1985.

     The PG&E Unit 13 and Unit 16 Steam Fields produce steam for sale to PG&E under long-term steam sales agreements. Under the steam sales agreements with PG&E, the Company is paid for steam on the basis of the amount of electricity produced by Unit 13 and Unit 16. The price paid for steam under the PG&E Unit 13 and Unit 16 Steam Fields agreements is determined according to a formula that is essentially a weighted average of PG&E's fossil (oil and gas) fuel price and PG&E's nuclear fuel price. The price of steam for 1995 was 1.207c per kilowatt hour. The price for 1996 is expected to be approximately .995c. The Company receives an additional .05c per kilowatt hour from PG&E for the disposal of liquid effluents produced at Unit 13 and Unit 16.

     During conditions of hydro-spill, PG&E may curtail energy deliveries from Unit 13 and Unit 16 which would reduce deliveries of steam under this agreement. Curtailments are primarily the result of a higher degree of precipitation during the period, which results in higher levels of energy generation by hydroelectric power facilities that supply electricity for sale by PG&E. In the event of any such curtailment, the Company's results of operations may be materially adversely affected. PG&E curtailed approximately 64,000,000 kilowatt hours under the steam sales agreement during 1995. The Company currently expects approximately the same amount of curtailment under the agreement during 1996 that was experienced in 1995.

     The steam sales agreement with PG&E continues in effect for as long as either Unit 13 or Unit 16 remains in commercial operation, which depends on maintaining the productive capacity of the respective steam fields. However, PG&E may terminate the agreement if the quantity, quality or purity of the steam is such that the operation of Unit 13 or Unit 16 becomes economically impractical. The Company currently estimates that the productive capacity of the PG&E Unit 13 and Unit 16 Steam Fields is approximately 22 years. However, no assurance can be given that the operation of either Unit 13 or Unit 16 will not become economically impractical at any time during these periods.

     The Company is required to supply a sufficient quantity of steam of specified quality to Unit 16. If an insufficient quantity of steam is delivered, the Company may be subject to penalty provisions, including suspension of PG&E's obligation to pay for steam delivered. Specifically, if the Company fails to deliver to Unit 16 in any calendar month a sufficient quantity of steam adequate to operate the power plant at or above a capacity factor of 50%, no payment shall be made for steam delivered to such Unit during such month until the cost of that Unit has been completely amortized by PG&E.

     In order to increase the efficiency of Unit 13 by approximately 20%, the Company agreed to purchase new rotors for approximately $10 million. In exchange, PG&E agreed to amend the steam sales agreement to remove the penalty provision for a failure to deliver a sufficient quantity of steam to Unit 13 and to require

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

PG&E to operate at variable pressure operations which will optimize production at the PG&E Unit 13 and Unit 16 Steam Fields.

     The PG&E Unit 13 and Unit 16 Steam Fields currently supply steam sufficient to operate Unit 13 and Unit 16 at approximately 72% of their combined nameplate capacities. This percentage reflects a decline in the productivity of the PG&E Unit 13 and Unit 16 Steam Fields since the commencement of operations of Unit 13 and Unit 16. While it is not possible to accurately predict long-term steam field productivity, the Company has estimated that the annual rate of decline in steam field productivity of the PG&E Unit 13 and Unit 16 Steam Fields was approximately 10% until curtailment of neighboring plants and Unit 13 and Unit 16 in 1995 reduced the decline to zero. The Company expects steam field productivity to continue to decline in the future, but at decreasing annual rates of decline. The Company considered these declines in steam field productivity in developing its original projections for the PG&E Unit 13 and Unit 16 Steam Fields at the time the Company acquired its initial interest in 1990. The Company plans to partially offset the expected rate of decline by implementing enhanced water injection and power plant improvements.

     During 1995, the PG&E Unit 13 and Unit 16 Steam Fields produced sufficient steam to permit Unit 13 and Unit 16 to produce approximately 1,296,900,000 kilowatt hours of electrical energy and approximately $16.3 million of revenue.

SMUDGEO #1 Steam Fields

     The Company holds the leasehold rights to 394 acres of steam fields that supply steam to the power plant for SMUD SMUDGEO #1 steam fields (the "SMUDGEO #1 Steam Fields"). See "-- Properties." The SMUD power plant has a nameplate capacity of 72 megawatts and currently operates at an output of 59 megawatts. The SMUDGEO #1 Steam Fields include 19 producing wells, one injection well and two miles of pipeline. Commercial operation of the SMUD power plant commenced in October 1983.

     The steam sales agreement with SMUD provides that SMUD will pay for steam based upon the quantity of steam delivered to the SMUD power plant. The current price paid for steam delivered under the steam sales agreement is $1.746 per thousand pounds of steam, which is adjusted semi-annually based on changes in the Gross National Product Implicit Price Deflator Index and Producers Price Index for Fuels, Related Products and Power. SMUD may suspend payments for steam in any month if the Company is unable to deliver 50% of the steam requirement until the cost of the plant and related facilities have been completely amortized by the value of such steam delivered to the plant. Based on current estimates and analyses performed by the Company, the Company does not expect SMUD to suspend payments for steam under this provision. The Company receives an additional .15c per kilowatt hour from SMUD for the disposal of liquid effluents produced at the SMUDGEO #1 Steam Fields.

     The steam sales agreement with SMUD continues until the expiration or termination of the geothermal lease covering the SMUDGEO #1 Steam Fields, which continues for so long as steam is produced in commercial quantities. The Company and SMUD each have the right to terminate the agreement if their respective operations become economically impractical. In the event that SMUD exercises its right to terminate, the Company will have no further obligation to deliver steam to the power plants.

     The SMUDGEO #1 Steam Fields currently supply steam sufficient to operate the SMUD power plant at approximately 82% of its nameplate capacity. This percentage reflects a decline in the productivity of the SMUDGEO #1 Steam Fields since commencement of operations. Although the SMUDGEO #1 Steam Fields increased in productivity in 1995 due to curtailment of neighboring plants, the Company expects the SMUDGEO #1 Steam Fields' productivity to decline in the future.

     During 1995, the SMUDGEO #1 Steam Fields produced approximately 6,600,835 thousand pounds of steam and approximately $12.3 million of revenue.

Cerro Prieto Steam Fields

     On November 17, 1995, the Company entered into a series of agreements with Constructora y Perforadora Latina, S.A. de C.V. ("Coperlasa") and certain of Coperlasa's creditors pursuant to which the

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

Company has agreed to invest up to $20 million in the Cerro Prieto steam fields (the "Cerro Prieto Steam Fields") located in Baja California, Mexico. The Cerro Prieto Steam Fields provide geothermal steam to three geothermal power plants owned and operated by Comision Federal de Electricidad, the Mexican national utility ("CFE").


     The Company's investment consists of a loan of up to $18.5 million and a $1.5 million payment for an option to purchase a 29% equity interest in Coperlasa for $5.8 million, which payment was made on December 14, 1995. This option expires in May 1997.



     The $18.5 million loan was made in installments throughout 1996, which provided capital to Coperlasa to fund the drilling of new wells and the repair of existing wells to meet its performance under its agreement with CFE. The loan matures in November 1999 and bears interest at an effective rate of 18.8% per annum. Repayment of this loan will be interest only for the first 18 months. Thereafter, 100% of the cash flow generated from the sale of steam less operating expenses and capital expenditures will be used to pay principal and interest on the loan. The Company's loan is senior to the existing debt at Coperlasa.


     Pursuant to a technical services agreement, the Company receives fees for its technical services provided to Coperlasa. In addition, if the Company is successful in assisting Coperlasa in producing steam at a lower cost, the Company will receive 30% of the savings.

     The Cerro Prieto Steam Fields are located near the city of Mexicali, Baja California, at the border of Baja California and the State of California. The Cerro Prieto geothermal resource, which has been commercially produced by CFE since 1973, provides approximately 70% of Baja California's electricity requirements since this region is not connected to the Mexican national power grid.


     The steam sales agreement between Coperlasa and CFE was entered into in May 1991. Under this agreement, CFE pays for steam delivered up to 1,600 tons per hour plus 10%. Payments for the steam delivered are made in Mexican pesos and are adjusted by a formula that accounts for the increases in inflation in Mexico and the United States as well as for the devaluation of the peso against the U.S. dollar. This agreement has a termination date of October 2000. While the Company believes that Coperlasa is in an advantageous position to renegotiate or bid for the right to supply steam over a longer term, there can be no assurance that the steam sales agreement will be extended beyond its current termination date.


DEVELOPMENT AND FUTURE PROJECTS


     The Company is continually engaged in the evaluation of various opportunities for the development and acquisition of additional power generation facilities. However, there is no assurance the Company will be successful in the acquisition or development of power generation projects in the future. See "Risk Factors -- Project Development Risks."



PASADENA COGENERATION PROJECT



     Calpine was selected by Phillips Petroleum Company ("Phillips") to negotiate for the development of a 240 megawatt gas-fired cogeneration project at the Phillips Houston Chemical Complex ("HCC") located in Pasadena, Texas (the "Pasadena Cogeneration Project"). In July 1995 and March 1996, the Company entered into Energy Project Development Agreements with Phillips pursuant to which the Company and Phillips propose to enter into 20-year agreements for the purchase and sale of all of the HCC's steam and electricity requirements of approximately 90 megawatts. It is anticipated that the remainder of available electricity output will be sold into the competitive market through Calpine's power marketing activities. Pursuant to the Energy Project Development Agreements, the Company has agreed to make $3.5 million of capital expenditures on the Pasadena Cogeneration Project during 1996. In addition, the Company has provided a $3.0 million letter of credit to Phillips to secure the performance under the Energy Project Development Agreement. On August 2, 1996, the Company entered into a commitment letter with ING Capital Corporation to provide $100.0 million of non-recourse profit financing for the Pasadena Cogeneration Project. The Company expects to complete financing and commence construction in September 1996, with commercial operation scheduled to begin in August 1998. However, there can be no assurances that the


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

Company will be successful in completing either the agreements with Phillips or any additional power sales agreements or that the anticipated schedule for financing and construction will be met.

GLASS MOUNTAIN GEOTHERMAL PROJECT

     Calpine is pursuing the development of a geothermal power project at Glass Mountain, which is located in northern California about 25 miles south of the Oregon border (the "Glass Mountain Project"). Glass Mountain is believed to be the largest undeveloped geothermal resource in the United States. In area, the resource is larger than The Geysers, where approximately 1,200 megawatts of capacity is operating. The Company believes that Glass Mountain has an estimated potential in excess of 1,000 megawatts.


     In August 1994, the Company entered into a partnership with Trans-Pacific Geothermal Glass Mountain, Ltd. ("TGC") to construct and operate a 30 megawatt project at Glass Mountain. TGC had previously signed a memorandum of understanding ("MOU") with Bonneville Power Administration ("BPA") and the Springfield, Oregon Utility Board ("SUB") to develop the project at Vale, Oregon. BPA and SUB consented on August 25, 1994 to the assignment of the MOU to the Calpine partnership and the relocation of the project to Glass Mountain. The memorandum of understanding contemplates execution of a 45-year power purchase agreement subject to satisfaction of certain conditions precedent and includes an option for an additional 100 megawatts.



     Subject to the execution of the power purchase agreement with BPA, the Company plans to begin construction of an initial 45 megawatt phase of the Glass Mountain Project in 1998. The Company is in the process of preparing an Environmental Impact Statement and commercial operation is planned for 2000. There can be no assurances, however, that the Company and BPA will enter into a definitive agreement, that this project will be completed on this schedule, if at all, or that commercial operation of this project will be successful.



     In March 1996, the Company completed the acquisition of certain Glass Mountain geothermal leases previously held by FMRP. As a result, the Company currently holds an interest in approximately 29,000 acres of federal geothermal leases at Glass Mountain. See "-- Properties."


COSO GEOTHERMAL PROJECT


     In January 1992, the Company was selected by the Los Angeles Department of Water and Power (the "Department") to negotiate for the development of up to 150 megawatts of electric generating capacity utilizing geothermal energy from the Department's Coso geothermal leaseholds. Data from four deep exploration wells and a number of shallow, temperature gradient wells indicate that a productive area could exist with a capacity to support 200 megawatts or more. The resource is on land leased by the Department from the United States Bureau of Land Management ("BLM"), which is subleased to the Company.



     The Company entered into definitive agreements with the Department in 1995 which granted the Company the right to develop the Department's Coso geothermal leaseholds located in Inyo County, California and to produce steam or electricity for sale to third parties. In addition, the agreements include an amended power sales agreement with the Department which grants the Department an option to purchase up to 150 megawatts of electricity from the geothermal resource. The ordinance approving the agreements has been passed by the Los Angeles City Council and approved by the Mayor.



     In January 1996, certain litigation was filed against the Department seeking to compel the Department to submit the agreements entered into with the Company to a public bidding procedure in accordance with the Charter of the City of Los Angeles. In August 1996, the court ruled that certain of the rights granted by the Department in the agreements, including the right to produce steam or electricity for sale to third parties, were void and were required to be submitted to such a public bidding procedure. The Company is unable to predict the impact of such ruling on the agreements and the development of the Department's Coso geothermal leaseholds.

NAVAJO SOUTH COAL PROJECT

     Calpine, BHP Minerals International Inc. and BHP Power Inc. have entered into a memorandum of understanding to assess the development of the Navajo South Project, a 1,700 megawatt coal-fired power generation facility in the Four Corners area of New Mexico. It is anticipated that this new power plant will provide electricity to the west and southwest United States markets. BHP Minerals International Inc. is the owner and operator of three coal mines in the Four Corners area of New Mexico. One of these, the Navajo Mine, is located on the Navajo Reservation.


BLACK HILLS COAL PROJECT



     Calpine and Black Hills Corporation have entered into a joint venture agreement to assess the development of the WYGEN Project, an 80 megawatt coal-fired power generation facility located in northeastern Wyoming. It is anticipated that this new power plant will provide electricity to the western United States markets, with a commercial operation date expected in 1999. Black Hills Corporation, the parent of Black Hills Power & Light Company, is a public utility located in South Dakota.


INDONESIAN GEOTHERMAL PROJECT

     Calpine plans to develop geothermal facilities in the Lampung Province of Indonesia, located in southern Sumatra. The geothermal resource at Ulubelu is estimated to have potential capacity in excess of 500 megawatts. The Company anticipates that the facility would sell electricity to Perusahaan Umum Listrik Negara ("PLN"), the state-owned electric company. The first phase of the project is expected to be 110 megawatts.

     The Company's joint venture partner will be PT. Dharmasatrya Arthasentosa ("DATRA"), a company with interests in coal mining and other ventures. The Company expects that it will be the project's managing partner, with responsibility for the design, construction and operation of the power plant. The ownership structure, as planned, will be a joint venture with DATRA in which the Company would be the managing partner and hold at least a 50% equity interest, and as much as 85% of the project. DATRA would hold up to 50% of the project.


     In March 1996, the Company and DATRA entered into a joint venture agreement to develop Ulubelu. The Company and DATRA are negotiating with the National Resource Agency Pertamina ("Pertamina") regarding resource development. Deep test well drilling and flow tests by Pertamina are planned during 1996 and 1997 at Ulubelu. Commercial operation is anticipated in 2001 for the initial phase of the project. There can be no assurances, however, that this transaction will be consummated on these terms, if at all, that the proposed timetable will be met or that commercial operation of these resources will be feasible.


GOVERNMENT REGULATION

     The Company is subject to complex and stringent energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of its energy generation facilities. Federal laws and regulations govern transactions by electrical and gas utility companies, the types of fuel which may be utilized by an electric generating plant, the type of energy which may be produced by such a plant and the ownership of a plant. State utility regulatory commissions must approve the rates and, in some instances, other terms and conditions under which public utilities purchase electric power from independent producers and sell retail electric power. Under certain circumstances where specific exemptions are otherwise unavailable, state utility regulatory commissions may have broad jurisdiction over non-utility electric power plants. Energy producing projects also are subject to federal, state and local laws and administrative regulations which govern the emissions and other substances produced, discharged or disposed of by a plant and the geographical location, zoning, land use and operation of a plant. Applicable federal environmental laws typically have both state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals.

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

FEDERAL ENERGY REGULATION

PURPA

     The enactment in 1978 of PURPA and the adoption of regulations thereunder by FERC provided incentives for the development of cogeneration facilities and small power production facilities (those utilizing renewable fuels and having a capacity of less than 80 megawatts).

     A domestic electricity generating project must be a QF under FERC regulations in order to take advantage of certain rate and regulatory incentives provided by PURPA. PURPA exempts owners of QFs from PUHCA, and exempts QFs from most provisions of the Federal Power Act (the "FPA") and, except under certain limited circumstances, state laws concerning rate or financial regulation. These exemptions are important to the Company and its competitors. The Company believes that each of the electricity generating projects in which the Company owns an interest currently meets the requirements under PURPA necessary for QF status. Most of the projects which the Company is currently planning or developing are also expected to be QFs.

     PURPA provides two primary benefits to QFs. First, QFs generally are relieved of compliance with extensive federal, state and local regulations that control the financial structure of an electric generating plant and the prices and terms on which electricity may be sold by the plant. Second, FERC's regulations promulgated under PURPA require that electric utilities purchase electricity generated by QFs at a price based on the purchasing utility's "avoided cost," and that the utility sell back-up power to the QF on a non-discriminatory basis. The term "avoided cost" is defined as the incremental cost to an electric utility of electric energy or capacity, or both, which, but for the purchase from QFs, such utility would generate for itself or purchase from another source. FERC regulations also permit QFs and utilities to negotiate agreements for utility purchases of power at rates lower than the utility's avoided costs. Due to increasing competition for utility contracts, the current practice is for most power sales agreements to be awarded at a rate below avoided cost. While public utilities are not explicitly required by PURPA to enter into long-term power sales agreements, PURPA helped to create a regulatory environment in which it has been common for long-term agreements to be negotiated.

     In order to be a QF, a cogeneration facility must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process for heating or cooling applications in certain proportions to the facility's total energy output and must meet certain energy efficiency standards. Finally, a QF (including a geothermal or hydroelectric QF or other qualifying small power producer) must not be controlled or more than 50% owned by an electric utility or by most electric utility holding companies, or a subsidiary of such a utility or holding company or any combination thereof.

     The Company endeavors to develop its projects, monitor compliance by the projects with applicable regulations and choose its customers in a manner which minimizes the risks of any project losing its QF status. Certain factors necessary to maintain QF status are, however, subject to the risk of events outside the Company's control. For example, loss of a thermal energy customer or failure of a thermal energy customer to take required amounts of thermal energy from a cogeneration facility that is a QF could cause the facility to fail requirements regarding the level of useful thermal energy output. Upon the occurrence of such an event, the Company would seek to replace the thermal energy customer or find another use for the thermal energy which meets PURPA's requirements, but no assurance can be given that this would be possible.


     If one of the projects in which the Company has an interest should lose its status as a QF, the project would no longer be entitled to the exemptions from PUHCA and the FPA. This could trigger certain rights of termination under the power sales agreement, could subject the project to rate regulation as a public utility under the FPA and state law and could result in the Company inadvertently becoming a public utility holding company by owning more than 10% of the voting securities of, or controlling, a facility that would no longer be exempt from PUHCA. This could cause all of the Company's remaining projects to lose their qualifying status, because QFs may not be controlled or more than 50% owned by such public utility holding companies. Loss of QF status may also trigger defaults under covenants to maintain QF status in the projects' power sales agreements, steam sales agreements and financing agreements and result in termination, penalties or acceleration of indebtedness under such agreements such that loss of status may be on a retroactive or a prospective basis.

     If a project were to lose its QF status, the Company could attempt to avoid holding company status (and thereby protect the QF status of its other projects) on a prospective basis by restructuring the project, by changing its voting interest in the entity owning the non-qualifying project to nonvoting or limited partnership interests and selling the voting interest to an individual or company which could tolerate the lack of exemption from PUHCA, or by otherwise restructuring ownership of the project so as not to become a holding company. These actions, however, would require approval of the Securities and Exchange Commission ("SEC") or a no-action letter from the SEC, and would result in a loss of control over the non-qualifying project, could result in a reduced financial interest therein and might result in a modification of the Company's operation and maintenance agreement relating to such project. A reduced financial interest could result in a gain or loss on the sale of the interest in such project, the removal of the affiliate through which the ownership interest is held from the consolidated income tax group or the consolidated financial statements of the Company, or a change in the results of operations of the Company. Loss of QF status on a retroactive basis could lead to, among other things, fines and penalties being levied against the Company and its subsidiaries and claims by utilities for refund of payments previously made.

     Under the Energy Policy Act of 1992, if a project can be qualified as an exempt wholesale generator ("EWG"), it will be exempt from PUHCA even if it does not qualify as a QF. Therefore, another response to the loss or potential loss of QF status would be to apply to have the project qualified as an EWG. However, assuming this changed status would be permissible under the terms of the applicable power sales agreement, rate approval from FERC and approval of the utility would be required. In addition, the project would be required to cease selling electricity to any retail customers (such as the thermal energy customer) and could become subject to state regulation of sales of thermal energy. See "-- Public Utility Holding Company Regulation."


     Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at avoided costs. The Company does not know whether such legislation will be passed or what form it may take. The Company believes that if any such legislation is passed, it would apply to new projects. As a result, although such legislation may adversely affect the Company's ability to develop new projects, the Company believes it would not affect the Company's existing QFs. There can be no assurance, however, that any legislation passed would not adversely impact the Company's existing projects.


Public Utility Holding Company Regulation

     Under PUHCA, any corporation, partnership or other legal entity which owns or controls 10% or more of the outstanding voting securities of a "public utility company" or a company which is a "holding company" for a public utility company is subject to registration with the SEC and regulation under PUHCA, unless eligible for an exemption. A holding company of a public utility company that is subject to registration is required by PUHCA to limit its utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of that utility system. Approval by the SEC is required for nearly all important financial and business dealings of the holding company. Under PURPA, most QFs are not public utility companies under PUHCA.

     The Energy Policy Act of 1992, among other things, amends PUHCA to allow EWGs, under certain circumstances, to own and operate non-QFs without subjecting those producers to registration or regulation under PUHCA. The expected effect of such amendments would be to enhance the development of non-QFs which do not have to meet the fuel, production and ownership requirements of PURPA. The Company believes that the amendments could benefit the Company by expanding its ability to own and operate facilities that do not qualify for QF status, but may also result in increased competition by allowing utilities to develop such facilities which are not subject to the constraints of PUHCA.

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

Federal Natural Gas Transportation Regulation

     The Company has an ownership interest in and operates six natural gas-fired cogeneration projects. The cost of natural gas is ordinarily the largest expense (other than debt costs) of a project and is critical to the project's economics. The risks associated with using natural gas can include the need to arrange transportation of the gas from great distances, including obtaining removal, export and import authority if the gas is transported from Canada; the possibility of interruption of the gas supply or transportation (depending on the quality of the gas reserves purchased or dedicated to the project, the financial and operating strength of the gas supplier, and whether firm or non-firm transportation is purchased); and obligations to take a minimum quantity of gas and pay for it (i.e., take-and-pay obligations).

     Pursuant to the Natural Gas Act, FERC has jurisdiction over the transportation and storage of natural gas in interstate commerce. With respect to most transactions that do not involve the construction of pipeline facilities, regulatory authorization can be obtained on a self-implementing basis. However, pipeline rates for such services are subject to continuing FERC oversight. Order No. 636, issued by FERC in April 1992, mandates the restructuring of interstate natural gas pipeline sales and transportation services and will result in changes in the terms and conditions under which interstate pipelines will provide transportation services, as well as the rates pipelines may charge for such services. The restructuring required by the rule includes (i) the separation (unbundling) of a pipeline's sales and transportation services, (ii) the implementation of a straight fixed-variable rate design methodology under which all of a pipeline's fixed costs are recovered through its reservation charge, (iii) the implementation of a capacity releasing mechanism under which holders of firm transportation capacity on pipelines can release that capacity for resale by the pipeline and (iv) the opportunity for pipelines to recover 100% of their prudently incurred costs (transition costs) associated with implementing the restructuring mandated by the rule. Pipelines were required to file tariff sheets implementing Order No. 636 by December 31, 1992. FERC affirmed the major components of Order No. 636 in Order Nos. 636A and B issued in August and November 1992. The restructuring required by the rule became effective in late 1993.

STATE REGULATION

     State public utility commissions ("PUCs") have broad authority to regulate both the rates charged by and financial activities of electric utilities, and to promulgate regulations implementing PURPA. Since a power sales contract will become a part of a utility's cost structure (and therefore is generally reflected in its retail rates), power sales contracts with independents are potentially under the regulatory purview of PUCs, particularly the process by which the utility has entered into the power sales contracts. If a PUC has approved of the process by which a utility secures its power supply, a PUC generally will be inclined to allow a utility to "pass through" the expenses associated with an independent power contract to the utility's retail customers. However, a regulatory commission may disallow the full reimbursement to a utility for the purchase of electricity from QFs. In addition, retail sales of electricity or thermal energy by an independent power producer may be subject to PUC regulation, depending on state law.

     Independent power producers which are not QFs under PURPA are considered to be public utilities in many states and are subject to broad regulation by PUCs ranging from the requirement of certificates of public convenience and necessity to regulation of organizational, accounting, financial and other corporate matters. In addition, states may assert jurisdiction over the siting and construction of facilities not qualifying as QFs (as well as QFs), and over the issuance of securities and the sale or other transfer of assets by these facilities (but not QFs).

     CPUC and the California Assembly Joint Legislative Committee on Lowering the Cost of Electric Services commenced proceedings and hearings related to the restructure of the California electric services industry in 1994. The proceedings and hearings were initiated as a result of the CPUC Order Instituting Rulemaking and Order Instituting Investigation on the Commission Proposed Policies Governing Restructuring California's Electric Services Industry and Reforming Regulation, issued by the CPUC on April 20, 1994. The FERC, as authorized under the Energy Policy Act of 1992, is also holding hearings on policy issues related to a more competitive electric services industry.

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

     On December 20, 1995, the CPUC issued an electric industry restructuring decision which envisions commencement of deregulation and implementation of customer choice beginning January 1, 1998, with all consumers participating by 2003. Because restructuring the California electric industry requires participation and oversight by the FERC, the CPUC seeks to build a consensus involving the California Legislature, the Governor, public and municipal utilities, and customers. This consensus would be reflected in filings for approval by the FERC and provides a cooperative spirit whereby both agencies would move forward to implement the new market structure no later than January 1, 1998.

     The decision provides for phased-in customer choice, development of a non-discriminatory market structure, recovery of utilities stranded costs, sanctity of existing contracts and continuation of existing public policy programs including the promotion of fuel diversity through a renewable energy purchase requirement.

     On February 5, 1996, the CPUC issued a proposed procedural plan that facilitates the transition of the electric generation market to competition by January 1, 1998. This electric restructuring "roadmap" focuses on the multiple and interrelated tasks that must be accomplished and sets forth the process to achieve the necessary procedural milestones that must be completed in order to meet the implementation goal.

     In addition to the significant opportunity provided for power producers such as Calpine resulting from the implementation of direct access, the decision recognizes the sanctity of existing QF contracts. The decision recognizes that horizontal market power concerns will likely require investor owned utilities to divest themselves of a substantial portion of their generating assets and requires the utilities to file with the Commission a plan for voluntary divestiture of up to 50% of their fossil generating assets. The decision to commit to the establishment of a restructuring policy maintains California's resource diversity provided by existing renewal resources (including geothermal) and encourages development of new renewable resources. The continued resource diversity would be provided by a renewable portfolio standard which establishes that a renewable purchase requirement be placed on providers of electricity and creates a system of tradeable credits for meeting the purchase requirement.

     State PUCs also have jurisdiction over the transportation of natural gas by local distribution companies ("LDCs"). Each state's regulatory laws are somewhat different; however, all generally require the LDC to obtain approval from the PUC for the construction of facilities and transportation services if the LDC's generally applicable tariffs do not cover the proposed transaction. LDC rates are usually subject to continuing PUC oversight.

REGULATION OF CANADIAN GAS

     The Canadian natural gas industry is subject to extensive regulation by governmental authorities. At the federal level, a party exporting gas from Canada must obtain an export license from the Canadian National Energy Board ("NEB"). The NEB also regulates Canadian pipeline transportation rates and the construction of pipeline facilities. Gas producers also must obtain a removal permit or license from provincial authorities before natural gas may be removed from the province, and provincial authorities may regulate intraprovincial pipeline and gathering systems. In addition, a party importing natural gas into the United States first must obtain an import authorization from the U.S. Department of Energy.

ENVIRONMENTAL REGULATIONS

     The exploration for and development of geothermal resources and the construction and operation of power projects are subject to extensive federal, state and local laws and regulations adopted for the protection of the environment and to regulate land use. The laws and regulations applicable to the Company primarily involve the discharge of emissions into the water and air and the use of water, but can also include wetlands preservation, endangered species, waste disposal and noise regulations. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from federal, state and local agencies.

     Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The following federal laws are among the more significant environmental laws as they apply to the Company. In most cases, analogous state laws also exist that may impose similar, and in some cases more stringent, requirements on the Company as those discussed below.

Clean Air Act

     The Federal Clean Air Act of 1970 (the "Clean Air Act") provides for the regulation, largely through state implementation of federal requirements, of emissions of air pollutants from certain facilities and operations. As originally enacted, the Clean Air Act sets guidelines for emissions standards for major pollutants (i.e., sulfur dioxide and nitrogen oxide) from newly built sources. In late 1990, Congress passed the Clean Air Act Amendments (the "1990 Amendments"). The 1990 Amendments attempt to reduce emissions from existing sources, particularly previously exempted older power plants. The Company believes that all of the Company's operating plants are in compliance with federal performance standards mandated for such plants under the Clean Air Act and the 1990 Amendments. With respect to its Aidlin geothermal plant and one of its steam field pipelines, the Company's operations have, in certain instances, necessitated variances under applicable California air pollution control laws. However, the Company believes that it is in material compliance with such laws with respect to such facilities.

Clean Water Act

     The Federal Clean Water Act (the "Clean Water Act") establishes rules regulating the discharge of pollutants into waters of the United States. The Company is required to obtain a wastewater and stormwater discharge permit for wastewater and runoff, respectively, from certain of the Company's facilities. The Company believes that, with respect to its geothermal operations, it is exempt from newly-promulgated federal stormwater requirements. The Company believes that it is in material compliance with applicable discharge requirements under the Clean Water Act.

Resource Conservation and Recovery Act

     The Resource Conservation and Recovery Act ("RCRA") regulates the generation, treatment, storage, handling, transportation and disposal of solid and hazardous waste. The Company believes that it is exempt from solid waste requirements under RCRA. However, particularly with respect to its solid waste disposal practices at the power generation facilities and steam fields located at The Geysers, the Company is subject to certain solid waste requirements under applicable California laws. The Company believes that its operations are in material compliance with such laws.

Comprehensive Environmental Response, Compensation, and Liability Act

     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), requires cleanup of sites from which there has been a release or threatened release of hazardous substances and authorizes the United States Environmental Protection Agency ("EPA") to take any necessary response action at Superfund sites, including ordering potentially responsible parties ("PRPs") liable for the release to take or pay for such actions. PRPs are broadly defined under CERCLA to include past and present owners and operators of, as well as generators of wastes sent to, a site. As of the present time, the Company is not subject to liability for any Superfund matters. However, the Company generates certain wastes, including hazardous wastes, and sends certain of its wastes to third-party waste disposal sites. As a result, there can be no assurance that the Company will not incur liability under CERCLA in the future.

COMPETITION


     The Company competes with independent power producers, including affiliates of utilities, in obtaining long-term agreements to sell electric power to utilities. In addition, utilities may elect to expand or create generating capacity through their own direct investments in new plants. Over the past decade, obtaining a power sales agreement with a utility has become an increasingly more difficult, expensive and competitive process. In the past few years, more contracts have been awarded through some form of competitive bidding. Increased competition also has lowered profit margins of successful projects. The Company believes that the power marketing business represents an opportunity to take advantage of growing competition in the electric power industry. The Company also believes that the power marketing business will be highly competitive.

     The demand for power in the United States traditionally has been met by utilities constructing large-scale electric generating plants under rate-based regulation. The enactment of PURPA in 1978 spawned the growth of the independent power industry, which expanded rapidly in the 1980s. The initial independent power producers were an entrepreneurial group of cogenerators and small power producers who recognized the potential business opportunities offered by PURPA. This initial group of independents was later joined by larger, better capitalized companies, such as subsidiaries of fuel supply companies, engineering companies, equipment manufacturers and affiliates of other industrial companies. In addition, a number of regulated utilities have created subsidiaries (known as utility affiliates) that compete with independent power producers. Some independent power producers specialize in market "niches," such as a specific technology or fuel (e.g., gas-fired cogeneration, geothermal, hydroelectric, refuse-to-energy, wind, solar, coal and wood), or a specific region of the country where they believe they have a market advantage. The Company presently conducts its operations primarily in the United States and concentrates on gas-fired and geothermal cogeneration plants.


     The Company is the second largest producer of geothermal energy in the United States. Although the Company is an established leader in the geothermal power industry and has been rapidly growing, most of the Company's competitors have significantly greater capital, financial and operational resources than the Company.


     Recent amendments to PUHCA made by the Energy Policy Act of 1992 are likely to increase the number of competitors in the independent power industry by reducing certain restrictions currently applicable to certain projects that are not QFs under PURPA. However, the recent amendments also should make it simpler for the Company to develop new projects itself, for example, by enabling the Company to develop large, gas-fired generation projects without the necessity of locating its projects in the vicinity of a steam host or otherwise finding a steam host to accept the useful thermal output required of a cogeneration facility under PURPA.

EMPLOYEES


     As of July 31, 1996, the Company employed 235 people. None of the Company's employees are covered by collective bargaining agreements, and the Company has never experienced a work stoppage, strike or labor dispute. The Company considers relations with its employees to be good.


PROPERTIES

     The Company's principal executive office is located in San Jose, California under a lease that expires in June 2001. The Company also maintains a regional office in Santa Rosa, California under a lease that expires in 1999.


     The Company, through its ownership of CGC and Thermal Power Company, has leasehold interests in 111 leases comprising 27,287 acres of federal, state and private geothermal resource lands in The Geysers area in northern California. These leases comprise its West Ford Flat Facility, Bear Canyon Facility, PG&E Unit 13 and Unit 16 Steam Fields, SMUDGEO #1 Steam Fields and Thermal Power Company's 25% undivided interest in the Thermal Power Company Steam Fields which are operated by Union Oil. The Company has subleasehold interests in three leases comprising 6,825 acres of federal geothermal resource lands in the Coso area in central California. In the Glass Mountain and Medicine Lake areas in northern California, the Company holds leasehold interests in 23 leases comprising approximately 29,000 acres of federal geothermal resource lands.


     In general, under the leases, the Company has the exclusive right to drill for, produce and sell geothermal resources from these properties and the right to use the surface for all related purposes. Each lease requires the payment of annual rent until commercial quantities of geothermal resources are established. After such time, the leases require the payment of minimum advance royalties or other payments until production commences, at which time production royalties are payable. Such royalties and other payments are payable to landowners, state and federal agencies and others, and vary widely as to the particular lease. The leases are generally for initial terms varying from 10 to 20 years or for so long as geothermal resources are produced and sold. Certain of the leases contain drilling or other exploratory work requirements. In certain cases, if a requirement is not fulfilled, the lease may be terminated and in other cases additional payments may be required. The Company believes that its leases are valid and that it has complied with all the requirements and conditions material to their continued effectiveness. A number of the Company's leases for undeveloped properties may expire in any given year. Before leases expire, the Company performs geological evaluations in an effort to determine the resource potential of the underlying properties. No assurance can be given that the Company will decide to renew any expiring leases.

     The Company, through its ownership of the Greenleaf 1 Facility, owns 77 acres in Sutter County, California.

     See "-- Description of Facilities" for a description of the other material properties leased or owned by the projects in which the Company has ownership interests. The Company believes that its properties are adequate for its current operations.

LEGAL PROCEEDINGS


     The Company, together with over 100 other parties, was named as a defendant in the second amended complaint in an action brought in August 1993 by the bankruptcy trustee for Bonneville Pacific Corporation ("Bonneville"), captioned Roger G. Segal, as the Chapter 11 Trustee for Bonneville Pacific Corporation v. Portland General Corporation, et al., in the United States District Court for the District of Utah (the "Court"). This complaint alleges that, in conjunction with top executives of Bonneville and with the alleged assistance of the other 100 defendants, the Company engaged in a broad conspiracy and fraud. The complaint has been amended a number of times. The Company has answered each version of the complaint by denying all claims. In August 1994, the Company successfully moved for an order severing the trustee's claims against the Company from the claims against the other defendants. Although the case involves over 25 separate financial transactions entered into by Bonneville, the severed case concerns the Company in respect of only one of these transactions. In 1988, the Company invested $2.0 million in a partnership formed with Bonneville to develop four hydroelectric projects in the State of Hawaii. The projects were not successfully developed by the partnership and, subsequent to Bonneville's Chapter 11 filing, the Company filed a claim as a creditor against Bonneville's bankruptcy estate. The trustee alleges that the investment was actually a loan and was designed to inflate Bonneville's earnings. The trustee initially alleged that Calpine is one of many defendants in this case responsible for Bonneville's "deepening insolvency" and the amount of damages attributable to the Company based on the $2.0 million partnership investment was alleged to be $577.2 million. Based upon statements made by the Court and the trustee at a pre-trial hearing in September 1996, the Company believes that the maximum compensatory damages which the trustee may seek will not exceed $2.0 million. There can be no assurance however, of the actual amount of damages to be sought by the trustee. The Company believes the claims against it are without merit and will continue to defend the action vigorously. The Company further believes that the resolution of this matter will not have a material adverse effect on its financial position or results of operations.



     In connection with the Company's unsuccessful attempt to acquire O'Brien Environmental Energy, Inc. ("O'Brien") in 1995 through the U.S. Bankruptcy Court proceedings, the Company incurred approximately $3.6 million of third-party expenses, all of which have been capitalized by the Company. Pursuant to the terms of a contract with O'Brien, the Company is seeking the reimbursement of $2.3 million of such expenses and a $2.0 million break-up fee, each of which is subject to the approval of the Bankruptcy Court. On June 6, 1996, the Bankruptcy Court ruled that the Company had the right to seek reimbursement of its fees and expenses and conducted an evidentiary hearing on August 28, 1996 to determine the amount to be awarded. The Bankruptcy Court is scheduled to decide this matter on September 30, 1996. Although the Company believes it will be awarded all or a substantial part of the fees and expenses which it is seeking, there can be no assurance as to the ultimate resolution of this claim.


     The Company is involved in various other claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material adverse effect on the Company's financial position or results of operations.

                                   MANAGEMENT


BOARD OF DIRECTORS AND EXECUTIVE OFFICERS



     The following table sets forth certain information with respect to each person who is a Director or an executive officer of the Company.



                       NAME                      AGE                      POSITION
    ------------------------------------------   ----   ---------------------------------------------
    Peter Cartwright..........................    66    Chairman of the Board, President and Chief
                                                        Executive Officer
    Ann B. Curtis.............................    45    Senior Vice President and Director
    George J. Stathakis.......................    66    Director
    Rodney M. Boucher.........................    53    Senior Vice President
    Lynn A. Kerby.............................    58    Senior Vice President
    Kenneth J. Kerr...........................    52    Senior Vice President
    Peter W. Camp.............................    57    Vice President
    Robert D. Kelly...........................    38    Vice President
    Larry R. Krumland.........................    56    Vice President
    Alicia N. Noyola..........................    46    Vice President
    John P. Rocchio...........................    58    Vice President
    Ron A. Walter.............................    47    Vice President



     Set forth below is certain information with respect to each Director and executive officer of the Company. Upon completion of the Common Stock Offering, Mr. Pierre Krafft, Mr. Hans-Peter Aebi and Mr. Rudolf Boesch each of whom were Directors of the Company representing Electrowatt, resigned from the Board of Directors of the Company and Ms. Curtis and Mr. Stathakis were appointed to fill two of the vacancies. Accordingly, the Board of Directors is currently comprised of Mr. Cartwright, Ms. Curtis and Mr. Stathakis, and Mr. Cartwright serves as the Chairman of the Board. The Company is actively seeking to add up to four additional independent Directors who are not directors, officers or employees of the Company, Electrowatt or an affiliate of Electrowatt. The Company anticipates that at least one additional independent Director will be appointed within six months of the completion of the Common Stock Offering.



     Peter Cartwright founded the Company in 1984 and has since served as a Director and as the Company's President and Chief Executive Officer. Mr. Cartwright became Chairman of the Board of Directors of the Company on September 19, 1996. From 1979 to 1984, Mr. Cartwright was Vice President and General Manager of Gibbs & Hill, Inc.'s Western Regional Office, an office which he established. Gibbs & Hill is an architect-engineering firm which specializes in power engineering projects. From 1960 to 1979, Mr. Cartwright worked for General Electric's Nuclear Energy Division. His responsibilities included plant construction, project management and new business development. He served on the Board of Directors of nuclear fuel manufacturing companies in Germany, Italy and Japan. Mr. Cartwright was responsible for General Electric's technology development and licensing programs in Europe and Japan. Mr. Cartwright obtained a Master of Science Degree in Civil Engineering from Columbia University in 1953 and a Bachelor of Science Degree in Geological Engineering from Princeton University in 1952. Mr. Cartwright is a Professional Engineer licensed in the states of New York and California.



     Ann B. Curtis has served as the Company's Senior Vice President since September 1992 and has been employed by the Company since its inception in 1984. Ms. Curtis became a Director of the Company on September 19, 1996. She is responsible for the Company's financial and administrative functions, including the functions of general counsel, corporate and project finance, accounting, human resources, public relations and investor relations. Ms. Curtis also serves as Corporate Secretary for the Company, and serves as an officer of each of the Company's subsidiaries. Ms. Curtis also represents the Company on partnership management committees. From the Company's inception in 1984 through 1992, she served as the Company's Vice President for Management and Financial Services. Prior to joining Calpine, Ms. Curtis was Manager of Administration for Gibbs & Hill, Inc.

     George J. Stathakis has been a Senior Advisor to the Company since 1994 and became a Director of the Company on September 19, 1996. Mr. Stathakis has been providing financial, business and management advisory services to numerous international investment banks since 1985. He also served as Chairman of the Board and Chief Executive Officer of Ramtron International Corporation, an advanced technology semiconductor company, from 1990 to 1994. From 1986 to 1989, he served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Prior to 1986, Mr. Stathakis served thirty-two years with General Electric Corporation in various management and executive positions. During his service with General Electric Corporation, Mr. Stathakis founded the General Electric Trading Company and was appointed its first President and Chief Executive Officer. Mr. Stathakis obtained a Bachelor of Science Degree in Engineering from the University of California at Berkeley in 1952 and a Master of Science Degree in Engineering from the University of California at Berkeley in 1953.



     Rodney M. Boucher joined the Company in June 1995 as Senior Vice President, and as President and Chief Executive Officer of the Company's subsidiary, Calpine Power Services Company. He is responsible for the purchase, sale and marketing of electric power, as well as the restructuring of contract, transmission and generation rights. Prior to joining the Company, Mr. Boucher served as Chief Operating Officer of Citizens Power & Light Company from 1992 to 1995 and as Senior Vice President of Citizens Lehman Power L.P., in Boston, Massachusetts from 1994 to 1995. Prior to joining Citizens he served as President for Electrical Interconnections-International from 1991 to 1992. Mr. Boucher also served as Vice President and Chief Information Officer with PacifiCorp from 1984 to 1991, and held various other positions with PacifiCorp since 1975. Mr. Boucher holds a Master of Science Degree in Power Systems from Rensselaer Polytechnic Institute and a Bachelor of Science Degree in Electrical Engineering from Oregon State University.



     Lynn A. Kerby joined the Company in January 1991 and served as Vice President of Operations through January 1993, at which time he became a Senior Vice President for the Company. Prior to joining the Company, Mr. Kerby served as Senior Vice President-Operations of Guy F. Atkinson Company, an engineering and construction company, from 1989 to 1990, and served in various other positions within Guy F. Atkinson since 1961. Mr. Kerby served on Calpine's Board of Directors from 1984 to 1988 as a Guy F. Atkinson representative. He obtained a Bachelor of Science Degree in Civil Engineering and Business from the University of Idaho in 1961. Mr. Kerby holds a Class A Contractors License in the states of California, Arizona and Hawaii.


     Kenneth J. Kerr joined the Company in March 1996 as Senior Vice President-International. Prior to joining the Company, he served as Senior Vice President-Commercial Development for Magma Power Company from 1993 to 1995. From 1989 to 1993 he served as Business Vice President-Plastics, Pacific Area with The Dow Chemical Company. From 1966 to 1989, he served in various marketing and management positions also with The Dow Chemical Company. Mr. Kerr obtained a Bachelor of Science Degree in Chemical Engineering from the University of Delaware in 1966.

     Peter W. Camp joined the Company in November 1993 and served as Director of Project Development through January 1995, at which time he became a Vice President of Project Development. From 1992 to 1993 he served as a full-time consultant with the Company. From 1988 to 1992, he served as President for Altran Corporation, a nuclear waste technology company. From 1975 to 1987, Mr. Camp worked for General Electric Company as General Manager, Nuclear Fuel Marketing and Projects Department, and as Manager, Nuclear Energy Strategic Planning. He obtained a Master of Business Administration Degree from Stanford University in 1970 and a Bachelor of Science Degree in Mechanical Engineering from Yale University in 1962.

     Robert D. Kelly has served as the Company's Vice President, Finance since 1994. Mr. Kelly's responsibilities include all project and corporate finance activities. From 1991 to 1992, Mr. Kelly served as Project Finance Manager, and from 1992 to 1994, he served as Director-Project Finance for the Company. Prior to joining the Company, he was the Marketing Manager of Westinghouse Credit Corporation from 1990 to 1991. From 1989 to 1990, Mr. Kelly was Vice President of Lloyds Bank PLC. From 1982 to 1989, Mr. Kelly was employed in various positions with The Bank of Nova Scotia. He obtained a Master of Business

Administration Degree from Dalhousie University, Canada in 1980 and a Bachelor of Commerce Degree from Memorial University, Canada, in 1979.

     Larry R. Krumland has served as the Company's Vice President of Asset Management since January 1993. From 1990 to 1993, Mr. Krumland served as Director-Asset Management. From 1984 to 1990, Mr. Krumland served as Manager-Geothermal Development. Prior to joining the Company, he served as Director of Sales and Manager of Geothermal Projects for Gibbs & Hill, Inc. Mr. Krumland obtained a Master of Business Administration Degree in Business Economics and Finance from the University of California, Los Angeles in 1972; a Master of Science Degree in Engineering, Energy Systems, from the University of California, Los Angeles in 1967; and a Bachelor of Science Degree in Mechanical Engineering from the University of California at Berkeley in 1964.

     Alicia N. Noyola joined the Company in March 1991 and served as a full-time consultant through March 1992, at which time she became employed by the Company as Special Counsel. Ms. Noyola became a Vice President of Project Development in January 1993. From 1987 to 1991, Ms. Noyola was a partner in the San Francisco, California-based law firm Thelen, Marrin, Johnson and Bridges, where she concentrated on commercial and corporate finance. Ms. Noyola obtained a Juris Doctor Degree in 1973 from Hastings College of the Law, University of California and obtained a Bachelor of Arts Degree in Architecture in 1970 from the University of California, Berkeley.

     John P. Rocchio joined the Company at inception in 1984 as Vice President of Project Development. Prior to joining the Company, he served as Manager of Business Development for Gibbs & Hill, Inc. from 1979 to 1984. Prior to 1979, Mr. Rocchio served for 17 years with General Electric in various positions, including Manager International Sales for the Nuclear Energy Group from 1970 to 1979 and various engineering and marketing positions from 1962 to 1979. He obtained a Bachelor of Science Degree in Marine Engineering from the U.S. Merchant Marine Academy in 1959.

     Ron A. Walter has served as the Company's Vice President of Project Development since July 1990. From 1984 to 1990, Mr. Walter served as the Company's Manager-Geothermal Projects. Prior to joining the Company, he served as Director of Sales-Geothermal for the San Jose-based architect-engineering firm, Gibbs & Hill, Inc. from 1983 to 1984 and Senior Engineer from 1982 to 1983. From 1981 to 1982 he served as Project Manager Geothermal Projects with Rogers Engineering Co. and from 1972 to 1981 he served in engineering and management positions with Batelle Northwest Laboratories. Mr. Walter obtained a Master of Science Degree in Mechanical Engineering from Oregon State University in 1976 and a Bachelor of Science Degree in Mechanical Engineering from the University of Nebraska in 1971.


     All Directors currently hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships among any of the Directors or executive officers of the Company.



CLASSIFIED BOARD OF DIRECTORS



     The Company's By-Laws provide that the number of directors shall be between three and nine, with the actual number of directors to be established from time to time by resolution of the Board of Directors. The Company's Board of Directors is divided into three classes, designated Class I, Class II and Class III, with each class having a three-year term. Initially, Mr. Stathakis will serve in Class I, Ms. Curtis will serve in Class II and Mr. Cartwright will serve in Class III. The initial Directors in each class will hold office for terms of one year, two years and three years, respectively. Thereafter each class will serve a three-year term. The Company's Directors are elected by the stockholders at the annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. Additional Directors will be designated to serve as Class I, Class II or Class III Directors upon their appointment to the Board of Directors following the Common Stock Offering.

COMMITTEES OF THE BOARD OF DIRECTORS



     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee reviews internal auditing procedures, the adequacy of internal controls and the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee administers salaries, incentives and other forms of compensation for officers and other employees of the Company, as well as the incentive compensation and benefit plans of the Company. Mr. Stathakis currently serves as the sole Director on the Audit Committee and the Compensation Committee. The Board of Directors will designate one or more additional non-employee Directors to serve on the Audit Committee and the Compensation Committee upon appointment to the Board of Directors.



DIRECTOR COMPENSATION



     Prior to the Common Stock Offering, Directors have not received any compensation or other services as members of the Board of Directors. Following the Common Stock Offering, non-employee Directors will receive an annual fee of $25,000 and will be reimbursed for expenses incurred in attending meetings of the Board of Directors or any committee thereof. The chairman of the Compensation Committee and the chairman of the Audit Committee will receive an additional annual fee of $5,000. In addition, Directors are eligible to participate in the Company's 1996 Stock Incentive Plan. See "-- 1996 Stock Incentive Plan."



EXECUTIVE COMPENSATION


     The following table provides certain summary information concerning the compensation earned, paid or awarded for services rendered to the Company in all capacities during each of the three years ended December 31, 1995 to the Company's Chief Executive Officer and each of the five other most highly compensated executive officers of the Company serving in that capacity as of December 31, 1995.

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                       -------------
                                             ANNUAL COMPENSATION          SHARES
                                          --------------------------    UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS      OPTIONS(#)     COMPENSATION(1)
- ----------------------------------------  ----   --------   --------   -------------   ---------------
Peter                                     1995   $341,000   $255,750      178,668          $21,420
Cartwright..............................  1994    300,000    292,500      155,815           11,934
  President and Chief Executive Officer   1993    220,055    176,000           --            7,722
Lynn A.                                   1995    195,000     72,000       53,600            4,815
Kerby...................................  1994    180,000     72,000       38,954            4,275
  Senior Vice President                   1993    173,250     90,000       41,551            4,228
Ann B.                                    1995    160,000     60,000       53,600              877
Curtis..................................  1994    130,000     75,000       38,954              694
  Senior Vice President                   1993    122,500     70,000           --              648
Alicia N.                                 1995    140,000     45,000       13,400            1,288
Noyola..................................  1994    133,875     40,162           --            1,134
  Vice President                          1993    124,417     40,000       31,163              660
Ron A.                                    1995    135,000     45,000       13,400            1,235
Walter..................................  1994    120,000     40,000           --            1,027
  Vice President                          1993    112,500     30,000           --              587
Robert D.                                 1995    126,684     42,000       22,334              436
Kelly...................................  1994    115,208     60,000       31,163              389
  Vice President                          1993    103,347     50,000       23,372              343


- ------------


(1) Represents the taxable value of an employer-sponsored life insurance policy. The amount is calculated based on the age of the employee and the life insurance coverage in excess of $50,000.

EMPLOYMENT AGREEMENTS, CONSULTING AGREEMENT AND CHANGE OF CONTROL ARRANGEMENTS



     The Company has entered into employment agreements with Mr. Peter Cartwright, Mr. Lynn Kerby, Ms. Ann Curtis, Mr. Ron Walter and Mr. Robert Kelly. Each of the employment agreements expires during 1999 unless earlier terminated or subsequently extended. The employment agreements provide for the payment of a base salary, subject to periodic adjustment by the Board of Directors, and provide for annual bonuses and participation in all benefit and equity plans. The employment agreements also provide for other employee benefits such as life insurance and health care, in addition to certain disability and death benefits. Severance benefits, including the acceleration of outstanding options, are also payable upon an involuntary termination or a termination following a change of control in the Company. Severance benefits would not be payable in the event that termination was for cause.



     On December 1, 1994, the Company entered into a Consulting Agreement with Mr. George J. Stathakis, a Director nominee. The Consulting Agreement was amended and restated effective June 3, 1996. Pursuant to the Consulting Agreement, Mr. Stathakis has been retained to provide, among other things, advice to the Company with regard to domestic and international business, to identify project investment opportunities, and to provide advisory support to the Company's management in identifying potential buyers for, and negotiating the sale of, Electrowatt's equity interest in the Company. The Consulting Agreement provides for a monthly retainer of $5,000. In addition, for services rendered in connection with the Common Stock Offering, the Company will pay Mr. Stathakis $250,000 plus 0.25% of all payments received by Electrowatt in excess of $200 million. The Consulting Agreement terminates on January 1, 1997 unless otherwise earlier terminated or extended by mutual agreement of the parties.



     Should the Company be acquired by merger or asset sale, then all outstanding options held by the Chief Executive Officer and the other executive officers under the Company's Stock Option Program or the 1996 Stock Incentive Plan will automatically accelerate and vest in full, except to the extent those options are to be assumed by the successor corporation. In addition, the Compensation Committee as Plan Administrator of the 1996 Stock Incentive Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or any unvested shares of Common Stock subject to direct issuances held by such individual, in connection with the termination of that individual's employment following: (i) a merger or asset sale in which these options are assumed or are assigned or (ii) certain hostile changes in control of the Company. However, certain executive officers have existing employment agreements that provide for the acceleration of their options upon a termination of their employment following certain changes in control or ownership of the Company.



STOCK OPTION PROGRAM



     The following table sets forth certain information concerning grants of stock options under the Company's Stock Option Program during the fiscal year ended December 31, 1995 to each of the executive officers named in the Summary Compensation Table above. The table also sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                              INDIVIDUAL GRANTS(1)
                        -----------------------------------------------------------------   POTENTIAL REALIZABLE
                                             PERCENTAGE OF                                    VALUE AT ASSUMED
                                             TOTAL OPTIONS                                  ANNUAL RATES OF STOCK
                                              GRANTED TO                                     PRICE APPRECIATION
                             OPTIONS           EMPLOYEES                                       FOR OPTION TERM
                             GRANTED           IN FISCAL        EXERCISE       EXPIRATION   ---------------------
         NAME           (NO. OF SHARES)(2)      YEAR(3)      PRICE PER SHARE      DATE         5%         10%
- ----------------------  ------------------   -------------   ---------------   ----------   --------   ----------
Peter Cartwright......        178,668              40%            $4.91          1/1/05     $551,704   $1,398,126
Lynn A. Kerby.........         53,600              12             $4.91          1/1/05      165,510      419,435
Ann B. Curtis.........         53,600              12             $4.91          1/1/05      165,510      419,435
Alicia N. Noyola......         13,400               3             $4.91          1/1/05       41,377      104,859
Ron A. Walter.........         13,400               3             $4.91          1/1/05       41,377      104,859
Robert D. Kelly.......         22,334               5             $4.91          1/1/05       68,965      174,770


- ------------


(1) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The Compensation Committee of the Board of Directors, as the Plan Administrator of the Company's 1996 Stock Incentive Plan, will have the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the grant date.



(2) Each option set forth in the table above was granted on January 1, 1995 and has a maximum term of ten years measured from the grant date, subject to earlier termination upon the executive officer's termination of service with the Company. Each option is immediately exercisable, but the underlying shares are subject to repurchase by the Company at the original exercise price paid per share should the executive officer's service with the Company cease prior to vesting in such shares. The Company's repurchase right will lapse with respect to, and the executive officer will vest in, four equal annual installments over the four-year period of service measured from the grant date. The Company's right to repurchase with respect to the option shares will terminate immediately upon an acquisition of the Company by merger or asset sale if the options are not assumed by the successor corporation.



(3) The Company granted options to purchase 86,050 shares of Common Stock during the year ended December 31, 1995.



(4) The 5% and 10% assumed annual rates of compound stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or a projection by the Company of future stock prices.



     In addition to the options described above, in March 1996 the Board of Directors granted options to purchase shares of Common Stock under the Company's Stock option Program to the following individuals in the designated amounts: Mr. Cartwright, an option for 181,785 shares; Mr. Kerby, an option for 41,551 shares; Ms. Curtis, an option for 51,938 shares; Ms. Novola, an option for 20,775 shares; Mr. Walter, an option for 20,775 shares; and Mr. Kelly, an option for 36,357 shares. The exercise price for each option is $8.57 per share. Each option has a maximum term of ten (10) years measured from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with the Company. The Company's right of repurchase will lapse with respect to, and the optionee will vest in, the option shares in a series of four equal annual installments over the four-year period of service measured from January 1, 1996. The Company's right to repurchase with respect to the option shares will terminate immediately upon an acquisition of the Company by merger or asset sale if the options are not assumed by the successor corporation.



     No executive officer named in the Summary Compensation Table above exercised stock options during the year ended December 31, 1995. The following table sets forth certain information concerning the number of shares subject to exercisable and unexercisable stock options held by the executive officers named in the Summary Compensation Table above as of December 31, 1995. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                            NUMBER OF UNEXERCISED OPTIONS     VALUE OF UNEXERCISED IN-THE-
                                            AT DECEMBER 31, 1995 (NO. OF            MONEY OPTIONS AT
                                                      OPTIONS)                    DECEMBER 31, 1995(1)
                                            -----------------------------     -----------------------------
                  NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ----------------------------------------    -----------     -------------     -----------     -------------
Peter Cartwright........................      597,292          438,361        $ 8,940,672      $ 4,222,964
Lynn A. Kerby...........................       50,640          125,016            663,495        1,272,877
Ann B. Curtis...........................      144,129          125,016          2,154,639        1,203,077
Alicia N. Noyola........................       23,372           41,966            330,662          413,207
Ron A. Walter...........................      114,265           34,176          1,771,040          302,998
Robert D. Kelly.........................       33,111           80,115            426,088          778,593


- ---------------

(1) For purposes of the computation of the value of unexercised in-the-money options at December 31, 1995, the table above assumes that the value of the underlying shares is $16.00 per share, which was the initial public offering price of the shares sold in the Common Stock Offering.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     For 1995, the members of the Board of Directors, other than Mr. Cartwright, acted as the Compensation Committee for the purposes of establishing the compensation for Mr. Cartwright, the Company's President and Chief Executive Officer. All decisions regarding the compensation of the Company's other executive officers were made by Mr. Cartwright. Upon the completion of the Common Stock Offering, the Company established a Compensation Committee of the Board of Directors. No member of the Compensation Committee of the Board of Directors of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.



1996 STOCK INCENTIVE PLAN



     The Company's 1996 Stock Incentive Plan (the "1996 Plan") is intended to serve as the successor equity incentive program to the Company's Stock Option Program (the "Predecessor Plan"). See "-- Stock Option Program." The 1996 Plan became effective on July 17, 1996 upon adoption by the Board of Directors and was subsequently approved by the Company's stockholder on July 17, 1996. The Company has initially authorized 4,041,858 shares of Common Stock for issuance under the 1996 Plan. This initial share reserve is comprised of (i) the 2,596,923 shares which remained available for issuance under the Predecessor Plan, including the 2,392,026 shares subject to outstanding options thereunder, plus (ii) an additional increase of 1,444,935 shares. In addition, the share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 1997, by a number of shares equal to one percent (1%) of the number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. However, in no event may any one participant in the 1996 Plan receive option grants or direct stock issuances for more than 500,000 shares in the aggregate per calendar year.



     Outstanding options under the Predecessor Plan will be incorporated into the 1996 Plan upon the consummation of the Common Stock Offering, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1996 Plan to those options. However, except as otherwise noted below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1996 Plan.

     The 1996 Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers and other employees, non-employee Board members and independent consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less then 85% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special stock option grants, (iv) the Automatic Option Grant Program under which grants will automatically be made at periodic intervals to eligible non-employee Directors to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date and (v) the Director Fee Option Grant Program pursuant to which the non-employee Directors may apply a portion of the annual retainer fee, if any, otherwise payable to them in cash each year to the acquisition of special stock option grants.



     The Discretionary Option Grant, Stock Issuance and Salary Investment Option Grant Programs will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuance are to be made, the number of shares subject to each such grant or issuance, the vesting schedule to be in effect for the option grant or stock issuance, the maximum term for which any granted option is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, except that all options granted under the Salary Investment Option Grant Program will be non-statutory stock options. The administration of the Automatic Option Grant and Director Fee Option Grant Programs will be self-executing in accordance with the express provisions of each such program.



     The exercise price for the shares of Common Stock subject to option grants made under the 1996 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financing to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise.



     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the authority under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed 18 months) following (i) a merger or asset sale in which those options are assumed or (ii) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Directors. Options currently outstanding under the Predecessor Plan will accelerate upon an acquisition of the Company by merger or asset sale, unless those options are assumed by the acquiring entity. However, such options under the Predecessor Plan are not subject to acceleration upon the termination of the optionee's service following an acquisition in which those options are assumed or following a hostile change in control, except to the extent provided in any employment contract or severance agreement in effect between the optionee and the Company.



     Stock appreciation rights may be issued in tandem with option grants made under the Discretionary Option Grant Program. The holders of such rights will have the opportunity to elect between the exercise of their outstanding stock options for shares of Common Stock or the surrender of those options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. There are currently no outstanding stock appreciation rights under the Predecessor Plan.



     The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.



     In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the officer will be granted, on or before the last trading day in January in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant will be equal to the amount of salary invested in that option. The option will vest in a series of 12 equal monthly installments over the calendar year for which the salary reduction is in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.



     Under the Automatic Option Grant Program, each individual who is serving as a non-employee Director on the date the Underwriting Agreement for the Common Stock Offering is executed will receive at that time a stock option for 10,000 shares of Common Stock, provided that individual has not previously received an option grant from the Company in connection with his or her service on the Board of Directors. Each individual who becomes a non-employee Director after such date will receive an option grant for 10,000 shares of Common Stock at the time of his or her commencement of service on the Board of Directors, provided such individual has not otherwise been in the prior employment of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1997 Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Director will receive an option grant to purchase 1,500 of Common Stock, whether or not such individual has been in the prior employment of the Company or has previously received a stock option grant from the Company.



     Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service on the Board of Directors. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee Director cease prior to vesting in the shares. The 10,000 share grant will vest in four successive equal annual installments over the optionee's period of service on the Board of Directors measured from the grant date. Each annual 1,500 share grant will vest upon the optionee's completion of one year of service on the Board of Directors measured from the grant date. However, each outstanding option will immediately vest upon
(i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Director.



     Should the Director Fee Option Grant Program be activated in the future, each non-employee Director would have the opportunity to apply all or a portion of his or her annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant would automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the shares of Common Stock on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of installments over the optionee's period of service on the Board of Directors as follows: one half of the option shares will become exercisable upon the optionee's completion of six months of service on the Board of Directors during the calendar year of the option grant and the balance will become exercisable in six successive equal monthly installments upon his or her completion of each additional month of service on the Board of Directors in such calendar year. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or
(ii) the death or disability of the optionee while serving as a Director.



     The Board of Directors may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate on July 16, 2006, unless sooner terminated by the Board of Directors.



EMPLOYEE STOCK PURCHASE PLAN



     The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on July 17, 1996. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 275,000 shares of Common Stock has been established for this purpose.



     The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period began on September 19, 1996 and will end on the last business day in August 1998.



     Individuals who are eligible employees on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (March 1 or September 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that period.



     Payroll deductions may not exceed 15% of the participant's cash compensation for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (February 28 and August 31 each year, with the first such purchase date to occur on February 28, 1997) at a purchase price per share not less than eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 300 shares on any one semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end and a new 24-month offering period will begin, based on the lower fair market value.



LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS



     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability (i) for any breach of such director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derives an improper personal benefit.



     The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the full extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

     The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against expenses (including attorney's fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.



     At present the Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS


     CS Holding, a Swiss corporation, holds approximately 44.9% of the outstanding shares of Electrowatt, which, prior to the Common Stock Offering, held all of the outstanding capital stock of the Company. CS Holding also holds
(i) approximately 100% of the outstanding shares of Credit Suisse and (ii) approximately 69.3% of the outstanding common stock of CS First Boston, Inc., which holds all of the outstanding common stock of CS First Boston Corporation. CS First Boston Corporation was one of the underwriters of the Company's 9 1/4% Senior Notes issued in February 1994 and was one of the placement agents in the sale of the Old Notes. CS First Boston was also an underwriter in the Common Stock Offering.


     In January 1990, O.L.S. Energy-Agnews entered into a credit agreement with Credit Suisse providing for a $28 million loan to finance the construction of the Agnews Facility. The Company holds a 20% interest in O.L.S. Energy-Agnews. The loan is collateralized by all of the assets of the Agnews Facility and bears interest on the unpaid principal balance based on LIBOR plus a margin rate varying between .50% and 1.50%. After commencement of commercial operation of the Agnews Facility, the Facility was sold to Nynex Credit Corporation under a sale leaseback arrangement with O.L.S. Energy-Agnews and Credit Suisse. Under the sale leaseback, O.L.S. Energy-Agnews entered into a 22-year lease, commencing February 1991, providing for the payment of a fixed base rental, as well as renewal options and a purchase option at the termination of the lease. As of December 31, 1995, O.L.S. Energy-Agnews's outstanding obligation of its sale leaseback arrangement was $37.6 million.


     In September 1990, the Company obtained a $25.3 million Credit Facility from Credit Suisse. In April 1993, the Credit Suisse Credit Facility was amended to increase the amount of credit available to the Company to $54.0 million. The Credit Suisse Credit Facility is unsecured and bears interest on the amounts outstanding from time to time, if any, at LIBOR plus .50% per annum. During 1994, the Company completed a $105.0 million public debt offering of the 9 1/4% Senior Notes. A portion of the net proceeds were used to repay $52.6 million indebtedness outstanding under the Credit Suisse Credit Facility. On April 21, 1995, the Company entered into the Credit Suisse Credit Facility providing for advances of $50.0 million. On April 29, 1996, the amount of advances available under the Credit Suisse Credit Facility was increased to $58.0 million. A portion of the proceeds of the sale of the Old Notes was used to repay outstanding borrowings under the Credit Suisse Credit Facility of approximately $53.7 million on May 16, 1996. The amount of advances available under the Credit Suisse Credit Facility was subsequently restored to $50.0 million. Upon completion of the Common Stock Offering, the Credit Suisse Credit Facility was terminated.


     In January 1992, Sumas and its wholly owned subsidiary, ENCO, entered into loan agreements with Prudential and Credit Suisse providing for a $120.0 million loan to finance the construction of the Sumas Facility and acquisition of associated gas reserves. See "Business -- Description of Facilities -- Power Generation Facilities -- Sumas Cogeneration Facility." As of December 31, 1995, the outstanding indebtedness of Sumas and ENCO under the term loan was $119.0 million.


     In January 1995, the Company and Electrowatt entered into a management services agreement, which replaced a prior similar agreement, under which Electrowatt agreed to provide the Company with advisory services in connection with the construction, financing, acquisition and development of power projects, as well as any other advisory services as may be required by the company in connection with the operation of the Company. The Company has agreed to pay Electrowatt $200,000 per year for all services rendered under the management services agreement. Pursuant to this agreement, $200,000 was paid in 1995. Upon completion of the Common Stock Offering, the management services agreement was terminated.



     In 1995, the Company paid $106,000 to Electrowatt pursuant to a guarantee fee agreement whereby Electrowatt agreed to guarantee the payment when due of any and all indebtedness of the Company to Credit Suisse in accordance with the terms and conditions of the Credit Suisse Credit Facility. Under the guarantee fee agreement, the Company has agreed to pay to Electrowatt an annual fee equal to 1% of the average outstanding balance of the Company's indebtedness to Credit Suisse during each quarter as compensation for all services rendered under the guarantee fee agreement. Upon completion of the Common Stock Offering, the guarantee fee agreement was terminated.

     In June 1995, Calpine repaid $57.5 million of non-recourse financing to Credit Suisse which was outstanding indebtedness related to the Greenleaf 1 and 2 Facilities at the time of the acquisition of such facilities.


     In December 1994, the Company entered into a Consulting Agreement with Mr. Stathakis, a Director nominee, which was amended and restated effective June 3, 1996. See "Management -- Employment Agreements, Consulting Agreement and Change of Control Agreements."



     In March 1996, Electrowatt invested $50.0 million in the Company in the form of shares of Preferred Stock, all of which have been converted into shares of Common Stock in connection with the Common Stock Offering.

                             PRINCIPAL STOCKHOLDERS



     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of September 25, 1996 by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, (ii) each Director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all executive officers and Directors of the Company as a group.



                    NAME AND ADDRESS                         NUMBER OF SHARES      PERCENTAGE OF SHARES
                   OF BENEFICIAL OWNER                     BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED(1)
- ---------------------------------------------------------  ---------------------   ---------------------
Ohio Public Employee Retirement Board....................        1,600,000                  8.9%
  277 East Town Street
  Columbus, OH 43215
Dreyfus Fund.............................................        1,200,000                  6.7%
  200 Park Avenue
  New York, NY 10166
State Street Research & Management Company...............        1,100,000                  6.1%
  One Financial Center
  31st Floor
  Boston, MA 02111-2690
Lazard Freres Asset Management...........................        1,000,000                  5.5%
  30 Rockefeller Center
  58th Floor
  New York, NY 10020
Wellington Management Company............................        1,000,000                  5.5%
  75 State Street
  Boston, MA 02109
Peter Cartwright.........................................          686,763(2)               3.7%
Ann B. Curtis............................................          167,581(2)                  *
George Stathakis.........................................           10,000(2)                  *
Lynn A. Kerby............................................           84,666(2)                  *
Ron A. Walter............................................          117,928(2)                  *
Alicia N. Noyola.........................................           34,513(2)                  *
Robert D. Kelly..........................................           53,328(2)                  *
All executive officers and directors as a group (12              1,343,816(2)               6.9%
  persons)...............................................


- ------------

*   Less than one percent


(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.



(2) Represents shares of the Company's Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 25, 1996.

                            DESCRIPTION OF NEW NOTES


GENERAL

     The New Notes are to be issued under an Indenture (the "Indenture") to be dated as of May 16, 1996, among the Company and Fleet National Bank, as trustee (the "Trustee"), in exchange for the Old Notes. No New Notes are currently outstanding. The terms of the New Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes will be subject to all such terms, and holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. A copy of the proposed form of the Indenture is available upon request made to the Company.

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein.

     The Company has no sinking fund or mandatory redemption obligations with respect to the Senior Notes.

     The Company is subject to the informational reporting requirements of Sections 13 and 15(d) under the Exchange Act and, in accordance therewith, will file certain reports and other information with the Commission. See "Additional Information." In addition, if Sections 13 and 15(d) cease to apply to the Company, the Company will covenant in the Indenture to file such reports and information with the Trustee and the Commission, and mail such reports and information to holders of the Senior Notes at their registered addresses, for so long as any Senior Notes remain outstanding.

     The Company conducts substantially all of its operations through its subsidiaries. Creditors of its subsidiaries, including trade creditors, would have a claim on the subsidiaries' assets that would be prior to the claims of the holders of the Senior Notes. See "Risk Factors -- Risks Related to Holding Company Structure."

TERMS OF THE SENIOR NOTES

     The Old Notes were issued under the Indenture. The Senior Notes are obligations of the Company and not of Electrowatt or any other person. The Senior Notes will mature on May 15, 2006. The Senior Notes are limited to $180,000,000 in aggregate principal amount and are issued in fully registered form in denominations of $1,000 and any amount which is an integral amount multiple of $1,000 in excess thereof.

     Interest at the annual rate of 10 1/2% is payable semi-annually on May 15 and November 15 of each year while the Senior Notes are outstanding, commencing on November 15, 1996 (each, an "Interest Payment Date"), to holders of record at the close of business on the preceding May 1 and November 1, respectively, and unless other arrangements are made, will be paid by check mailed to such holders at their registered addresses, as shown on the Senior Note register. Interest will be computed on the basis of a year of twelve months of 30 days each. Interest began to accrue on May 16, 1996. The interest rate on the Senior Notes will be permanently increased by one-half of one percent per annum if the Exchange Offer is not consummated, or a registration statement with respect to the resale of the Senior Notes is not declared effective, by the 180th calendar day following the initial sale of the Old Notes. See "-- Registration Rights."

     Payments of principal of, and premium (if any) on the Senior Notes will be made against presentation of the Senior Notes at or after the due date for such payments, at an office maintained by the Trustee for such purpose at Shawmut Trust Company of New York, 14 Wall Street, 8th Floor, Window 2, New York, New York 10005, and the Senior Notes may be presented for registration of transfer and exchange without service charge, at such office during normal business hours on any day on which banks in the Borough of Manhattan, in the City of New York, are open for business.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Company may not redeem the Senior Notes prior to May 15, 2001. On and after such date, the Company may redeem the Senior Notes at any time as a whole, or from time to time in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date, if redeemed during the 12-month period beginning May 15:

                                                                        REDEMPTION
                                         YEAR                             PRICE
                ------------------------------------------------------  ----------
                2001..................................................   105.250%
                2002..................................................   102.625%
                2003 and thereafter...................................   100.000%

     The Company may redeem up to $63.0 million principal amount of Senior Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at any time as a whole or from time to time in part, at a redemption price (expressed as a percentage of principal amount), plus accrued interest to the redemption date, of 110.50% if redeemed at any time prior to May 15, 1999.

SELECTION FOR REDEMPTION

     In the case of any partial redemption, selection of the Senior Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee in its sole discretion shall deem to be fair and appropriate; provided, however, that no Senior Note of $1,000 in original principal amount or less shall be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Note.

RANKING


     The Indebtedness evidenced by the Senior Notes constitutes Senior Indebtedness of the Company and will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, including, without limitation, all obligations under the Bank Credit Agreement (as defined herein), the Working Capital Credit Agreement (as defined herein) and the 9 1/4% Senior Notes. At June 30, 1996, on a pro forma basis after giving effect to the Gilroy Transaction, the Company would have had outstanding approximately $285.0 million of Senior Indebtedness. The Company conducts substantially all of its operations through its subsidiaries. Creditors of its subsidiaries, including trade creditors, would have a claim on the subsidiaries' assets that would be prior to the claims of the holders of the Senior Notes. As of June 30, 1996, on a pro forma basis after giving effect to the Gilroy Transaction, the Company's subsidiaries would have $324.2 million of debt (excluding trade debt) outstanding. See "Risk Factors -- Risks Related to Holding Company Structure."


CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indentures.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary. Acquired Indebtedness shall be deemed to be Incurred on the date the acquired Person becomes a Subsidiary.

     "Additional Assets" means (i) any property or assets related to the Line of Business which will be owned and used by the Company or a Restricted Subsidiary;
(ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another

Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Covenants -- Transactions with Affiliates" and "-- Sales of Assets" only, "Affiliate" shall also mean any beneficial owner of 5% or more of the total Voting Shares (on a Fully Diluted Basis) of the Company or of rights or warrants to purchase such stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. For purposes of the provision described under "-- Covenants -- Limitation on Restricted Payments" only, "Affiliate" shall also mean any Person of which the Company owns 5% or more of any class of Capital Stock or rights to acquire 5% or more or any class of Capital Stock and any Person who would be an Affiliate of any such Person pursuant to the first sentence hereof.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale leaseback transactions, but excluding (except as provided for in the provisions described in the last paragraph under "-- Covenants -- Sales of Assets") those permitted by the provisions described under "-- Covenants -- Merger and Consolidation" and "-- Covenants -- Limitation on Sale/Leaseback Transactions") in one or a series of transactions by the Company or any Restricted Subsidiary to any Person other than the Company or any Wholly Owned Subsidiary, of (i) all or any of the Capital Stock of the Company or any Restricted Subsidiary, (ii) all or substantially all of the assets of any operating unit, Facility, division or line of business of the Company or any Restricted Subsidiary or (iii) any other property or assets or rights to acquire property or assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Senior Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (A) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by (B) the amount of such payment by (ii) the sum of all such payments.

     "Bank Credit Agreement" means the Promissory Grid Note, dated as of April 21, 1995, between the Company and Credit Suisse, New York Branch, as amended, refinanced, renewed or extended from time to time.

     "Board of Directors" means the Board of Directors of the Company or any authorized committee thereof.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and "Capitalized Lease Obligations" means the rental obligations, as aforesaid, under such lease.

     "Change of Control" means the occurrence of any of the following events:
(i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Parent or an underwriter engaged in a firm commitment underwriting on behalf of the Company, is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than (x) at any time prior to the occurrence of a Public Market, a greater percentage of the total Voting Shares of the Company than is held by Parent and its Affiliates, and (y) at any time after the occurrence of a Public Market, 40% of the total Voting Shares of the Company provided that such ownership is greater than the total Voting Shares held by Parent and its Affiliates; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; (iii) all or substantially all of the Company's and its Restricted Subsidiaries' assets are sold, leased, exchanged or otherwise transferred to any Person or group of Persons acting in concert; or
(iv) the Company is liquidated or dissolved or adopts a plan of liquidation.

     "Change of Control Triggering Event" means (A) if a Rating Agency maintains a rating of the Senior Notes at the time a Change of Control occurs, the occurrence of a Change of Control and the occurrence of a Rating Decline or (B) if no Rating Agency maintains a rating of the Senior Notes at the time a Change of Control occurs, the occurrence of a Change of Control.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means the party named as such in the Indenture until a successor replaces it pursuant to the terms and conditions of the Indenture and thereafter means the successor.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters to (ii) the Consolidated Interest Expense (excluding interest capitalized in connection with the construction of a new Facility which interest is capitalized during the construction of such Facility) for such four fiscal quarters; provided, however, that if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, both EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (x) such new Indebtedness as if such Indebtedness had been Incurred on the first day of such period and
(y) the repayment, redemption, repurchase, defeasance or discharge of any Indebtedness repaid, redeemed, repurchased, defeased or discharged with the proceeds of such new Indebtedness as if such repayment, redemption, repurchase, defeasance or discharge had been made on the first day of such period; provided, further, that if within the period during which EBITDA or Consolidated Interest Expense is measured, the Company or any of its Restricted Subsidiaries shall have made any Asset Sales, (x) the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets or Capital Stock which are the subject of such Asset Sales for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and (y) the Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness for which neither Company nor any Restricted Subsidiary shall continue to be liable as a result of any such Asset Sale or repaid, redeemed, defeased, discharged or otherwise retired in connection with or with the proceeds of the assets or Capital Stock which are the subject of such Asset Sales for such period; and provided, further, that if the Company or any Restricted Subsidiary shall have made any acquisition of assets or Capital Stock (occurring by merger or otherwise) since the beginning of such period (including any acquisition of assets or Capital Stock occurring in connection with a transaction causing a calculation to be made hereunder) the EBITDA and Consolidated Interest Expense for such period shall be calculated, after giving pro forma effect thereto (and without regard to clause (iv) of the proviso to the definition of "Consolidated Net Income"), as if such acquisition of assets or Capital Stock took place on the first day of such period. For all purposes of this definition, if the date of determination occurs prior to the completion of the first four full fiscal quarters following the Issue Date, then "EBITDA" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis to the Offering as if the Offering occurred on the first day of the four full fiscal quarters that were completed preceding such date of determination.

     "Consolidated Current Liabilities," as of the date of determination, means the aggregate amount of liabilities of the Company and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (i) all inter-company items between the Company and any Consolidated Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP.

     "Consolidated Income Tax Expense" means, for any period, as applied to the Company, the provision for local, state, federal or foreign income taxes on a Consolidated basis for such period determined in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, as applied to the Company, the sum of (a) the total interest expense of the Company and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP, including, without limitation, (i) amortization of debt issuance costs or of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting, (ii) accrued interest, (iii) noncash interest payments, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) interest actually paid by the Company or any such Subsidiary under any guarantee of Indebtedness or other obligation of any other Person and (vi) net costs associated with Interest Rate Agreements (including amortization of discounts) and Currency Agreements, plus (b) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued, or scheduled to be paid or accrued by the Company or its Consolidated Restricted Subsidiaries, plus (c) one-third of all Operating Lease Obligations paid, accrued and/or scheduled to be paid by the Company and its Consolidated Restricted Subsidiaries, plus (d) capitalized interest, plus (e) dividends paid in respect of Preferred Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Subsidiary, plus (f) cash contributions to any employee stock ownership plan to the extent such contributions are used by such employee stock ownership plan to pay interest or fees to any person (other than the Company or a Restricted Subsidiary) in connection with loans incurred by such employee stock ownership plan to purchase Capital Stock of the Company.

     "Consolidated Net Income (Loss)" means, for any period, as applied to the Company, the Consolidated net income (loss) of the Company and its Consolidated Restricted Subsidiaries for such period, determined in accordance with GAAP, adjusted by excluding (without duplication), to the extent included in such net income (loss), the following: (i) all extraordinary gains or losses; (ii) any net income of any Person if such Person is not a Domestic Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in Consolidated Net Income (Loss) up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and (B) the equity of the Company or a Restricted Subsidiary in a net loss of any such Person for such period shall be included in determining Consolidated Net Income
(Loss); (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time thereof permitted, directly or indirectly, by operation of the terms of its charter or bylaws or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders; (iv) any net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of such combination; (v) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition by the Company or any Restricted Subsidiary of any Capital Stock of any Person, provided that losses shall be included on an after-tax basis; and (vi) the cumulative effect of a change in accounting principles; and further adjusted by subtracting from such net income the tax liability of any parent of the

Company to the extent of payments made to such parent by the Company pursuant to any tax sharing agreement or other arrangement for such period.

     "Consolidated Net Tangible Assets" means, as of any date of determination, as applied to the Company, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a Consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities;
(ii) minority interests in Consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iv) any revaluation or other write-up in value of assets subsequent to December 31, 1993 as a result of a change in the method of valuation in accordance with GAAP; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (vi) treasury stock; and (vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "Consolidated Net Worth" means, at any date of determination, as applied to the Company, stockholders' equity as set forth on the most recently available Consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries (which shall be as of a date no more than 60 days prior to the date of such computation), less any amounts attributable to Redeemable Stock or Exchangeable Stock, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Company or any Subsidiary.

     "Consolidation" means, with respect to any Person, the consolidation of accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and such subsidiaries are consolidated in accordance with GAAP. The term "Consolidated" shall have a correlative meaning.

     "Controlled Non-Subsidiary Investment" means any Investment of the type specified in clause (iv) of the first sentence under "-- Covenants -- Limitations on Restricted Payments" which is made by the Company or its Restricted Subsidiaries in an Affiliate other than a Subsidiary; provided that (i) at the time such Investment is made, no Default or Event of Default shall have occurred and be continuing (or would result therefrom); (ii) after giving effect to the Investment and to the Incurrence of any Indebtedness in connection therewith on a pro forma basis, the Consolidated Coverage Ratio is at least 1.75:1; (iii) after giving effect to the Investment, the aggregate Investment made by the Company and its Subsidiaries in Controlled Non-Subsidiary Investments does not exceed $100,000,000; (iv) the Person in which the Investment is made is engaged only in the business described under "-- Covenants -- Limitation on Changes in the Nature of Business" including Unrelated Businesses to the extent permitted under "-- Covenants -- Limitations on Changes in the Nature of the Business"; (v) the Company, directly or through its Restricted Subsidiaries is entitled to (A) in the case of an Investment in Capital Stock, receive dividends or other distributions on its Investment at the same time as or prior to, and on a basis pro rata with, any other holder or holders of Capital Stock of such Person and (B) in the case of an Investment other than in Capital Stock, receive interest thereon at a rate per annum not less than the rate on the Senior Notes and, on the liquidation or dissolution of such Person, receive repayment of the principal thereof prior to the payment of any dividends or distributions on Capital Stock of such Person; (vi) the Company directly or through its Restricted Subsidiaries, either (x) controls, under an operating and management agreement or otherwise, the day to day management and operation of such Person and any Facility of the Person in which the Investment is made or (y) has significant influence over the management and operation of such Person and any Facility of such Person in all material respects (significant influence to include the right to control or veto any material act or decision) in connection with such management or operation; and (vii) any encumbrances or restrictions on the ability of the Person in which the Investment is made to make the payments, distributions, losses, advances or transfers referred to in clauses (i) through (iii) under "-- Covenants -- Limitations on Payment Restrictions Affecting Subsidiaries" in the written opinion of the President or Chief Financial Officer of the Company
(x) is required
in order to obtain necessary financing, (y) is customary for such financings and
(z) applies only to the assets of or revenues of the Person in whom the Investment is made.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values to or under which the Company or any Restricted Subsidiary is a party or a beneficiary on the Issue Date or becomes a party or beneficiary thereafter.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "defaulted interest" means any interest on any Senior Note which is payable, but is not punctually paid or duly provided for on any Interest Payment Date.

     "Domestic Subsidiary" means a Restricted Subsidiary that is not a Foreign Subsidiary.

     "EBITDA" means, for any period, as applied to the Company, the sum of Consolidated Net Income (Loss) (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Sales), plus the following to the extent included in calculating Consolidated Net Income
(Loss): (a) Consolidated Income Tax Expense, (b) Consolidated Interest Expense,
(c) depreciation expense, (d) amortization expense and (e) all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income, in each case for such period; provided that, if the Company has any Subsidiary that is not a Wholly Owned Subsidiary, EBITDA shall be reduced (to the extent not otherwise reduced by GAAP) by an amount equal to
(A) the consolidated net income (loss) of such Subsidiary (to the extent included in Consolidated Net Income (Loss)) multiplied by (B) the quotient of
(1) the number of shares of outstanding common stock of such Subsidiary not owned on the last day of such period by the Company or any Wholly Owned Subsidiary of the Company divided by (2) the total number of shares of outstanding common stock of such Subsidiary on the last day of such period.

     "Exchangeable Stock" means any Capital Stock which by its terms is exchangeable or convertible at the option of any Person other than the Company into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

     "Existing Agreements" means the Management Services Agreement, dated January 1, 1992 between the Company and Parent, and the Guarantee Fee Agreement, dated January 1, 1992 between the Company and Parent, in each case as in effect on the date of the Indenture.

     "Facility" means a power generation facility or energy producing facility, including any related steam fields or gas reserves.

     "Foreign Asset Sale" means an Asset Sale in respect of the Capital Stock or assets of a Foreign Subsidiary or a Restricted Subsidiary of the type described in Section 936 of the Code to the extent that the proceeds of such Asset Sale are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

     "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States of America or a State thereof or the District of Columbia.

     "Fully Diluted Basis" means after giving effect to the exercise of any outstanding options, warrants or rights to purchase Voting Shares and the conversion or exchange of any securities convertible into or exchangeable for Voting Shares.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect and, to the extent optional, adopted by the Company on the Issue Date, consistently applied, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

     "guarantee" means, as applied to any obligation, contingent or otherwise, of any Person, (i) a guarantee, direct or indirect, in any manner, of any part or all of such obligation (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to insure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, including the payment of amounts drawn down under letters of credit.

     "Holder" or "Securityholder" means the Person in whose name a Senior Note is registered on the Registrar's books.

     "Incur" means, as applied to any obligation, to create, incur, issue, assume, guarantee or in any other manner become liable with respect to, contingently or otherwise, such obligation, and "Incurred," "Incurrence" and "Incurring" shall each have a correlative meaning; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided, further, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as (i) such amendment, modification or waiver does not (A) increase the principal or premium thereof or interest rate thereon, (B) change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed, (C) if such Indebtedness is contractually subordinated in right of payment to the Securities, modify or affect, in any manner adverse to the Holders, such subordination, (D) if the Company is the obligor thereon, provide that a Restricted Subsidiary shall be an obligor, (E) if such Indebtedness is Non-Recourse Debt, cause such Indebtedness to no longer constitute Non-Recourse Debt or (F) violate, or cause the Indebtedness to violate, the provisions described under "-- Covenants -- Limitation on Payment Restrictions Affecting Subsidiaries" and "-- Limitation on Liens" and (ii) such Indebtedness would, after giving effect to such amendment, modification or waiver as if it were an Incurrence, comply with clause (i) of the first proviso to the definition of "Refinancing Indebtedness."

     "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any such premium is then due and owing) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person Incurred as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) Redeemable Stock of such Person and, in the case of any Subsidiary, any other Preferred Stock, in either case valued at, in the case of Redeemable Stock, the greater of its voluntary or involuntary maximum fixed repurchase price exclusive of accrued and unpaid dividends or, in the case of Preferred Stock that is not Redeemable Stock, its liquidation preference exclusive of accrued and unpaid dividends;
(vi) contractual obligations to repurchase goods sold or distributed; (vii) all obligations of such Person in respect of Interest Rate Agreements and Currency Agreements; (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; provided, however, that Indebtedness shall not include trade accounts payable arising in the ordinary course of business. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Stock, such fair market value to be determined in good faith by the Board of Directors. The amount of Indebtedness of any Person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations (other than pursuant to clause (vi) above, which shall be included to the extent reflected on the balance sheet of such Person in accordance with GAAP) at such date, the maximum liability determined by such Person's board of directors, in good faith, as, in light of the facts and circumstances existing at the time, reasonably likely to be Incurred upon the occurrence of the contingency giving rise to such obligation.

     "Interest Payment Date" means the stated maturity of an installment of interest on the Senior Notes.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates to or under which the Company or any of its Restricted Subsidiaries is a party or beneficiary on the Issue Date or becomes a party or beneficiary thereunder.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any other investment in any other Person, or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or assets issued or owned by any other Person (whether by merger, consolidation, amalgamation, sale of assets or otherwise). For purposes of the definition of "Unrestricted Subsidiary" and the provisions set forth under "-- Covenants -- Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith. For purposes of determining the aggregate amount of Investments in Controlled Non-Subsidiary Investments, the amount of such Investments shall be reduced by an amount equal to the net payments of interest on Indebtedness, dividends, repayments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from any Person in whom a Controlled Non-Subsidiary Investment has been made, not to exceed in the case of any Controlled Non-Subsidiary Investment the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person.

     "Investment Grade" means, with respect to the Senior Notes, a rating of Baa3 or higher by Moody's together with a rating of BBB- or higher by S&P, provided that neither of such entities shall have announced or informed the Company that it is reviewing the rating of the Senior Notes in light of downgrading the rating thereof.

     "Issue Date" means the date on which the Senior Notes are originally issued under the Indenture.

     "Lien" means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Line of Business" means the ownership, acquisition, development, construction, improvement and operation of Facilities.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Cash" means, with respect to any Asset Sale, the cash or cash equivalent payments received by the Company or a Subsidiary in connection with such Asset Sale (including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as or when received and also including the proceeds of other property received when converted to cash or cash equivalents) net of the sum of, without duplication, (i) all reasonable legal, title and recording tax expenses, reasonable commissions, and other reasonable fees and expenses incurred directly relating to such Asset Sale, (ii) all local, state, federal and foreign taxes required to be paid or accrued as a liability by the Company or any of its Restricted Subsidiaries as a consequence of such Asset Sale, (iii) payments made to repay Indebtedness which is secured by any assets subject to such Asset Sale in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or by applicable law, be repaid out of the proceeds from such Asset Sale and (iv) all distributions required by any contract entered into other than in contemplation of such Asset Sale to be paid to any holder of a minority equity interest in such Restricted Subsidiary as a result of such Asset Sale, so long as such distributions do not exceed such minority holder's pro rata portion (based on such minority holder's proportionate equity interest) of the cash or cash equivalent payments described above, net of the amounts set forth in clauses (i)-(iii) above.

     "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock by any Person, the cash proceeds to such Person of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultancy and other fees actually incurred by such Person in connection with such issuance or sale and net of taxes paid or payable by such Person as a result thereof.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any Capital Stock of such corporation which is not convertible into another security other than non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Non-Recourse Debt" means Indebtedness of the Company or any Restricted Subsidiary that is Incurred to acquire, construct or develop a Facility provided that such Indebtedness is without recourse to the Company or any Restricted Subsidiary or to any assets of the Company or any such Restricted Subsidiary other than such Facility and the income from and proceeds of such Facility.

     "Offering" means the public offering and sale of the Senior Notes.

     "Officers' Certificate" means a certificate signed by two officers, one of whom must be the President, the Treasurer or a Vice President of the Company. Each Officers' Certificate (other than certificates provided pursuant to TIA
Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

     "Operating Lease Obligations" means any obligation of the Company and its Restricted Subsidiaries on a Consolidated basis incurred or assumed under or in connection with any lease of real or personal property which, in accordance with GAAP, is not required to be classified and accounted for as a capital lease.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel, if so acceptable, may be an employee of or counsel to the Company or the Trustee. Each such Opinion of Counsel shall include the statements provided for in TIA Section 314(e).

     "Parent" means Electrowatt Ltd, a Swiss corporation, and any subsidiary thereof holding Voting Shares of the Company.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a Senior Note means the principal of the Senior Note plus, if applicable, the premium on the Senior Note.

     "Public Equity Offering" means an underwritten primary public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

     "Public Market" shall be deemed to have occurred if (x) a Public Equity Offering has been consummated and (y) at least 25% (for purposes of the definition of "Change of Control") or 15% (for purposes of the provisions described under "-- Optional Redemption") of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

     "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

     "Rating Agencies" is defined to mean S&P and Moody's.

     "Rating Category" is defined to mean (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories) and (ii) with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories). In determining whether the rating of the Senior Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

     "Rating Decline" is defined to mean the occurrence of (i) or (ii) below on, or within 90 days after, the earliest of (A) the Company having become aware that a Change of Control has occurred, (B) the date of public notice of the occurrence of a Change of Control or (C) the date of public notice of the intention by Parent or the Company to approve, recommend or enter into, any transaction which, if consummated, would result in a Change of Control (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration or possible downgrade by either of the Rating Agencies), (i) a decrease of the rating of the Senior Notes by either Rating Agency by one or more rating gradations or (ii) the Company shall fail to promptly advise the Rating Agencies, in writing, of such occurrence or any subsequent material developments or shall fail to use its best efforts to obtain, from at least one Rating Agency, a written, publicly announced affirmation of its rating of the Senior Notes, stating that it is not downgrading, and is not considering downgrading, the Senior Notes.

     "Redeemable Stock" means any class or series of Capital Stock of any Person that (a) by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise is, or upon the happening of an event or passage of time would be, required to be redeemed (in whole or in part) on or prior to the first anniversary of the Stated Maturity of the Senior Notes, (b) is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Senior Notes (other than on a Change of Control or Asset Sale, provided that such Change of Control or Asset Sale shall not yet have occurred) or (c) is convertible into or exchangeable for Capital Stock referred to in clause (a) or clause (b) above or debt securities at any time prior to the first anniversary of the Stated Maturity of the Senior Notes.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness of the Company or a Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) if the Indebtedness being refinanced is contractually subordinated in right of payment to the Senior Notes, the Refinancing Indebtedness shall be contractually subordinated in right of payment to the Senior Notes to at least the same extent as the

Indebtedness being refinanced, (ii) if the Indebtedness being refinanced is Non-Recourse Debt, such Refinancing Indebtedness shall be Non-Recourse Debt,
(iii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refinanced or (b) after the Stated Maturity of the Senior Notes, (iv) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (v) such Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium, swap breakage and defeasance costs) under the Indebtedness being refinanced; and provided, further, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary of the Company that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Assets" means electric power plants that, on the Issue Date, produce electricity solely by utilizing steam from steam fields owned and operated by a Restricted Subsidiary that is a Wholly Owned Subsidiary on the Issue Date.

     "Related Asset Indebtedness" means Non-Recourse Debt of a Restricted Subsidiary that is a Wholly Owned Subsidiary on the Issue Date, the proceeds of which are used by such Restricted Subsidiary to finance the acquisition of Related Assets by such Restricted Subsidiary; provided, however, that (i) such Related Asset Indebtedness is Incurred contemporaneously with a Refinancing of all of the Non-Recourse Debt of such Restricted Subsidiary then outstanding and
(ii) the principal amount of such Related Asset Indebtedness shall not exceed the purchase price of the Related Assets plus reasonable out-of-pocket transaction costs and expenses of the Company and its Restricted Subsidiaries required to acquire, or finance the acquisition of, such Related Assets.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not designated an Unrestricted Subsidiary by the Board of Directors.

     "S&P" means Standard and Poor's Corporation and its successors.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and leases it back from such Person, other than leases for a term of not more than 36 months or between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

     "Senior Indebtedness" means (i) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not post-filing interest is allowed in such proceeding), whether existing on the Issue Date or thereafter Incurred, in respect of (A) Indebtedness of the Company for money borrowed and
(B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (ii) all Capitalized Lease Obligations of the Company; (iii) all obligations of the Company (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) under Interest Rate Agreements and Currency Agreements entered into in respect of any obligations described in clauses (i) and (ii) or (C) issued or assumed as the deferred purchase price of property, and all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement; (iv) all guarantees of the Company with respect to obligations of other persons of the type referred to in clauses (ii) and (iii) and with respect to the payment of dividends of other Persons; and (v) all obligations of the Company consisting of modifications, renewals, extensions, replacements and refundings of any obligations described in clauses (i), (ii), (iii) or (iv); unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinated in right of payment to the Senior Notes, or any other Indebtedness or obligation of the Company; provided, however, that Senior Indebtedness shall not be deemed to include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes or (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

     "Significant Subsidiary" means any Subsidiary (other than an Unrestricted Subsidiary) that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulations S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

     "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is contractually subordinated or junior in right of payment to the Senior Notes or any other Indebtedness of the Company.

     "Subsidiary" means, as applied to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Voting Shares or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

     "Unrelated Business" means any business other than the Line of Business.

     "Unrestricted Subsidiary" means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; provided, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted pursuant to the provisions under "Covenants -- Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness pursuant to the first paragraph of "Covenants -- Limitation on Incurrence of Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions; provided, however, that the failure to so file such resolution and/or Officers' Certificate with the Trustee shall not impair or affect the validity of such designation.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable before the maturity thereof.

     "Voting Shares", with respect to any corporation, means the Capital Stock having the general voting power under ordinary circumstances to elect at least a majority of the board of directors (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Subsidiary" means a Subsidiary (other than an Unrestricted Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

     "Working Capital Credit Agreement" means the Line of Credit Note, dated as of June 4, 1993, between the Company and The Bank of California, N.A. as amended, refinanced, renewed or extended from time to time.

COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Restricted Payments. Under the terms of the Indenture, so long as any of the Senior Notes are outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend on or make any distribution or similar payment of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Non-Convertible Capital Stock or rights to acquire its Non-Convertible Capital Stock and dividends or distributions payable solely to the Company or a Restricted Subsidiary and other than pro rata dividends paid by a Subsidiary with respect to a series or class of its Capital Stock the majority of which is held by the Company or a Wholly Owned Subsidiary that is not a Foreign Subsidiary), (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company, or, with respect to the Company, exercise any option to exchange any Capital Stock that by its terms is exchangeable solely at the option of the Company (other than into Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof or scheduled sinking fund payment thereon, any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment, other than a Controlled Non-Subsidiary Investment, or a payment described in clause (vi) of the second sentence under "-- Covenants -- Transactions with Affiliates," in any Unrestricted Subsidiary or any Affiliate of the Company other than a Restricted Subsidiary or a Person which will become a Restricted Subsidiary as a result of any such Investment (each such payment described in clauses (i)-(iv) of this paragraph, a "Restricted Payment"), unless at the time of and after giving effect to the proposed Restricted Payment: (1) no Default or Event of Default shall have occurred and be continuing (or would result therefrom); (2) the Company would be permitted to Incur an additional $1 of Indebtedness pursuant to the provisions described in the first paragraph under "-- Limitation on Incurrence of Indebtedness," and (3) the aggregate amount of all such Restricted Payments subsequent to the Issue Date shall not exceed the sum of (A) 50% of aggregate Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 1994 to the end of the most recent fiscal quarter for which financial statements are available (or if such Consolidated Net Income is a deficit, minus 100% of such deficit), and minus 100% of the amount of any write-downs, write-offs, other negative reevaluations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period; (B) if the Senior Notes are Investment Grade immediately following the Restricted Payment in connection with which this calculation is made, an additional 25% of Consolidated Net Income for any period of one or more consecutive completed fiscal quarters ending with the last fiscal quarter completed prior to the date of such Restricted Payment during which the Senior Notes were Investment Grade for the entire period; (C) the aggregate Net Cash Proceeds received by the Company after January 1, 1994 from the sale of Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company to any person other than the Company, any of its Subsidiaries or an employee stock ownership plan; (D) the amount by which the principal amount of, and any accrued interest on, Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's Consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary converted or exchanged for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or the value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); (E) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and (F) $5 million.

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

     The failure to satisfy the conditions set forth in clauses (2) and (3) of the first paragraph under "-- Limitation on Restricted Payments" shall not prohibit any of the following as long as the condition set forth in clause (1) of such paragraph is satisfied (except as set forth below): (i) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the provisions described in the first paragraph under "-- Limitation on Restricted Payments"; provided, however, that following the occurrence of Public Market, notwithstanding clause
(1) of the immediately preceding paragraph, the occurrence or existence of a Default at the time of payment shall not prohibit the payment of such dividends;
(ii) any purchase, redemption, defeasance, or other acquisition or retirement for value of Capital Stock or Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than stock issued or sold to a Subsidiary or to an employee stock ownership plan), provided, however, that notwithstanding clause (1) of the first paragraph under "-- Limitation on Restricted Payments", the occurrence or existence of a Default or Event of Default shall not prohibit, for purposes of this Section, the making of such purchase, redemption, defeasance or other acquisition or retirement, and provided, further, such purchase, redemption, defeasance or other acquisition or retirement shall not be included in the calculation of Restricted Payments made for purposes of clause (3) of the first paragraph under "-- Limitation on Restricted Payments," and provided, further, that the Net Cash Proceeds from such sale shall be excluded from sub-clause (C) of clause (3) of the first paragraph under "-- Limitation on Restricted Payments"; (iii) any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of for cash (other than to a Subsidiary), new Indebtedness of the Company, provided, however, that (A) such new Indebtedness shall be contractually subordinated in right of payment to the Securities at least to the same extent as the Indebtedness being so redeemed, repurchased, defeased, acquired or retired, (B) if the Indebtedness being purchased, redeemed, defeased or acquired or retired for value is Non-Recourse Debt, such new Indebtedness shall be Non-Recourse Debt, (C) such new Indebtedness has a Stated Maturity either (1) no earlier than the Stated Maturity of the Indebtedness redeemed, repurchased, defeased, acquired or retired or (2) after the Stated Maturity of the Senior Notes and (D) such Indebtedness has an Average Life equal to or greater than the Average Life of the Indebtedness redeemed, repurchased, defeased, acquired or retired, and provided, further, that such purchase, redemption, defeasance or other acquisition or retirement shall not be included in the calculation of Restricted Payments made for purposes of clause (3) of the first paragraph under "-- Limitation on Restricted Payments"; (iv) any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness upon a Change of Control or an Asset Sale to the extent required by the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, but only if the Company (A) in the case of a Change of Control, has made an offer to repurchase the Senior Notes as described under "-- Covenants -- Change of Control" or (B) in the case of an Asset Sale, has applied the Net Available Cash from such Asset Sale in accordance with the provisions described under "-- Covenants -- Sales of Assets"; and (v) dividends paid to Parent in any fiscal year not in excess of the lesser of (A) the sum of
(1) $300,000 plus (2) 10% of the Company's paid-in capital paid by Parent and
(B) $1,050,000.

     Limitation on Incurrence of Indebtedness. Under the terms of the Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness, except that the Company may Incur Indebtedness if, after giving effect thereto, the Consolidated Coverage Ratio would be greater than 2:1.

     The foregoing provision will not limit the ability of the Company or any Restricted Subsidiary to Incur the following Indebtedness: (i) Refinancing Indebtedness (except with respect to Indebtedness referred to in clause (ii), (iii) or (iv) below); (ii) in addition to any Indebtedness otherwise permitted to be Incurred hereunder, Indebtedness of the Company at any one time outstanding in an aggregate principal amount not to exceed $5,000,000 and provided that the proceeds of such Indebtedness shall not be used for the purpose of making any Restricted Payments described in clause (i) or (ii) under "-- Limitation on Restricted Payments"; (iii) Indebtedness of the Company which is owed to and held by a Wholly Owned Subsidiary and Indebtedness of a Wholly Owned Subsidiary which is owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in

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

any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company or by a Wholly Owned Subsidiary, as the case may be;
(iv) Indebtedness of the Company under the Bank Credit Agreement which, when taken together with the aggregate amount of Indebtedness Incurred pursuant to clause (viii) of this paragraph, is not in excess of $50,000,000, and Indebtedness of the Company under the Working Capital Credit Agreement not in excess of $5,000,000; (v) Acquired Indebtedness; provided, however, that the Company would have been able to Incur such Indebtedness at the time of the Incurrence thereof pursuant to the immediately preceding paragraph; (vi) Indebtedness of the Company or a Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness referred to in clause (iv) above and Indebtedness being repaid or retired with the proceeds of the Offering); (vii) Non-Recourse Debt of a Restricted Subsidiary (other than a Restricted Subsidiary existing on the Issue Date), the proceeds of which are used to acquire, develop, improve or construct a new Facility of such Restricted Subsidiary; (viii) guarantees by the Company of Indebtedness of Restricted Subsidiaries which, but for such guarantees, would be permitted to be Incurred pursuant to clause (vii) of this paragraph, provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (viii), when taken together with outstanding Indebtedness Incurred under the Bank Credit Agreement pursuant to clause (iv) of this paragraph, is not in excess of $50,000,000; and (ix) Related Asset Indebtedness, provided that at the time of the Incurrence thereof, giving pro forma effect to the Incurrence thereof, Moody's and S&P shall have affirmed their respective ratings of the Senior Notes in effect prior to the Incurrence of such Related Asset Indebtedness.

     Notwithstanding the provisions of this covenant described in the first two paragraphs above, the Indenture provides that the Company shall not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such repayment, prepayment, redemption, defeasance, retirement, refunding or refinancing is not prohibited under "-- Limitation on Restricted Payments" or unless such Indebtedness shall be contractually subordinated to the Senior Notes at least to the same extent as such Subordinated Indebtedness.

     Limitation on Payment Restrictions Affecting Subsidiaries. Under the terms of the Indenture, the Company shall not, and shall not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends to or make any other distributions on its Capital Stock, or pay any Indebtedness or other obligations owed to the Company or any other Restricted Subsidiary, (ii) make any Investments in the Company or any other Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary; provided, however, that the foregoing shall not apply to (a) any encumbrance or restriction existing pursuant to the Indenture or any other agreement or instrument as in effect or entered into on the Issue Date; (b) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Acquired Indebtedness; provided, however, that such encumbrance or restriction was not Incurred in connection with or in contemplation of such Subsidiary becoming a Subsidiary;
(c) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness referred to in clause (a) or (b) above or contained in any amendment or modification with respect to such Indebtedness; provided, however, that the encumbrances and restrictions contained in any such agreement, amendment or modification are no less favorable in any material respect with respect to the matters referred to in clauses (i), (ii) and (iii) above than the encumbrances and restrictions with respect to the Indebtedness being refinanced, amended or modified; (d) in the case of clause (iii) above, customary non-assignment provisions of (A) any leases governing a leasehold interest, (B) any supply, license or other agreement entered into in the ordinary course of business of the Company or any Subsidiary or (C) any security agreement relating to a Lien permitted by Section 3.7(l), that, in the reasonable determination of the President or Chief Financial Officer of the Company (x) is required in order to obtain such financing and (v) is customary for such financings; (e) any restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition; (f) any encumbrance imposed pursuant to the terms of Indebtedness incurred pursuant to clause (vii) of the proviso to the covenant described under "-- Limitation on Incurrence of Indebtedness" above, provided that such encumbrance in the written opinion of the President or Chief

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

Financial Officer of the Company, (x) is required in order to obtain such financing, (y) is customary for such financings and (z) applies only to the assets of or revenues of the applicable Facility or (g) any encumbrance or restriction existing by reason of applicable law.

     Limitation on Sale/Leaseback Transactions. Under the terms of the Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction unless (i) the Company or such Subsidiary would be entitled to create a Lien on such property securing Indebtedness in an amount equal to the Attributable Debt with respect to such transaction without equally and ratably securing the Securities pursuant to the covenant entitled "Limitation on Liens" or (ii) the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors) of such property and the Company or such Subsidiary shall apply or cause to be applied an amount in cash equal to the net proceeds of such sale to the retirement, within 30 days of the effective date of any such arrangement, of Senior Indebtedness or Indebtedness of a Restricted Subsidiary; provided, however, that in addition to the transactions permitted pursuant to the foregoing clauses (i) and (ii), the Company or any Restricted Subsidiary may enter into a Sale/Leaseback Transaction as long as the sum of (x) the Attributable Debt with respect to such Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into pursuant to this proviso, plus (y) the amount of outstanding Indebtedness secured by Liens Incurred pursuant to the final proviso to the covenant described under "-- Limitation on Liens" below, does not exceed 10% of Consolidated Net Tangible Assets as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements are available; and provided, further, that a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date may enter into a Sale/Leaseback Transaction with respect to property owned by such Restricted Subsidiary, the proceeds of which are used to acquire, develop, construct, or repay (within 365 days of the commencement of commercial operation of such Facility) Indebtedness Incurred to acquire, develop or construct, a new Facility of such Restricted Subsidiary, as long as neither the Company nor any other Restricted Subsidiary shall have any obligation or liability in connection therewith.

     Limitation on Liens. Under the terms of the Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties (including, without limitation, Capital Stock), whether owned at the date of such Indenture or thereafter acquired, other than (a) pledges or deposits made by such Person under workers' compensation, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for payment of Indebtedness) or leases to which such Person is a party, or deposits to secure statutory or regulatory obligations of such Person or deposits of cash of United States Government bonds to secure surety, appeal or performance bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens, in each case, arising in the ordinary course of business and with respect to amounts not yet due or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be diligently prosecuting appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (d) Liens in favor of issuers or surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit may not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction or purchase of, or repairs, improvements or additions to,

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property; provided, however, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be issued more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens existing on the Issue Date (other than Liens relating to Indebtedness or other obligations being repaid or liens that are otherwise extinguished with the proceeds of the Offering); (h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that any such lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (i) Liens on property at the time the Company or a Subsidiary acquires the property, including any acquisition by means of a merger or consolidation with or into the Company or a Subsidiary; provided, however, that such Liens are not incurred in connection with, or in contemplation of, such merger or consolidation; and provided, further, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (j) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Wholly Owned Subsidiary; (k) Liens incurred by a Person other than the Company or any Subsidiary on assets that are the subject of a Capitalized Lease Obligation to which the Company or a Subsidiary is a party; provided, however, that any such Lien may not secure Indebtedness of the Company or any Subsidiary (except by virtue of clause (ix) of the definition of "Indebtedness") and may not extend to any other property owned by the Company or any Restricted Subsidiary; (l) Liens Incurred by a Restricted Subsidiary on its assets to secure Non-Recourse Debt Incurred pursuant to clause (vii) of the second paragraph under "-- Limitation on Incurrence of Indebtedness" above, provided that such Lien (A) is incurred at the time of the initial Incurrence of such Indebtedness and (b) does not extend to any assets or property of the Company or any other Restricted Subsidiary; (m) Liens not in respect of Indebtedness arising from Uniform Commercial Code financing statements for informational purposes with respect to leases Incurred in the ordinary course of business and not otherwise prohibited by this Indenture; (n) Liens not in respect of Indebtedness consisting of the interest of the lessor under any lease Incurred in the ordinary course of business and not otherwise prohibited by this Indenture; (o) Liens which constitute banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract; (p) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g),
(h) and (i), provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of such Indebtedness); and (q) Liens by which the Senior Notes are secured equally and ratably with other Indebtedness of the Company pursuant to the provisions described under "-- Covenants -- Limitations on Liens", without effectively providing that the Senior Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Company may incur other Liens to secure Indebtedness as long as the sum of (x) the amount of outstanding Indebtedness secured by Liens incurred pursuant to this proviso plus (y) the Attributable Debt with respect to all outstanding leases in connection with Sale/Leaseback Transactions entered into pursuant to the proviso under "-- Limitation on Sale/Leaseback Transactions," does not exceed 10% of Consolidated Net Tangible Assets as determined with respect to the Company as of the end of the most recent fiscal quarter for which financial statements are available.

     Change of Control. Under the terms of the Indenture, in the event of a Change of Control Triggering Event, the Company shall make an offer to purchase (the "Change of Control Offer") the Senior Notes then outstanding at a purchase price equal to 101% of the principal amount (excluding any premium) thereof plus accrued and unpaid interest to the Change of Control Purchase Date (as defined below) on the terms set forth in this provision. The date on which the Company shall purchase the Senior Notes pursuant to this provision (the "Change of Control Purchase Date") shall be no earlier than 30 days, nor later than 60 days, after the notice referred to below is mailed, unless a longer period shall be required by law. The Company shall notify

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

the Trustee in writing promptly after the occurrence of any Change of Control Triggering Event of the Company's obligation to offer to purchase all of the Senior Notes.

     Notice of a Change of Control Offer shall be mailed by the Company to the Holders of the Senior Notes at their last registered address (with a copy to the Trustee and the Paying Agent) within thirty (30) days after a Change in Control Triggering Event has occurred. The Change of Control Offer shall remain open from the time of mailing until a date not more than five (5) Business Days before the Change of Control Purchase Date. The notice shall contain all instructions and materials necessary to enable such Holders to tender (in whole or in part) the Senior Notes pursuant to the Change of Control Offer. The notice, which shall govern the terms of the Change of Control Offer, shall state: (a) that the Change of Control Offer is being made pursuant to the Indenture; (b) the purchase price and the Change of Control Purchase Date; (c) that any Senior Note not surrendered or accepted for payment will continue to accrue interest; (d) that any Senior Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; (e) that any Holder electing to have a Senior Note purchased (in whole or in part) pursuant to a Change of Control Offer will be required to surrender the Senior Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Note completed, to the Paying Agent at the address specified in the notice (or otherwise make effective delivery of the Senior Note pursuant to book-entry procedures and the related rules of the applicable depositories) at least five (5) Business Days before the Change of Control Purchase Date; and (f) that any Holder will be entitled to withdraw his or her election if the Paying Agent receives, not later than three
(3) Business Days prior to the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Senior Note the Holder delivered for purchase and a statement that such Holder is withdrawing his or her election to have the Senior Note purchased.

     On the Change of Control Purchase Date, the Company shall (i) accept for payment the Senior Notes, or portions thereof, surrendered and properly tendered and not withdrawn, pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent, no later than 11:00 a.m. eastern standard time, money, in immediately available funds, sufficient to pay the purchase price of all the Senior Notes or portions thereof so accepted and (iii) deliver to the Trustee, no later than 11:00 a.m. eastern standard time, the Senior Notes so accepted together with an Officers' Certificate stating that such Senior Notes have been accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Senior Notes so accepted payment in an amount equal to the purchase price. Holders whose Securities are purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered.

     Transactions with Affiliates. Under the terms of the Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, permit to exist, renew or extend any transaction or series of transactions (including, without limitation, the sale, purchase, exchange or lease of any assets or property or the rendering of any services) with any Affiliate of the Company unless (i) the terms of such transaction or series of transactions are (A) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be obtainable in a comparable transaction or series of related transactions in arm's-length dealings with an unrelated third party and (B) set forth in writing, if such transaction or series of transactions involve aggregate payments or consideration in excess of $1,000,000, and (ii) with respect to a transaction or series of transactions involving the sale, purchase, lease or exchange of property or assets having a value in excess of $5,000,000, such transaction or series of transactions has been approved by a majority of the disinterested members of the Board of Directors or, if there are no disinterested members of the Board of Directors, the Board of Directors of the Company shall have received a written opinion of a nationally recognized investment banking firm stating that such transaction or series of transactions is fair to the Company or such Restricted Subsidiary from a financial point of view. The foregoing provisions do not prohibit (i) the payment of reasonable fees to directors of the Company and its subsidiaries who are not employees of the Company or its subsidiaries; (ii) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries otherwise permitted by the terms of the Indenture; (iii) the payment of any Restricted Payment which is expressly permitted to be paid pursuant to the second paragraph under "-- Covenants -- Limitation on Restricted Payments"; (iv) any issuance of

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securities or other reasonable payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements approved by the Board of Directors; (v) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;
(vi) loans or advances to employees in the ordinary course of business; (vii) any repurchase, redemption or other retirement of Capital Stock of the Company held by employees of the Company or any of its Subsidiaries upon death, disability or termination of employment at a price not in excess of the fair market value thereof approved by the Board of Directors; (viii) any transaction between or among the Company and any Subsidiary in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries;
(ix) payments pursuant to Existing Agreements and payments of principal, interest and commitment fees under the Bank Credit Agreement; and (x) any agreement to do any of the foregoing. Any transaction which has been determined, in the written opinion of an independent nationally recognized investment banking firm, to be fair, from a financial point of view, to the Company or the applicable Restricted Subsidiary shall be deemed to be in compliance with this provision.

     Sales of Assets. Under the terms of the Indenture, neither the Company nor any Restricted Subsidiary shall consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value, as determined in good faith by the Board of Directors, of the shares or assets subject to such Asset Sale, (ii) at least 60% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents which are promptly converted into cash by the Person receiving such payment and (iii) an amount equal to 100% of the Net Available Cash is applied by the Company (or such Subsidiary, as the case may be) as set forth herein. Under the terms of the Indenture, the Company shall not permit any Unrestricted Subsidiary to make any Asset Sale unless such Unrestricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the shares or assets so disposed of as determined in good faith by the Board of Directors.

     Under the terms of the Indenture, within 365 days (such period being the "Application Period") following the consummation of an Asset Sale, the Company or such Restricted Subsidiary shall apply the Net Available Cash from such Asset Sale as follows: (i) first, to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); (ii) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (i), and to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness or any Indebtedness of such Restricted Subsidiary), to prepay, repay or purchase Senior Indebtedness (other than Senior Notes) or Indebtedness (other than any Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); (iii) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses
(i) and (ii), and to the extent the Company or such Restricted Subsidiary elects, to purchase Senior Notes; and (iv) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (i),
(ii) and (iii), to make an offer to purchase the Senior Notes at not less than their principal amount plus accrued interest (if any) pursuant to and subject to the conditions set forth in the Indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause
(ii), (iii) or (iv) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. To the extent that any Net Available Cash from any Asset Sale remains after the application of such Net Available Cash in accordance with this paragraph, the Company or such Restricted Subsidiary may utilize such remaining Net Available Cash in any manner not otherwise prohibited by the Indenture.

     To the extent that any or all of the Net Available Cash of any Foreign Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Available Cash so affected shall not be required to be applied at the time provided above, but may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to promptly take or cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation). Once such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, such repatriation shall be immediately effected and such repatriated Net Available Cash will be applied in the manner set forth in this provision as if such Asset Sale had occurred on the date of such repatriation.

     Notwithstanding the foregoing, to the extent that the Board of Directors determines, in good faith, that repatriation of any or all of the Net Available Cash of any Foreign Asset Sale would have a material adverse tax consequence to the Company, the Net Available Cash so affected may be retained outside of the United States by the applicable Restricted Subsidiary for so long as such material adverse tax consequence would continue.

     Under the Indenture, the Company shall not be required to make an offer to purchase the Senior Notes if the Net Available Cash available from an Asset Sale (after application of the proceeds as provided in clauses (i) and (ii) of the second paragraph above) is less than $1,000,000 for any particular Asset Sale (which lesser amounts shall not be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Sale).

     Notwithstanding the foregoing, this provision shall not apply to, or prevent any sale of assets, property, or Capital Stock of Subsidiaries to the extent that the fair market value (as determined in good faith by the Board of Directors) of such asset, property or Capital Stock, together with the fair market value of all other assets, property, or Capital Stock of Subsidiaries sold, transferred or otherwise disposed of in Asset Sales during the twelve month period preceding the date of such sale, does not exceed 5% of Consolidated Net Tangible Assets as determined as of the end of the most recent fiscal quarter for which financial statements are available (it being understood that this provision shall only apply with respect to the fair market value of such asset, property or Capital Stock in excess of 5% of consolidated Net Tangible Assets), and no violation of this provision shall be deemed to have occurred as a consequence thereof.

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company as an entirety to a Person in a transaction permitted under the covenant described under "-- Merger and Consolidation," the Successor Corporation shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

     Limitation on the Issuance of Capital Stock and the Incurrence of Indebtedness of Restricted Subsidiaries. Pursuant to the terms of the Indenture, the Company shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, and shall not permit any Person other than the Company or a Wholly Owned Subsidiary to own (except to the extent that any such Person may own on the Issue Date), any shares of such Restricted Subsidiary's Capital Stock (including options, warrants or other rights to purchase shares of Capital Stock) except, to the extent otherwise permitted by the Indenture, (i) to the Company or another Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company, or (ii) if, immediately after giving effect to such issuance and sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary for purposes of the Indenture; provided, however, that a Restricted Subsidiary that has an interest in a Facility may sell shares of Non-Convertible Stock that is not Preferred Stock if, after giving effect to such sale, the Company or a Wholly Owned Subsidiary continues to hold at least a majority of each class of Capital Stock of such Restricted Subsidiary. The Company shall not permit any Restricted Subsidiary, directly or indirectly, to Incur Indebtedness other than pursuant to the second paragraph under "-- Limitation on Incurrence of Indebtedness."

     Limitation on Changes in the Nature of the Business. The Indenture provides that the Company and its Subsidiaries shall engage only in the business of acquiring, constructing, managing, developing, improving, owning and operating Facilities, as well as any other activities reasonably related to the foregoing activities (including acquiring and holding reserves), including but not limited to investing in Facilities; provided that up to 10% of the Company's Consolidated total assets may be used in Unrelated Businesses without constituting a violation of this covenant. In addition, the Company will, and will cause its Subsidiaries, to conduct their respective businesses in a manner so as to maintain the exemption of the Company and its Subsidiaries from treatment as a public utility holding company under PUHCA or an electric utility or public utility under any federal, state or local law; provided, however, to the extent that any such law is amended following the Issue Date in such a manner that would (absent application of this proviso) make compliance with this paragraph result in a material adverse effect on the Company's results of operations or financial condition, then the Company shall not be required to comply with this paragraph, but only to the extent of actions or failures to act that would (absent application of this proviso) constitute violations of this Covenant solely as a result of such amendment.

     Limitation on Subsidiary Investments. The Indenture provides that the Company will not permit any Subsidiary with an interest in a Facility to make any investment in or merge with any other person with an interest in a power generation facility or, except in connection with the acquisition of Related Assets by such Subsidiary, in an Unrelated Business.

     Merger and Consolidation. Under the terms of each of the Indentures, the Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other corporation or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons unless: (i) either (A) the Company shall be the continuing Person, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company as an entirety are transferred (the "Successor Corporation") shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Senior Notes; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; (iii) the Company shall have delivered, or caused to be delivered, to the Trustee an Officers' Certificate and, as to legal matters, an Opinion of Counsel, each in form and substance reasonably satisfactory to the Trustee, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with; (iv) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) or a Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred by such Person at the time of such transaction), the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) or a Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred by such Person at the time of such transaction), the Consolidated Coverage Ratio of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) is at least 1.10:1, or, if less, equal to the Consolidated Coverage Ratio of the Company immediately prior to such transaction; provided that, if the Consolidated Coverage Ratio of the Company before giving effect to such transaction is within the range set forth in column
(A) below, then the pro forma Consolidated Coverage Ratio of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Consolidated Coverage Ratio of the Company prior to such transaction and (2) the ratio set forth in column (C) below:

                                      (A)                           (B)       (C)
                             --------------------                  ------    ------
                1.11:1 to 1.99:1...............................      100%     1.6:1
                2.00:1 to 2.99:1...............................       90%     2.1:1
                3.00:1 to 3.99:1...............................       80%     2.4:1
                4.00:1 or more.................................       70%     2.5:1

Notwithstanding the foregoing clauses (ii), (iv) and (v), any Restricted Subsidiary (other than a Subsidiary having an interest in a Facility) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Wholly Owned Subsidiary or Wholly Owned Subsidiaries (other than a Subsidiary or Subsidiaries which have an interest in a Facility) and no violation of this provision will be deemed to have occurred as a consequence thereof, as long as the requirements of clauses (i) and (iii) are satisfied in connection therewith.

     Upon any such assumption by the Successor Corporation, except in the case of a lease, the Successor Corporation shall succeed to and be substituted for the Company under the Indenture and the Senior Notes and the Company shall thereupon be released from all obligations under the Indenture and under the Senior Notes and the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated. The Successor Corporation thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, all or any of the Senior Notes issuable under the Indenture which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of the Successor Corporation instead of the Company and subject to all the terms, conditions and limitations prescribed in the Indenture, the Trustee shall authenticate and shall deliver any Senior Notes which the Successor Corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Senior Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Senior Notes theretofore or thereafter issued in accordance with the terms of the Indenture as though all such Senior Notes had been issued at the date of the execution of the Indenture.

     In the case of any such consolidation, merger or transfer, such changes in form (but not in substance) may be made in the Senior Notes thereafter to be issued as may be appropriate.

EVENTS OF DEFAULT

     "Events of Default" are defined in the Indenture as (a) default for 30 days in payment of any interest installment due and payable on the Senior Notes, (b) default in payment of the principal when due on any Senior Note, or failure to redeem or purchase Senior Notes when required pursuant to the Indenture or the Senior Notes, (c) default in performance of any other covenants or agreements in the Indenture or in the Senior Notes for 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the Senior Notes then outstanding, (d) there shall have occurred either (i) a default by the Company or any Subsidiary under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of the Company or any Subsidiary of the Company (other than the Senior Notes) having an outstanding principal amount of $2,000,000 (or its foreign currency equivalent) or more individually or $5,000,000 (or its foreign currency equivalent) or more in the aggregate that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity or (ii) a default by the Company or any Subsidiary in the payment when due of any portion of the principal under any such instrument, and such unpaid portion exceeds $2,000,000 (or its foreign currency equivalent) individually or $5,000,000 (or its foreign currency equivalent) in the aggregate and is not paid, or such default is not cured or waived, within any grace period applicable thereto, unless such Indebtedness is discharged within 20 days of the Company or a Restricted Subsidiary becoming aware of such default; provided, however, that the foregoing shall not apply to any default on Non-Recourse Indebtedness; (e) any final judgment or order (not covered by insurance) for the payment of money shall be rendered against the Company or any Significant Subsidiary in an amount in excess of $2,000,000 (or its foreign currency equivalent) individually or $5,000,000 (or its foreign currency equivalent) in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) and shall not be discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order in excess of $2,000,000 (or its foreign currency equivalent) individually or that causes the aggregate amount for all such final judgments or orders outstanding against all such Persons to exceed $5,000,000 (or its foreign currency equivalent) during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and (f) certain events of bankruptcy, insolvency and reorganization of the Company.

     If any Event of Default (other than an Event of Default described in clause
(f) with respect to the Company) occurs and is continuing, the Indenture provides that the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Senior Notes by notice to the Company and the Trustee, may declare the principal amount of the Senior Notes and any accrued and unpaid interest to be due and payable immediately. If an Event of Default described in clause (f) with respect to the Company occurs, the principal of and interest on all the Senior Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Senior Notes. The Holders of a majority in principal amount of the Senior Notes by notice to the Trustee may rescind any such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived other than the non-payment of principal of or interest on the Senior Notes which shall have become due by such declaration.

     The Company must file annually with the Trustee a certificate describing any Default by the Company in the performance of any conditions or covenants that has occurred under the Indenture and its status. The Company must give the Trustee written notice within 30 days of any Default under the Indenture that could mature into an Event of Default described in clause (c), (d), (e) or (f) of the second preceding paragraph.

     The Trustee is entitled, subject to the duty of the Trustee during a Default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the Indenture at the direction of the Holders of the Senior Notes or which requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture also provides that the Holders of a majority in principal amount of the Senior Notes issued under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; however, the Trustee may refuse to follow any such direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other Holders of the Senior Notes, or would involve the Trustee in personal liability.

     The Indenture provides that while the Trustee generally must mail notice of a Default or Event of Default to the holders of the Senior Notes within 90 days of occurrence, the Trustee may withhold notice to the Holders of the Senior Notes of any Default or Event of Default (except in payment on the Senior Notes) if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Senior Notes.

MODIFICATION OF THE INDENTURE

     Under the terms of the Indenture, the Company and the Trustee may, with the consent of the Holders of a majority in principal amount of the outstanding Senior Notes amend or supplement the Indenture or the Senior Notes except that no amendment or supplement may, without the consent of each affected Holder, (i) reduce the principal of or change the Stated Maturity of any Senior Note, (ii) reduce the rate of or change the time of payment of interest on any Senior Note,
(iii) change the currency of payment of the Senior Notes, (iv) reduce the premium payable upon the redemption of any Senior Note, or change the time at which any such Senior Note may or shall be redeemed, (v) reduce the amount of Senior Notes, the holders of which must consent to an amendment or supplement or
(vi) change the provisions of the Indenture relating to waiver of past defaults, rights of Holders of the Senior Notes to receive payments or the provisions relating to amendments of the Indenture that require the consent of Holders of each affected Senior Note.

ACTIONS BY NOTEHOLDERS

     Under the terms of the Indenture, a Holder of Senior Notes may not pursue any remedy with respect to the Indenture or the Senior Notes (except actions for payment of overdue principal or interest), unless (i) the Holder has given notice to the Trustee of a continuing Event of Default, (ii) Holders of at least 25% in principal amount of the Senior Notes have made a written request to the Trustee to pursue such remedy, (iii) such Holder or Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days of such request and offer and (v) the Holders of a majority in principal amount of the Senior Notes have not given the Trustee an inconsistent direction during such 60-day period.

DEFEASANCE, DISCHARGE AND TERMINATION

     Defeasance and Discharge. The Indenture provides that the Company will be discharged from any and all obligations in respect of the Senior Notes, and the provisions of the Indenture will no longer be in effect with respect to such Senior Notes (except for, among other matters, certain obligations to register the transfer or exchange of such Senior Notes, to replace stolen, lost or mutilated Senior Notes, to maintain paying agencies and to hold monies for payment in trust, and the rights of holders to receive payments of principal and interest thereon), on the 123rd day after the date of the deposit with the Trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money, or a combination thereof, in an amount sufficient to pay the principal of and interest on such Senior Notes, when due in accordance with the terms of the Indenture and such Senior Notes. Such a trust may only be established if, among other things, (i) the Company has delivered to the Trustee either (a) an Opinion of Counsel (who may not be employed by the Company) to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture or (b) a ruling of the Internal Revenue Service to such effect and (ii) no Default under the Indenture shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit and such deposit shall not result in or constitute a Default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to the provisions described in clauses (iv) (v) under "-- Merger and Consolidation" and all the covenants described herein under "-- Covenants," clause (c) under "-- Events of Default" with respect to such covenants and clauses (iv) and (v) under "-- Merger and Consolidation," and clauses (d) and (e) under "-- Events of Default" shall be deemed not to be Events of Default under the Indenture, and the provisions described herein under "-- Ranking" shall not apply, upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Senior Notes issued thereunder when due in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, the provisions described in clause (ii) of the immediately preceding paragraph have been satisfied and the Company has delivered to the Trustee an Opinion of Counsel (who may not be an employee of the Company) to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Senior Notes, as described in the immediately preceding paragraph and such Senior Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay principal of and interest on Senior Notes on the respective dates on which such amounts are due but may not be sufficient to pay amounts due on such Senior Notes, at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

     Termination of Company's Obligations in Certain Circumstances. The Indenture further provides that the Company will be discharged from any and all obligations in respect of the Senior Notes and the provisions of such Indenture will no longer be in effect with respect to the Senior Notes (except to the extent provided under "-- Defeasance and Discharge") if such Senior Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, and the Company deposits with the Trustee, in trust, money or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on such Senior Notes when due in accordance with the terms of the Indenture and such Senior Notes. Such a trust may only be established if, among other things,
(i) no Default under the Indenture shall have occurred and be continuing on the date of such deposit, (ii) such deposit will not result in or constitute a Default or result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which the Company is a party or by which it is bound and (iii) the Company has delivered to the Trustee an Opinion of Counsel stating that such conditions have been complied with. Pursuant to this provision, the Company is not required to deliver an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that Holders would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that Holders would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

UNCLAIMED MONEY

     Under the terms of the Indenture, subject to any applicable abandoned property law, the Trustee will pay to the Company upon request any money held by it for the payment of principal or interest that remains unclaimed for two years. After payment to the Company, Holders of Senior Notes entitled to such money must look to the Company for payment as general creditors.

CONCERNING THE TRUSTEE AND PAYING AGENT

     Fleet National Bank acts as Trustee under the Indenture and will initially be Paying Agent and Registrar for the Senior Notes. The Company may have in the future other relationships with such bank. Notices to the Trustee, Paying Agent and Registrar under the Indenture should be directed to Fleet National Bank, 777 Main Street, Hartford, Connecticut 06115, Attention: Corporate Trust Department.

GOVERNING LAW

     Under the terms of the Indenture, the laws of the State of New York govern the Indenture and the Senior Notes.

BOOK ENTRY; DELIVERY AND FORM

     The Old Notes were and the New Notes will be issued in fully registered form without interest coupons. No Senior Notes will be issuable in bearer form. Old Notes sold in reliance on Rule 144A are represented by a single, permanent global Note in definitive, fully registered form without interest coupons (the "Restricted Global Note"), which was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

     Old Notes sold in offshore transactions in reliance on Regulation S were originally represented by a single, permanent global Note, in definitive, fully registered form without interest coupons (the "Regulation S Global Note"), which was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for the accounts of Euroclear and Cedel. Old Notes originally purchased by or transferred to Institutional Accredited Investors who were not qualified institutional buyers ("Non-Global Purchasers") were issued in registered form without coupons ("Certificated Notes").

THE GLOBAL NOTES

     The Regulation S Global Note and the Restricted Global Note (each a "Global Note" and together the "Global Notes") will be credited by DTC or its custodian on its internal system the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in the Regulation S Global Note directly through Cedel or Euroclear, if they are participants in such system, or indirectly through organizations that are participants in such systems. Beginning 40 days after the later of the commencement of this Offering and the closing date (but not earlier), investors may also hold such interests through organizations other than Cedel or Euroclear that are participants in the DTC system. Cedel and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by such Global Note for all purposes under the Indenture and the Senior Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel.

     Payments of the principal of, and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficiary ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Senior Notes to persons in states which require such delivery of such Senior Notes or to pledge such Senior Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Senior Notes (including the presentation of Senior Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Senior Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Senior Notes, DTC will exchange the Global Notes for Certificated Notes which it will distribute to its participants and which, if representing interests in the Restricted Global Note, will be legended as set forth under the heading "Transfer Restrictions."

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes which, in the case of Senior Notes issued in exchange for the Restricted Global Note, will bear the legend referred to under the heading "Transfer Restrictions."

SAME-DAY SETTLEMENT

     Settlement by purchasers of the Senior Notes will be made in immediately available funds. All payments by the Company to DTC of principal and interest will be made in immediately available funds.

     So long as any Senior Notes or Exchange Notes are represented by Global Notes registered in the name of DTC or its nominee, such Senior Notes or Exchange Notes will trade in DTC's Same-Day Funds Settlement system, and secondary market trading activity in such Senior Notes or Exchange Notes will therefore be required by DTC to settle in immediately available funds.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

9 1/4% SENIOR NOTES DUE 2004

     On February 17, 1994, the Company issued $105.0 million aggregate principal amount of 9 1/4% Senior Notes in an underwritten public offering. The 9 1/4% Senior Notes are senior unsecured obligations of the Company and will rank pari passu with the Senior Notes.

     The 9 1/4% Senior Notes bear interest at a rate of 9 1/4% per annum payable semi-annually on February l and August l of each year and mature on February 1, 2004. The 9 1/4% Senior Notes are redeemable at the option of the Company, in whole or in part, at any time after February 1, 1999 at the various redemption prices set forth in the 9 1/4% Senior Note Indenture, plus accrued interest to the date of redemption. In addition, prior to February 1, 1997, up to $36.75 million of 9 1/4% Senior Notes may be redeemed at 109.25% of the principal amount thereof, plus accrued interest, with the net proceeds of one or more public equity offerings by the Company.

     Upon a Change of Control Triggering Event (as defined in the 9 1/4% Indenture), each holder of 9 1/4% Senior Notes will have the right to require the Company to repurchase such 9 1/4% Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the repurchase date. The Credit Suisse Credit Facility limits the Company's ability to redeem the 9 1/4% Senior Notes.

     Similar to the Indenture governing the Senior Notes (and subject to similar qualifications), the 9 1/4% Indenture contains certain covenants that, among other things, limits (i) the incurrence of additional debt by the Company and its subsidiaries, (ii) the payment of dividends on and redemptions of capital stock by the Company and its subsidiaries, (iii) the use of proceeds from the sale of assets and subsidiary stock, (iv) transactions with affiliates, (v) the incurrence of liens, (vi) sale and leaseback transactions and (vii) consolidations, mergers and certain transfers of assets.

     The foregoing summary describes certain provisions of the 9 1/4% Indenture and the 9 1/4% Senior Notes, a copy of each of which is available upon request made to the Company. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the 9 1/4% Indenture and the form of 9 1/4% Senior Notes.

OTHER

     See "Description of Facilities" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for a description of other indebtedness of the Company, including the Credit Suisse Credit Facility.

                             TRANSFER RESTRICTIONS

     Unless and until an Old Note is exchanged for a New Note pursuant to the Exchange Offer, it will bear the following legend on the face thereof.

        THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN "INSTITUTIONAL ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, WITHIN THREE YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THIS NOTE OR THE LAST DATE ON WHICH THIS NOTE WAS HELD BY AN AFFILIATE OF THE COMPANY, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT
        (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES AT THE TIME OF TRANSFER OF LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN THREE YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THE NOTE OR THE LAST DATE ON WHICH THIS NOTE WAS HELD BY AN AFFILIATE OF THE COMPANY, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS NOTE TO THE TRUSTEE. IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION", "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE NOTE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.

     The New Notes will not contain such restrictive legend or be otherwise subject to restrictions on their transfer, except each Global Note shall bear the following legend on the face thereof:

             UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

             TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.08 OF THE INDENTURE.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The discussion set forth in this summary is based on the provisions of the Internal Revenue Code of 1986, as amended, final, temporary and proposed Treasury regulations thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change (possibly on a retroactive basis). Legislative, judicial or administrative changes or interpretations may be forthcoming that could affect the tax consequences to holders of Senior Notes.

     This summary is for general information only and does not purport to address all of the federal income tax consequences that may be applicable to a holder of Senior Notes. The tax treatment of a holder of Senior Notes may vary depending on its particular situation. For example, certain holders, including individual retirement and other tax-deferred accounts, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States, may be subject to special rules not discussed below. In addition, this discussion addresses the tax consequences to the initial holders of the Senior Notes and not the tax consequences to subsequent transfers of the Senior Notes.

     EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW AND ANY OTHER FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES AND OF HOLDING AND DISPOSING OF THE NEW NOTES.

EXCHANGE OFFER


     Under Section 1001 of the Code modifications in debt instruments may in certain cases be deemed to constitute a taxable exchange of the existing debt instrument for a new debt instrument. The Internal Revenue Service (the "IRS") has issued Regulations providing rules for determining when modifications of debt instruments constitute a taxable exchange. It is unclear whether or not the exchange of Old Notes for New Notes (the "Exchange") pursuant to the Exchange Offer will be treated as an "exchange" for federal income tax purposes. Because the terms of the New Notes do not appear to significantly modify the terms of the Old Notes, under Treasury Regulations Section 1.1001-3 each New Note should be viewed as a continuation of the corresponding Old Note, the issuance of the New Note should be disregarded, and a holder exchanging an Old Note for a New Note (as well as a non-exchanging holder) should not recognize any gain or loss as a result of the Exchange (or the Exchange Offer).

     If, however, the IRS treats the Exchange of Old Notes for New Notes as an "exchange" for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Holders exchanging Old Notes pursuant to such a recapitalization should not recognize any gain or loss upon the exchange. However, in such event, if the New Notes are "traded on an established securities market" (as defined for purposes of Section 1273(b)(3) of the Code), the New Notes may be issued with original issue discount ("OID") equal to any excess of the stated redemption price at maturity of the New Notes over the fair market value of the New Notes on the day of the Exchange. Such OID would be included in the gross income of the holders of the New Notes as described below. However, in the case of a holder whose tax basis for an Old Note exceeds the issue price of the New Notes received in exchange therefor, such OID may be reduced or eliminated by amortization deductions attributable to the premium of the holder's tax basis over the issue price of the New Notes. If the New Notes are deemed not to be "traded on an established securities market," the issue price of the New Notes in a deemed "exchange" should be the New Notes' stated redemption price at maturity, which should result in no OID with respect to the New Notes. It is not possible to predict whether all or any portion of the New Notes will be so traded; and the Company cannot predict whether an active public market will develop.

STATED INTEREST

     A holder of a New Note will be required to report as income for federal income tax purposes interest earned on a New Note in accordance with the holder's method of tax accounting. A holder of a New Note using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in ordinary income as such interest accrues, while a cash basis holder must include interest income when cash payments are received (or made available for receipt) by such holder.

ORIGINAL ISSUE DISCOUNT

     As explained under the section entitled "Certain Federal Income Tax Considerations -- Exchange Offer," if the Exchange of the Old Notes for the New Notes is not treated as an "exchange" for federal income tax purposes, the New Notes should be viewed as a continuation of the Old Notes, and there will be no OID. If, however, the IRS were to treat the Exchange as an "exchange" for federal income tax purposes, and the New Notes are "traded on an established securities market" (as defined for purposes of Section 1273(b)(3) of the Code), the New Notes may be issued with OID equal to the excess of the stated redemption price at maturity of the New Notes over the fair market value of the New Notes on the day of the Exchange. If the New Notes are deemed not to be "traded on an established securities market," the issue price of the New Notes in a deemed "exchange" should be the New Notes' stated redemption price at maturity, which would result in no OID with respect to the New Notes.


     The following summary is a general discussion of the federal income tax consequences of the ownership of New Notes deemed to be issued with OID. The summary is based upon Treasury Regulations issued by the IRS (the "OID Regulations").


     If the New Notes are issued with OID within the meaning of Sections 1272 and 1273 of the Code and the OID Regulations, holders of the New Notes generally will be required to include such OID in gross income as it accrues in advance of the receipt of the cash attributable to such income. The total amount of OID with respect to each New Note will be any excess of its "stated redemption price at maturity" over its "issue price"; provided that a New Note will not be deemed to have OID if such excess is less than 1/4 of 1% of the New Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date. The "issue price" of a New Note will be equal to its fair market value when issued. The "stated redemption price at maturity" of a New Note is the sum of all payments provided by the New Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate.

     A holder of a New Note must include OID in income for federal income tax purposes as it accrues under a "constant yield method" in advance of receipt of cash payments attributable to such income, regardless of such holder's method of accounting for tax purposes. In general, the amount of OID included in income by the initial holder of a New Note is the sum of the "daily portion" of OID with respect to such New Note for each day during the taxable year on which such holder held such New Note. The "daily portion" of OID on any New Note is determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to that accrual period. The "accrual period" with respect to the New Notes is the six-month period (or shorter period from the date of original issue of the New Note) which ends on May 15 or November 15 in each calendar year.

     Under the "constant yield method," the amount of OID allocable to each accrual period is equal to the product of the New Note's "adjusted issue price" at the beginning of such accrual period and its "yield to maturity" (determined on the basis of compounding at the close of each accrual period). The "adjusted issue price" of a New Note at the beginning of the first accrual period is the issue price. Thereafter, the adjusted issue price of a New Note is the sum of the issue price of the New Note plus the amount of OID allocable to all prior periods, minus any prior payments on the New Note other than payments of "qualified stated interest." The "yield to maturity" or "yield" of a New Note is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the New Note, produces an amount equal to the issue price of the New Note. The yield must be constant over the term of the New Note.

     The Company is required to furnish certain information to the IRS and will furnish annually to record holders of the New Notes information with respect to the OID, if any, accruing during the calendar year (as well as interest paid during that year). The Company intends to take the position that the Exchange does not constitute an exchange for federal income tax purposes and that there is no OID.

SALE, EXCHANGE, OR REDEMPTION OF A NOTE

     Upon the sale, exchange (other than pursuant to the Exchange as discussed above), or redemption of a Senior Note, a holder will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of property received (other than amounts received attributable to interest not previously taken into account, which amount will be treated as interest received), and (ii) the holder's adjusted tax basis in the Senior Note. A holder's adjusted tax basis in a Senior Note generally will equal the cost of the Senior Note to the holder, increased by the amount of any OID previously included in income by the holder with respect to the Senior Note and reduced by any payments previously received by the holder with respect to the Senior Note, other than qualified stated interest payments, and by any premium amortization deductions previously claimed by the holder. Provided the Senior Note is a capital asset in the hands of the holder and has been held for more than one year, any gain or loss recognized by the holder will generally be a long-term capital gain or loss.

BACKUP WITHHOLDING

     Under the backup withholding rules, a holder of a Senior Note may be subject to a backup withholding at the rate of 31% on interest paid on the Senior Note or on any other cash payment with respect to the sale or redemption of the Senior Note, unless (i) such holder is a corporation or comes under certain other exempt categories and when required demonstrates this fact or (ii) such holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules in the Treasury Regulations. Prospective holders of the Senior Notes (who have not previously furnished a Form W-9 with respect to the Old Notes) will be required to complete a Form W-9 in order to provide the required information to the Company. A holder of a Senior Note who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS.

     The Company will report to the holders of the Senior Notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on the Senior Notes.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's federal income tax liability, provided that the required information is furnished to the IRS.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE, OWNERSHIP, AND DISPOSITION OF THE SENIOR NOTES (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS).

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market or, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "Underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1995 and 1994 and for the three years ended December 31, 1995, 1994 and 1993, the financial statements of Calpine Geysers Company, L.P. for the period ended April 18, 1993 and the financial statements of BAF Energy, A California Limited Partnership as of October 31, 1995 and 1994 and for the three years ended October 31, 1995, 1994 and 1993 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports. In the reports for the Company, that firm states that with respect to Sumas Cogeneration Company, L.P., its opinion is based on the reports of other independent public accountants, namely Moss Adams LLP.

     The consolidated financial statements of Sumas Cogeneration Company, L.P. and Subsidiary as of December 31, 1995 and 1994 and for the three years ended December 31, 1995, 1994 and 1993 appearing in this Prospectus have been audited by Moss Adams LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports.

     The combined financial statements of LFC No. 38 Corp. and Portsmouth Leasing Corporation and Subsidiaries and the consolidated financial statements of LFC No. 60 Corp. and Subsidiary as of December 31, 1994 and 1993 and for the years then ended appearing in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports.


     The financial statements of Gilroy Energy Company, a wholly owned subsidiary of Gilroy Foods, Inc. which in turn is a wholly owned subsidiary of McCormick & Company, Inc. At November 30, 1995 and 1994, and for each of the two years in the period ended November 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young L.L.P. independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


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                                                                                        ----
CALPINE CORPORATION
Report of Independent Public Accountants..............................................   F-3
Consolidated Balance Sheets, December 31, 1995 and 1994...............................   F-4
Consolidated Statements of Operations for the Years Ended December 31, 1995, 1994 and
  1993................................................................................   F-5
Consolidated Statements of Shareholder's Equity for the Years Ended December 31, 1995,
  1994 and 1993.......................................................................   F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and
  1993................................................................................   F-7
Notes to Consolidated Financial Statements for the Years Ended December 31, 1995, 1994
  and 1993............................................................................   F-8
Condensed Consolidated Balance Sheets, June 30, 1996 (unaudited) and December 31,
  1995................................................................................  F-29
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 1996
  and 1995 (unaudited)................................................................  F-30
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1996
  and 1995 (unaudited)................................................................  F-31
Notes to Condensed Consolidated Financial Statements for the Six Months Ended June 30,
  1996 and 1995 (unaudited)...........................................................  F-32
SUMAS COGENERATION COMPANY, L.P. AND SUBSIDIARY
Report of Independent Public Accountants..............................................  F-37
Consolidated Balance Sheets, December 31, 1995 and 1994...............................  F-38
Consolidated Statement of Operations for the Years Ended December 31, 1995, 1994 and
  1993................................................................................  F-39
Consolidated Statement of Changes in Partners' Deficit for the Years Ended December
  31, 1995, 1994 and 1993.............................................................  F-40
Consolidated Statement of Cash Flows for the Years Ended December 31, 1995, 1994 and
  1993................................................................................  F-41
Notes to Consolidated Financial Statements for the Years Ended December 31, 1995, 1994
  and 1993............................................................................  F-42
CALPINE GEYSERS COMPANY, L.P.
Report of Independent Public Accountants..............................................  F-51
Statement of Operations for the Period from January 1, 1993 to April 18, 1993.........  F-52


Statement of Cash Flows for the Period from January 1, 1993 to April 18, 1993.........  F-53
Notes to Financial Statements for the Period from January 1, 1993 to April 18, 1993...  F-54
LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES
Report of Independent Public Accountants..............................................  F-59
Combined Balance Sheets, December 31, 1994 and 1993...................................  F-60
Combined Statement of Operations for the Years Ended December 31, 1994 and 1993.......  F-61
Combined Statements of Changes in Shareholder's Deficiency for the Years Ended
  December 31, 1994 and 1993..........................................................  F-62
Combined Statements of Cash Flows for the Years Ended December 31, 1994 and 1993......  F-63
Notes to Combined Financial Statements for the Years Ended December 31, 1994 and
  1993................................................................................  F-64
LFC NO. 60 CORP. AND SUBSIDIARY
Report of Independent Public Accountants..............................................  F-68
Consolidated Balance Sheets, December 31, 1994 and 1993...............................  F-69
Consolidated Statements of Operations for the Years Ended December 31, 1994 and
  1993................................................................................  F-70
Consolidated Statements of Changes in Shareholder's Deficiency for the Years Ended
  December 31, 1994 and 1993..........................................................  F-71
Consolidated Statements of Cash Flows for the Years Ended December 31, 1994 and
  1993................................................................................  F-72
Notes to Consolidated Financial Statements for the Years Ended December 31, 1994 and
  1993................................................................................  F-73

                                                                                        PAGE
                                                                                        ----
BAF ENERGY, A CALIFORNIA LIMITED PARTNERSHIP
Report of Independent Public Accountants..............................................  F-76
Balance Sheets, October 31, 1995 and 1994.............................................  F-77
Statements of Income for the Years Ended October 31, 1995, 1994 and 1993..............  F-78
Statements of Partners' Equity for the Years Ended October 31, 1995, 1994 and 1993....  F-79
Statements of Cash Flows for the Years Ended October 31, 1995, 1994 and 1993..........  F-80
Notes to Financial Statements for the Years Ended October 31, 1995, 1994 and 1993.....  F-81
Condensed Balance Sheets as of January 31, 1996 (unaudited) and October 31, 1995......  F-85
Condensed Statements of Income for the Three Months Ended January 31, 1996 and 1995
  (unaudited).........................................................................  F-86
Condensed Statements of Cash Flows for the Three Months Ended January 31, 1996 and
  1995 (unaudited)....................................................................  F-87
Notes to Condensed Financial Statements as of January 31, 1996........................  F-88
GILROY ENERGY COMPANY
Report of Independent Auditors........................................................  F-91
Balance Sheets, November 30, 1995 and 1994 and May 31, 1996 (unaudited)...............  F-92
Statements of Income for the Years Ended November 30, 1995 and 1994 and for the Six
  Months Ended May 31, 1996 and 1995 (unaudited)......................................  F-93
Statement of Shareholder's Equity for the Years Ended November 30, 1995 and 1994 and
  for the Six Months Ended May 31, 1996 (unaudited)...................................  F-94
Statements of Cash Flows for the Years Ended November 30, 1995 and 1994 and for the
  Six Months Ended May 31, 1996 and 1995 (unaudited)..................................  F-95
Notes to Financial Statements for the Years Ended November 30, 1995 and 1994 and for
  the Six Months Ended May 31, 1996 and 1995 (unaudited)..............................  F-96

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors
  of Calpine Corporation:


     We have audited the accompanying consolidated balance sheets of Calpine Corporation (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Sumas Cogeneration Company, L.P. (Sumas), the investment in which is reflected in the accompanying financial statements using the equity method of accounting. The investment in Sumas represents approximately 1% and 2% of the Company's total assets at December 31, 1995 and 1994, respectively. The Company has recorded a loss of $3.0 million, $2.9 million and $1.9 million representing its share of the net loss of Sumas for the years ended December 31, 1995, 1994 and 1993, respectively. The financial statements of Sumas were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Sumas, is based solely on the report of other auditors.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Calpine Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Jose, California

March 15, 1996 (except with respect to
the matters


discussed in Note 26, as to which the
date is


September 13, 1996)

                      CALPINE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                                                                    1995         1994
                                                                                  --------     --------
                                                ASSETS
Current assets
  Cash and cash equivalents.....................................................  $ 21,810     $ 22,527
  Accounts receivable
     from related parties.......................................................     2,177        1,864
     from others................................................................    17,947       12,723
  Acquisition project receivables...............................................     8,805           --
  Prepaid expenses and other current assets.....................................     5,491        4,256
                                                                                  --------     --------
          Total current assets..................................................    56,230       41,370
Property, plant and equipment, net..............................................   447,751      335,453
Investments in power projects...................................................     8,218       11,114
Capitalized project costs.......................................................     1,123          645
Notes receivable from related parties...........................................    19,391       16,882
Notes receivable from Coperlasa.................................................     6,394           --
Restricted cash.................................................................     9,627       10,813
Deferred charges and other assets...............................................     5,797        5,095
                                                                                  --------     --------
          Total assets..........................................................  $554,531     $421,372
                                                                                  ========     ========
                                 LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
  Current non-recourse project financing........................................  $ 84,708     $ 22,800
  Notes payable to bank and short-term borrowings...............................     1,177        4,500
  Accounts payable..............................................................     6,876        1,869
  Accrued payroll and related expenses..........................................     2,789        2,624
  Accrued interest payable......................................................     7,050        5,622
  Other accrued expenses........................................................     2,657        2,517
                                                                                  --------     --------
          Total current liabilities.............................................   105,257       39,932
Long-term line of credit........................................................    19,851           --
Non-recourse long-term project financing, less current portion..................   190,642      196,806
Notes payable...................................................................     6,348        5,296
Senior Notes Due 2004...........................................................   105,000      105,000
Deferred income taxes, net......................................................    97,621       50,928
Deferred revenue................................................................     4,585        4,761
                                                                                  --------     --------
          Total liabilities.....................................................   529,304      402,723
                                                                                  --------     --------
Commitments and contingencies (Note 25)
Shareholder's equity
  Common stock, authorized 33,760 shares, issued and outstanding -- 10,388
     shares in 1995 and 1994....................................................        10           10
  Additional paid-in capital....................................................     6,214        6,214
  Retained earnings.............................................................    19,034       12,456
  Cumulative translation adjustment.............................................       (31)         (31)
                                                                                  --------     --------
          Total shareholder's equity............................................    25,227       18,649
                                                                                  --------     --------
          Total liabilities and shareholder's equity............................  $554,531     $421,372
                                                                                  ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               1995         1994         1993
                                                             --------     --------     --------
Revenue
  Electricity and steam sales..............................  $127,799     $ 90,295     $ 53,000
  Service contract revenue from related parties............     7,153        7,221       16,896
  Income (loss) from unconsolidated investments in power
     projects..............................................    (2,854)      (2,754)          19
                                                             --------      -------      -------
          Total revenue....................................   132,098       94,762       69,915
                                                             --------      -------      -------
Cost of revenue
  Plant operating expenses.................................    33,162       14,944        9,078
  Depreciation.............................................    26,264       21,202       12,272
  Production royalties.....................................    10,574       11,153        6,814
  Operating lease expense..................................     1,542           --           --
  Service contract expenses................................     5,846        5,546       14,337
                                                             --------      -------      -------
          Total cost of revenue............................    77,388       52,845       42,501
                                                             --------      -------      -------
Gross profit...............................................    54,710       41,917       27,414
  Project development expenses.............................     3,087        1,784        1,280
  General and administrative expenses......................     8,937        7,323        5,080
  Provision for write-off of project development costs.....        --        1,038           --
                                                             --------      -------      -------
          Income from operations...........................    42,686       31,772       21,054
Other (income) expense
  Interest expense
     Related party.........................................     1,663          375        2,613
     Other.................................................    30,491       23,511       11,212
  Other income, net........................................    (1,895)      (1,988)      (1,133)
                                                             --------      -------      -------
     Income before provision for income taxes and
       cumulative effect of change in accounting
       principle...........................................    12,427        9,874        8,362
  Provision for income taxes...............................     5,049        3,853        4,195
                                                             --------      -------      -------
     Income before cumulative effect of change in
       accounting principle................................     7,378        6,021        4,167
  Cumulative effect of adoption of SFAS No. 109............        --           --         (413)
                                                             --------      -------      -------
          Net income.......................................  $  7,378     $  6,021     $  3,754
                                                             ========      =======      =======
Weighted averages shares outstanding.......................     2,214        2,177        2,164
As adjusted earnings per share assuming conversion of
  preferred stock:
  As adjusted weighted average shares outstanding..........    14,151
                                                             ========
          Net income per share.............................  $   0.52
                                                             ========


  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                    COMMON STOCK     ADDITIONAL              CUMULATIVE
                                                   ---------------    PAID-IN     RETAINED   TRANSLATION
                                                   SHARES   AMOUNT    CAPITAL     EARNINGS   ADJUSTMENT    TOTAL
                                                   ------   ------   ----------   --------   ----------   -------
Balance, December 31, 1992.......................  2,000     $ 20      $6,204     $ 4,281       $ --      $10,505
  Dividend ($0.40 per share).....................     --       --          --        (800 )       --         (800)
  Net income.....................................     --       --          --       3,754         --        3,754
  Cumulative translation adjustment..............     --       --          --          --        (31)         (31)
                                                   -----      ---      ------     -------       ----      -------
Balance, December 31, 1993.......................  2,000       20       6,204       7,235        (31)      13,428
  Dividend ($0.40 per share).....................     --       --          --        (800 )       --         (800)
  Net income.....................................     --       --          --       6,021         --        6,021
                                                   -----      ---      ------     -------       ----      -------
Balance, December 31, 1994.......................  2,000       20       6,204      12,456        (31)      18,649
  Dividend ($0.40 per share).....................     --       --          --        (800 )       --         (800)
  Net income.....................................     --       --          --       7,378         --        7,378
                                                   -----      ---      ------     -------       ----      -------
Balance, December 31, 1995.......................  2,000     $ 20      $6,204     $19,034       $(31)     $25,227
                                                   =====      ===      ======     =======       ====      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPLNE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                 1995        1994        1993
                                                               --------     -------     -------
Cash flows from operating activities
  Net income.................................................  $  7,378     $ 6,021     $ 3,754
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization, net......................    25,931      20,342      11,318
     Deferred income taxes, net..............................    (1,027)      3,180       4,619
     (Income) loss from unconsolidated investments in power
       projects..............................................     2,854       2,754         (19)
     Distributions from investments in power projects........        --          --       7,352
     Provision for write-off of project development costs....        --       1,038          --
       Change in operating assets and liabilities:
       Accounts receivable...................................    (3,354)     (2,578)       (615)
       Acquisition project receivables.......................    (8,805)         --          --
       Other current assets..................................      (737)         79        (956)
       Accounts payable and accrued expenses.................     6,847       6,218      (3,040)
       Deferred revenue......................................    (2,434)     (2,858)      1,897
                                                               --------     --------    --------
          Net cash provided by operating activities..........    26,653      34,196      24,310
                                                               --------     --------    --------
Cash flows from investing activities
  Acquisition of property, plant and equipment...............   (17,434)     (7,023)     (8,445)
  Acquisition of Greenleaf, net of cash on hand..............   (14,830)         --          --
  Investment in Watsonville, net of cash on hand.............       494          --          --
  Acquisition of TPC, net of cash on hand....................        --     (62,770)         --
  Acquisition of CGC, net of CGC cash on hand................        --          --     (20,296)
  Increase in notes receivable...............................    (6,348)    (13,556)         --
  Investments in power projects..............................        --        (118)       (627)
  Capitalized project costs..................................    (1,258)       (175)       (952)
  Decrease (increase) in restricted cash.....................     1,186        (900)      2,968
  Other, net.................................................      (307)         98         270
                                                               --------     --------    --------
          Net cash used in investing activities..............   (38,497)    (84,444)    (27,082)
                                                               --------     --------    --------
Cash flows from financing activities
  Payment of dividends.......................................      (800)       (800)       (800)
  Borrowings from line of credit.............................    34,851          --      23,000
  Repayments of line of credit...............................   (15,000)    (52,595)     (5,873)
  Borrowings from non-recourse project financing.............    76,026      60,000          --
  Repayments of non-recourse project financing...............   (79,388)    (12,735)     (8,800)
  Short-term borrowings......................................     2,683       4,500          --
  Repayments of short-term borrowings........................    (6,006)         --          --
  Senior Notes Due 2004......................................        --     105,000          --
  Financing costs............................................    (1,239)     (3,921)       (749)
  Repayment of note payable to shareholder...................        --      (1,200)         --
  Proceeds from note payable.................................        --       5,167          --
  Repayment of notes payable -- FMRP.........................        --     (36,807)         --
                                                               --------     --------    --------
          Net cash provided by financing activities..........    11,127      66,609       6,778
                                                               --------     --------    --------
Net increase (decrease) in cash and cash equivalents.........      (717)     16,361       4,006
Cash and cash equivalents, beginning of period...............    22,527       6,166       2,160
                                                               --------     --------    --------
Cash and cash equivalents, end of period.....................  $ 21,810     $22,527     $ 6,166
                                                               ========     ========    ========
Supplementary information -- cash paid during the year for:
  Interest...................................................  $ 32,162     $19,890     $15,084
  Income taxes...............................................     4,294         683          13

  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. ORGANIZATION AND OPERATIONS OF THE COMPANY


     Calpine Corporation (Calpine) and subsidiaries (collectively, the Company) are engaged in the development, acquisition, ownership and operation of power generation facilities in the United States. The Company has ownership interests in and operates geothermal steam fields, geothermal power generation facilities, and natural gas-fired cogeneration facilities in Northern California and Washington. Each of the generation facilities produces electricity for sale to utilities. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users, and steam produced by the geothermal steam fields is sold to utility-owned power plants. For the year ended December 31, 1995, primarily all electricity and steam sales revenue from consolidated subsidiaries was derived from sales to two customers in Northern California (see
Note 24), of which 73% related to geothermal activities.


     Founded in 1984, the Company is wholly owned by Electrowatt Services, Inc., which is wholly owned by Electrowatt Ltd. (Electrowatt), a Swiss company. The Company has expertise in the areas of engineering, finance, construction and plant operations and maintenance.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of Calpine Corporation and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. During 1993, the Company acquired the remaining interests in Calpine Geysers Company, L.P. (CGC) (see Note 3). Prior to the acquisition, the Company recognized its share of the net income of CGC under the equity method of accounting. During 1994, the Company formed Calpine Thermal Power, Inc. (Calpine Thermal) and Calpine Siskiyou Geothermal Partners, L.P. (see Notes 4 and 7, respectively). Calpine Thermal acquired Thermal Power Company (TPC) during 1994. During 1995, the Company formed Calpine Greenleaf Corporation (Calpine Greenleaf), Calpine Monterey Cogeneration, Inc. (CMCI) and Calpine Vapor, Inc. (Calpine Vapor). Calpine Greenleaf indirectly acquired two operating gas-fired cogeneration plants (see Note 5) and CMCI acquired an operating lease for a gas-fired cogeneration facility (see Note 6). Calpine Vapor made loans to fund construction of new geothermal wells in Mexico (see
Note 8).

     Accounting for Jointly Owned Geothermal Properties -- The Company uses the proportionate consolidation method to account for TPC's 25% interest in jointly owned geothermal properties. TPC has a steam sales agreement with Pacific Gas and Electric Company (PG&E) pursuant to which the steam derived from its interest in the properties is sold. See Note 4 for further information regarding TPC.

     Use of Estimates in Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates with regard to these financial statements relate to future development costs and total productive resources of the geothermal facilities (see Property, Plant and Equipment and Note 4), the estimated "free steam" liability (see Revenue Recognition and Deferred Revenue), receivables which the Company believes to be collectible (see
Note 10), and the realization of deferred income taxes (see Note 19).

     Revenue Recognition and Deferred Revenue -- Revenue from electricity and steam sales is recognized upon transmission to the customer. Revenues from contracts entered into or acquired since May 21, 1992 are recognized at the lesser of amounts billable under the contract or amounts recognizable at an average rate over the term of the contract. The Company's power sales agreements related to CGC were entered into prior to May 1992. Had the Company applied this principle, the revenues of the Company recorded for the years

                      CALPINE CORPORATION AND SUBSIDIARIES
ended December 31, 1995 and 1994, and for the period from April 19, 1993 to December 31, 1993, would have been approximately $12.6 million, $11.9 million and $6.5 million less, respectively.

     CGC revenues from sales of steam were calculated considering a future period when steam would be delivered without receiving corresponding revenue. The estimated "free steam" obligation was recorded at an average rate over future steam production as deferred revenue in 1993. As of December 31, 1993, the Company had deferred revenue of $8.6 million. During 1994, based on estimates and analyses performed, the Company determined that these deliveries would no longer be required for a customer. In May 1994, the Company reversed approximately $5.9 million of its deferred revenue liability. This reversal was recorded as a $1.9 million purchase price reduction to property, plant and equipment, with the remaining $4.0 million as an increase in revenue. Concurrently, $800,000 of the revenue increase was reserved for future construction of gathering systems required for future production of the steam fields, with the offset recorded in property, plant and equipment.

     In October 1994, PG&E agreed to the termination of the free steam provision for one of the geothermal steam fields. During 1995, CGC took additional measures regarding future capital commitments and other actions which will increase steam production and, based on additional analyses and estimates performed, the Company recognized the remaining $2.7 million of previously deferred revenue.

     The Company performs operations and maintenance services for projects in which it has an interest. Revenue from investees is recognized on these contracts when the services are performed. Revenue from consolidated subsidiaries are eliminated in consolidation.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of these instruments approximates fair value because of their short maturity.

     Restricted Cash -- The Company is required to maintain cash balances that are restricted by provisions of its debt agreements and by regulatory agencies. The Company's debt agreements specify restrictions based on debt service payments and drilling costs for the following year. Regulatory agencies require cash to be restricted to ensure that funds will be available to restore property to its original condition. Restricted cash is invested in accounts earning market rates; therefore, their carrying value approximates fair value. Such cash is excluded from cash and cash equivalents for the purposes of the statements of cash flows.

     Concentration of Credit Risk -- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts/notes receivable. The Company's cash accounts are held by five major financial institutions. The Company's accounts/notes receivable are concentrated within entities engaged in the energy industry, mainly within the United States, some of which are related parties. Certain of the Company's notes receivable are with a company in Mexico (see Note 8).

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost less accumulated depreciation and amortization.

     The Company capitalizes costs incurred in connection with the development of geothermal properties, including costs of drilling wells and overhead directly related to development activities, together with the costs of production equipment, the related facilities and the operating power plants. Geothermal properties include the value attributable to the geothermal resources of CGC and all of the property, plant and equipment of Calpine Thermal. Proceeds from the sale of geothermal properties are applied against capitalized costs, with no gain or loss recognized.

     Geothermal costs, including an estimate of future development costs to be incurred and the estimated costs to dismantle, are amortized by the units of production method based on the estimated total productive output over the estimated useful lives of the related steam fields. Depreciation of the buildings and roads is computed using the straight-line method over their estimated useful lives. It is reasonably possible that the

                      CALPINE CORPORATION AND SUBSIDIARIES
estimate of useful lives, total units of production or total capital costs to be amortized using the units of production method could differ materially in the near term from the amounts assumed in arriving at current depreciation expense. These estimates are affected by such factors as the ability of the Company to continue selling steam and electricity to customers at estimated prices, changes in prices of alternative sources of energy such as hydro-generation and gas, and changes in the regulatory environment.

     Gas-fired power production facilities include the cogeneration plants and related equipment and are stated at cost. Depreciation is recorded utilizing the straight-line method over the estimated original useful life of up to thirty years. Depreciation of office equipment is provided on the straight-line method over useful lives of three to five years. Amortization of leasehold improvements is provided based on the straight-line method over the lesser of the useful life of the asset or the life of the lease. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and the resulting gains or losses are included in the results of operations.

     As of December 31, 1995 and 1994, the components of property, plant and equipment are (in thousands):

                                                                       1995         1994
                                                                     --------     --------
    Geothermal properties..........................................  $216,042     $209,243
    Buildings......................................................   147,532       29,149
    Machinery and equipment........................................    50,826       47,125
    Wells and well pads............................................    44,706       43,982
    Steam gathering and control systems............................    28,363       28,296
    Roads..........................................................     7,384        7,384
    Miscellaneous assets...........................................     2,425        1,694
                                                                     --------     --------
                                                                      497,278      366,873
    Less accumulated depreciation and amortization.................    60,511       34,020
                                                                     --------     --------
                                                                      436,767      332,853
    Land...........................................................       754          413
    Construction in progress.......................................    10,230        2,187
                                                                     --------     --------
      Property, plant and equipment, net...........................  $447,751     $335,453
                                                                     ========     ========

     Investments in Power Projects -- The Company accounts for its unconsolidated investments in power projects under the equity method. The Company's share of income from these investments is calculated according to the Company's equity ownership or in accordance with the terms of the appropriate partnership agreement (see Note 11).

     Capitalized Project Costs -- The Company capitalizes project development costs upon the execution of a memorandum of understanding or a letter of intent for a power or steam sales agreement. These costs include professional services, salaries, permits and other costs directly related to the development of a new project. Outside services and other third-party costs are capitalized for acquisition projects. Upon the start-up of plant operations or the completion of an acquisition, these costs are generally transferred to property, plant and equipment and amortized over the estimated useful life of the project. Capitalized project costs are charged to expense when the Company determines that the project will not be consummated or is impaired.


     As Adjusted Earnings Per Share -- Net income per share is computed using weighted average shares outstanding, which includes the net additional number of shares which would be issuable upon the exercise of outstanding stock options, assuming that the Company used the proceeds received to purchase additional shares at an assumed public offering price. Net income per share also gives effect, even if antidilutive, to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method). If the offering contemplated by the

                      CALPINE CORPORATION AND SUBSIDIARIES

Company is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into shares of common stock based on the shares of convertible preferred stock outstanding at June 30, 1996.


     Reclassifications -- Prior years' amounts in the consolidated financial statements have been reclassified where necessary to conform to the 1995 presentation.

3. CALPINE GEYSERS COMPANY, L.P.

     CGC, an indirect wholly owned subsidiary of the Company, is the owner of two operating geothermal power plants and their respective steam fields, Bear Canyon and West Ford Flat, and three geothermal steam fields, which provide steam to PG&E's Unit 13 and Unit 16 power plants and to Sacramento Municipal Utility District's (SMUD) geothermal power plant. The power plants and steam fields are located in The Geysers area of Northern California. Electricity from CGC's two operating geothermal power plants is sold to PG&E under 20-year agreements. Under the terms of the agreements which began in 1989, CGC is paid for energy delivered based upon a fixed price which escalates annually through December 1998, and upon PG&E's full short-run avoided operating costs for the subsequent ten years. CGC also receives capacity payments from PG&E. Under certain circumstances, if CGC is unable to deliver firm capacity, then CGC may owe PG&E certain minimum damages as specified in the agreements.

     Under the steam sales agreements with PG&E and SMUD, the price paid for the steam is determined annually and semiannually, respectively, based on contract price formulas and steam delivery terms.

     Under the PG&E Unit 16 and the SMUD agreements, if the quantity of steam delivered is less than 50% of the units' capacities, then neither PG&E nor SMUD is required to make payment for steam delivered during such month until the cost of the affected power plant has been completely amortized (see Note 2). Further, both PG&E and SMUD can terminate their agreements with written notice under conditions specified in the agreement if further operation of the plants becomes uneconomical. In the event that CGC terminates the agreements, PG&E or SMUD may require CGC to assign them all rights, title and interest to the wells, lands and related facilities. In consideration for such an assignment to SMUD, SMUD shall reimburse CGC for its original costs net of depreciation for any associated materials or facilities.

     Prior to April 19, 1993 the Company owned a minority interest in CGC and recognized its share of CGC's net income under the equity method. On April 19, 1993, the Company acquired Freeport-McMoRan Resource Partners, L.P.'s (FMRP) interest in CGC for $23.0 million in cash and non-recourse notes payable to FMRP totaling $40.5 million. On February 17, 1994, the Company exercised its option to prepay the notes utilizing a discount rate of 10% by paying $36.9 million including interest in full satisfaction of its obligations under the FMRP notes. The difference between the original carrying amount of the notes and the prepayment was recorded as an adjustment to the purchase price.

4. CALPINE THERMAL POWER, INC.

     On September 9, 1994, Calpine Thermal acquired the outstanding capital stock of TPC from Natomas Energy Company (Natomas), a wholly owned subsidiary of Maxus Energy Company, pursuant to a Stock Purchase Agreement dated June 27, 1994. Under the terms of the Stock Purchase Agreement, Calpine Thermal acquired the stock of TPC for a total purchase price of $66.5 million, consisting of a $60.0 million cash payment and the issuance by Calpine of a non-interest bearing promissory note to Natomas in the amount of $6.5 million (discounted to $5.2 million), which is due September 9, 1997. At or subsequent to the closing of the acquisition, Calpine received payments of $3.0 million from Natomas, which represented cash from TPC's operations for the period from July 1, 1994 to September 8, 1994. These payments were treated as purchase price adjustments. The Company funded the cash portion of the purchase price in the acquisition

                      CALPINE CORPORATION AND SUBSIDIARIES
through a two-year non-recourse secured financing provided by The Bank of Nova Scotia pursuant to a Credit Agreement dated September 9, 1994 (see Note 16).

     Calpine Thermal owns a 25% undivided interest in certain producing geothermal steam fields located at The Geysers area of Northern California. Union Oil Company of California, a wholly owned subsidiary of Unocal Corporation, owns the remaining 75% interest in the steam fields, which deliver geothermal steam to twelve operating plants owned by PG&E. The steam fields currently provide the twelve operating plants with sufficient steam to generate approximately 604 megawatts of electricity.

     Steam from Calpine Thermal's steam field is sold to PG&E under a steam sales agreement. In addition, Calpine Thermal receives a monthly capacity maintenance fee, which provides for effluent disposal costs and facilities support costs, and a monthly fee for PG&E's right to curtail its power plants. The steam price, capacity maintenance and curtailment fees are adjusted annually. Calpine Thermal is required to compensate PG&E for the unused capacity of its geothermal power plants due to insufficient field capacities of its steam supply (offset payment).

     In accordance with the steam sales agreement, PG&E may curtail the power plants which receive steam from the Union Oil/Calpine Thermal Steam Fields in order to produce energy from lower cost sources. However, PG&E is constrained by its contractual obligation to operate all the power plants at a minimum of 40% of the field capacity during any given year. During 1995, Calpine Thermal experienced extensive curtailments of steam production due to low gas prices and abundant hydro power.

     In March 1995, PG&E notified Union Oil and TPC of its plan to accelerate the retirement of the geothermal power plants to which steam is supplied. Calpine Thermal had considered plant retirements in its analysis leading to the acquisition of TPC in September 1994. Calpine Thermal had no assurance that PG&E would follow the accelerated schedule which was not in accordance with the terms and conditions of the steam sales agreement, and, with Union Oil, entered into intensive discussions with PG&E regarding alternatives. As a result of those discussions, the March 1995 accelerated closure schedule has been reevaluated in accordance with expected steam supply projections, curtailment levels, and actual contract terms and conditions to result in estimates of future project output and revised closure schedules. Closure schedules will continue to be modified throughout the life of the power sales agreement to be consistent with actual production levels based on competitive energy prices and weather.

     On August 9, 1995, the Company, Union Oil and PG&E executed a letter agreement on alternative steam pricing for the calendar year 1995. Under this agreement, all steam delivered up to 40% of field capacity remained at the original contract rate, and all other steam was sold at a 33% reduction to the contract rate, thus lowering the cost to PG&E and enhancing production and revenue from The Geysers to Union Oil and Calpine Thermal. On February 1, 1996, the Company and Union Oil entered into an alternative steam pricing agreement with PG&E for the month of February 1996, which was subsequently extended through at least March 15, 1996. The parties to this agreement are currently in the process of negotiating a longer term alternative pricing agreement. The Company is unable to predict the sales and prices that may result from such an alternative pricing program.

     The steam sales agreement between Calpine Thermal and PG&E terminates two years after the closing of the last PG&E operating unit. PG&E may terminate the agreement upon a one-year written notice to Calpine Thermal. In the event the agreement is terminated by PG&E, Calpine Thermal has the right to purchase PG&E's facilities at PG&E's unamortized cost. Calpine Thermal will provide capacity maintenance services for five years after termination by PG&E or closure of the last PG&E operating unit. Alternatively, Calpine Thermal may terminate the agreement upon two years written notice to PG&E. PG&E has the right to take assignment of Calpine Thermal's facilities on the date of termination. In such a case, Calpine Thermal would generally continue to pay offset payments for 36 months following the date of termination.

                      CALPINE CORPORATION AND SUBSIDIARIES

5. CALPINE GREENLEAF CORPORATION

     On April 21, 1995, Calpine Greenleaf acquired the outstanding capital stock of Portsmouth Leasing Corporation, LFC No. 38 Corp. and LFC No. 60 Corp. (collectively, the Acquired Companies) from Radnor Power Corporation (Radnor) for $80.5 million pursuant to a Share Purchase Agreement dated March 30, 1995.

     The Acquired Companies own 100% of the assets of two 49.5 megawatt natural gas-fired cogeneration facilities (collectively, the Greenleaf facilities), Greenleaf Unit One and Greenleaf Unit Two, located in Yuba City in Northern California. The Greenleaf facilities burn natural gas in the cogeneration of electrical and thermal energy. The Greenleaf facilities produce electrical power for sale to PG&E pursuant to two long-term power sales agreements that provide for electricity payments over an original thirty-year period (expiring in 2019) at prices equal to PG&E's full short-run avoided operating costs, adjusted annually. In addition, the Company receives firm capacity payments through 2019 for up to 49.2 megawatts on each unit and as-delivered capacity on excess deliveries. PG&E, at its discretion, may curtail purchases of electricity from the Greenleaf facilities due to hydro-spill or uneconomic cost conditions. The thermal energy generated is used by thermal hosts adjacent to the Greenleaf facilities. The Greenleaf facilities are qualifying facilities, as defined by the Public Utility Regulatory Policies Act of 1978, as amended (PURPA).

     Natural gas for the Greenleaf facilities is supplied by Montis Niger, Inc.
(MNI) pursuant to a long-term gas purchase agreement, and by Chevron USA Production Company (Chevron). MNI is a wholly owned subsidiary of LFC Financial Corporation, the parent company of Radnor. See Note 25 for further information regarding these agreements.

     The acquisition was accounted for as a purchase and the purchase price has been allocated to the acquired assets and liabilities based on the estimated fair values of the acquired assets and liabilities as shown below. The allocation may be adjusted as additional information becomes available (in thousands):

        Current assets....................................................  $  6,572
        Property, plant and equipment.....................................   120,752
                                                                            --------
          Total assets....................................................   127,324
                                                                            --------
        Current liabilities...............................................      (944)
        Deferred income taxes, net........................................   (45,844)
                                                                            --------
          Total liabilities...............................................   (46,788)
                                                                            --------
        Net purchase price................................................  $ 80,536
                                                                            ========

     The purchase price included a cash payment of $20.3 million and the assumption of project debt totalling $60.2 million. The final purchase price, which is to be adjusted after the determination of the final net working capital amount, was determined upon an arms-length transaction between Calpine and Radnor. The parties are currently in dispute regarding certain provisions of the Share Purchase Agreement, and the outcome of the dispute may affect the purchase price.

     The $20.3 million cash payment was funded by borrowings from the Credit Suisse lines of credit described in Note 13 below. The $60.2 million debt assumed by the Company in the acquisition of the Greenleaf facilities consisted of $57.6 million of non-recourse long-term project financing payable to Credit Suisse and $2.6 million of installment payments to individuals. On June 30, 1995, the Company refinanced the Greenleaf project by borrowing $76.0 million from banks (described in Note 16 below). Net proceeds of $74.9 million were used to repay $57.5 million of Credit Suisse debt including interest, and $2.9 million of installment and premium payments to individuals. The remaining $14.5 million of net proceeds and $500,000 of internal funds were used to repay the Credit Suisse line of credit borrowings related to the Greenleaf project.

                      CALPINE CORPORATION AND SUBSIDIARIES

     Pro forma consolidated results for the Company as if the Greenleaf acquisition had been consummated on January 1, 1995 and as if the Greenleaf and TPC acquisitions had been consummated on January 1, 1994, respectively, are (in thousands, except per share amounts):

                                                                          YEAR ENDED
                                                                 -----------------------------
                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1995             1994
                                                                 ------------     ------------
                                                                          (UNAUDITED)
    Revenue....................................................    $137,412         $143,137
    Net income.................................................    $  4,868         $ 11,708
    Earnings per share.........................................    $   2.20         $   5.38

     The pro forma information does not purport to be indicative of results that actually would have occurred had the acquisition been made on the dates indicated or of results which may occur in the future.

     Also in connection with the Greenleaf acquisition, the Company borrowed $1.9 million on April 21, 1995 against an uncommitted demand loan facility with The Bank of Nova Scotia to finance the prepayment for natural gas to be delivered to the Greenleaf facilities from MNI (see Note 13 for further information).

6. CALPINE MONTEREY COGENERATION, INC.

     On June 29, 1995, CMCI acquired a 14.5 year operating lease (through December 2009) for a 28.5 megawatt natural gas-fired cogeneration power plant located in Watsonville in Northern California. The Company acquired the operating lease from Ford Motor Credit Company, acting through its agent, USL Capital Corporation, for $900,000. The Watsonville plant sells electricity to PG&E under the terms of a 20-year power sales agreement, generally at prices equal to PG&E's full short-run avoided operating costs. Basic and contingent lease rental payments are described in Note 25. As a cogenerator, the plant provides steam to two local food processing plants, and is a qualifying facility as defined by PURPA. The Company also provides project and fuels management services.

     In connection with this acquisition, the Company obtained a $5.0 million uncommitted line of credit with The Bank of Nova Scotia for letters of credit. On December 31, 1995, the Company had $2.9 million of letters of credit outstanding (see Note 13 for further information).

7. CALPINE SISKIYOU GEOTHERMAL PARTNERS, L.P.

     On August 24, 1994, the Company formed a partnership with Trans-Pacific Geothermal Glass Mountain, Ltd. (TGGM), an affiliate of Trans-Pacific Geothermal Corporation of Oakland, California, and is planning to build a geothermal power generation facility. The power generation facility will be located at Glass Mountain in Northern California near the Oregon border. The partnership is consolidated as the Company owns a controlling interest.

8. CALPINE VAPOR, INC.

     In November 1995, Calpine Vapor entered into agreements with Constructora y Perforadora Latina, S.A. de C.V. (Coperlasa) and certain Mexican bank lenders to Coperlasa in connection with a geothermal steam production contract at the Cerro Prieto geothermal resource in Baja California, Mexico. The resource currently produces electricity from geothermal power plants owned and operated by Comision Federal de Electricidad (CFE), Mexico's national utility. The steam field contract is between Coperlasa and CFE. Calpine will loan up to $18.5 million to Coperlasa, and will receive fees for technical services provided to the project. At December 31, 1995, notes receivable (see Note 12) totaled $4.9 million. In February 1996, the Company loaned an additional $3.4 million to Coperlasa.

                      CALPINE CORPORATION AND SUBSIDIARIES

     In December 1995, Calpine Vapor also paid $1.5 million for an option to purchase an equity interest in Coperlasa. The option expires in May 1997 and is being amortized over the estimated repayment period of the Coperlasa loan (through the year 1999) using the interest method, as the Company views the option as a loan acquisition fee. The unamortized balance of the option is also included in notes receivable from Coperlasa.

9. ACCOUNTS RECEIVABLE

     The Company has both billed and unbilled receivables. The components of accounts receivable as of December 31, 1995 and 1994 are as follows (in thousands):

                                                                        1995        1994
                                                                       -------     -------
    Billed...........................................................  $18,341     $13,809
    Unbilled.........................................................      525         768
    Other............................................................    1,258          10
                                                                       -------     -------
                                                                       $20,124     $14,587
                                                                       =======     =======

     Other accounts receivable consist primarily of disputed amounts related to the Greenleaf facilities purchase price (see Note 5).

     Accounts receivable from related parties at December 31, 1995 and 1994 include the following (in thousands):

                                                                          1995       1994
                                                                         ------     ------
    O.L.S. Energy-Agnews, Inc..........................................  $  806     $  538
    Geothermal Energy Partners, Ltd....................................     462        793
    Sumas Cogeneration Company, L.P....................................     908        528
    Electrowatt and subsidiaries.......................................       1          5
                                                                         ------     ------
                                                                         $2,177     $1,864
                                                                         ======     ======

10. ACQUISITION PROJECT RECEIVABLES

     On October 17, 1995, in connection with the Company's unsuccessful bid to acquire O'Brien Environmental Energy, Inc. (OEE) through the U.S. Bankruptcy Court -- District of New Jersey proceedings, the Company purchased accounts receivable of $1.9 million, and two notes receivable totaling $3.7 million. The remaining balance of $3.2 million represents capitalized project acquisition costs. The recovery of these costs is subject to approval by the U.S. Bankruptcy Court in 1996.

     The Company purchased $1.9 million of accounts receivable from two cogeneration facilities owned by subsidiaries of OEE. Payments are made to the Company based on cash availability for each project. In February 1996, the Company received approximately $1.1 million against these receivables. The Company currently expects repayment of the balance of these accounts receivable during 1996.

     The Company purchased for $900,000 from Stewart & Stevenson, Inc. (S&S) a 90% participation interest in a $1.0 million note issued by OEE (the O'Brien
Note). Calpine and S&S entered into an agreement in February 1996 whereby S&S assigned 100% of its interest in the O'Brien Note to Calpine, without any additional consideration. Interest accrues at approximately 5% after January 20, 1996. The Company currently expects repayment of the note receivable during 1996.

     The Company entered into a purchase agreement for all of S&S's rights and obligations in a Subordinated Loan Agreement dated March 11, 1994 between S&S and O'Brien (Newark) Cogeneration, Inc. (O'Brien Newark), the Subordinated Note relating thereto and any related documents and agreements. The purchase price was $2.8 million and the notes bear interest at prime plus 2.0%. The Company receives

                      CALPINE CORPORATION AND SUBSIDIARIES

$80,000 per month until the note is fully amortized. As of December 31, 1995, $2.7 million of principal was receivable bearing interest at 10.5%. Through February 1996, the Company received $160,000 in payment of this note. The Company currently expects repayment of the note receivable upon restructuring of O'Brien Newark debt during 1996.

11. INVESTMENTS IN POWER PROJECTS

     As of December 31, 1995, 1994 and 1993, the Company had unconsolidated investments in power projects which are accounted for under the equity method. Financial information related to these investments is as follows (in thousands):

                                                 SUMAS         O.L.S.      GEOTHERMAL
                                              COGENERATION     ENERGY-       ENERGY
                                                COMPANY,       AGNEWS,     PARTNERS,
                      1995                      L.P.(A)         INC.          LTD.
    ----------------------------------------  ------------     -------     ----------
    Operating revenue.......................    $ 31,526       $10,779      $ 21,676
    Net income (loss).......................      (6,098)         (483)        5,538
    Assets..................................     122,802        40,330        76,017
    Liabilities.............................     123,377        39,034        51,439
    Company's percentage ownership..........          (b)          20%            5%
    Equity investments in power projects....       5,763           314         1,229
    Project development costs...............         912            --            --
                                                --------       -------       -------
    Total investments in power projects.....    $  6,675       $   314      $  1,229
    Company's share of net income (loss)....      (3,049)          (82)          277
                                                --------       -------       -------

                                                 SUMAS         O.L.S.      GEOTHERMAL
                                              COGENERATION     ENERGY-       ENERGY
                                                COMPANY,       AGNEWS,     PARTNERS,
                      1994                      L.P.(A)         INC.          LTD.
    ----------------------------------------  ------------     -------     ----------
    Operating revenue.......................    $ 32,060       $11,985      $ 21,721
    Net income (loss).......................      (5,777)         (415)        5,548
    Assets..................................     130,148        42,596        77,081
    Liabilities.............................     124,625        40,864        58,041
    Company's percentage ownership..........          (b)          20%            5%
    Equity investments in power projects....       8,812           396           952
    Project development costs...............         946             8            --
                                                --------       -------       -------
    Total investments in power projects.....    $  9,758       $   404      $    952
    Company's share of net income (loss)....      (2,888)         (143)          277
                                                --------       -------       -------

                      CALPINE CORPORATION AND SUBSIDIARIES

                                                 SUMAS         O.L.S.      GEOTHERMAL     CALPINE
                                              COGENERATION     ENERGY-       ENERGY       GEYSERS
                                                COMPANY,       AGNEWS,     PARTNERS,      COMPANY,
                      1993                      L.P.(A)         INC.          LTD.        L.P.(C)
    ----------------------------------------  ------------     -------     ----------     -------
    Operating revenue.......................    $ 23,671       $12,485      $ 18,451      $20,759
    Net income (loss).......................      (3,739)         (931)        1,090        2,689
    Assets..................................     134,579        44,249        74,994           --
    Liabilities.............................     123,279        42,249        61,503           --
    Company's percentage ownership..........          (b)          20%            5%           --
    Equity investments in power projects....      11,700           515           674           --
    Project development costs...............         981            17             7           --
                                                --------       -------       -------      -------
    Total investments in power projects.....    $ 12,681       $   532      $    681      $    --
    Company's share of net income (loss)....      (1,870)         (127)           55        1,961
                                                --------       -------       -------      -------

- ---------------
(a) Commercial operations commenced April 1993 and dry kiln operations commenced in May 1993.

(b) Distributions will be made out of operating income after certain required deposits are made and certain minimum balances are met. After receiving certain preferential distributions, the Company will have a 50% interest in the profits and losses of Sumas until earning a 24.5% pre-tax cumulative return on its investment, at which time the Company's interest in Sumas will be reduced to 11.33%.

(c) 1993 CGC information is for the period from January 1, 1993 to April 19, 1993, the date of the acquisition. Subsequent to April 19, 1993, the operating results of CGC are included in the accounts of the Company.

     Sumas Cogeneration Company, L.P. -- Sumas Cogeneration Company, L P. (Sumas) is a Delaware limited partnership formed between Sumas Energy, Inc.
(SEI), a Washington State Subchapter S corporation, and Whatcom Cogeneration Partners, L.P. (Whatcom), a wholly owned partnership of the Company. SEI is the general partner and Whatcom is the limited partner. Sumas has a wholly owned Canadian subsidiary, ENCO Gas, Ltd. (ENCO), which is incorporated in New Brunswick, Canada.

     Sumas is the owner and operator of a power generation facility (the Generation Facility) in Sumas, Washington. The Generation Facility is a natural gas-fired combined cycle electrical generation plant with a production capacity of approximately 125 megawatts. In connection with the Generation Facility, there is a lumber dry kiln facility and a 3.5 mile private natural gas pipeline. ENCO acquired, developed and is operating a portfolio of proven natural gas reserves in British Columbia and Alberta, Canada to provide a dedicated fuel supply for the Generation Facility.

     Sumas produces and sells electrical energy to Puget Sound Power & Light Company (Puget) under a 20-year agreement for approximately 110 megawatts of power, which was subsequently increased to an average 123 megawatts in 1994. Sumas leases the dry kiln facility and sells steam to Socco, Inc. (Socco), a custom lumber drying operation owned by an affiliated individual. Under the kiln lease and steam sale agreements with Socco, both of which are for 20 years, the Generating Facility is a qualifying facility as defined by PURPA.

     Construction financing was provided through a $95.2 million construction and term loan agreement with The Prudential Insurance Company of America (Prudential) and Credit Suisse, an affiliate of the Company. In addition, ENCO has a $24.8 million loan agreement with Prudential and Credit Suisse. On May 25, 1993, the entire $120.0 million was converted to a term loan. Sumas established and funded all reserve accounts as required under the terms of the loan agreements with Prudential and Credit Suisse.

     In addition to its interest stated above, the Company has been contracted by Sumas to provide operations and maintenance services. For these services, the Company receives a fixed fee of $1.1 million per year

                      CALPINE CORPORATION AND SUBSIDIARIES
adjusted annually based on the Consumer Price Index, an annual base fee of $150,000 per year also adjusted based on the Consumer Price Index and certain other reimbursable expenses. In addition, the Company is entitled to an annual performance bonus of up to $400,000 based upon the achievement of certain performance levels. This arrangement will expire upon the date Whatcom receives its 24.5% pre-tax return or 10 years, subject to renewal terms, whichever is later. The Company recorded revenue of approximately $2.0 million, $1.9 million and $1.4 million associated with this arrangement during the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company has also provided construction management services to the Sumas project. The Company recorded revenue of approximately $72,300 and $934,000 related to construction management services during the years ended December 31, 1994 and 1993, respectively. The Company defers the profit on these contracts, to the extent of their ultimate ownership percentage, and amortizes it over the life of the project.

     Calpine Geysers Company, L.P. -- In addition to its interest as stated above, the Company had been contracted by CGC to provide operations and maintenance services at cost plus overhead and fees. The Company recorded revenue of approximately $6.8 million associated with this service agreement and for other services provided to CGC for the period from January 1, 1993 to April 19, 1993.

     O.L.S. Energy-Agnews, Inc. -- The Company has a 20% interest in O.L.S. Energy-Agnews, Inc., a joint venture with GATX Capital Corporation, which owns and operates a 29 megawatt gas-fired combined-cycle cogeneration facility at the State-owned Agnews Developmental Center (Center) in San Jose, California. The cogeneration plant, which commenced operations in December 1990, provides the Center with all of its thermal and electric requirements. Excess electricity is sold to PG&E under a Standard Offer No. 4 contract. The Company's original investment was $1.8 million.

     In addition to its interest as stated above, the Company has been contracted by the joint venture to provide operations and maintenance services at cost plus overhead and fees, as specified. The Company recorded revenue of $1.5 million, $1.4 million and $2.3 million associated with this service agreement and for other services provided to the joint venture for the years ended December 31, 1995, 1994 and 1993, respectively.

     In January 1990, O.L.S Energy-Agnews, Inc. entered into a credit agreement with Credit Suisse providing for a $28.0 million loan. The loan is secured by all of the assets of the Agnews Facility and bears interest on the unpaid principal balance based on the London Interbank Offered Rate (LIBOR) plus a margin rate varying between 0.05% and 1.5%

     Geothermal Energy Partners, Ltd. -- During 1989, the Company acquired a 5% interest in Geothermal Energy Partners Ltd. (GEP). GEP was established in 1988 to develop, finance and construct a 20 megawatt geothermal power production facility located in The Geysers area of Northern California. The facility began operations on June 6, 1989.

     In addition to its interest as stated above, the Company has been contracted by GEP to provide operations and maintenance services at cost plus overhead and fees, as specified. The Company recorded revenue of $3.5 million, $3.7 million and $4.5 million associated with this service agreement to GEP for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company accounts for its investment in GEP under the equity methods because control of the project is deemed to be shared under the terms of the partnership agreement and the Company has significant influence over the operation of the venture.

12. NOTES RECEIVABLE

     On May 25, 1993, in accordance with certain provisions of the Sumas partnership agreement, the Company was entitled to receive a distribution of $1.5 million. In addition, in accordance with provisions of

                      CALPINE CORPORATION AND SUBSIDIARIES
the Sumas partnership agreement, SEI was required to make a capital contribution of $1.5 million. In order to meet SEI's $1.5 million capital contribution requirement, the Company loaned $1.5 million to the sole shareholder of SEI, who in turn loaned the funds to SEI, who in turn contributed the capital to Sumas. The loan bears interest at 20% and is secured by a security interest in the loan between SEI and its sole shareholder. The Company will receive payments of 50% of SEI's cash distributions from Sumas. The payments will first reduce any accrued and unpaid interest and then reduce the principal balance. On May 25, 2003, all unpaid principal and interest is due. The Company is deferring the recognition of interest income from this note until Sumas generates net income.

     On March 15, 1994, the Company completed a $10.0 million loan to the sole shareholder of SEI, the Company's partner in Sumas. The loan matures in 10 years and bears interest at 16.25%. The loan is secured by a pledge to Calpine of the partner's interest in Sumas. In order to provide for the payment of principal and interest on the loan, an additional 25% of the cash flow generated by Sumas, estimated to begin in 1996, has been assigned to Calpine. The Company is deferring the recognition of interest income from this note until Sumas generates net income.

     On August 25, 1994, the Company entered into a loan agreement providing for loans up to $4.8 million to TGGM (see Note 7). The loan bears interest at 10% and has a maturity date which is based on certain future events. Based on current forecasts, the maturity date will be in the year 2022. The loan is secured by a pledge to Calpine of the partner's interest in the project. The Company is deferring the recognition of income from this note until the Glass Mountain project generates sufficient income to support collectibility of interest earned. As of December 31, 1995, $3.8 million was outstanding.

     As of December 31, 1995, Calpine Vapor had notes receivable of $4.9 million and unamortized loan acquisition fees of $1.5 million from Coperlasa (see Note
8). Interest accrues on the $4.9 million of outstanding notes receivable at approximately 18.8% and is due semi-annually. Principal payments in six equal installments are due beginning in May 1997 through November 1999. In January 1996, the Company loaned an additional $3.4 million to Coperlasa. The fair value of the notes receivable approximates its carrying value since the loan was entered into near the end of 1995.

13. REVOLVING CREDIT FACILITY AND LINES OF CREDIT

     At December 31, 1995, the line of credit with Credit Suisse (whose parent company owns approximately 44.9% of Electrowatt) provided for advances of $50.0 million. Interest may be paid at either LIBOR or the Credit Suisse base rate, plus applicable margins in both cases. At December 31, 1995, the Company had $19.9 million of borrowings outstanding, bearing interest at LIBOR plus 0.5% (6.4% at December 31, 1995). At the Company's discretion, the debt outstanding can be held for various maturity periods of up to six months. Interest is paid on the last day of each interest period for such loans, but not less often than quarterly, based on the principal amount outstanding during the period. No stated amortization exists for this indebtedness. From January 1 to March 13, 1996, the Company borrowed an additional $8.8 million and issued a letter of credit for $3.0 million to fund an additional loan to Coperlasa (see Note 8) and other developmental project and working capital requirements. No borrowings were outstanding at December 31, 1994. The credit agreement specifies that the Company maintain certain covenants with which the Company was in compliance.

     At December 31, 1995, the Company had three loan facilities with available borrowings totaling $10.2 million. Borrowings and letters of credit outstanding were $1.2 million and $3.8 million as of December 31, 1995, respectively, with interest payable at variable interest rates based on bank base rates, LIBOR or prime plus applicable margins in all cases (approximately 7.6% at December 31, 1995 on borrowings). At December 31, 1994, no borrowings and $900,000 of letters of credit were outstanding on these facilities. The credit agreements specify that the Company maintain certain covenants with which the Company was in compliance.

                      CALPINE CORPORATION AND SUBSIDIARIES

14. WORKING CAPITAL LOAN

     The Company has a $5.0 million working capital loan agreement with a bank providing for advances and letters of credit. The aggregate unpaid principal of the working capital loan is payable in full at least once a year, with the final payment of principal, interest and fees due June 30, 1998. Interest on borrowings accrues at the option of the Company at either a base rate, LIBOR, or a certificate of deposit rate (plus applicable margins in all cases) over the term of the loan. No borrowings were outstanding at December 31, 1995. At December 31, 1994, $4.5 million was outstanding under the working capital agreement, with interest at 7.625%. The Company had letters of credit outstanding of $459,000 at December 31, 1995 and 1994. Outstanding letters of credit bear interest at 0.625% payable quarterly.

15. NOTE PAYABLE TO SHAREHOLDER

     On December 31, 1991, the Company declared a dividend of $1.2 million to its parent company, Electrowatt Services, Inc. On the same date, the Company issued a note payable to Electrowatt Services, Inc. for $1.2 million. Interest was paid quarterly at a rate of 4.25%, which approximated market. The note was paid on June 30, 1994, the maturity date.

16. NON-RECOURSE PROJECT FINANCING

     The components of non-recourse project financing as of December 31, 1995 and 1994 are (in thousands):

                                                                         1995       1994
                                                                       --------   --------
    Senior-term loans
      Fixed rate portion.............................................  $ 99,400   $116,800
      Variable rate portion..........................................    20,000     20,000
      Premium on debt................................................     2,959      4,341
                                                                       --------   --------
              Total senior-term loans................................   122,359    141,141
    Junior-term loans................................................    19,965     19,965
    Notes payable to banks...........................................   133,026     58,500
                                                                       --------   --------
              Total long-term debt...................................   275,350    219,606
              Less current portion...................................    84,708     22,800
                                                                       --------   --------
              Long-term debt, less current portion...................  $190,642   $196,806
                                                                       ========   ========

     Senior-Term Loans -- Principal and interest are payable in quarterly installments at variable amounts with the final payment of principal, interest and fees due June 30, 2002. A portion of the senior-term loans bears interest fixed at 9.93% (see discussion on swap agreement below) with the remainder accruing interest at LIBOR plus 0.75% to 1.25% (6.69% and 7.25% at December 31, 1995 and 1994, respectively) over the term of the loan, collateralized by all of CGC's assets and the Company's interest in CGC. In connection with the acquisition of CGC's assets in 1993, the Company recorded a premium on the fixed rate portion of the senior-term loans reflecting the fixed rate in excess of market. The premium is amortized over the life of the fixed rate portion of the loan using the interest method, and the unamortized balance is included in long-term debt outstanding.

     On January 2, 1996, $5.4 million of principal was repaid, and $2.5 million of interest calculated through January 1, 1996 was paid.

     Junior-Term Loans -- Principal and interest are payable in quarterly installments at variable amounts beginning September 30, 2002 with the final payment of principal, interest and fees due June 30, 2005; interest accrues at LIBOR plus 1.5% to 2.75% (7.69% and 8.5% at December 31, 1995 and 1994,
respectively) over the term of the loan, collateralized by all of CGC's assets and the Company's interest in CGC.

                      CALPINE CORPORATION AND SUBSIDIARIES

     The Company entered into two interest rate swap agreements to minimize the impact of changes in interest rates on a portion of its senior-term loans. These agreements, with a commercial bank and a financing company, effectively fix the interest on this portion at 9.93%. The Company records the fixed rate interest as interest expense. At December 31, 1995, the swap agreements were applicable to debt with a principal balance total of $99.4 million. The interest rate swap agreements mature through December 31, 2000. The premium on debt was recorded in conjunction with the acquisition as discussed above. The premium effectively adjusts the recognized interest rate on the fixed-rate debt to 7.05% per annum. The floating interest rate associated with this portion of the senior-term loans was LIBOR plus 1.0% (6.99%) at December 31, 1995 and LIBOR plus 0.75% (7.25%) at December 31, 1994. The Company is exposed to credit risk in the event of non-performance by the other parties to the agreements.

     Notes Payable to Banks -- On September 9, 1994, the Company entered into a two-year agreement with The Bank of Nova Scotia to finance the acquisition of TPC. As of December 31, 1995, the Company had $57.0 million of non-recourse project financing outstanding under this agreement. This indebtedness is secured by TPC's interest in The Geysers steam field assets. Among other restrictions, TPC is required to maintain an interest coverage ratio of at least 2.5 to 1.0, and to maintain a loan to value ratio (as defined) of no more than 0.7 to 1.0. At the Company's discretion, the debt outstanding can be held for various maturity periods of at least 30 days up to the final maturity date, September 9, 1996. The entire outstanding balance bears interest at variable rates currently based on LIBOR plus 1% (averaging 6.9% as of December 31, 1995). Interest is paid on each maturity date, but not less often than quarterly, based on the principal amount outstanding during the period. No stated principal amortization exists for this indebtedness. The Company may elect to repay principal at any time. All unpaid principal is due and payable on September 9, 1996. The Company currently intends to refinance the $57.0 million of debt before September 9, 1996.

     On June 26, 1995, the Company entered into an agreement with Sumitomo Bank to finance the acquisition of the Greenleaf facilities. Of the $76.0 million debt outstanding at December 31, 1995, $60.0 million bears interest fixed at 7.4%, with the remaining floating rate portion accruing interest at LIBOR plus an applicable margin (6.5% as of December 31, 1995). This debt is secured by all of the assets of Greenleaf Unit One and Greenleaf Unit Two. Interest on the floating rate portion may be at Sumitomo's base rate plus an applicable margin or at LIBOR plus an applicable margin. Interest on base rate loans is paid at the end of each calendar quarter, and interest on LIBOR based loans is paid on each maturity date, but not less often than quarterly, based on the principal amount outstanding during the period. At the Company's discretion, the LIBOR based loans may be held for various maturity periods of at least 1 month up to 12 months. The $76.0 million debt will be repaid quarterly, with a final maturity date of December 31, 2010.

     The annual principal maturities of the non-recourse long-term debt outstanding at December 31, 1995 are as follows (in thousands):

        1996..............................................................  $ 84,708
        1997..............................................................    24,772
        1998..............................................................    25,993
        1999..............................................................    18,733
        2000..............................................................    17,991
        Thereafter........................................................   100,194
                                                                            --------
                                                                             272,391
        Unamortized premium on fixed portion of senior loan...............     2,959
                                                                            --------
                  Total...................................................  $275,350
                                                                            ========

     The carrying value of $99.4 million and $116.8 million of the senior-term loan as of December 31, 1995 and 1994, respectively, has an effective rate of 9.93% under the Company's interest rate swap agreements

                      CALPINE CORPORATION AND SUBSIDIARIES

(7.05% after consideration of the debt premium). Based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the debt as of December 31, 1995 and 1994 is approximately $107.3 million and $120.0 million, respectively. The carrying value of the remaining $20.0 million of the senior and the $20.0 million junior-term loans and the long-term notes payable to banks approximates the debt's fair market value as the rates are variable and based on the current LIBOR rate.

     The non-recourse long-term debt is held by subsidiaries of Calpine. The debt agreements of the Company's subsidiaries and other affiliates governing the non-recourse project financing generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to the Company. The dividend restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the subsidiary or other affiliate must provide for the payment of other obligations, including operating expenses, debt service and reserves.

17. LONG-TERM NOTES PAYABLE

     At December 31, 1995, the Company had a non-interest bearing promissory note for $6.5 million payable to Natomas Energy Company, a wholly owned subsidiary of Maxus Energy Company. This note has been discounted to yield 8.0% per annum, due September 9, 1997. The carrying amount of $5.7 million at December 31, 1995 approximates fair market value.

     In January 1995, the Company purchased the working interest covering certain properties in its geothermal properties at CGC from Santa Fe Geothermal, Inc. The purchase price included $6.0 million cash, and a $750,000 non-interest bearing note discounted to yield 9% per annum and due on December 26, 1997. The Company may repay all or any part of the note at any time without penalty. The carrying value of $627,000 of the discounted non-interest bearing note at December 31, 1995 approximates fair market value.

18. SENIOR NOTES DUE 2004

     On February 17, 1994, the Company completed a $105.0 million public debt offering of 9 1/4% Senior Notes Due 2004 (Senior Notes). The net proceeds of $100.9 million were used to repay all of the indebtedness outstanding under the Company's existing line of credit, and to repay the non-recourse notes payable to FMRP plus accrued interest (see Note 3). The remaining proceeds were used for general corporate purposes, including the loan to the sole shareholder of SEI discussed in Note 12. The transaction costs of $4.1 million incurred in connection with the public debt offering were recorded as a deferred charge and are amortized over the ten-year life of the Senior Notes using the interest method.

     The Senior Notes will mature on February 1, 2004 and bear interest at 9 1/4% payable semiannually on February 1 and August 1 of each year, commencing August 1, 1994, to holders of record. Based on the traded yield to maturity, the approximate fair market value of the Senior Notes was $97.0 million as of December 31, 1995. The agreement specifies that the Company maintain certain covenants with which the Company was in compliance.

     Under provisions of the indenture applicable to the Senior Notes, the Company may, under certain circumstances, be limited in its ability to make restricted payments, as defined, which include dividends and certain purchases and investments, incur additional indebtedness and engage in certain transactions.

19. PROVISION FOR INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109 Accounting for Income Taxes (SFAS No. 109) and recorded $413,000 as the cumulative effect of adoption in the accompanying financial statements. SFAS No. 109 requires that the Company follow the liability method of accounting for income taxes whereby deferred income taxes are recognized for the tax consequences of

                      CALPINE CORPORATION AND SUBSIDIARIES

"temporary differences" to the extent they are not reduced by net operating loss and tax credit carryforwards by applying enacted statutory rates.

     The components of the deferred tax liability as of December 31, 1995 and 1994 are (in thousands):

                                                                      1995          1994
                                                                    ---------     --------
    Deferred state income taxes...................................  $     256     $  1,389
    Expenses deductible in a future period........................      1,865        1,536
    Net operating loss and credit carryforwards...................     19,797       15,566
    Other differences.............................................      2,034        1,129
                                                                    ---------     --------
      Deferred tax asset, before valuation allowance..............     23,952       19,620
    Valuation allowance...........................................       (749)        (749)
                                                                    ---------     --------
      Deferred tax asset..........................................     23,203       18,871
                                                                    ---------     --------
    Property differences..........................................   (116,763)     (66,552)
    Difference in taxable income and income from investments
      recorded on the equity method...............................     (2,311)      (2,119)
    Other differences.............................................     (1,750)      (1,128)
                                                                    ---------     --------
      Deferred tax liabilities....................................   (120,824)     (69,799)
                                                                    ---------     --------
         Net deferred tax liability...............................  $ (97,621)    $(50,928)
                                                                    =========     ========

     The net operating loss and credit carryforwards consist of Federal and State net operating loss carryforwards which expire 2005 through 2010 and 1999, respectively, and Federal and State alternative minimum tax credit carryforwards which can be carried forward indefinitely. During 1991, the State of California suspended the usage of net operating loss carryforwards available to reduce taxable income for 1992 and 1991. In September 1993, the State of California removed the suspension on utilization of net operating loss carryforwards, although they can only be carried forward five years. Fifty percent of the State net operating loss carryforwards are available to reduce future taxable income. During 1993, the Company increased the tax provision by approximately $700,000 as a result of the change in the California State Tax regulations. At December 31, 1995, Federal and State net operating loss carryforwards were approximately $41.8 million and $7.2 million, respectively. At December 31, 1995 the State net operating losses have been fully reserved for in the valuation allowance due to the limited carryforward period allowed by the State of California. At December 31, 1995, Federal and State alternative minimum tax carryforwards were approximately $3.2 million and $1.6 million, respectively.

     Realization of the deferred tax assets and federal net operating loss carryforwards is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized based on estimates of future taxable income. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

                      CALPINE CORPORATION AND SUBSIDIARIES

     The provision for income taxes for the years ended December 31, 1995, 1994 and 1993 consists of the following (in thousands):

                                                                1995       1994       1993
                                                               ------     ------     ------
    Current
      Federal................................................  $3,085     $   96     $   --
      State..................................................   1,163        365         11
    Deferred
      Federal, excluding items listed below..................     816      2,546      2,581
         Adjustment in federal tax rate......................      --         --         88
      State, excluding items listed below....................     (15)       547      1,250
         Utilization of net operating loss carryforwards.....      --         --       (192)
         Increase in valuation allowance.....................      --        299        457
                                                               ------     ------     ------
              Total provision................................  $5,049     $3,853     $4,195
                                                               ======     ======     ======

     The Company's effective rate for income taxes for the years ended December 31, 1995, 1994 and 1993 differs from the U.S. statutory rate for the same periods due to state income taxes, depletion allowances and the limitation on use of state net operating loss carryforwards discussed above, as reflected in the following reconciliation.

                                                                     1995     1994     1993
                                                                     ----     ----     ----
    U.S. statutory tax rate........................................  35.0%    35.0%    35.0%
    State income tax, net of Federal benefit.......................   6.0      6.0      8.1
    Depletion allowance............................................  (0.3)    (8.6)      --
    Adjustment to deferred for change in tax rates.................    --       --      1.0
    Utilization of state net operating loss carryforward...........    --       --     (2.3)
    Other, net.....................................................  (0.1)    (1.2)     2.9
    Increase in valuation allowance................................    --      7.8      5.5
                                                                     ----     ----     ----
         Effective income tax rate.................................  40.6%    39.0%    50.2%
                                                                     ====     ====     ====

20. RETIREMENT SAVINGS PLAN

     The Company has a defined contribution savings plan under Section 401(a) and 501(a) of the Internal Revenue Code. The plan provides for tax deferred salary deductions and after-tax employee contributions. Employees automatically become participants on the first quarterly entry date after completion of three months of service. Contributions include employee salary deferral contributions and a 3% employer profit-sharing contribution. Employer profit-sharing contributions in 1995, 1994 and 1993 totaled $350,000, $311,000 and $293,000, respectively.

21. COMMON STOCK

     The Company has Class A and Class B common stock. Each class of common stock fully participates in any dividends declared. Although Class A shareholders are precluded from receiving stock dividends of Class B common stock, Class B shares are convertible into Class A shares on a share-for-share basis at the option of the holder. Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to ten votes per share.

     As of December 31, 1995, no shares of Class A common stock were outstanding, and 2,000,000 shares of Class B common stock were outstanding. All of the Class B shares are held by Electrowatt.

                      CALPINE CORPORATION AND SUBSIDIARIES

22. STOCK OPTION PROGRAM

     The Company adopted a Stock Option Program effective December 31, 1992. Under the plan, the Board of Directors may grant non-qualified stock options to officers and other senior employees of the Company, not to exceed 35 participants, to purchase Class A common stock of the Company. The plan is administered by a committee of the Board of Directors. The committee determines the timing of awards, individuals to be granted awards, the number of options to be awarded, and the price, term, vesting schedule and other conditions of the options. The Company has reserved a total of 500,000 Class A common shares for issuance under the plan.

     Options outstanding to officers and other senior employees are:

                       GRANT                       OPTIONS        PER          EXPIRATION
                       DATE                      OUTSTANDING     SHARE            DATE
    -------------------------------------------  -----------     ------     -----------------
    December 31, 1992..........................    180,000       $ 2.60     December 31, 2002
    April 1, 1993..............................     34,500       $ 9.62     April 1, 2003
    October 1, 1994............................     57,000       $23.74     October 1, 2004
    January 1, 1995............................     80,550       $25.48     January 1, 2005
    June 16, 1995..............................      5,000       $25.48     June 16, 2005
                                                   -------
                                                   357,050
                                                   =======

     The options were granted at fair value as determined by the Board of Directors based, in part or in whole, on the most recent applicable independent appraisal. The options granted on December 31, 1992 were fully exercisable on the date of grant. The options granted in 1993 and 1994 were vested 25% at the date of issuance with the balance vesting equally over a three-year period. The options granted on January 1, 1995 vest equally over a four-year period beginning on January 1, 1996. The options granted on June 16, 1995 vest 50% on June 16, 1997 and 50% on June 16, 1999. The number of options exercisable at December 31, 1995 totaled 234,375. No options have been exercised to date.

23. RELATED PARTY TRANSACTIONS

     In January 1995, the Company and Electrowatt entered into a management services agreement whereby Electrowatt agreed to provide the Company with advisory services in connection with the construction, financing, acquisition and development of power projects, as well as any other advisory services as may be required by the Company in connection with the operation of the Company. The Company currently pays Electrowatt $200,000 per year for all services rendered under the management services agreement. The management services agreement terminates in January 1998.

     During 1995, 1994 and 1993, the Company paid $106,000, $69,000 and
$474,000, respectively, to Electrowatt pursuant to a guarantee fee agreement whereby Electrowatt agreed to guarantee the payment, when due, of any and all indebtedness of the Company to Credit Suisse in accordance with the terms and conditions of the line of credit. Under the guarantee fee agreement, the Company has agreed to pay to Electrowatt an annual fee equal to 1% of the average outstanding balance of the Company's indebtedness to Credit Suisse during each quarter as compensation for all services rendered under the guarantee fee agreement. The guarantee fee agreement terminates in January 1998.

24. SIGNIFICANT CUSTOMERS

     The Company's electricity and steam sales revenue is primarily from two sources -- PG&E and SMUD. During 1994, the Company entered into a three-year agreement to sell 5 megawatts of electricity to Northern California Power Agency
(NCPA). The Company terminated this agreement on December 31, 1994.

                      CALPINE CORPORATION AND SUBSIDIARIES

Revenues earned from these sources for the years ended December 31, 1995 and 1994 and for the period from April 19, 1993 to December 31, 1993 were (in thousands):

                                                             1995        1994        1993
                                                           --------     -------     -------
    PG&E.................................................  $112,522     $77,010     $45,819
    SMUD.................................................    12,345       9,296       9,014
    NCPA.................................................        --         804          --
    Other................................................       173          --          --
                                                           --------     -------     -------
                                                            125,040      87,110      54,833
    Revenues recognized (deferred) (see Note 2)..........     2,759       3,185      (1,833)
                                                           --------     -------     -------
    Total electricity and steam sales....................  $127,799     $90,295     $53,000
                                                           ========     =======     =======

See Note 25 regarding CPUC Restructuring.

25. COMMITMENTS AND CONTINGENCIES

     Capital Projects -- The Company has 1996 commitments for capital expenditures totaling $6.8 million related to various projects at its geothermal facilities. In March 1996, the Company entered into an energy development agreement with Phillips Petroleum Company to develop, construct, own and operate a 240 megawatt gas-fired cogeneration facility at Phillips Houston Chemical Complex in Pasadena, Texas. The initial permitting process is underway, with construction of the facility planned to begin in late 1996 and to be completed in 1998. The Company is currently evaluating options to finance the construction of this facility. The Company issued a $3.0 million letter of credit and has a 1996 capital commitment of $3.0 million in connection with this facility. In a separate transaction, as of March 15, 1996, the Company was negotiating the potential acquisition of an operating lease for a 120 megawatt gas-fired cogeneration facility located in Northern California.

     Royalties and Leases -- The Company is committed under several geothermal leases and right-of-way, easement and surface agreements. The geothermal leases generally provide for royalties based on production revenue, with reductions for property taxes paid, and the right-of-way, easement and surface agreements are based on flat rates and are not material. Under the terms of certain geothermal leases, royalties accrue at rates ranging from 7% to 12.5% of steam and effluent revenue. Certain properties also have net profits and overriding royalty interests ranging from approximately 1.45% to 28%, which are in addition to the land royalties. Most lease agreements contain clauses providing for minimum lease payments to lessors if production temporarily ceases or if production falls below a specified level.

     The Company also has working interest agreements with third parties providing for the sharing of approximately 25% to 30% of drilling and other well costs, various percentages of other operating costs and 25% to 30% of revenues on specified wells.

     Expenses under these agreements for the years ended December 31, 1995 and 1994 and for the period from April 19,1993 to December 31, 1993, are (in thousands):

                                                              1995        1994        1993
                                                             -------     -------     ------
    Production royalties...................................  $10,574     $11,153     $6,814
    Lease payments.........................................  $   225     $   252     $  172

     Natural Gas Purchases -- Natural gas for the Greenleaf facilities is supplied by MNI pursuant to a long-term gas purchase agreement. Under the terms of the gas purchase agreement, MNI may nominate on a monthly basis to provide firm gas deliveries from certain specified wells. If MNI is unable to deliver the nominated quantity of gas from its reserves, MNI must purchase and deliver sufficient gas at no additional cost to the Company. The Company is committed to purchase gas at the forecasted weighted average

                      CALPINE CORPORATION AND SUBSIDIARIES
incremental cost per decatherm of gas procured by PG&E at the California border, adjusted annually to actual cost. The fuel purchase agreement may be terminated by the Company under specified contract conditions, or upon disbursement of contract suspension payments.

     The Company is committed to purchase and receive natural gas from Chevron in an amount sufficient to satisfy the requirements of the Greenleaf facilities, in excess of the nominated quantity supplied by MNI. If MNI supplies less than the nominated quantity, Chevron shall supply the volumes of natural gas constituting the difference between the volumes of gas delivered by MNI and the nominated volumes (make-up gas). Chevron will have the option to be the exclusive provider of make-up gas if Chevron agrees to sell at a price less than or equal to 100% of the average gas rate at the burner tip for utility electric generation as posted by PG&E for the month of delivery. If MNI supplies volumes of gas greater than its nomination, Chevron will reduce its deliveries in a corresponding amount. The gas supply agreement is effective through June 30, 1996, continuing month to month thereafter unless either party terminates the agreement upon sixty days written notice.

     Watsonville Operating Lease -- The Company is committed under an operating lease (through December 2009) for a 28.5 megawatt natural gas-fired cogeneration power plant located in Watsonville, California (see Note 6). Under the terms of the lease, basic and contingent rents are payable each month during the period from July through December. As of December 31, 1995, future basic rent payments are $2.9 million for each year from 1996 to 2000, and $27.3 million thereafter through December 2009. Contingent rent payments are based on the net of revenues less all operating expenses, fees, reserve requirements, basic rent and supplemental rent payments. Of the remaining balance, 60% is payable to the lessor and 40% is payable to the Company.

     Office and Equipment Leases -- The Company leases its corporate office, Santa Rosa office facilities and certain office equipment under noncancellable operating leases expiring through 2000. Future minimum lease payments under these leases are (in thousands):

        1996................................................................  $  899
        1997................................................................     905
        1998................................................................     907
        1999................................................................     776
        2000................................................................     745
        thereafter..........................................................     286
                                                                               -----
        Total future minimum lease commitments..............................  $4,518
                                                                               =====

     Lease payments are subject to adjustment for the Company's pro rata portion of annual increases or decreases in building operating costs. In 1995, 1994 and 1993, rent expense for noncancellable operating leases amounted to $733,000, $663,000 and $636,000, respectively.

     CPUC Restructuring -- Electricity and steam sales agreements with PG&E are regulated by the California Public Utilities Commission (CPUC). In December 1995, the CPUC proposed the transition of the electric generation market to a competitive market beginning January 1, 1998, with all consumers participating by 2003. The proposed restructuring provides for phased-in customer choice, development of non-discriminatory market structure, recovery of utilities' stranded costs, sanctity of existing contracts, and continuation of existing public policy programs including the promotion of fuel diversity through a renewable energy purchase requirement.

     As the proposed restructuring has widespread impact and the market structure requires the participation and oversight of the Federal Energy Regulatory Commission (FERC), the CPUC will seek to build a California consensus involving the legislature, the Governor, public and municipal utilities, and customers. The consensus would then be placed before the FERC so that both the CPUC and FERC would implement

                      CALPINE CORPORATION AND SUBSIDIARIES
the new market structure no later than January 1, 1998. There can be no assurance that the proposed restructuring will be enacted in substantially the same form as discussed above. The Company is unable to predict the ultimate outcome of the restructuring.

     Litigation -- The Company, together with over 100 other parties, was named as a defendant in the second amended complaint in an action brought in August 1993 by the bankruptcy trustee for Bonneville Pacific Corporation (Bonneville), captioned Roger G. Segal, as the Chapter 11 Trustee for Bonneville Pacific Corporation v. Portland General Corporation, et al., in the United States District Court for the District of Utah. This complaint alleges that, in conjunction with top executives of Bonneville and with the alleged assistance of the other 100 defendants, the Company engaged in a broad conspiracy and fraud. The complaint has been amended a number of times. The Company has answered each version of the complaint by denying all claims and is in the process of conducting discovery. In August 1994, the Company successfully moved for an order severing the trustee's claim against the Company from the claims against the other defendants. Although the case involves over 25 separate financial transactions entered into by Bonneville, the severed case concerns the Company in respect of only one of these transactions. In 1988, the Company invested $2.0 million in a partnership formed with Bonneville to develop four hydroelectric projects in the State of Hawaii. The projects were not successfully developed by the partnership, and, subsequent to Bonneville's Chapter 11 filing, the Company filed a claim as a creditor against Bonneville's bankruptcy estate. The trustee alleges that the equity investment was actually a "sham" loan designed to inflate Bonneville's earnings. The trustee further alleges that Calpine is one of many defendants in this case responsible for Bonneville's insolvency and the amount of damages attributable to the Company based on the $2.0 million partnership investment is alleged to be $577.2 million. The trustee is seeking to hold each of the other defendants liable for a portion, all or, in certain cases, more than this amount. The Company expects the matter will be set for trial in 1996. The Company believes the claims against it are without merit and will continue to defend the action vigorously. The Company further believes that the resolution of this matter will not have a material adverse effect on its financial position or results of operations.

     ENCO terminated protracted contract negotiations with two Canadian natural gas suppliers in January 1995. One of the suppliers notified ENCO it considered a draft contract to be effective although it had not been executed by ENCO. The supplier indicated it may pursue legal action if ENCO would not execute the contract. As of March 15, 1996, no legal action has been served on ENCO. Management believes if legal action is commenced, ENCO has significant defenses and believes such action will not result in any material adverse impact to the Company's financial condition or results of operations.

     The Company is involved in various other claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material adverse effect on the Company's financial position or results of operations.


26.  SUBSEQUENT EVENT



     In July 1996, the Company's Board of Directors authorized the reincorporation of the Company into Delaware in connection with the Company's initial public equity offering. Also, the Board of Directors approved a stock split at a ratio of approximately 5.194 to 1. On September 13, 1996, the reincorporation of the Company and the stock split became effective. The accompanying financial statements reflect the reincorporation and the stock split as if such transactions had been effective for all periods.

                      CALPINE CORPORATION AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                 (IN THOUSANDS)



                                                                       AS ADJUSTED
                                                                      JUNE 30, 1996
                                                                   STOCKHOLDER'S EQUITY
                                                                   ASSUMING CONVERSION
                                                                    OF PREFERRED STOCK    DECEMBER 31,
                                                                        (NOTE 12)             1995
                                                        JUNE 30,   --------------------   ------------
                                                          1996
                                                        --------
                                                        (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 38,403                            $ 21,810
  Accounts receivable.................................    38,691                              20,124
  Acquisition project receivables.....................     4,536                               8,805
  Collateral securities, current portion..............     9,745                                  --
  Prepaid expenses....................................     6,978                               3,447
  Inventory...........................................     3,444                               1,377
  Other current assets................................     2,947                                 677
                                                        --------                            --------
          Total current assets........................   104,744                              56,230
Property, plant and equipment, net....................   530,203                             447,751
Investments in power projects.........................    12,693                               8,218
Collateral securities, net of current portion.........    88,669                                  --
Notes receivable from related parties.................    20,894                              19,391
Notes receivable from Coperlasa.......................    16,492                               6,094
Restricted cash.......................................     8,477                               9,627
Deferred charges and other assets.....................    10,640                               7,220
                                                        --------                            --------
          Total assets................................  $792,812                            $554,531
                                                        ========                            ========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current non-recourse long-term project financing....  $ 27,178                            $ 84,708
  Notes payable to bank and short-term borrowings.....        --                               1,177
  Accounts payable....................................     9,530                               6,876
  Accrued payroll and related expenses................     2,336                               2,789
  Accrued interest payable............................     8,693                               7,050
  Other accrued expenses..............................     5,121                               2,657
                                                        --------                            --------
          Total current liabilities...................    52,858                             105,257
Long-term line of credit..............................        --                              19,851
Non-recourse long-term project financing, less current
  portion.............................................   180,974                             190,642
Notes payable.........................................     6,598                               6,348
Senior Notes..........................................   285,000                             105,000
Deferred income taxes, net............................   100,068                              97,621
Deferred lease incentive..............................    81,495                                  --
Other liabilities.....................................     6,163                               4,585
                                                        --------                            --------
          Total liabilities...........................   713,156                             529,304
                                                        --------                            --------
Stockholder's equity
  Preferred stock.....................................         5               --                 --
  Common stock........................................        10               18                 10
  Additional paid-in capital..........................    56,209           56,206              6,214
  Retained earnings...................................    23,432           23,432             19,003
                                                        --------         --------           --------
          Total stockholder's equity..................    79,656           79,656             25,227
                                                        --------         --------           --------
          Total liabilities and stockholder's
            equity....................................  $792,812         $792,812           $554,531
                                                        ========         ========           ========



  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                                          SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                       -----------------------
                                                                         1996           1995
                                                                       --------       --------
Revenue:
  Electricity and steam sales........................................  $ 72,030       $ 49,014
  Service contract revenue from related parties......................     4,616          3,129
  Service revenue from others........................................       818             --
  Income (loss) from unconsolidated investments in power projects....     1,713         (1,791)
  Interest income on loans to power projects.........................     2,817             --
                                                                       --------       --------
          Total revenue..............................................    81,994         50,352
                                                                       --------       --------
Cost of revenue:
  Plant operating expenses, depreciation, operating lease expense and
     production royalties............................................    46,835         28,344
  Service contract expenses and other................................     4,484          2,274
                                                                       --------       --------
          Total cost of revenue......................................    51,319         30,618
                                                                       --------       --------
Gross profit.........................................................    30,675         19,734
Project development expenses.........................................     1,410          1,308
General and administrative expenses..................................     5,874          3,659
                                                                       --------       --------
          Income from operations.....................................    23,391         14,767
Other (income) expense:
  Interest expense...................................................    18,665         15,116
  Other income, net..................................................    (2,777)          (855)
                                                                       --------       --------
          Income before provision for income taxes...................     7,503            506
Provision for income taxes...........................................     3,080            208
                                                                       --------       --------
          Net income.................................................  $  4,423       $    298
                                                                       ========       ========
As adjusted earnings per share assuming conversion of preferred stock:
  As adjusted weighted average shares outstanding....................    14,400
                                                                       ========
          Net income per share.......................................  $   0.31
                                                                       ========



  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                                        SIX MONTHS ENDED JUNE
                                                                                 30,
                                                                        ----------------------
                                                                          1996          1995
                                                                        ---------     --------
Net cash provided by operating activities.............................  $   5,035     $  5,126
                                                                        ---------     --------
Cash flows from investing activities:
  Acquisition of property, plant and equipment........................     (8,061)      (9,324)
  Investment in Greenleaf, net of cash on hand........................         --      (16,958)
  Investment in Watsonville, net of cash on hand......................         --          494
  Investment in King City, net of cash on hand........................     (4,877)          --
  Investment in King City collateral securities.......................    (98,414)          --
  Investments in power projects and capitalized costs.................     (2,983)        (579)
  Loans to Coperlasa..................................................    (12,104)          --
  Increase in notes receivable from related party.....................       (250)        (250)
  Decrease in restricted cash.........................................      1,150        2,766
  Other, net..........................................................       (512)         (23)
                                                                        ---------     --------
     Net cash used in investing activities............................   (126,051)     (23,874)
                                                                        ---------     --------
Cash flows from financing activities:
  Proceeds from issuance of Senior Notes Due 2006.....................    180,000           --
  Proceeds from issuance of preferred stock...........................     50,000           --
  Borrowings from line of credit......................................     33,800       20,851
  Repayment of line of credit.........................................    (53,651)     (15,000)
  Borrowing from Bank.................................................     45,000           --
  Repayments to Bank..................................................    (46,177)          --
  Borrowings of non-recourse project financing........................         --       77,925
  Repayment of non-recourse project financing.........................    (66,600)     (73,988)
  Repayment of working capital loan...................................         --       (4,500)
  Financing costs.....................................................     (4,763)      (1,546)
                                                                        ---------     --------
     Net cash provided by (used for) financing activities.............    137,609        3,742
                                                                        ---------     --------
Net increase (decrease) in cash and cash equivalents..................     16,593      (15,006)
Cash and cash equivalents, beginning of period........................     21,810       22,527
                                                                        ---------     --------
Cash and cash equivalents, end of period..............................  $  38,403     $  7,521
                                                                        =========     ========
Supplementary information:
  Cash paid during the period for:
     Interest.........................................................  $  16,517     $ 17,530
     Income taxes.....................................................  $     955     $    125



  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996


1.  ORGANIZATION AND OPERATION OF THE COMPANY


     Calpine Corporation (Calpine) and subsidiaries (collectively, the Company) are engaged in the development, acquisition, ownership and operation of power generation facilities in the United States. The Company has ownership interests in or operates geothermal steam fields, geothermal power generation facilities, and natural gas-fired cogeneration facilities in Northern California, Washington and Mexico. Each of the generation facilities produces electricity for sale to utilities. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users, and steam produced by the geothermal steam fields is sold to utility-owned power plants. Founded in 1984, the Company is wholly owned by Electrowatt Services, Inc., which is wholly owned by Electrowatt Ltd (Electrowatt), a Swiss company. The Company has expertise in the areas of engineering, finance, construction and plant operations and maintenance.



     In July 1996, the Company filed a registration statement with the United States Securities and Exchange Commission relating to the initial public offering of shares of the Company's Common Stock. In the offering, the Company will sell newly issued shares of Common Stock and Electrowatt will sell shares of Common Stock representing its entire ownership interest in Calpine. If the offering is completed, Electrowatt will no longer own any interest in the Company.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Interim Presentation

     The accompanying interim condensed consolidated financial statements of the Company have been prepared by the Company, without audit by independent public accountants, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the condensed consolidated financial statements include all and only normal recurring adjustments necessary to present fairly the information required to be set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, should be read in conjunction with the audited consolidated financial statements of the Company included in the Company's annual report on Form 10-K for the year ended December 31, 1995. The results for interim periods are not necessarily indicative of the results for the entire year.


     As Adjusted Earnings Per Share and As Adjusted Stockholder's Equity



     Net income per share is computed using weighted average shares outstanding, which includes the net additional number of shares which would be issuable upon the exercise of outstanding stock options, assuming that the Company used the proceeds received to purchase additional shares at an assumed public offering price. Net income per share also gives effect, even if antidilutive, to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method). If the offering contemplated by the Company is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into shares of common stock based on the shares of convertible preferred stock outstanding at June 30, 1996. Unaudited as adjusted stockholder's equity at June 30, 1996, as adjusted for the conversion of preferred stock, is disclosed on the balance sheet.


     Impact of Recent Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets

                      CALPINE CORPORATION AND SUBSIDIARIES
to be Disposed Of. This pronouncement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is to be recognized when the sum of undiscounted cash flows is less than the carrying amount of the asset. Measurement of the loss for assets that the entity expects to hold and use are to be based on the fair market value of the asset. SFAS No. 121 must be adopted for fiscal years beginning in 1996. The Company adopted SFAS No. 121 effective January 1, 1996, and determined that adoption of this pronouncement had no material impact on the results of operations or financial condition as of January 1, 1996.


     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock Based Compensation. The disclosure requirements of SFAS No. 123 are effective for the Company's 1996 fiscal year. The new pronouncement did not have an impact on its results of operations since the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25 and also allowed by SFAS No. 123 will continue to be used by the Company to account for its stock-based compensation plans.


3.  ACCOUNTS RECEIVABLE


     The Company has both billed and unbilled receivables. The components of accounts receivable as of June 30, 1996 and December 31, 1995 are as follows (in thousands):



                                                                              DECEMBER 31,
                                                                                  1995
                                                               JUNE 30,       ------------
                                                                 1996
                                                              -----------
                                                              (UNAUDITED)
        Projects:
          Billed............................................    $37,622         $ 18,341
          Unbilled..........................................        845              525
          Other.............................................        224            1,258
                                                                -------          -------
                                                                $38,691         $ 20,124
                                                                =======          =======



     Other accounts receivable consist primarily of disputed amounts related to the Greenleaf facilities purchase price. In May 1996, the Company reclassified such accounts receivable to property, plant and equipment as an adjustment to the purchase price of the Greenleaf facilities (see Note 6).



     Accounts receivable from related parties as of June 30, 1996 and December 31, 1995 are comprised of the following (in thousands):



                                                                              DECEMBER 31,
                                                                                  1995
                                                               JUNE 30,       ------------
                                                                 1996
                                                              -----------
                                                              (UNAUDITED)
        O.L.S. Energy-Agnews, Inc. .........................    $   589         $    806
        Geothermal Energy Partners, Ltd. ...................        979              462
        Sumas Cogeneration Company, L.P. ...................      1,206              908
        Electrowatt and subsidiaries........................          2                1
                                                                -------          -------
                                                                $ 2,776         $  2,177
                                                                =======          =======

                      CALPINE CORPORATION AND SUBSIDIARIES

4.  INVESTMENTS IN POWER PROJECTS


     The Company has unconsolidated investments in power projects which are accounted for under the equity method. Unaudited financial information for the six months ended June 30, 1996 and 1995 related to these investments is as follows (in thousands):



                                                         1996                                  1995
                                          -----------------------------------   ----------------------------------
                                             SUMAS       O.L.S.    GEOTHERMAL      SUMAS       O.L.S.   GEOTHERMAL
                                          COGENERATION   ENERGY-     ENERGY     COGENERATION   ENERGY-    ENERGY
                                            COMPANY,     AGNEWS,   PARTNERS,      COMPANY,     AGNEWS,  PARTNERS,
                                              L.P.        INC.        LTD.          L.P.        INC.       LTD.
                                          ------------   -------   ----------   ------------   ------   ----------
Revenue.................................    $ 21,561     $4,604      $9,576       $ 15,265     $4,612     $9,847
Operating expenses......................      12,752      4,349       6,219         13,530     4,300       5,064
                                             -------     ------      ------         ------     ------     ------
Income (loss) from operations...........       8,809        255       3,357          1,735       312       4,783
Other expenses, net.....................       5,098      1,040       2,444          5,283     1,034       2,865
                                             -------     ------      ------         ------     ------     ------
    Net income (loss)...................    $  3,711     $ (785 )    $  913       $ (3,548)    $(722 )    $1,918
                                             =======     ======      ======         ======     ======     ======
Company's share of net income (loss)....    $  1,855     $ (179 )    $   37       $ (1,774)    $(130 )    $  113
                                             =======     ======      ======         ======     ======     ======



5.  THERMAL POWER COMPANY



     In March 1996, Thermal Power Company (TPC), a wholly owned subsidiary of the Company, and Union Oil Company of California (Union Oil) entered into an alternative pricing agreement with Pacific Gas and Electric Company (PG&E) for any steam produced in excess of 40% of average field capacity. The alternative pricing strategy is effective through December 31, 2000. Under the agreement, PG&E would purchase a portion of the steam that PG&E would likely curtail under TPC's existing steam sales agreement. The price for this portion of steam will be set by TPC and Union Oil with the intent that it be at competitive market prices. TPC and Union Oil will solely determine the price and duration of these alternative price offers.



6.  GREENLEAF TRANSACTION



     In April 1995, the Company purchased the capital stock of the companies which owned 100% of the assets of two 49.5 megawatt natural gas-fired cogeneration facilities (collectively, the Greenleaf facilities) located in Yuba City in Northern California. The initial purchase price included a cash payment of $20.3 million and the assumption of project debt totalling $60.2 million. In April 1996, the Company finalized the purchase price in accordance with the Share Purchase Agreement dated March 30, ,1995.


     The acquisition was accounted for as a purchase and the purchase price has been allocated to the acquired assets and liabilities based on the estimated fair values of the acquired assets and liabilities as shown below. The adjusted allocation of the purchase price is as follows (in thousands):

        Current assets....................................................  $  6,572
        Property, plant and equipment.....................................   122,545
                                                                            --------
             Total assets.................................................   129,117
                                                                            --------
        Current liabilities...............................................    (1,079)
        Deferred income taxes, net........................................   (46,580)
                                                                            --------
             Total liabilities............................................   (47,659)
                                                                            --------
        Net purchase price................................................  $ 81,458
                                                                            ========

                      CALPINE CORPORATION AND SUBSIDIARIES

7.  KING CITY TRANSACTION

     In April 1996, the Company entered into a long-term operating lease with BAF Energy A California Limited Partnership (BAF), for a 120 megawatt natural gas-fired combined cycle facility located in King City, California. The facility generates electricity for sale to PG&E pursuant to a long-term power sales agreement through 2019. Natural gas for the facility is supplied by Chevron USA Inc. pursuant to a contract which expires June 30, 1997.


     Under the terms of the operating lease, the Company makes semi-annual lease payments to BAF on each February 15 and August 15, a portion of which is supported by a $98.4 million collateral fund owned by the Company. The collateral fund consists of a portfolio of investment grade and U.S. Treasury Securities that will mature serially in amounts equal to a portion of the lease payments. The collateral fund securities are accounted for as held-to-maturity investments under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. As of June 30, 1996, future rent payments are $11.8 million for the remainder of 1996, $24.4 million for 1997, $23.8 million for 1998, $19.4 million for 1999, $20.1 million for 2000 and $204.1 million thereafter.



     The Company has recorded the value of the above-market pricing provided in the power sales agreement (PSA) as an asset which is included in property, plant and equipment, since the Company has, in substance, assumed the rights of the PSA. The Company has also recorded a deferred lease incentive equal to the value of the above-market payments to be received. The asset and liability are being amortized over the life of the power sales agreement and lease, respectively.


     The Company financed the collateral fund and other transaction costs with $50.0 million of proceeds from the issuance of preferred stock to Electrowatt by Calpine (see Note 10) and other short-term borrowings, which included $13.3 million of borrowings under the Credit Suisse Credit Facility discussed in Note 8 below and a $45.0 million loan from The Bank of Nova Scotia which bears interest at 7.5% and matures upon the earlier of the issuance of the Senior Notes Due 2006 (see Note 9) or August 23, 1996. The Company expects to repay the short-term borrowings from a portion of the net proceeds of the Senior Notes Due 2006 to be issued in May 1996.

8.  LINES OF CREDIT


     At June 30, 1996, the Company had borrowings under its $50.0 million Credit Facility with Credit Suisse (whose parent company owns 44.9% of Electrowatt) and had a letter of credit outstanding thereunder for $3,025,000. Borrowings under the Credit Facility bear interest at the London Interbank Offered Rate (LIBOR) plus a mutually agreed margin, for a total interest rate of approximately 6.05% as of March 31, 1996. Interest is paid on the last day of each interest period for such loan, but not less often than quarterly, based on the principal amount outstanding during the period. No stated principal amortization exists for this indebtedness. Upon completion of the Company's proposed initial public offering, the Credit Facility will terminate and is expected to be replaced by a comparable facility. On July 20, 1996, the Company entered into a commitment letter with The Bank of Nova Scotia to provide a $50 million three-year Revolving Credit Facility. Such Revolving Credit Facility will become effective upon the completion of the Company's initial public offering.


9.  SENIOR NOTES DUE 2006


     On May 16, 1996, the Company issued $180.0 million aggregate principal amount of 10 1/2% Senior Notes Due 2006. The net proceeds of $175.2 million were used to repay $53.7 million of borrowings under the Credit Suisse Credit Facility, $57.0 million of non-recourse project financing, and $45.0 million of borrowing from The Bank of Nova Scotia. The remaining $19.5 million was available for general corporate purposes. Transaction costs of $4.8 million incurred in connection with the public debt offering were recorded as a

                      CALPINE CORPORATION AND SUBSIDIARIES
deferred charge and are amortized over the ten-year life of the Senior Notes Due 2006 using the straight line method.



     The Senior Notes Due 2006 will mature on May 15, 2006. The Company has no sinking fund or mandatory redemption obligations with respect to the Senior Notes Due 2006. Interest is payable semi-annually on May 15 and November 15 of each year while the Senior Notes Due 2006 are outstanding, commencing on November 15, 1996.


10.  PREFERRED STOCK


     The Company has 5,000,000 authorized shares of Series A Preferred Stock, all of which were issued on March 21, 1996 and outstanding as of June 30, 1996. All of the shares of Series A Preferred Stock are held by Electrowatt. The shares of Series A Preferred Stock are not publicly traded. No dividends are payable on the Series A Preferred Stock. The Series A Preferred Stock contains provisions regarding liquidation and conversion rights. Upon the consummation of the Company's proposed initial public offering, the Series A Preferred Stock will be converted into Common Stock and sold to the public in the offering.


11.  CONTINGENCIES


     The Company, together with over 100 other parties, was named as a defendant in the second amended complaint in an action brought in August 1993 by the bankruptcy trustee for Bonneville Pacific Corporation (Bonneville), captioned Roger G. Segal, as the Chapter 11 Trustee for Bonneville Pacific Corporation v. Portland General Corporation, et al., in the United States District Court for the District of Utah (the "Court."). This complaint alleges that, in conjunction with top executives of Bonneville and with the alleged assistance of the other 100 defendants, the Company engaged in a broad conspiracy and fraud. The complaint has been amended a number of times. The Company has answered each version of the complaint by denying all claims and is in the process of conducting discovery. In August 1994, the Company successfully moved for an order severing the trustee's claim against the Company from the claims against the other defendants. Although the case involves over 25 separate financial transactions entered into by Bonneville, the severed case concerns the Company in respect of only one of these transactions. In 1988, the Company invested $2.0 million in a partnership formed with Bonneville to develop four hydroelectric projects in the State of Hawaii. The projects were not successfully developed by the partnership, and, subsequent to Bonneville's Chapter 11 filing, the Company filed a claim as a creditor against Bonneville's bankruptcy estate. The trustee alleges that the equity investment was actually a "sham" loan designed to inflate Bonneville's earnings. The trustee initially alleged that Calpine is one of many defendants in this case responsible for Bonneville's "deepening insolvency" and the amount of damages attributable to the Company based on the $2.0 million partnership investment was alleged to be $577.2 million. Based upon statements made by the Court and the trustee in July 1996, the Company believes that the maximum compensatory damages which the trustee may seek will not exceed $5 million. There can be no assurance, however, of the actual amount of damages to be sought by the Trustee. The Company believes the claims against it are without merit and will continue to defend the action vigorously. The Company further believes that the resolution of this matter will not have a material adverse effect on its financial position or results of operations.



12.  SUBSEQUENT EVENT



     In July 1996, the Company's Board of Directors authorized the reincorporation of the Company into Delaware in connection with the Company's initial public equity offering. Also, the Board of Directors approved a stock split at a ratio of approximately 5.194 to 1. On September 13, 1996, the reincorporation of the Company and the stock split became effective. The accompanying financial statements reflect the reincorporation and the stock split as if such transactions had been effective for all periods.

                          INDEPENDENT AUDITOR'S REPORT

To the Partners
  Sumas Cogeneration Company, L.P. and Subsidiary

     We have audited the accompanying consolidated balance sheet of Sumas Cogeneration Company, L.P. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in partners' deficit, and cash flows for each of the three years ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sumas Cogeneration Company, L.P. and Subsidiary as of December 31, 1995 and 1994 and the results of their operations and cash flows for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                      MOSS ADAMS LLP

Everett, Washington
January 19, 1996

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1995             1994
                                                                  ------------     ------------
                                            ASSETS
Current assets
  Cash and cash equivalents.....................................  $    199,169     $    353,936
  Current portion of restricted cash and cash equivalents.......     2,937,884        6,409,185
  Accounts receivable...........................................     3,090,213        4,108,206
  Prepaid expenses..............................................       222,828          232,325
                                                                  ------------     ------------
     Total current assets.......................................     6,450,094       11,103,652
Restricted cash and cash equivalents, net of current portion....     8,017,758        7,454,923
Property, plant and equipment, at cost, net.....................    95,589,737       97,039,459
Other assets....................................................    12,744,480       14,550,228
                                                                  ------------     ------------
                                                                  $122,802,069     $130,148,262
                                                                  ============     ============
                               LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
  Accounts payable and accrued liabilities......................  $  2,051,178     $  3,651,799
  Current portion of related party payables
     Calpine Corporation........................................         4,864           41,871
     National Energy Systems Company............................         1,861            1,430
  Current portion of long-term debt.............................     2,000,000          400,000
                                                                  ------------     ------------
     Total current liabilities..................................     4,057,903        4,095,100
Related party payable -- Calpine Corporation, net of current
  portion.......................................................       908,679          446,624
Long-term debt, net of current portion..........................   117,000,003      119,000,002
Future removal and site restoration costs.......................       502,600          309,600
Deferred income taxes...........................................       907,800          773,800
Commitments and contingency (Notes 6 and 8)
Partners' (deficit) equity......................................      (574,916)       5,523,136
                                                                  ------------     ------------
                                                                  $122,802,069     $130,148,262
                                                                  ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                            1995           1994          1993
                                                        ------------   ------------   -----------
Revenues
  Power sales.........................................  $ 30,603,018   $ 29,206,469   $19,525,098
  Natural gas sales, net..............................       893,690      2,832,668     2,104,407
  Other...............................................        29,146         20,490       116,895
                                                        ------------   ------------   -----------
          Total revenues..............................    31,525,854     32,059,627    21,746,400
                                                        ------------   ------------   -----------
Costs and expenses
  Operating and production costs......................    18,493,245     19,032,754    11,779,505
  Depletion, depreciation and amortization............     6,965,496      6,715,156     4,986,300
  General and administrative..........................     1,400,129      1,412,326     1,563,509
                                                        ------------   ------------   -----------
          Total costs and expenses....................    26,858,870     27,160,236    18,329,314
                                                        ------------   ------------   -----------
Income from operations................................     4,666,984      4,899,391     3,417,086
                                                        ------------   ------------   -----------
Other income (expense)
  Interest income.....................................       490,071        436,741       250,675
  Interest expense....................................   (11,006,056)   (10,172,959)   (6,707,183)
  Other expense.......................................       (60,664)      (359,000)           --
                                                        ------------   ------------   -----------
          Total other expense.........................   (10,576,649)   (10,095,218)   (6,456,508)
                                                        ------------   ------------   -----------
Loss before provision for income taxes................    (5,909,665)    (5,195,827)   (3,039,422)
Provision for income taxes............................      (188,387)      (581,190)     (337,431)
                                                        ------------   ------------   -----------
Net loss..............................................  $ (6,098,052)  $ (5,777,017)  $(3,376,853)
                                                        ============   ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

Partners' equity, December 31, 1992.............................................  $14,688,436
Capital contributions...........................................................    1,500,000
Capital distributions...........................................................   (1,500,000)
Net loss........................................................................   (3,376,853)
Cumulative foreign exchange translation adjustment..............................      (11,430)
                                                                                  -----------
Partners' equity, December 31, 1993.............................................   11,300,153
Net loss........................................................................   (5,777,017)
                                                                                  -----------
Partners' equity, December 31, 1994.............................................    5,523,136
Net loss........................................................................   (6,098,052)
                                                                                  -----------
Partners' deficit, December 31, 1995............................................  $  (574,916)
                                                                                  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Cash flows from operating activities
  Net loss..........................................  $(6,098,052)    $(5,777,017)    $(3,376,853)
  Adjustments to reconcile net loss to net cash from
     operating activities
     Depletion, depreciation and amortization.......    6,965,496       6,715,156       4,986,300
     Deferred income taxes..........................      134,000         532,400         241,400
     Changes in operating assets and liabilities
       Accounts receivable..........................    1,017,993      (1,254,639)     (2,064,616)
       Prepaid expenses.............................        9,497         (30,342)        203,904
       Accounts payable and accrued liabilities.....   (1,407,621)      1,081,431       1,168,892
       Related party payables.......................      425,479         132,296              --
                                                      -----------     -----------     -----------
          Net cash from operating activities........    1,046,792       1,399,285       1,159,027
                                                      -----------     -----------     -----------
Cash flows from investing activities
  Decrease (increase) in restricted cash and cash
     equivalents....................................    2,908,466       2,922,819     (13,286,927)
  Acquisition of property, plant and equipment......   (3,710,025)     (3,690,399)    (16,558,101)
  Other assets......................................           --        (167,483)     (5,700,537)
  Accounts payable and accrued liabilities..........           --              --      (3,847,743)
                                                      -----------     -----------     -----------
          Net cash from investing activities........     (801,559)       (935,063)    (39,393,308)
                                                      -----------     -----------     -----------
Cash flows from financing activities
  Proceeds from long-term debt......................           --              --      38,710,000
  Repayment of long-term debt.......................     (400,000)       (400,025)       (199,973)
  Capital contributions.............................           --              --       1,500,000
  Capital distributions.............................           --              --      (1,500,000)
  Payments to related parties.......................           --              --        (864,890)
                                                      -----------     -----------     -----------
          Net cash from financing activities........     (400,000)       (400,025)     37,645,137
                                                      -----------     -----------     -----------
Effect of exchange rate changes on cash.............           --              --         (11,430)
                                                      -----------     -----------     -----------
Net increase (decrease) in cash and cash
  equivalents.......................................     (154,767)         64,197        (600,574)
Cash and cash equivalents, beginning of year........      353,936         289,739         890,313
                                                      -----------     -----------     -----------
Cash and cash equivalents, end of year..............  $   199,169     $   353,936     $   289,739
                                                      ===========     ===========     ===========
Supplementary disclosure of cash flow information
  Cash paid for interest during the year............  $11,006,056     $10,172,959     $ 8,868,183
                                                      ===========     ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) GENERAL -- Sumas Cogeneration Company, L.P. (the Partnership) is a Delaware limited partnership formed on August 28, 1991 between Sumas Energy, Inc. (SEI), the general partner which currently holds a 50% interest in the profits and losses of the Partnership and Whatcom Cogeneration Partners, L.P. (Whatcom), the sole limited partner which holds the remaining 50% Partnership interest. Whatcom is owned through affiliated companies by Calpine Corporation (Calpine). The Partnership has a wholly owned Canadian subsidiary, ENCO Gas, Ltd. (ENCO), which is incorporated in New Brunswick, Canada. The consolidated financial statements include the accounts of the Partnership and ENCO (collectively, the Company). All intercompany profits, transactions and balances have been eliminated in consolidation.

     Prior to the commencement of commercial operation as discussed below, the Partnership was considered to be a development stage company in the process of developing, constructing and owning an electrical generation facility (the Generation Facility) in Sumas, Washington. The Generation Facility is a natural gas-fired combined cycle electrical generation plant which has a nameplate capacity of approximately 125 megawatts. Commercial operation of the Generation Facility commenced on April 16, 1993. In addition, the Generation Facility includes a lumber dry kiln facility and a 3.5 mile private natural gas pipeline. The lumber dry kiln commenced commercial operation in May 1993.

     ENCO has acquired and is operating and developing a portfolio of proven natural gas reserves in British Columbia and Alberta, Canada which provide a dedicated fuel supply for the Generation Facility (collectively, the Project). ENCO produces and supplies natural gas production to the Generation Facility, with incidental off-sales to third parties. The Generation Facility also receives a portion of its fuel under contracts with third parties.

     The Partnership produces and sells its entire electricity capacity to Puget Sound Power & Light Company (Puget) under a 20-year electricity sales contract. Under the electricity sales contract, the Partnership is required to be certified as a qualifying cogeneration facility as established by the Public Utility Regulatory Policy Act of 1978, as amended, and as administered by the Federal Energy Regulatory Commission.

     The Generation Facility produced and sold megawatt hours of electricity to Puget as follows:

                             YEAR ENDED
                            DECEMBER 31,                      MEGAWATTS       REVENUE
        ----------------------------------------------------  ---------     -----------
        1995................................................  1,026,000     $30,603,000
        1994................................................  1,000,400     $29,206,000
        1993................................................    696,400     $19,525,000

     The Partnership leases a kiln facility and sells steam under a 20-year agreement for the purchase and sale of steam and lease of the kiln (Note 6) to Socco, Inc. (Socco), a custom lumber drying operation owned by an affiliate of the Partnership. Steam use requirements under the agreement with Socco were established to maintain the qualifying cogeneration facility status of the Generation Facility.

     (b) THE PARTNERSHIP -- SEI assigned all its rights, title, and interest in the Project, including the Puget contract, to the Partnership in exchange for its Partnership interest. SEI and Whatcom are both currently entitled to a 50% interest in the profits and losses of the Partnership, after the payment of certain preferential distributions to Whatcom of approximately $6,239,000 and $5,619,000 at December 31, 1995 and 1994, respectively, and to SEI of approximately $441,000 and $363,000 at December 31, 1995 and 1994, respectively. A portion of these preferential distributions compound at 20% per annum. After Whatcom has received cumulative distributions representing a fixed rate of return of 24.5% on its equity investment,

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

exclusive of the preferential distributions referred to above, SEI's share of operating distributions will increase to 88.67% and Whatcom's share of operating distributions will decrease to 11.33%.

     (c) DISTRIBUTIONS -- Distributions of operating cash flows are permitted quarterly after required deposits are made and minimum cash balances are met, and subject to certain other restrictions. During 1995 and 1994, there were no distributions of operating cash flow. In 1993 Whatcom received a distribution of $1,500,000, reducing its equity investment in the Partnership. Whatcom loaned the sole shareholder of SEI $1,500,000, and the sole shareholder of SEI loaned $1,500,000 to SEI. SEI then contributed $1,500,000 in additional equity to the Partnership.

     (d) REVENUE RECOGNITION -- Revenue from the sale of electricity is recognized based on kilowatt hours generated and delivered to Puget at contractual rates. Revenue from the sale of natural gas is recognized based on volumes delivered to customers at contractual delivery points and rates. The costs associated with the generation of electricity and the delivery of gas, including operating and maintenance costs, gas transportation and royalties, are recognized in the same period in which the related revenue is earned and recorded.

     (e) GAS ACQUISITION AND DEVELOPMENT COSTS -- ENCO follows the full cost method of accounting for gas acquisition and development expenditures, wherein all costs related to the development of gas reserves in Canada are initially capitalized. Costs capitalized include land acquisition costs, geological and geophysical expenditures, rentals on undeveloped properties, cost of drilling productive and nonproductive wells, and well equipment. Gains or losses are not recognized upon disposition or abandonment of natural gas properties unless a disposition or abandonment would significantly alter the relationship between capitalized costs and proven reserves.

     All capitalized costs of gas properties, including the estimated future costs to develop proven reserves, are depleted using the unit-of-production method based on estimated proven gas reserves as determined by independent engineers. ENCO has not assigned any value to its investment in unproven gas properties and, accordingly, no costs have been excluded from capitalized costs subject to depletion.

     Costs subject to depletion under the full cost method include estimated future costs of dismantlement and abandonments of $3,748,000 in 1995, $3,630,000 in 1994 and $3,026,400 in 1993. This includes the cost of production equipment removal and environmental cleanup based upon current regulations and economic circumstances. The provisions for future removal and site restoration costs of $193,000 in 1995, $169,000 in 1994 and $110,000 in 1993, are included in depletion expense.

     Capitalized costs are subject to a ceiling test which limits such costs to the aggregate of the net present value of the estimated future cash flows from the related proven gas reserves. The ceiling test calculation is made by estimating the future net cash flows, based on current economic operating conditions, plus the lower of cost or fair market value of unproven reserves, and discounting those cash flows at an annual rate of 10%.

     (f) JOINT VENTURE ACCOUNTING -- Substantially all of ENCO's natural gas production activities are conducted jointly with others and, accordingly, these consolidated financial statements reflect only ENCO's proportionate interest in such activities.

     (g) FOREIGN EXCHANGE GAINS AND LOSSES -- During 1995 and 1994, foreign exchange gains and losses as a result of translating Canadian dollar transactions and Canadian dollar denominated cash, accounts receivable and accounts payable transactions are recognized in the statement of operations. During 1993, ENCO's functional currency was Canadian dollars. As a result, translation adjustments were reported separately and accumulated as separate components of partners' equity.

     (h) CASH AND CASH EQUIVALENTS -- For purposes of the statement of cash flows, cash and cash equivalents consist of cash and short-term investments in highly liquid instruments such as certificates of deposit, money

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

market accounts and U.S. treasury bills with an original maturity of three months or less, excluding restricted cash and cash equivalents.

     (i) CONCENTRATION OF CREDIT RISK -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and short-term investments in highly liquid instruments such as certificates of deposit, money market accounts and U.S. treasury bills with maturities of three months or less, and accounts receivable. The Company's cash and cash equivalents are primarily held with two financial institutions. Accounts receivable are primarily due from Puget.

     (j) DEPRECIATION -- The Company provides for depreciation of property, plant and equipment using the straight-line method over estimated useful lives which range from 7 to 40 years for plant and equipment and 3 to 7 years for furniture and fixtures.

     (k) AMORTIZATION OF OTHER ASSETS -- The Company provides for amortization of other assets using the straight-line method as follows:

        Organization, start-up and development costs.....................   5-30 years
        Financing costs..................................................     15 years
        Gas contract costs...............................................     20 years

     (l) INCOME TAXES -- Profits or losses of the Partnership are passed directly to the partners for income tax purposes.

     ENCO is subject to Canadian income taxes and accounts for income taxes on the liability method. The liability method recognizes the amount of tax payable at the date of the consolidated financial statements as a result of all events that have been recognized in the consolidated financial statements, as measured by currently enacted tax laws and rates. Deferred income taxes are provided for temporary differences in recognition of revenues and expenses for financial and income tax reporting purposes.

     (m) USE OF ESTIMATES -- The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2 -- PROPERTY, PLANT AND EQUIPMENT

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1995             1994
                                                              ------------     ------------
    Land and land improvements..............................  $    381,071     $    381,071
    Plant and equipment.....................................    84,061,359       82,759,005
    Acquisition of gas properties, including development
      thereon...............................................    25,030,165       22,815,964
    Furniture and fixtures..................................       195,914          188,444
                                                              ------------     ------------
                                                               109,668,509      106,144,484
    Less accumulated depreciation and depletion.............    14,078,772        9,105,025
                                                              ------------     ------------
                                                              $ 95,589,737     $ 97,039,459
                                                              ============     ============

     Depreciation expense was $3,316,748 in 1995, $3,069,446 in 1994 and $2,133,711 in 1993. Depletion expense was $1,843,000 in 1995, $1,671,000 in 1994 and $1,332,000 in 1993.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- OTHER ASSETS

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1995            1994
                                                                -----------     -----------
    Organization, start-up and development costs..............  $ 6,165,574     $ 7,487,943
    Financing costs...........................................    4,254,719       4,598,746
    Gas contract costs........................................    2,324,187       2,463,539
                                                                -----------     -----------
                                                                $12,744,480     $14,550,228
                                                                ===========     ===========

NOTE 4 -- LONG-TERM DEBT

     The Partnership and ENCO have loan agreements with The Prudential Insurance Company of America (Prudential) and Credit Suisse (collectively, the Lenders). Credit Suisse is an affiliate of Whatcom. At December 31, 1995 and 1994, amounts outstanding under the term loan agreements, by entity, were as follows:

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1995             1994
                                                              ------------     ------------
    Sumas Cogeneration Company, L.P.........................  $ 94,367,003     $ 94,684,202
    ENCO Gas, Ltd...........................................    24,633,000       24,715,800
                                                              ------------     ------------
                                                               119,000,003      119,400,002
    Less current portion....................................     2,000,000          400,000
                                                              ------------     ------------
                                                              $117,000,003     $119,000,002
                                                              ============     ============

     Scheduled annual principal payments under the loan agreements as of December 31, 1995 are as follows:

                                  YEAR ENDING
                                 DECEMBER 31,                               AMOUNT
        ---------------------------------------------------------------  ------------
        1996...........................................................  $  2,000,000
        1997...........................................................     3,600,000
        1998...........................................................     4,200,000
        1999...........................................................     5,400,000
        2000...........................................................     7,200,000
        Thereafter.....................................................    96,600,003
                                                                         ------------
                                                                         $119,000,003
                                                                         ============

     The Partnership's loan is comprised of a fixed rate loan in the original amount of $55,510,000 and a variable rate loan in the original amount of $39,650,000. Interest is payable quarterly on the fixed rate loan at a rate of 10.35%. Interest on the variable rate loan is payable quarterly at either the London Interbank Offered Rate (LIBOR), certificate of deposit rate or Credit Suisse's base rate, plus an applicable margin which ranges from 2.25% prior to Loan Conversion to .875% after Loan Conversion as stated in the loan agreement. During the year ended December 31, 1995, interest rates on the variable rate loan ranged from 7.47% to 7.76%. The loans mature in May 2008.

     ENCO's loan is comprised of a fixed rate loan in the original amount of $14,490,000 and a variable rate loan in the original amount of $10,350,000. Interest is payable quarterly on the fixed rate loan at a rate of 9.99%. Interest on the variable rate loan is payable quarterly at either the LIBOR, certificate of deposit rate or Credit Suisse's base rate, plus an applicable margin as stated in the loan agreement. During the year ended

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1995, interest rates on the variable rate loan ranged from 7.47% to 7.76%. The loans mature in May 2008.

     The Partnership pays Prudential an agency fee of $50,000 per year, adjusted annually by an inflation index, until the loan matures. The Partnership pays Credit Suisse an agency fee of $40,000 per year, adjusted annually by an inflation index, until the loan matures. The loans are collateralized by substantially all the Company's assets and interests in the Project. Additionally, the Company's rights under all contractual agreements are assigned as collateral. The Partnership and ENCO loans are cross-collateralized and contain cross-default provisions.

     Under the terms of the loan agreements and the deposit and disbursement agreements with the Lenders, the Partnership is required to establish and fund certain accounts held by Credit Suisse and Royal Trust as security agents. The accounts require specified minimum deposits and funding levels to meet current and future operating, maintenance and capital costs, and to provide certain other reserves for payment of principal, interest and other contingencies. These accounts are presented as restricted cash and cash equivalents and include cash, certificates of deposit, money market accounts and U.S. treasury bills, all with maturities of 3 months or less. The current portion of restricted cash and cash equivalents is based on the amount of current liabilities for obligations which may be funded from the restricted accounts. The balance of restricted cash and cash equivalents has been classified as a noncurrent asset.

     During 1993, the Company incurred and paid $8,868,183 of interest, including $6,707,183, which was charged to operations and $2,161,000, which was capitalized.

NOTE 5 -- INCOME TAXES

     The provision for income taxes represents Canadian taxes which consist of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
    Current
      Federal large corporation tax....................  $ 34,625     $ 31,314     $ 45,262
      British Columbia capital taxes...................    19,762       17,476       50,769
                                                         --------     --------     --------
                                                           54,387       48,790       96,031
    Deferred...........................................   135,400      178,400      241,400
                                                         --------     --------     --------
                                                          189,787      227,190      337,431
    Utilization of loss carryforwards for Canadian
      income
      tax purposes.....................................    47,700      259,000           --
    Reduction of (increase in) Canadian loss
      carryforwards
      due to foreign exchange and other adjustments....   (49,100)      95,000           --
                                                         --------     --------     --------
                                                         $188,387     $581,190     $337,431
                                                         ========     ========     ========

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The principal sources of temporary differences resulting in deferred tax assets and liabilities are as follows:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1994
                                                                  ----------     ----------
    Deferred tax asset
      Canadian net operating loss carryforwards.................  $ (840,900)    $ (829,400)
    Deferred tax liabilities
      Acquisition and development costs of gas deducted for tax
         purposes in excess of amounts deducted for financial
         reporting purposes.....................................   1,748,700      1,603,200
                                                                  ----------     ----------
              Net deferred tax liability........................  $  907,800     $  773,800
                                                                  ==========     ==========

     The provision for income taxes differs from the Canadian statutory rate principally due to the following:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
    Canadian statutory rate............................     44.62%       44.34%        44.3%
    Income taxes based on statutory rate...............  $(33,852)    $ 82,909     $165,100
    Capital taxes, net of deductible portion...........    47,028       36,678       75,587
    Non-deductible provincial royalties, net of
      resource allowance...............................    95,671       39,836       50,267
    Depletion on gas properties with no tax basis......    44,641       38,420       41,778
    Other foreign exchange adjustments.................    36,299       29,347        4,699
                                                         --------     --------     --------
                                                         $189,787     $227,190     $337,431
                                                         ========     ========     ========

     As of December 31, 1995, ENCO has non-capital loss carryforwards of approximately $1,885,000 which may be applied against taxable income of future periods which expire as follows:

        1999.............................................................  $1,625,000
        2000.............................................................  $  260,000

NOTE 6 -- RELATED PARTY TRANSACTIONS AND COMMITMENTS

     (a) ADMINISTRATIVE SERVICES -- As managing partner of the Partnership, SEI receives a fee of $250,000 per year from June 1993 through December 1995 and $300,000 per year for periods after December 1995. The fee is subject to annual adjustment based upon an inflation index. Approximately $258,000 in 1995, $253,000 in 1994 and $151,000 in 1993 was paid to SEI under this agreement.

     (b) OPERATING AND MAINTENANCE SERVICES -- The Partnership has an operating and maintenance agreement with a related party to operate, repair and maintain the Project. For these services, the Partnership pays a fixed fee of $1,140,000 per year adjustable based on the Consumer Price Index, an annual base fee of $150,000 per year also adjustable based on the Consumer Price Index, and certain other reimbursable expenses as defined in the agreement. In addition, the agreement provides for an annual performance bonus of up to $400,000, adjustable based on the Consumer Price Index, based on the achievement of certain annual performance levels. Payment of the performance bonus is subordinated to the payment of operating expenses, debt service and required deposits, and minimum balances under the loan agreements, and deposit and disbursement agreements. Accordingly, the performance bonuses earned in 1995 and 1994 are included as a non-current liability in the consolidated balance sheet. This agreement expires on the date Whatcom receives its 24.5% cumulative return or the tenth anniversary of the Project completion date, subject to renewal terms.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Approximately $2,031,000 in 1995, $1,946,000 in 1994 and $1,260,000 in 1993 was
earned under this agreement.

     (c) THERMAL ENERGY AND KILN LEASE -- The Partnership has a 20-year thermal energy and kiln lease agreement with Socco. Under this agreement, Socco leases the premises and the kiln and purchases certain amounts of thermal energy delivered to dry lumber. Income recorded from Socco was approximately $19,000 in 1995, $61,000 in 1994 and $6,000 in 1993.

     (d) CONSULTING SERVICES -- ENCO has an agreement with National Energy Systems Company (NESCO), an affiliate of SEI, to provide consulting services for $8,000 per month, adjustable based upon an inflation index. The agreement automatically renews for one-year periods unless written notice of termination is served by either party. Approximately $100,000 in 1995, $101,000 in 1994 and $96,000 in 1993 was paid under this agreement

     (e) FUEL SUPPLY AND PURCHASE AGREEMENTS -- The Partnership has a fixed price natural gas sale and purchase agreement with ENCO. The agreement requires ENCO to deliver up to a maximum daily contract quantity of 12,000 MMBtu's of natural gas per day which may be increased to 24,000 MMBtu's in accordance with the agreement. The Partnership paid ENCO $2.26 per delivered MMBtu through October 1995 and pays $2.43 per delivered MMBtu through 1996. Prices under the agreement then escalate at an annual rate of 7.5% until October 31, 2000, and at 4% per annum thereafter. Partnership payments to ENCO under the agreement are eliminated in consolidation. The agreement expires on the twentieth anniversary of the date of commercial operation.

     The Partnership has a gas supply agreement with Westcoast Gas Services, Inc. (WGSI) to provide the Partnership with quantities of firm gas. Commencing April 1, 1993, WGSI must provide the Partnership with quantities of gas ranging from 10,000 MMBtu's per day up to 12,900 MMBtu's per day at a firm price, as provided under the agreement. The agreement is expected to terminate on October 31, 1996.

     The Partnership and ENCO have a gas management agreement with WGSI. WGSI is paid a gas management fee for each MMBtu of gas delivered to the Generation Facility. The gas management fee is adjusted annually based on the British Columbia Consumer Price Index. The gas management agreement expires October 31, 2008 unless terminated earlier as provided for in the agreement

     ENCO is committed to the utilization of pipeline capacity on the Westcoast Energy Inc. System. These firm capacity commitments are predominantly under one-year renewable contracts. Firm capacity has been accepted at an annual cost of approximately $2,569,000 in 1995, $2,776,000 in 1994 and $1,347,000 in 1993.

     As collateral for the obligations of the Company under the gas supply and gas management agreements with WGSI, the Partnership secured an irrevocable standby letter of credit with Credit Suisse in favor of WGSI. As of December 31, 1995 and 1994, the letter of credit had a face amount of $2,500,000 and the Partnership had a cash deposit of $2,500,000 held in a restricted money market account as collateral for the letter of credit. As of December 31, 1995 and 1994, $2,500,000 held in a restricted money market account is included in the current portion of restricted cash and cash equivalents. In January 1996, the letter of credit was reduced in accordance with its terms to a face amount of $500,000.

     (f) UTILITY SERVICES -- The Partnership entered into an agreement for utility services with the City of Sumas, Washington. The City of Sumas has agreed to provide a guaranteed annual supply of water at its wholesale rate charged to external association customers. Should the Partnership fail to purchase the daily average minimum of 550 gallons per minute from the City of Sumas during the first 10 years of commercial operation, except for uncontrollable forces or reasonable and necessary shutdowns, the Partnership shall make up the lost revenue to the City of Sumas in accordance with the agreement.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Partnership entered into an agreement for waste water disposal with the City of Bellingham, Washington. The City of Bellingham has agreed to accept up to 70,000 gallons of waste water daily at a rate of one cent per gallon. The agreement expires on December 31, 1998.

     (g) LEASE COMMITMENTS -- In December 1990, the Partnership entered into a 23.5-year land lease which may be renewed for five consecutive five-year periods. Rental expense was approximately $48,400 in 1995 and 1994, and $45,300 in 1993.

     In April 1992, ENCO signed an operating lease for office space which expires in March 1997. Monthly rental expense is approximately $1,700. Rental expense was approximately $17,700 in 1995, $17,000 in 1994 and $16,000 in 1993.

     Future minimum land and office lease commitments as of December 31, 1995 are as follows:

                                   YEAR ENDING
                                  DECEMBER 31,                               AMOUNT
        -----------------------------------------------------------------  ----------
        1996.............................................................  $   66,800
        1997.............................................................      51,000
        1998.............................................................      49,300
        1999.............................................................      49,300
        2000.............................................................      52,500
        Thereafter.......................................................     868,200
                                                                           ----------
                                                                           $1,137,100
                                                                           ==========

     (h) PROJECT MANAGEMENT SERVICES -- NESCO entered into a project management agreement with the Partnership for which it received $45,000 per month through June 1993. Approximately $264,000 was paid to NESCO in 1993, under this agreement.

     (i) CONSTRUCTION MANAGEMENT SERVICES -- Calpine entered into a construction management agreement with the Partnership for which it received $40,000 per month through June 1993. Approximately $235,000 was paid to Calpine in 1993, under this agreement.

     (j) PARTNER LOAN -- In March 1994, the sole shareholder of SEI borrowed $10,000,000 from Calpine. The loan bears interest at 16.25%, compounded quarterly, and is collateralized by a subordinated assignment in SEI's interest in the Partnership and a subordinated pledge of SEI's stock. The loan requires payments of interest and principal to be made from 50% of SEI's cash distributions from the Partnership, less amounts due to Whatcom under a previous note made in connection with Loan Conversion (Note 1). On March 15, 2004, all unpaid principal and interest on the loan is due.

NOTE 7 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amount of all cash and cash equivalents reported in the consolidated balance sheet is estimated by the Company to approximate their fair value.

     The Company is not able to estimate the fair value of its long-term debt with a carrying amount of $119,000,003 at December 31, 1995. There is no ability to assess current market interest rates of similar borrowing arrangements for similar projects because the terms of each such financing arrangement is the result of substantial negotiations among several parties.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- CONTINGENCY

     ENCO terminated protracted contract negotiations with two Canadian natural gas suppliers in January 1995. One of the suppliers notified ENCO it considered a draft contract to be effective although it had not been executed by ENCO. The supplier indicated it may pursue legal action if ENCO would not execute the contract. As of January 19, 1996, no legal action has been served on ENCO. Management believes if legal action is commenced, it has significant defenses and believes such action will not result in any material adverse impact to the Company's financial condition or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Calpine Geysers Company, L.P.:

     We have audited the accompanying statements of operations and cash flows for the period from January 1, 1993 to April 18, 1993 of Calpine Geysers Company, L.P., a Delaware limited partnership. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Calpine Geysers Company, L.P. for the period from January 1, 1993 through April 18, 1993 in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

San Jose, California
March 18, 1994

                         CALPINE GEYSERS COMPANY, L.P.

                            STATEMENT OF OPERATIONS
             FOR THE PERIOD FROM JANUARY 1, 1993 TO APRIL 18, 1993

Revenue from power contracts....................................................  $20,759,116
                                                                                  -----------
Costs and expenses:
  Production royalties..........................................................    3,150,076
  Operating expenses............................................................    4,893,878
  Depreciation and amortization.................................................    5,153,239
  General and administrative....................................................      787,005
                                                                                  -----------
          Total costs and expenses..............................................   13,984,198
                                                                                  -----------
          Income from operations................................................    6,774,918
Other (income) expense
  Interest expense..............................................................    4,794,952
  Other income..................................................................     (193,179)
                                                                                  -----------
          Net income............................................................  $ 2,173,145
                                                                                  ===========

   The accompanying notes are an integral part of these financial statements.

                         CALPINE GEYSERS COMPANY, L.P.

                            STATEMENT OF CASH FLOWS
             FOR THE PERIOD FROM JANUARY 1, 1993 TO APRIL 18, 1993

Cash flows from operating activities:
  Net income...................................................................  $  2,173,145
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.............................................     5,153,239
     Amortization of deferred costs............................................       146,277
     Changes in operating assets and liabilities:
       Accounts receivable.....................................................     2,157,353
       Supplies inventory......................................................        81,061
       Prepaid expenses........................................................       837,841
       Accounts payable and accrued liabilities................................     2,634,254
       Deferred revenue........................................................       395,100
       Payment on note payable.................................................      (543,778)
                                                                                 ------------
          Net cash provided by operating activities............................    13,034,492
                                                                                 ------------
Cash flows from investing activities:
  Acquisition of property, plant and equipment.................................    (3,401,378)
  Increase in restricted cash requirements.....................................       (12,862)
                                                                                 ------------
          Net cash used for investing activities...............................    (3,414,240)
                                                                                 ------------
Cash flows from financing activities:
  Repayment of debt............................................................    (2,200,000)
  Partner distributions........................................................    (7,416,018)
                                                                                 ------------
          Net cash used for financing activities...............................    (9,616,018)
                                                                                 ------------
Net increase in cash and cash equivalents......................................         4,234
Cash and cash equivalents at beginning of period...............................     2,700,135
                                                                                 ------------
Cash and cash equivalents at end of period.....................................  $  2,704,369
                                                                                 ============
Supplementary information:
  Cash paid during the period for interest.....................................  $  3,914,710
                                                                                 ============

   The accompanying notes are an integral part of these financial statements.

                         CALPINE GEYSERS COMPANY, L.P.

                         NOTES TO FINANCIAL STATEMENTS
             FOR THE PERIOD FROM JANUARY 1, 1993 TO APRIL 18, 1993

1. BUSINESS AND FORMATION OF THE PARTNERSHIP

  Business

     Calpine Geysers Company, L.P. ("CGC"), a Delaware limited partnership, was formed on April 5, 1990. CGC is the owner of two operating geothermal power plants and their respective steam fields, and three geothermal steam fields located in The Geysers area of northern California. Electricity and steam generated by CGC is sold to two utilities under long-term power sales contracts (see Note 9).

  Formation of the Partnership

     CGC was formed by Sonoma Geothermal Partners, L.P. ("SGP"), wholly owned by Calpine Corporation ("Calpine"), and Freeport-McMoRan Resource Partners, Limited Partnership ("FMRP") for the purpose of acquiring from FMRP the assets constituting the geothermal business described above. On July 2, 1990, FMRP contributed an undivided 15.93 percent interest in the existing assets and geothermal business and $1,178,567 in cash for financing costs. SGP contributed $22,165,718 in cash, including financing and closing costs of $2,008,000.

     Concurrent with the formation of CGC, an agreement was entered into between CGC and FMRP to purchase the remaining undivided 84.07 percent interest in the existing assets and geothermal business for $227.0 million in cash plus the assumption of the liabilities, not including existing project debt. The amount was funded by SGP's contribution and a new nonrecourse credit arrangement with a consortium of banks (see Note 5).

     Under the CGC partnership agreement, profits are allocated first to SGP to the extent necessary to achieve a target return, as defined. Thereafter, profits are allocated 22.5 percent to SGP and 77.5 percent to FMRP.

     Upon liquidation, equity is allocated first to SGP to the extent necessary to achieve a target return as defined; second, equity is allocated to achieve the target capital account ratios (22.5 percent to SGP and 77.5 percent to FMRP); and third, equity is allocated 22.5 percent to SGP and 77.5 percent to FMRP.

     Cash distributions are allocated 99 percent to SGP and 1 percent to FMRP until the target return is reached. Distributions made during the period from January 1, 1993 to April 18, 1993 were $7,352,017 to SGP and $64,001 to FMRP.

  Acquisition of FMRP Interest in CGC

     On April 19, 1993, Calpine purchased all of FMRP's interest in CGC for $59.8 million, terminating the partnership with FMRP. The purchase price includes a $23.0 million cash payment by Calpine and a $36.8 million note payable to FMRP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     CGC's cash, cash equivalents and restricted cash are primarily held by one major international financial institution. CGC considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount of these instruments approximates fair value because of their short maturity.

                         CALPINE GEYSERS COMPANY, L.P.

  Restricted Cash

     CGC is required to maintain cash balances that are restricted by provisions of its debt agreements and by regulatory agencies. CGC's debt agreements specify restrictions based on debt service payments and drilling costs for the following year. Regulatory agencies require cash to be restricted to ensure that funds will be available to restore property to its original condition. Restricted cash is invested in accounts earning market rates. Therefore, their carrying value approximates fair value.

  Supplies Inventory

     Supplies are valued at the lower of cost or market. Cost for large replacement parts is determined using the specific identification method. For the remaining supplies, cost is determined using the weighted average cost method.

  Property, Plant and Equipment

     CGC uses the full cost method of accounting for costs incurred in connection with the exploration and development of geothermal properties. All such costs, including geological and geophysical expenses, costs of drilling productive, nonproductive and reinjection wells and overhead directly related to development activities, together with the costs of production equipment, the related facilities and the operating power plants, are capitalized.

     Geothermal costs, including an estimate of future development costs to be incurred and the estimated costs to dismantle, are amortized by the units of production method based on the estimated total productive output over the estimated useful lives of the related steam fields. Depreciation of the buildings and roads is computed using the straight line method over the estimated remaining useful lives of the buildings and roads.

     Proceeds from the sale of assets are applied against capitalized costs, with no gain or loss recognized.

  Deferred Costs

     Deferred costs consist of financing costs, a commitment fee and Partnership closing costs. These costs are amortized over the following periods:

        Financing costs.................................................       15 years
        Partnership closing costs.......................................   5 to 7 years

  Revenue Recognition

     Revenues from sales of electricity are recognized as service is delivered. Revenues from sales of steam are calculated considering a future period when steam will be delivered without receiving corresponding revenue. This free steam is being recorded at an average rate over future steam production as deferred revenue.

     A recent accounting principle requires companies to recognize revenue on power sales agreements entered into after May 1992 using the lower of the actual cash received or the average rate measured on a cumulative basis. CGC's power sales agreements were entered into prior to May 1992. Had CGC applied this principle, the revenues CGC recorded for the period from January 1, 1993 to April 18, 1993 would have been approximately $488,000 less.

  Income Taxes

     Income taxes are the responsibility of the individual partners; therefore, there is no provision for Federal and state income taxes in the financial statements.

                         CALPINE GEYSERS COMPANY, L.P.

3. WORKING CAPITAL LOAN

     CGC has a working capital agreement with a bank providing for advances not to exceed $5.0 million less any outstanding letters of credit. The aggregate unpaid principal of the working capital loan is payable in full at least once a year commencing in 1991, with the final payment of principal, interest and fees due June 30, 1995; interest accrues at the London Interbank Offered Rate (LIBOR) plus .625 percent over the term of the loan.

4. NOTE PAYABLE

     During 1992, CGC entered into a note payable with a financing company for $543,778. The note bears interest at 3.79 percent annually and was repaid in two installments in January and April 1993.

5. LONG-TERM DEBT

     CGC has a $200.0 million ($176.8 million outstanding at April 18, 1993) loan agreement with a bank, the components of which are as follows:

          Senior term loans: $156.8 million outstanding at April 18, 1993 with principal and interest payable in quarterly installments at variable amounts beginning September 30, 1990 and the final payment of principal, interest and fees due June 30, 2002; interest on $136.8 million is fixed at
     9.93 percent with the remainder accruing at LIBOR plus .75 percent to 1.25 percent over the term of the loan; collateralized by all of CGC's assets and the partners' interest.

          Junior term loans: $20.0 million outstanding at April 18, 1993 with principal and interest payable in quarterly installments at variable amounts beginning September 30, 2002 and the final payment of principal, interest and fees due June 30, 2005; interest accrues at LIBOR plus 1.5 percent to 2.75 percent over the term of the loan; the loan is collateralized by all of CGC's assets and the partners' interest.

     The annual principal maturities of the long-term debt outstanding at April 18, 1993 are as follows:

        1993...........................................................  $  8,800,000
        1994...........................................................    16,000,000
        1995...........................................................    18,000,000
        1996...........................................................    21,000,000
        1997...........................................................    22,000,000
        Thereafter.....................................................    91,000,000
                                                                         ------------
                                                                         $176,800,000
                                                                         ============

     The senior and junior term loan agreements contain a number of covenants. Two of these covenants require that CGC maintain restricted cash balances as defined in the agreements, and that CGC maintain certain insurance coverages. During the period from January 1, 1993 to April 18, 1993, CGC did not meet the insurance covenant and has obtained a waiver for this violation.

     The carrying value of the $136.8 million portion of the senior term notes has an effective rate of 9.93 percent under CGC's interest rate swap agreements (see Note 6). Based on the borrowing rates currently available to CGC for bank loans with similar terms and maturities, the fair value of the debt as of April 18, 1993 is approximately $150.2 million.

     The carrying value of the remaining $20.0 million of the senior and the $20.0 million junior term loans approximates the debt's fair market value as the rates are variable and are based on current LIBOR.

                         CALPINE GEYSERS COMPANY, L.P.

6. INTEREST RATE SWAP AGREEMENTS:

     CGC entered into two interest rate swap agreements to minimize the impact of changes in interest rates by effectively fixing its interest rate at 9.93 percent on a portion of its senior term note. The interest rate swap agreements mature through December 31, 2000. CGC is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements.

7. COMMITMENTS AND CONTINGENCIES

  Royalties and Leases

     CGC is committed under several geothermal and right of way leases. The geothermal leases generally provide for royalties based on production revenue, with reductions for property taxes paid and the right of way leases are based on flat rates and are not material. Under the terms of certain geothermal land leases, royalties accrue at rates ranging from 7 percent to 12.5 percent of electricity, steam and effluent revenue, net of property taxes. Certain properties also have net profits and overriding royalty interests ranging from approximately 1.7 percent to 23.5 percent, which are in addition to the land lease royalties. CGC also has a working interest agreement with a third party providing for the sharing of approximately 30 percent of drilling and other well costs, various percentages of other operating costs and 30 percent of revenues on specified wells of Unit 13 and Unit 16.

     Most lease agreements contain clauses providing for minimum lease payments to leaseholders if production temporarily ceases or if production falls below a specified level.

     Expenses under these agreements for the period from January 1, 1993 to April 18, 1993 are as follows:

        Production royalties.............................................  $3,150,076
        Lease payments...................................................     119,081

  Litigation

     CGC is a party to lawsuits and claims arising out of the normal course of business, principally related to royalty interests on geothermal property sites. Management believes that the outcome of these claims and lawsuits will not have a material adverse effect on CGC's financial position and results of operations.

8. RELATED PARTY TRANSACTIONS

     The power plants and steam fields of CGC are operated by Calpine Operating Plant Services, Inc. ("COPS"), wholly owned by Calpine Corporation, under an Operating and Maintenance Agreement. Under the agreement, COPS is obligated to perform all operation and maintenance services in connection with the business, including operation, repair and maintenance of the power plants and steam fields, arranging for new well drilling, providing administrative and billing services, and performing technical analyses and contract administration.

     For performance of these services, COPS is reimbursed for its direct costs plus a general and administrative recovery rate of 12 percent for direct labor costs, 10 percent for specific costs, and 5 percent for capital expenditures up to $5.0 million per year, then 2 percent for additional capital expenditures. In addition, the contract also includes an annual operating fee of $1.0 million, escalating in relation to the Consumer Price Index. During the period from January 1, 1993 to April 18, 1993, total charges under the Operating and Maintenance Agreement amounted to approximately $7.1 million, including approximately $3.7 million for capital expenditures.

                         CALPINE GEYSERS COMPANY, L.P.

     Calpine also charges CGC directly for expenses in connection with its duties as general partner, and for technical and administrative services. During the period from January 1, 1993 to April 18, 1993, charges amounted to approximately $185,000.

     FMRP has a royalty interest in one of the properties in production. During the period from January 1, 1993 to April 18, 1993, production royalty expense related to FMRP amounted to approximately $397,000.

9. SIGNIFICANT CUSTOMERS AND SUMMARY OF OPERATIONS:

     CGC's revenue is derived primarily from two sources -- Pacific Gas and Electric ("PG&E") and Sacramento Municipal Utility District ("SMUD"). Revenue for the period from January 1, 1993 to April 18, 1993 is as follows:

        PG&E............................................................  $17,323,683
        SMUD............................................................    3,830,533
                                                                          -----------
                                                                           21,154,216
        Less revenues deferred..........................................     (395,100)
                                                                          -----------
                  Total.................................................  $20,759,116
                                                                          ===========

  Operating Geothermal Power Plants

     Electricity from CGC's two operating geothermal power plants, Bear Canyon and West Ford Flat, is sold to PG&E under the terms of twenty-year contracts which began in 1989.

     Under the terms of the contracts, CGC is paid for energy delivered based upon a fixed price which escalates annually for the first ten years of the contract and upon PG&E's full short-run avoided operating costs for the second ten years.

     CGC also receives capacity payments from PG&E. Under certain circumstances, if CGC is unable to deliver firm capacity, then CGC may owe PG&E certain minimum damages, as specified in the contracts.

  Geothermal Steam Fields

     Steam from CGC's three geothermal steam fields is sold to PG&E and SMUD under contracts. PG&E is obligated to operate the plants (Unit 13 and Unit 16) as close to full capacity and as continuously as possible. SMUD is obligated to make its best effort to continuously accept steam generated by the plant, except during outages.

     Under the terms of the PG&E contract, the price paid for steam is adjusted annually based upon prices paid by PG&E for fossil fuels (oil and natural gas) and nuclear fuel. Under the terms of the SMUD contract, the price paid for steam is adjusted bi-annually based upon inflation and price indices reflecting the economy and the cost of fuel.

     The contracts with both PG&E and SMUD also provide that CGC receive an additional amount per mwh of net output as compensation for the cost of disposing of liquid effluents, primarily steam condensate.

     In the event the quantity of steam delivered at any of the plants is less than 50 percent of the units rated capacity during any given month, PG&E or SMUD is not required to pay for steam delivered during such month until the cost of the power plants has been completely amortized.

     The contracts may be terminated upon written notice under conditions specified in the contract if further operation of the plants becomes uneconomical. In the event that the contract is terminated by CGC, and if requested by either PG&E or SMUD, CGC must assign to PG&E (Unit 13 and Unit 16) or SMUD (SMUDGEO #1) all rights, title and interest to the wells, lands and related facilities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of LFC No. 38 Corp. and Portsmouth Leasing Corporation:

We have audited the accompanying combined balance sheets of LFC No. 38 Corp. and Portsmouth Leasing Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related combined statements of operations, changes in shareholder's deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of LFC No. 38 Corp. and Portsmouth Leasing Corporation and Subsidiaries as of December 31, 1994 and 1993, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 4 to the financial statements, the Companies changed their method of accounting for income taxes in 1993.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 3, 1995, except
  as to the information presented
  in Note 7 for which the date is
  March 30, 1995

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
                                            ASSETS
Current assets
  Cash and equivalents............................................  $ 2,986,606     $ 3,911,692
  Accounts receivable.............................................    1,888,467       1,774,335
  Other current assets............................................       74,729         145,754
                                                                    -----------     -----------
          Total current assets....................................    4,949,802       5,831,781
Power production facility, less accumulated depreciation of
  $6,086,660 and $5,057,568, respectively.........................   24,228,646      25,239,115
Project development rights, less accumulated amortization of
  $1,093,026 and $915,778, respectively...........................    4,287,918       4,465,166
Deferred costs, less accumulated amortization of $1,335,381 and
  $1,215,708, respectively........................................      712,224         831,898
Land..............................................................      340,938         340,938
                                                                    -----------     -----------
          Total assets............................................  $34,519,528     $36,708,898
                                                                    ===========     ===========
                           LIABILITIES AND SHAREHOLDER'S DEFICIENCY
Current liabilities
  Accounts payable and accrued liabilities........................  $ 1,372,360     $ 1,606,528
  Accrued interest payable........................................      136,294         245,135
  Notes payable...................................................    1,819,071       1,633,676
  Due to affiliates...............................................      224,413         555,185
                                                                    -----------     -----------
          Total current liabilities...............................    3,552,138       4,040,524
Notes payable.....................................................   26,767,423      28,553,740
Liability for major maintenance...................................    1,850,728       1,266,518
Deferred income taxes.............................................    9,233,673       8,613,266
                                                                    -----------     -----------
          Total liabilities.......................................   41,403,962      42,474,048
                                                                    -----------     -----------
Shareholder's deficiency
  Common stock $1 par value, 2,000 shares authorized,
     2,000 shares issued..........................................        2,000           2,000
  Capital in excess of par value..................................        1,279           1,279
  Accumulated deficit.............................................     (565,743)     (1,668,429)
                                                                    -----------     -----------
                                                                       (562,464)     (1,665,150)
  Advances to affiliates..........................................   (6,321,970)     (4,100,000)
                                                                    -----------     -----------
          Total shareholder's deficiency..........................   (6,884,434)     (5,765,150)
                                                                    -----------     -----------
          Total liabilities and shareholder's deficiency..........  $34,519,528     $36,708,898
                                                                    ===========     ===========

            See Accompanying Notes to Combined Financial Statements

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

                        COMBINED STATEMENT OF OPERATIONS

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                         1994          1993
                                                                      -----------   -----------
Revenues
  Power sales.......................................................  $17,431,700   $18,134,824
  Interest income...................................................      234,154        89,318
                                                                      -----------   -----------
                                                                       17,665,854    18,224,142
                                                                      -----------   -----------
Expenses
  Operating costs...................................................   12,702,761     9,271,110
  Depreciation and amortization.....................................    1,338,734     1,515,297
  Interest expense..................................................    1,738,152     1,740,675
                                                                      -----------   -----------
                                                                       15,779,647    12,527,082
                                                                      -----------   -----------
Income before income taxes..........................................    1,886,207     5,697,060
Income tax provision................................................      783,521     2,307,233
                                                                      -----------   -----------
Income before cumulative effect of change in accounting principle...    1,102,686     3,389,827
Cumulative effect of change in accounting for income taxes..........           --    (5,108,294)
                                                                      -----------   -----------
          Net income (loss).........................................  $ 1,102,686   $(1,718,467)
                                                                      ===========   ===========

            See Accompanying Notes to Combined Financial Statements

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

           COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIENCY
                (FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993)

                                                                 RETAINED
                                                  CAPITAL IN     EARNINGS                   SHAREHOLDER'S
                                         COMMON   EXCESS OF    (ACCUMULATED   ADVANCES TO      EQUITY
                                         STOCK    PAR VALUE      DEFICIT)     AFFILIATES    (DEFICIENCY)
                                         ------   ----------   ------------   -----------   -------------
Balance, December 31, 1992.............  $2,000     $1,279     $     50,038            --    $     53,317
Advance to affiliates..................     --          --               --   $(4,100,000)     (4,100,000)
Net loss...............................     --          --       (1,718,467)           --      (1,718,467)
                                         ------     ------        ---------    ----------      ----------
Balance, December 31, 1993.............  2,000       1,279       (1,668,429)   (4,100,000)     (5,765,150)
Advance to affiliates..................     --          --               --    (2,221,970)     (2,221,970)
Net income.............................     --          --        1,102,686            --       1,102,686
                                         ------     ------        ---------    ----------      ----------
Balance, December 31, 1994.............  $2,000     $1,279     $   (565,743)  $(6,321,970)   $ (6,884,434)
                                         ======     ======        =========    ==========      ==========

            See Accompanying Notes to Combined Financial Statements

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
Cash flows from operating activities
  Net income (loss)...............................................  $ 1,102,686     $(1,718,467)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities
     Depreciation and amortization................................    1,338,734       1,515,297
     Provision for major maintenance..............................      584,210         710,872
     Payments for major maintenance...............................           --        (814,244)
     Cumulative effect of change in accounting for income taxes...           --       5,108,294
     Deferred income taxes........................................      620,408       2,306,433
     Changes in operating assets and liabilities
       Accounts receivable........................................     (114,132)        476,265
       Due to affiliates..........................................     (330,771)       (161,838)
       Accounts payable and accrued liabilities...................     (234,169)     (1,862,005)
       Other current assets.......................................       71,025         (20,955)
       Accrued interest payable...................................     (108,842)        (23,990)
                                                                    -----------     -----------
  Net cash provided by operating activities.......................    2,929,149       5,515,662
                                                                    -----------     -----------
Cash flows used in investing activities
  Investment in power production facility.........................      (31,343)        (10,433)
                                                                    -----------     -----------
Cash flows used in financing activities
  Repayment of financing..........................................   (1,600,922)     (1,416,935)
  Advances to affiliates..........................................   (2,221,970)     (4,100,000)
                                                                    -----------     -----------
  Net cash used in financing activities...........................   (3,822,892)     (5,516,935)
                                                                    -----------     -----------
Net decrease in cash and equivalents..............................     (925,086)        (11,706)
Cash and equivalents -- beginning of period.......................    3,911,692       3,923,398
                                                                    -----------     -----------
Cash and equivalents -- end of period.............................  $ 2,986,606     $ 3,911,692
                                                                    ===========     ===========

            See Accompanying Notes to Combined Financial Statements

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- THE PARTNERSHIP AND THE PROJECT

     LFC No. 38 Corp. (the "Limited Partner"), a Delaware corporation, is the sole Limited Partner and Greenleaf Unit One Associates, Inc. (the "General Partner"), a California corporation, is the sole General Partner (collectively the "Partners") of Greenleaf Unit One Associates, L.P. (the "Partnership"), a California Limited Partnership. Portsmouth Leasing Corporation ("Portsmouth"), a Delaware corporation, is the sole owner of the General Partner. Portsmouth and the Partners are wholly owned subsidiaries of Radnor Energy Partners, L.P. ("L.P."). L.P. is, in turn, a majority-owned subsidiary of LFC Financial Corp ("Financial"). The combined financial statements include the accounts of the Partners, the Partnership, and Portsmouth (collectively the "Company") after elimination of all material intercompany balances and transactions.

     The Partnership owns and operates a 49.5 megawatt natural gas fired cogeneration facility located in Yuba City, California (the "Project"). The facility, which was completed in March 1989, produces electrical power which it sells to Pacific Gas and Electric Company ("PG&E") pursuant to a power purchase agreement that provides for electricity and capacity payments over a thirty-year period. The exhaust gas generated by the Project is used to dry wood chips. The wood drying facility is operated by Wood Fuel Processing, Inc. ("WFP") pursuant to a processing facilities agreement. The agreement provides that WFP will pay certain royalties to the Partnership in the future based on the profitability of the wood drying operation. Operations and maintenance of the Project is performed by Stockmar Energy Inc., which does business as LFC Power Systems Corporation ("Power Systems"), an affiliate. Power Systems is a wholly owned subsidiary of LFC Energy Corporation ("Energy"), which, in turn, is a majority-owned subsidiary of Financial.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Power Production Facility -- The power production facility, which was constructed by Power Systems, includes the cogeneration plant (including the wood drying facility) and the related equipment and is stated at cost. Depreciation is recorded utilizing the straight-line method over the estimated useful life of the Project of thirty years. Upon disposition, the cost and related accumulated depreciation of equipment removed from the accounts and the resulting gain (loss) is included in gains (losses) on equipment sales for the period.

     Project Development Rights -- The Project development rights include all of the essential contracts, agreements, permits, licenses and other agreements which were required to construct and operate the Project, as well as the preliminary design of the Project, the power purchase agreement, the FERC certification and other contracts and agreements. These Project development rights are being amortized by the Partnership over a thirty-year period.

     Deferred Costs -- Deferred costs include lender, legal, and other professional fees incurred in connection with the acquisition and construction of the Project and pre-operating expenses which were capitalized. Capitalized fees are amortized over their estimated useful lives and pre-operating expenses are amortized over sixty months.

     Major Maintenance -- Major maintenance costs are accrued ratably over the scheduled maintenance period and are included in operating costs. Costs anticipated to be incurred within the next twelve months are classified as a current liability.

     Income Taxes -- Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 -- "Accounting For Income Taxes" ("SFAS109"). SFAS109 requires the recognition of deferred income tax liabilities and assets for the future tax consequences of transactions that have been recognized for financial reporting or income tax purposes and includes a requirement for adjustment of deferred tax balances for tax rate changes. The Company joins with L.P. and affiliated companies in the filing of a consolidated U.S. federal income tax return. The Company's policy is to provide for federal and state

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES income taxes on a separate return basis. In addition, the Company has a tax sharing arrangement with L.P. that provides to the extent that net operating loss or investment tax credit carryforwards are not utilized by the Company on a separate return basis, but are utilized in the consolidated tax return of L.P., the Company will receive a portion of these tax benefits. These payments will be classified as capital in excess of par value.

     Statements of Cash Flows -- The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents for purposes of the statement of cash flows. Net cash provided by operating activities includes cash payments for interest of $1,846,993 and $1,764,666 in 1994 and 1993, respectively.

NOTE 3 -- NOTES PAYABLE

     Notes payable at December 31, 1994 and 1993 consist of the following:

                                                                   1994            1993
                                                                -----------     -----------
    Note payable -- Bank......................................  $25,996,000     $27,507,000
    Note payable -- Individuals...............................    2,590,494       2,680,416
                                                                -----------     -----------
              Total...........................................  $28,586,494     $30,187,416
    Less current portion......................................    1,819,071       1,633,676
                                                                -----------     -----------
    Noncurrent portion........................................  $26,767,423     $28,553,740
                                                                ===========     ===========

     The Partnership's note payable is payable pursuant to a credit agreement with the New York branch of Credit Suisse ("Credit Suisse") and is collateralized by substantially all of the Partnership's assets. The credit agreement contains certain restrictive covenants including the maintenance of certain debt service coverage ratios, working capital requirements, and limitations on distributions. In addition, all cash and equivalents are maintained in accounts at Credit Suisse. The loan bears interest at variable rates or fixed rates at the option of the Partnership. The effective interest rate on the loan was 8.05% at December 31, 1994. The loan is being repaid over ten years, commencing in 1990, in level quarterly debt service payments on a fourteen-year amortization schedule with a balloon payment at the end of the tenth year.

     The note payable-individuals is payable pursuant to a sale/purchase agreement with the former owners of the General Partner. The loan bears interest at a fixed rate of 8.25%. The loan is scheduled to be repaid in twenty (20) annual installments plus interest, with each payment being based upon 1.59% of power sales. If the obligation is repaid prior to maturity, the Company must continue the payments as defined until the payment period ends, 2010.

     The required principal payments by year are as follows:

             1995.......................................................  $ 1,819,071
             1996.......................................................    2,016,092
             1997.......................................................    2,231,533
             1998.......................................................    2,529,127
             1999.......................................................    2,794,776
             2000.......................................................   16,092,618
             Thereafter.................................................    1,103,277
                                                                          -----------
                       Total............................................  $28,586,494
                                                                          ===========

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

NOTE 4 -- INCOME TAXES

     Effective January 1, 1993, the Company adopted SFAS109, which requires the liability method of accounting for income taxes. The cumulative effect of the change in method of accounting for income taxes of $5,108,294 was reported in the 1993 statement of operations and as an increase in the net deferred tax liability at January 1, 1993.

     The income tax provision is comprised of the following:

                                                                     1994          1993
                                                                   --------     ----------
    Current
      State......................................................  $ 26,944     $      800
      Federal....................................................   136,169             --
    Deferred
      State......................................................   175,417        529,827
      Federal....................................................   444,991      1,776,606
                                                                   --------     ----------
    Total                                                          $783,521     $2,307,233
                                                                   ========     ==========

     The provision for income taxes as a percentage of income before income tax can be reconciled to the federal statutory rate as follows:

                                                                             1994     1993
                                                                             ----     ----
    Federal statutory tax rate.............................................   34%      34%
    State tax, net of federal benefit......................................    6%       6%
    Other..................................................................    2%      --
                                                                                      -- -
                                                                             ---
    Provision for income taxes.............................................   42%      40%
                                                                             ===      ===

     The net deferred tax liability (determined in accordance with SFAS109) consists of:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1994            1993
                                                                -----------     -----------
    Deferred tax liabilities:
      Accumulated depreciation................................  $10,872,804     $11,353,409
                                                                -----------     -----------
    Deferred tax assets:
      Liability for major maintenance.........................      742,845         508,355
      Investment tax credit carryforward......................      821,862       1,254,862
      Net operating loss carryforward.........................       74,424         976,926
                                                                -----------     -----------
                                                                  1,639,131       2,740,143
                                                                -----------     -----------
    Net deferred tax liability................................  $ 9,233,673     $ 8,613,266
                                                                ===========     ===========

     As of December 31, 1994, the Company had, on a separate company basis, a state net operating loss carryforward of $800,260 which expires in 1996 through 1999 and investment tax credit carryforwards of $821,862 which expires in 2003.

NOTE 5 -- RELATED PARTIES AND OPERATING COSTS

     The Partnership incurred operating costs through Power Systems of $1,976,599 and $1,910,189 in 1994 and 1993, respectively. The Partnership's 1994 and 1993 operating costs include $3,264,328 and $2,680,216, respectively, for the purchase of natural gas from affiliates. Affiliates also provided gathering, transportation and fuel management services at a cost of $2,328,028 and $725,000 to the Partnership in 1994 and 1993,

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES respectively. The Partnership incurred $1,307,649 and $104,114 in 1994 and 1993, respectively, for management services provided by L.P.

NOTE 6 -- COMMON STOCK

     The combined common stock of the Company as of December 31, 1994 and 1993 consists of the following:

                                                                                       CAPITAL
                                                              SHARES                     IN
                                                            AUTHORIZED     $1 PAR     EXCESS OF
                                                            AND ISSUED     VALUE      PAR VALUE
                                                            ----------     ------     ---------
    LFC No. 38 Corp.......................................     1,000       $1,000           --
    Portsmouth Leasing Corporation........................     1,000        1,000      $ 1,279
                                                               -----       ------       ------
              Total.......................................     2,000       $2,000      $ 1,279
                                                               =====       ======       ======

NOTE 7 -- SUBSEQUENT EVENTS

     On March 30, 1995, Financial entered into a stock purchase agreement to sell the stock of the Company to Calpine Corporation. The transaction is scheduled to close by April 28, 1995. No effect of the proposed sale has been recognized in the accompanying financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of LFC No. 60 Corp.:

We have audited the accompanying consolidated balance sheets of LFC No. 60 Corp. and Subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in shareholder's deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LFC No. 60 Corp. and Subsidiary as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 4 to the financial statements, the Company changed its method of accounting for income taxes in 1993.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 3, 1995, except
  as to the information presented
  in Note 6 for which the date is
  March 30, 1995

                        LFC NO. 60 CORP. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
ASSETS
Current assets
  Cash and equivalents............................................  $ 2,088,588     $ 2,491,825
  Accounts receivable, net of allowance for doubtful accounts of
     $200,000 in 1993.............................................    2,076,594       1,967,998
  Due from affiliates.............................................      776,253              --
  Prepaid assets..................................................      513,954         266,690
                                                                    -----------     -----------
          Total current assets....................................    5,455,389       4,726,513
Power production facility, less accumulated depreciation of
  $5,430,948 and $4,339,447, respectively.........................   26,636,147      27,711,561
Project development rights, less accumulated amortization of
  $330,417 and $265,417, respectively.............................    1,619,583       1,684,583
Deferred costs, less accumulated amortization of $1,410,676 and
  $1,148,992, respectively........................................      580,706         842,390
                                                                    -----------     -----------
          Total assets............................................  $34,291,825     $34,965,047
                                                                    ===========     ===========
LIABILITIES AND SHAREHOLDER'S DEFICIENCY
Current liabilities
  Accounts payable and accrued liabilities........................  $ 1,785,800     $   882,746
  Due to affiliates...............................................           --         634,451
  Accrued interest payable........................................       13,972         131,200
  Note payable....................................................      600,000         600,000
  Liability for major maintenance.................................           --         969,996
                                                                    -----------     -----------
          Total current liabilities...............................    2,399,772       3,218,393
Note payable......................................................   31,600,000      32,200,000
Liability for major maintenance...................................    1,737,908       1,273,328
Deferred income taxes.............................................    6,368,319       5,764,303
                                                                    -----------     -----------
          Total liabilities.......................................   42,105,999      42,456,024
                                                                    -----------     -----------
Shareholder's deficiency
  Common stock $1 par value, authorized, issued and outstanding --
     1,000 shares.................................................        1,000           1,000
  Capital in excess of par value..................................    1,199,000       1,199,000
  Deficit.........................................................     (395,931)     (1,290,977)
                                                                    -----------     -----------
                                                                        804,069         (90,977)
  Advances to affiliates..........................................   (8,618,243)     (7,400,000)
                                                                    -----------     -----------
          Total shareholder's deficiency..........................   (7,814,174)     (7,490,977)
                                                                    -----------     -----------
          Total liabilities and shareholder's deficiency..........  $34,291,825     $34,965,047
                                                                    ===========     ===========

          See Accompanying Notes to Consolidated Financial Statements

                        LFC NO. 60 CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
Revenues
  Power sales.....................................................  $18,495,832     $19,223,155
  Steam sales.....................................................       61,780          62,496
  Interest income.................................................      155,715          68,247
                                                                    -----------     -----------
                                                                     18,713,327      19,353,898
                                                                    -----------     -----------
Expenses
  Operating costs.................................................   13,961,525      12,620,397
  Depreciation and amortization...................................    1,418,185       1,436,668
  Interest expense................................................    1,773,839       1,702,354
                                                                    -----------     -----------
                                                                     17,153,549      15,759,419
                                                                    -----------     -----------
Income before income taxes........................................    1,559,778       3,594,479
Income tax provision..............................................     (664,732)     (1,616,815)
                                                                    -----------     -----------
Income before cumulative effect of change in accounting
  principle.......................................................      895,046       1,977,664
Cumulative effect of change in accounting for income taxes........           --      (2,773,609)
                                                                    -----------     -----------
Net income (loss).................................................  $   895,046     $  (795,945)
                                                                    ===========     ===========

          See Accompanying Notes to Consolidated Financial Statements

                        LFC NO. 60 CORP. AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIENCY
                (FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993)

                                          CAPITAL IN
                               COMMON     EXCESS OF                      ADVANCES TO
                               STOCK      PAR VALUE        DEFICIT       AFFILIATES         TOTAL
                               ------     ----------     -----------     -----------     -----------
Balance December 31, 1992....  $1,000     $1,199,000     $  (495,032)    $(3,600,000)    $(2,895,032)
Net loss.....................     --              --        (795,945)             --        (795,945)
Advance to affiliates........     --              --              --      (3,800,000)     (3,800,000)
                               ------     ----------     -----------     -----------     -----------
Balance December 31, 1993....  1,000       1,199,000      (1,290,977)     (7,400,000)     (7,490,977)
Net income...................     --              --         895,046              --         895,046
Advance to affiliates........     --              --              --      (1,218,243)     (1,218,243)
                               ------     ----------     -----------     -----------     -----------
Balance, December 31, 1994...  $1,000     $1,199,000     $  (395,931)    $(8,618,243)    $(7,814,174)
                               ======      =========      ==========      ==========      ==========

          See Accompanying Notes to Consolidated Financial Statements

                        LFC NO. 60 CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
Cash flows from operating expenses
  Net income (loss)...............................................  $   895,046     $  (795,945)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities
     Depreciation and amortization................................    1,418,185       1,436,668
     Provision for major maintenance..............................      331,134         818,329
     Payments for major maintenance...............................     (836,550)             --
     Provision for doubtful accounts..............................           --         200,000
     Cumulative effect of change in accounting principle..........           --       2,773,609
     Deferred income tax provision................................      604,016       1,364,083
     Changes in operating assets and liabilities
       Accounts receivable........................................     (108,595)         41,995
       Due from affiliates........................................   (1,410,704)       (112,443)
       Accounts payable and accrued liabilities...................      903,054      (1,184,769)
       Prepaid assets.............................................     (247,264)        (19,510)
       Accrued interest payable...................................     (117,228)        (20,866)
                                                                    -----------     -----------
  Net cash provided by operating activities.......................    1,431,094       4,501,151
                                                                    -----------     -----------
Cash flows used in investing activities
  Investment in power production facility.........................      (16,088)        (21,968)
                                                                    -----------     -----------
Cash flows used in financing activities
  Repayment of financing..........................................     (600,000)       (600,000)
  Advances to affiliates..........................................   (1,218,243)     (3,800,000)
                                                                    -----------     -----------
  Net cash used in financing activities...........................   (1,818,243)     (4,400,000)
                                                                    -----------     -----------
Net increase (decrease) in cash and equivalents...................     (403,237)         79,183
Cash and equivalents -- beginning of period.......................    2,491,825       2,412,642
                                                                    -----------     -----------
Cash and equivalents -- end of period.............................  $ 2,088,588     $ 2,491,825
                                                                    ===========     ===========

          See Accompanying Notes to Consolidated Financial Statements

                        LFC NO. 60 CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND THE PROJECT

     LFC No. 60 Corp., a Delaware corporation, is a wholly-owned subsidiary of Radnor Energy Partners, L.P. ("L.P."). L.P. is, in turn, a majority-owned subsidiary of LFC Financial Corp ("Financial"). LFC No. 60 Corp. owns 100% of the Greenleaf Unit Two Associates, Inc. ("GUTA"). The consolidated financial statements include the accounts of LFC No. 60 Corp. and GUTA (the "Company") after elimination of all material intercompany balances and transactions.

     GUTA is a California corporation which owns and operates a 49.5 megawatt natural gas fired cogeneration plant located in Yuba City, California (the "Project"). The facility, which was completed in December 1989, produces electrical power which it sells to Pacific Gas and Electric Company ("PG&E") pursuant to a power purchase agreement that provides for electricity and capacity payments over a thirty year period. The steam produced by the Project is sold to Sunsweet Growers, Inc. under a long-term steam purchase agreement. Operations and maintenance of the Project is performed by Stockmar Energy Inc., which does business as LFC Power Systems Corporation ("Power Systems"), an affiliate. Power Systems is a wholly-owned subsidiary of LFC Energy Corporation ("Energy"), which, in turn, is a majority-owned subsidiary of Financial.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Power Production Facility -- The power production facility, which was constructed by Power Systems, includes the cogeneration plant and the related equipment and is stated at cost. Depreciation is recorded utilizing the straight-line method over the estimated useful life of the Project of thirty years. Upon disposition, the cost and related accumulated depreciation of equipment is removed from the accounts and the resulting gain (loss) is included in gains (losses) on equipment sales for the period.

     Project Development Rights -- The Project development rights include all of the essential contracts, agreements, permits, licenses and other agreements which were required to construct and operate the Project as well as the preliminary design of the Project, the power purchase agreement, the FERC certification and other contracts and agreements. These Project development rights are being amortized by the Company over a thirty-year period.

     Deferred Costs -- Deferred costs include lender, legal, and other professional fees incurred in connection with the acquisition and construction of the Project and pre-operating expenses which were capitalized. Capitalized fees are amortized over their estimated useful lives and pre-operating expenses are amortized over sixty months.

     Major Maintenance -- Major maintenance costs are accrued ratably over the scheduled maintenance period and are included in operating costs. Costs anticipated to be incurred within the next twelve months are classified as a current liability.

     Income Taxes -- Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 -- "Accounting For Income Taxes" ("SFAS 109"). SFAS109 requires the recognition of deferred income tax liabilities and assets for the future tax consequences of transactions that have been recognized for financial reporting or income tax purposes and includes a requirement for adjustment of deferred tax balances for tax rate changes. The Company joins with L.P. and affiliated companies in the filing of a consolidated U.S. federal income tax return. The Company's policy is to provide for federal and state income taxes on a separate return basis. In addition, the Company has a tax sharing arrangement with L.P. that provides to the extent that net operating loss or investment tax credit carryforwards are not utilized by the Company on a separate return basis, but are utilized in the consolidated tax return of L.P., the Company will receive a portion of these tax benefits. These payments will be classified as capital in excess of par value.

                        LFC NO. 60 CORP. AND SUBSIDIARY

     Statements of Cash Flows -- The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents for purposes of the statement of cash flows. Net cash provided by operating activities includes cash payments for interest of $1,891,067 and $1,723,220 in 1994 and 1993, respectively.

NOTE 3 -- NOTE PAYABLE

     The Company's note payable is payable pursuant to a credit agreement with the New York branch of Credit Suisse ("Credit Suisse") and is collateralized by substantially all of the Company's assets. The credit agreement contains certain restrictive covenants including the maintenance of certain debt service coverage ratios, working capital requirements, and limitations on distributions. In addition, all cash and equivalents are maintained in accounts at Credit Suisse. The note bears interest at variable or fixed rates at the option of the Company. The effective interest rate on the note was 7.81% at December 31, 1994. The note is being repaid in quarterly payments through 2005.

     The required principal payments by year are as follows:

             1995.......................................................  $   600,000
             1996.......................................................      600,000
             1997.......................................................      600,000
             1998.......................................................    2,000,000
             1999.......................................................    2,500,000
             Thereafter.................................................   25,900,000
                                                                          -----------
                  Total.................................................  $32,200,000
                                                                          ===========

NOTE 4 -- INCOME TAXES

     Effective January 1, 1993, the Company adopted SFAS 109, which requires the liability method of accounting for income taxes. The cumulative effect of the change in method of accounting for income taxes of $2,773,609 was reported in the 1993 statement of operations and as an increase in the net deferred tax liability at January 1, 1993.

     The income tax provision is comprised of the following:

                                                                     1994          1993
                                                                   --------     ----------
    Deferred
      Federal....................................................  $490,009     $1,293,236
      State......................................................   114,007         70,847
    Current -- State.............................................    60,716        252,732
                                                                   --------     ----------
              Total..............................................  $664,732     $1,616,815
                                                                   ========     ==========

     The provision for income taxes as a percentage of income before income taxes can be reconciled to the federal statutory rate as follows:

                                                                             1994     1993
                                                                             ----     ----
    Federal statutory tax rate.............................................   34%      34%
    State Tax..............................................................    8%       6%
    Other..................................................................    1%       5%
                                                                              --       --
      Provision for income taxes...........................................   43%      45%
                                                                              ==       ==

                        LFC NO. 60 CORP. AND SUBSIDIARY

     The net deferred tax liability (determined in accordance with SFAS109) consists of:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1994           1993
                                                                  ----------     ----------
    Deferred tax liabilities:
      Accumulated depreciation..................................  $9,123,465     $8,509,818
                                                                  ----------     ----------
    Deferred tax assets:
      Liability for major maintenance...........................     713,324        922,858
      Investment tax credit carryforward........................   1,333,448      1,333,448
      Net operating loss carryforward...........................     708,374        418,977
      Other.....................................................          --         70,232
                                                                  ----------     ----------
                                                                   2,755,146      2,745,515
                                                                  ----------     ----------
    Net deferred tax liability..................................  $6,368,319     $5,764,303
                                                                  ==========     ==========

     As of December 31, 1994, the Company had a tax net operating loss carry forward determined on a separate company basis of $2,023,928 which expires in 2007 through 2009. As of December 31, 1994, the Company had ITC carryforwards determined on a separate company basis of $1,333,448 which expire in 2004.

NOTE 5 -- RELATED PARTIES AND OPERATING COSTS

     The Company incurred operating costs of $1,610,780 and $2,330,001 through Power Systems in 1994 and 1993, respectively. The Company's 1994 and 1993 operating costs include $1,088,550 and $1,421,558, respectively, for the purchase of natural gas from affiliates. Affiliates provided gathering, transportation and fuel management services at a cost of $2,181,758 and $400,000 in 1994 and 1993, respectively. The Company incurred $1,307,465 and $104,106 in 1994 and 1993, respectively, for management services provided by L.P.

NOTE 6 -- SUBSEQUENT EVENT

     On March 30, 1995, Financial entered into a stock purchase agreement to sell the stock of the Company and certain affiliates to Calpine Corporation. The transaction is scheduled to close by April 28, 1995. No effect of the proposed sale has been recognized in the accompanying financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the General Partner of
  BAF Energy, A California Limited Partnership:

     We have audited the accompanying balance sheets of BAF Energy, A California Limited Partnership, as of October 31, 1995 and 1994, and the related statements of income, partners' equity and cash flows for each of the three years ended October 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BAF Energy, A California Limited Partnership, as of October 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years ended October 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

     As explained in Note 1 to the financial statements, effective November 1, 1994, the Company changed its method of accounting for investments.

     As discussed in Note 8 to the financial statements, subsequent to October 31, 1995, the Partnership signed a letter agreement with a third party to lease substantially all of its property, plant and equipment and assign all related contracts to a third party.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
December 6, 1995

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                           OCTOBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.....................................  $  3,757,921     $  5,363,057
  Available for sale securities.................................     1,919,184               --
  Restricted available-for-sale securities......................     7,241,305       12,332,244
  Accounts receivable -- trade..................................    10,916,919        5,277,413
  Supplies inventory............................................     2,153,129        2,060,935
  Prepaid insurance.............................................       288,383          251,375
                                                                  ------------     ------------
          Total current assets..................................    26,276,841       25,285,024
                                                                  ------------     ------------
Property, plant and equipment...................................   100,258,434      100,210,960
  Accumulated depreciation and amortization.....................   (24,387,912)     (20,854,389)
                                                                  ------------     ------------
                                                                    75,870,522       79,356,571
                                                                  ------------     ------------
          Total assets..........................................  $102,147,363     $104,641,595
                                                                  ============     ============
LIABILITIES AND PARTNERS' EQUITY
Current liabilities
  Accounts payable..............................................  $  1,598,177     $  2,824,110
  Interest payable..............................................     1,309,566        1,396,495
  Payable to affiliate..........................................       166,569          615,881
  Current portion of long-term liabilities......................     5,444,386        5,283,785
                                                                  ------------     ------------
          Total current liabilities.............................     8,518,698       10,120,271
                                                                  ------------     ------------
Long-term liabilities...........................................    66,804,704       71,157,714
                                                                  ------------     ------------
Commitments and contingencies (Note 6)
Partners' equity:
  Contributed equity............................................     9,901,600        9,901,600
  Undistributed earnings........................................    16,922,361       13,462,010
                                                                  ------------     ------------
          Total partners' equity................................    26,823,961       23,363,610
                                                                  ------------     ------------
          Total liabilities and partners' equity................  $102,147,363     $104,641,595
                                                                  ============     ============

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Operating Revenues..................................  $43,835,619     $47,955,622     $49,738,504
Operating Expenses:
  Fuel..............................................    9,193,490      14,079,684      16,449,118
  Depreciation and amortization.....................    3,578,572       3,575,442       3,576,710
  Labor, supplies and other.........................    6,614,543       6,959,891       6,343,755
                                                      -----------     -----------     -----------
          Total operating expenses..................   19,386,605      24,615,017      26,369,583
                                                      -----------     -----------     -----------
          Operating income..........................   24,449,014      23,340,605      23,368,921
                                                      -----------     -----------     -----------
Other Income and Expense:
  Interest income and other.........................      955,299         477,666         448,961
  General and administrative........................     (773,610)       (784,401)       (653,373)
  Interest expense..................................   (8,165,273)     (8,654,453)     (9,091,695)
                                                      -----------     -----------     -----------
          Total other income and expense............   (7,983,584)     (8,961,188)     (9,296,107)
                                                      -----------     -----------     -----------
Partnership Income..................................  $16,465,430     $14,379,417     $14,072,814
                                                      ===========     ===========     ===========

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         STATEMENTS OF PARTNERS' EQUITY
              FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

                                      GENERAL     LIMITED                     UNREALIZED       TOTAL
                                     PARTNERS'   PARTNERS'    UNDISTRIBUTED    LOSSES ON     PARTNERS'
                                      EQUITY       EQUITY       EARNINGS      SECURITIES       EQUITY
                                     ---------   ----------   -------------   -----------   ------------
Balance, October 31, 1992..........    $ 100     $9,901,500   $  13,509,779   $        --   $ 23,411,379
  Net income.......................       --             --      14,072,814            --     14,072,814
  Cash distributions...............       --             --     (15,000,000)           --    (15,000,000)
                                        ----     ----------    ------------       -------           ----
Balance, October 31, 1993..........      100      9,901,500      12,582,593            --     22,484,193
  Net income.......................       --             --      14,379,417            --     14,379,417
  Cash distributions...............       --             --     (13,500,000)           --    (13,500,000)
                                        ----     ----------    ------------       -------           ----
Balance, October 31, 1994..........      100      9,901,500      13,462,010            --     23,363,610
  Net income.......................       --             --      16,465,430            --     16,465,430
  Cash distributions...............       --             --     (13,000,000)           --    (13,000,000)
  Change in unrealized losses on
     available-for-sale
     securities....................       --             --              --        (5,079)        (5,079)
                                        ----     ----------    ------------       -------           ----
Balance, October 31, 1995..........    $ 100     $9,901,500   $  16,927,440   $    (5,079)  $ 26,823,961
                                        ====     ==========    ============       =======           ====

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

                                                       1995             1994             1993
                                                   ------------     ------------     ------------
Cash flows from operating activities:
  Partnership income.............................  $ 16,465,430     $ 14,379,417     $ 14,072,814
  Adjustments to reconcile partnership income to
     net cash provided from operating
     activities --
       Depreciation and amortization.............     3,578,572        3,575,442        3,576,710
       Realized (gains) losses on sales of
          available-for-sale securities, net.....          (465)          10,189          (22,701)
       Change in operating assets &
          liabilities --
          Accounts receivable -- trade...........    (5,639,506)       7,560,768       (6,403,581)
          Supplies inventory.....................       (92,194)        (301,309)         (11,406)
          Prepaid insurance......................       (37,008)         (69,663)           4,270
          Accounts payable.......................    (1,225,933)      (1,375,739)       1,516,130
          Interest payable.......................       (86,929)         (77,740)         (69,540)
          Payable to affiliate...................      (449,312)         463,194       (1,130,695)
          Other, net.............................       (45,049)              --               --
                                                     ----------       ----------       ----------
            Net cash provided by operating
               activities........................    12,467,606       24,164,559       11,532,001
                                                     ----------       ----------       ----------
Cash flows from investing activities:
  Purchases of available-for-sale securities.....   (34,628,300)     (25,334,642)     (16,319,709)
  Proceeds from sales and maturities of
     available-for-sale securities...............    37,795,441       20,232,824       20,074,603
  Additions to property, plant and equipment,
     net.........................................       (47,474)         (21,066)        (131,924)
                                                     ----------       ----------       ----------
            Net cash provided by (used in)
               investing activities..............     3,119,667       (5,122,884)       3,622,970
                                                     ----------       ----------       ----------
Cash flows from financing activities:
  Reductions of long-term liabilities, net.......    (4,192,409)      (3,587,576)      (3,250,397)
  Cash distributions to partners.................   (13,000,000)     (13,500,000)     (15,000,000)
                                                     ----------       ----------       ----------
            Net cash used in financing
               activities........................   (17,192,409)     (17,087,576)     (18,250,397)
                                                     ----------       ----------       ----------
Net (decrease) increase in cash and cash
  equivalents....................................    (1,605,136)       1,954,099       (3,095,426)
Cash and cash equivalents, beginning of year.....     5,363,057        3,408,958        6,504,384
                                                     ----------       ----------       ----------
Cash and cash equivalents, end of year...........  $  3,757,921     $  5,363,057     $  3,408,958
                                                     ==========       ==========       ==========
Supplemental disclosure of noncash investing and
  financing activities
  Unrealized holding losses, net, on
     available-for-sale securities, recorded as
     additions to undistributed earnings.........  $     (5,079)    $         --     $         --

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization

     Basic American, Inc. (BAI) formed BAF Energy, A California Limited Partnership (BAF Energy or the Partnership) on March 25, 1986, for the purpose of developing, constructing and operating a cogeneration facility. The term of the Partnership is through December 2020 unless terminated earlier in accordance with the Partnership Agreement. The facility produces and sells electricity and steam. On December 6, 1995, the Partnership signed a letter agreement with a third party to lease substantially all of the Partnership's property, plant and equipment and to assign all related contracts. The third party lessee will operate the cogeneration facility through April, 2019 (see Note 8).

     BAF Energy, Inc. (BEI) is the general partner of the Partnership and has an ownership interest of 1 percent. BEI is a wholly owned subsidiary of Basic Vegetable Products, Inc. (BVP). BVP is a wholly owned subsidiary of BAI. As of October 31, 1995, BAI also owned approximately 51 percent of the Limited Partnership units of BAF Energy then outstanding.

     Distributions and profit and loss are allocated 99 percent to the limited partners, based on their proportionate share of limited partnership units, and 1 percent to the general partner.

  Reclassifications

     Certain reclassifications have been made to the 1994 and 1993 financial statements to be consistent with the current year presentation.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on deposit with banks, money market funds, and commercial paper. Cash paid for interest during the years ended October 31, 1995, 1994 and 1993 was $8,252,202, $8,732,052 and $9,161,241, respectively.

  Available-for-Sale Securities

     Effective November 1, 1994, the Partnership adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). The Partnership has classified its investments as available-for-sale securities and as restricted available-for-sale securities and has recorded all securities holdings at fair value. Unrealized gains and losses are reported as a separate component of partners' equity until realized.

     Premiums and discounts are amortized over the life of the related security as an adjustment to interest income using the effective interest method. Interest income is recognized when earned. Realized gains and losses on securities transactions are included in net income and are derived using the specific identification method for determining the cost of securities sold.

     Prior to the November 1, 1994 adoption of SFAS 115, the Partnership's short-term investments were included in cash and short-term investments and were valued at the lower of aggregate cost or market. Such securities have been reclassified as available-for-sale securities to conform with SFAS 115 presentation requirements.

     The effect of adopting SFAS 115 was to recognize net unrealized holding losses of $32,599 as a decrease in partners' equity as of November 1, 1994. At October 31, 1995, net unrealized holding losses were $5,079.

     Restricted securities are required under the term loans described in Note
4.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property, plant and equipment are computed on a straight-line method principally over the following estimated useful lives:

                                                                               YEARS
                                                                              --------
        Buildings and improvements..........................................     30
        Machinery and equipment.............................................  5 to 30

  Major Maintenance Accruals

     The Partnership accrues for the estimated future costs of major overhauls and equipment replacement based upon engineering studies.

  Income Taxes

     Federal and state income tax regulations provide that no income taxes are levied on a partnership. Instead, each partners' share of partnership profit or loss is reported on his or her separate income tax return. Accordingly, no partnership income taxes are provided for in the accompanying financial statements.

(2) AVAILABLE-FOR-SALE SECURITIES

     As of October 31, 1995, the amortized cost and estimated fair values of the Partnership's investments in tax-exempt municipal securities are summarized as follows:

                                                                RESTRICTED
                                                 AVAILABLE-     AVAILABLE-
                                                  FOR-SALE       FOR-SALE
                                                 SECURITIES     SECURITIES       TOTAL
                                                 ----------     ----------     ----------
        Amortized cost.........................  $1,919,184     $7,246,384     $9,165,568
        Gross unrealized losses................          --         (5,079)        (5,079)
                                                 ----------     ----------     ----------
        Estimated fair value...................  $1,919,184     $7,241,305     $9,160,489
                                                 ==========     ==========     ==========

     The amortized cost and estimated fair value of tax-exempt municipal securities by contractual maturity are shown below.

                                                              AMORTIZED      ESTIMATED
               DUE IN FISCAL YEAR ENDING OCTOBER 31,             COST        FAIR VALUE
        ----------------------------------------------------  ----------     ----------
        1996................................................  $2,137,292     $2,134,000
        1997-2000...........................................   7,028,276      7,026,489
                                                              ----------     ----------
                  Total.....................................  $9,165,568     $9,160,489
                                                              ==========     ==========

     Proceeds from sales of investments for the year ended October 31, 1995 are as follow:

        Gross proceeds..................................................  $26,099,037
        Gross gains.....................................................  $     4,404
        Gross losses....................................................  $     3,939

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment and accumulated depreciation and amortization consist of:

                                                                  1995             1994
                                                              ------------     ------------
    Cost
      Buildings and improvements............................  $  1,410,873     $  1,313,304
      Machinery and equipment...............................    98,847,561       98,897,656
                                                              ------------     ------------
                                                               100,258,434      100,210,960
    Accumulated depreciation and amortization...............   (24,387,912)     (20,854,389)
                                                              ------------     ------------
                                                              $ 75,870,522     $ 79,356,571
                                                              ============     ============

     On December 6, 1995, the Partnership signed a letter agreement with a third party to lease substantially all of the Partnership's property, plant and equipment (see Note 8).

(4) LONG-TERM LIABILITIES

     Long-term liabilities are summarized as follows:

                                                                   1995            1994
                                                                -----------     -----------
    Term loan at 10.88%, due in equal installments through
      March 2004, non-recourse to the Partnership, secured by
      the facility and associated contracts...................  $60,514,066     $64,678,085
    Term loan at 15.65%, due in equal installments through
      March 2004, with recourse to BEI, secured by the
      facility and associated contracts.......................    8,137,159       8,575,025
    Major maintenance accruals................................    3,597,865       3,188,389
                                                                -----------     -----------
                                                                 72,249,090      76,441,499
    Less -- Current maturities................................    5,444,386       5,283,785
                                                                -----------     -----------
                                                                $66,804,704     $71,157,714
                                                                ===========     ===========

  Annual Maturities,

     Annual maturities of long-term liabilities at October 31, 1995 are summarized as follows:

                            YEAR ENDING OCTOBER 31,                         AMOUNT
        ----------------------------------------------------------------  -----------
        1996............................................................  $ 5,444,386
        1997............................................................    6,121,107
        1998............................................................    6,716,700
        1999............................................................    7,224,887
        2000............................................................   10,541,918
        Thereafter......................................................   36,200,092
                                                                          -----------
                                                                          $72,249,090
                                                                          ===========

(5) RELATED PARTY TRANSACTIONS

     The Partnership Agreement requires that the Partnership pay BEI a monthly administrative fee. This fee amounted to $146,596, $139,613 and $132,966 for the years ended October 31, 1995, 1994 and 1993, respectively.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Partnership has entered into a ground lease with a remaining term of 23 years with BAI for the land on which the facility is located. The lease includes options to extend the lease term up to an additional 30 years. Rent was $146,572, $139,593 and $132,946 for the years ended October 31, 1995, 1994 and
1993, respectively. Rents will escalate at the rate of 5% each year. In fiscal 1996, this lease will be assigned to a third party lessee pursuant to a letter agreement discussed at Note 8.

     The Partnership negotiated a steam sales contract with a remaining term of 23 years with Basic Vegetable Products, LP (BVP, LP). The General Partner of BVP, LP is BVP. Under the contract, the Partnership supplies steam to BVP, LP's King City, California food processing plant. Revenues recorded under the contract totaled $669,341, $840,959 and $1,068,141 in 1995, 1994 and 1993,
respectively. In fiscal 1996, this contract will also be assigned (see Note 8).

(6) COMMITMENTS AND CONTINGENCIES

  Facilities

     The Partnership executed an Operations and Maintenance (O & M) Agreement with Bechtel North American Power Corporation (Bechtel) in which Bechtel is required to operate and maintain the facility for a term of five years from May 1989. The Partnership reimburses Bechtel for all costs incurred in the performance of the service. O & M expenses paid totaled $3,665,168, $3,884,943 and $4,556,321 in 1995, 1994 and 1993, respectively, including a payment of base fees of $275,000, $387,456 and $500,000 per year, respectively, and a payment of earned fees of $380,000, $306,803 and $902,430 per year, respectively. The agreement also provided for a "high performance" bonus fee dependent on meeting certain performance standards. In April 1994, the O & M Agreement was renegotiated and extended through October 1998. The renegotiated terms include payment of base fees of $275,000 and elimination of the high performance bonus fee. The bonus paid in 1994 and 1995 totaled $3,107 and $175,327, respectively. In connection with the anticipated transaction described at Note 8, the Partnership will sever its O & M Agreement with Bechtel. The severance payment will be made with funds directly contributed by the third party lessee.

  Financing

     Calcorp Group, Inc. (CGI), a limited partner, has a put option to sell its 23 percent investment in the Partnership back to the Partnership at fair market value in certain circumstances. The put is subject to a subordination agreement with the Partnership's lenders. CGI has entered into a technical support agreement with the Partnership, wherein CGI is reimbursed for services rendered based upon time and expenses incurred.

(7) REVENUE RECOGNITION

     BEI has an exclusive Power Purchase Agreement with Pacific Gas and Electric (PG&E) under which PG&E pays capacity payments, as defined in the agreement, and purchases all available energy, except for amounts sold to BVP, LP (see Note 5). The Partnership receives substantially all of its capacity payments from PG&E during May through October, and receives payment for energy sales to PG&E during May through January. In fiscal 1996, this agreement will be assigned to a third party lessee pursuant to a letter agreement discussed at Note 8.

(8) SIGNIFICANT LEASE TRANSACTION

     On December 6, 1995, BAF Energy signed a letter agreement with a third party to enter into a 23-year lease of the cogeneration property, plant and equipment and to assign all related contracts. Under the terms of the lease, the lessee will assume all rights and responsibilities related to the ground lease (see Note 5), the BVP, LP steam sales contract (see Note 5), and the PG&E Power Purchase Agreement (see Note 7). BAF Energy expects to sign the lease in early 1996.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                            CONDENSED BALANCE SHEETS

                                                                                   OCTOBER 31,
                                                                                      1995
                                                                  JANUARY 31,     -------------
                                                                     1996
                                                                  -----------
                                                                  (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.....................................  $ 2,211,511     $   3,757,921
  Available for sale securities.................................           --         1,919,184
  Restricted available-for-sale securities......................   10,953,152         7,241,305
  Accounts receivable -- trade..................................    2,703,251        10,916,919
  Supplies inventory............................................    2,128,361         2,153,129
  Prepaid insurance.............................................      144,633           288,383
                                                                  ------------     ------------
          Total current assets..................................   18,140,908        26,276,841
                                                                  ------------     ------------
Property, Plant and Equipment...................................  100,258,434       100,258,434
  Accumulated depreciation and amortization.....................  (25,280,413)      (24,387,912)
                                                                  ------------     ------------
                                                                   74,978,021        75,870,522
                                                                  ------------     ------------
                                                                  $93,118,929     $ 102,147,363
                                                                  ============     ============
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
  Accounts payable..............................................  $   811,919     $   1,598,177
  Interest payable..............................................    3,273,915         1,309,566
  Payable to affiliate..........................................       38,428           166,569
  Current portion of long-term liabilities......................    5,546,361         5,444,386
                                                                  ------------     ------------
          Total current liabilities.............................    9,670,623         8,518,698
                                                                  ------------     ------------
Long-Term Liabilities...........................................   66,702,729        66,804,704
                                                                  ------------     ------------
Commitments and Contingencies...................................           --                --
Partners' Equity:
  Contributed equity............................................    9,901,600         9,901,600
  Undistributed earnings........................................    6,843,977        16,922,361
                                                                  ------------     ------------
          Total partners' equity................................   16,745,577        26,823,961
                                                                  ------------     ------------
                                                                  $93,118,929     $ 102,147,363
                                                                  ============     ============

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                            JANUARY 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
OPERATING REVENUES................................................  $ 4,957,368     $ 7,941,577
OPERATING EXPENSES:
  Fuel............................................................    1,479,116       3,408,912
  Depreciation and amortization...................................      892,500       1,072,028
  Labor, supplies and other.......................................    1,066,580       1,431,321
                                                                    -----------     -----------
          Total operating expenses................................    3,438,196       5,912,261
                                                                    -----------     -----------
            Operating income......................................    1,519,172       2,029,316
                                                                    -----------     -----------
OTHER INCOME AND EXPENSE:
  Interest income and other.......................................      154,073         130,313
  General and administrative......................................     (290,763)       (201,340)
  Interest expense................................................   (1,965,945)     (2,094,761)
                                                                    -----------     -----------
          Total other income and expense..........................   (2,102,635)     (2,165,788)
                                                                    -----------     -----------
PARTNERSHIP LOSS..................................................  $  (583,463)    $  (136,472)
                                                                    ===========     ===========

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                       THREE MONTHS ENDED
                                                                           JANUARY 31,
                                                                  -----------------------------
                                                                      1996             1995
                                                                  ------------     ------------
Net Cash Provided by Operating Activities.......................  $  9,779,417     $  2,298,789
                                                                  ------------     ------------
Cash Flows from Investing Activities:
  Purchases of available-for-sale securities....................   (25,170,795)     (12,290,102)
  Proceeds from sales and redemptions of available-for-sale
     securities.................................................    23,344,968       12,841,335
  Additions to property, plant and equipment, net...............            --          (20,189)
                                                                  ------------     ------------
          Net cash (used in) provided by investing activities...    (1,825,827)         531,044
                                                                  ------------     ------------
Cash Flows From Financing Activities:
  Increase in long-term liabilities, net........................            --          307,110
  Cash distributions to partners................................    (9,500,000)      (8,500,000)
                                                                  ------------     ------------
          Net cash used in financing activities.................    (9,500,000)      (8,192,890)
                                                                  ------------     ------------
Net Decrease in Cash and Cash Equivalents.......................    (1,546,410)      (5,363,057)
Cash and Cash Equivalents, beginning of period..................     3,757,921        5,363,057
                                                                  ------------     ------------
Cash and Cash Equivalents, end of period........................  $  2,211,511     $         --
                                                                  ============     ============
Supplementary Information:
  Unrealized holding gains/losses, net, on available-for-sale securities, recorded as additions to undistributed
     earnings...................................................  $      5,079     $         --
  Cash paid during the period for interest......................  $         --     $         --

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                JANUARY 31, 1996
                                  (UNAUDITED)

(1) GENERAL

  Organization

     BAF Energy, A California Limited Partnership (BAF Energy or the Partnership) was founded in 1986 and is engaged in the development, construction and operation of a cogeneration facility. The term of the Partnership is through December 2020 unless terminated earlier in accordance with the Partnership Agreement. The facility produces and sells electricity and steam.

     BAF Energy, Inc. (BEI) is the general partner of the Partnership and has an ownership interest of 1 percent. BEI is a wholly owned subsidiary of Basic Vegetable Products, Inc. (BVP). BVP is a wholly owned subsidiary of Basic American, Inc. (BAI). As of January 31, 1996, BAI also owned approximately 51 percent of the limited partnership units of BAF Energy then outstanding.

     Distributions and profit and loss are allocated 99 percent to the limited partners, based on their proportionate share of limited partnership units, and 1 percent to the general partner.

  Basis of Interim Presentation

     The accompanying interim condensed financial statements of the Partnership have been prepared by the Partnership, without audit by independent public accountants, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the condensed consolidated financial statements include all normal recurring adjustments necessary to present fairly the information required to be set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, should be read in conjunction with the audited financial statements of the Partnership for the year ended October 31, 1995. Consistent with the operating schedule of the cogeneration facility, the Partnership receives a majority of its operating revenue between May and September. Therefore, the results of operations for the three months ended January 31, 1996 and 1995 are not indicative of the results for the entire year.

(2) RELATED PARTY TRANSACTIONS

     The Partnership Agreement requires that the Partnership pay BEI a monthly administrative fee. This fee amounted to $37,558 and $35,770 for the quarters ended January 31, 1996 and 1995, respectively.

     The Partnership has entered into a ground lease with BAI for the land on which the facility is located. Rent was $37,554 and $35,764 for the quarters ended January 31, 1996 and 1995, respectively.

     The Partnership negotiated a steam sales contract with Basic Vegetable Products, LP (BVP, LP). The General Partner of BVP, LP is BVP. Under the contract, the Partnership supplies steam to BVP, LP's food processing plant. Revenues recorded under the contract totaled $38,333 and $55,788 for the quarters ended January 31, 1996 and 1995, respectively.

(3) PARTNERS' EQUITY:

     The Partnership made distributions of $9,500,000 and $8,500,000 for the quarters ended January 31, 1996 and 1995, respectively.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

             NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 31, 1996
                                  (UNAUDITED)

(4) SIGNIFICANT LEASE TRANSACTION:

     In April 1996, the Partnership signed an agreement with a third party to enter into a 23-year lease of the cogeneration property, plant and equipment and to assign all related contracts. Under the terms of the lease, the lessee will assume all rights and responsibilities related to the ground lease with BAI (see
Note 2), the BVP, LP steam sales contract (see Note 2) and a Pacific Gas & Electric (PG&E) Power Purchase Agreement. The ground lease has a remaining term of 23 years with BAI for the land on which the facility is located. This lease includes options to extend the lease term up to an additional 30 years. The BVP, LP steam sales contract has a remaining term of 23 years. The PG&E Power Purchase Agreement states that PG&E pays capacity payments, as defined in the agreement, and purchases all available energy, except for amounts sold to BVP, LP.

                         REPORT OF INDEPENDENT AUDITORS



The Shareholder
Gilroy Energy Company



     We have audited the accompanying balance sheets of Gilroy Energy Company (the Company), a wholly owned subsidiary of Gilroy Foods, Inc. which in turn is a wholly owned subsidiary of McCormick & Company, Inc., as of November 30, 1995 and 1994 and the related statements of income, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gilroy Energy Company at November 30, 1995 and 1994 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                          ERNST & YOUNG LLP



Baltimore, Maryland


July 18, 1996

                             GILROY ENERGY COMPANY


                          (A WHOLLY OWNED SUBSIDIARY)



                                 BALANCE SHEETS


                             (DOLLARS IN THOUSANDS)



                                     ASSETS



                                                                                 NOVEMBER 30
                                                                            ---------------------
                                                                              1995         1994
                                                              MAY 31,       --------     --------
                                                               1996
                                                            -----------
                                                            (UNAUDITED)
Current assets:
  Accounts receivable.....................................   $   4,428      $  1,615     $  1,503
  Prepaid expenses........................................         462           725          776
                                                              --------      --------     --------
          Total current assets............................       4,890         2,340        2,279
Property and equipment, at cost:
  Buildings...............................................       2,720         2,720        2,720
  Machinery and equipment.................................      93,421        93,349       93,098
  Furniture and fixtures..................................          64            64           62
  Software................................................          65            65           58
                                                              --------      --------     --------
                                                                96,270        96,198       95,938
Less accumulated depreciation and amortization............      39,202        36,712       31,701
                                                              --------      --------     --------
                                                                57,068        59,486       64,237
Due from parent and affiliates............................      64,780        69,422       61,522
                                                              --------      --------     --------
Total assets..............................................   $ 126,738      $131,248     $128,038
                                                              ========      ========     ========
                                           LIABILITIES
Current liabilities:
  Bank overdraft..........................................          --      $     58     $    618
  Accounts payable........................................   $   1,653         2,678        1,767
  Accrued interest........................................       3,093         3,238        3,363
  Other liabilities.......................................         336           993          241
  Current portion of long-term debt.......................       2,848         2,468        2,152
                                                              --------      --------     --------
          Total current liabilities.......................       7,930         9,435        8,141
Long-term debt, due after one year........................      50,120        52,968       55,436
Other liabilities.........................................         399            49        1,083
                                                              --------      --------     --------
                                                                50,519        53,017       56,519
Shareholder's equity:
  Common stock, no par value:
     Authorized shares -- 10,000
     Issued and outstanding shares -- 1,000...............          10            10           10
  Additional paid-in capital..............................      16,946        16,946       16,946
  Retained earnings.......................................      51,333        51,840       46,422
                                                              --------      --------     --------
          Total shareholder's equity......................      68,289        68,796       63,378
                                                              --------      --------     --------
Total liabilities and shareholder's equity................   $ 126,738      $131,248     $128,038
                                                              ========      ========     ========



                            See accompanying notes.

                             GILROY ENERGY COMPANY


                          (A WHOLLY OWNED SUBSIDIARY)



                              STATEMENTS OF INCOME


                             (DOLLARS IN THOUSANDS)



                                                         SIX MONTHS ENDED         YEARS ENDED
                                                             MAY 31,             NOVEMBER 30,
                                                         ----------------     -------------------
                                                          1996     1995        1995        1994
                                                         ------   -------     -------     -------
                                                           (UNAUDITED)
Net revenues:
  Electricity revenue................................    $9,306   $11,158     $35,132     $40,037
  Steam revenue from Gilroy Foods, Inc...............       185       260       1,089       1,367
                                                         ------   -------     -------     -------
                                                          9,491    11,418      36,221      41,404
Cost of sales........................................     6,525     8,125      18,825      23,766
                                                         ------   -------     -------     -------
Gross margin.........................................     2,966     3,293      17,396      17,638
Operating expenses;
  Selling, general and administrative................       720       946       1,888       1,885
                                                         ------   -------     -------     -------
Operating income.....................................     2,246     2,347      15,508      15,753
Interest expense.....................................     3,093     3,237       6,477       6,731
                                                         ------   -------     -------     -------
(Loss) Income before income taxes....................      (847)     (890)      9,031       9,022
Provision for income tax (benefit) expense...........      (340)     (356)      3,613       3,622
                                                         ------   -------     -------     -------
Net (loss) income....................................    $ (507)  $  (534)    $ 5,418     $ 5,400
                                                         ======   =======     =======     =======



                            See accompanying notes.

                             GILROY ENERGY COMPANY


                          (A WHOLLY OWNED SUBSIDIARY)



                       STATEMENT OF SHAREHOLDER'S EQUITY


                             (DOLLARS IN THOUSANDS)



                                             COMMON STOCK        ADDITIONAL                      TOTAL
                                           -----------------      PAID-IN       RETAINED     SHAREHOLDER'S
                                           SHARES     AMOUNT      CAPITAL       EARNINGS        EQUITY
                                           ------     ------     ----------     --------     -------------
Balance at November 30, 1993.............  1,000       $ 10       $ 16,946      $ 41,022        $57,978
Net income...............................     --         --             --         5,400          5,400
                                           ------     ------     ----------     --------     -------------
Balance at November 30, 1994.............  1,000         10         16,946        46,422         63,378
Net income...............................     --         --             --         5,418          5,418
                                           ------     ------     ----------     --------     -------------
Balance at November 30, 1995.............  1,000         10         16,946        51,840         68,796
Net (loss) (unaudited)...................     --         --             --          (507)          (507)
                                           ------     ------     ----------     --------     -------------
Balance at May 31, 1996
  (unaudited)............................  1,000       $ 10       $ 16,946      $ 51,333        $68,289
                                           =====      ======       =======       =======     ==========



                            See accompanying notes.

                             GILROY ENERGY COMPANY


                          (A WHOLLY OWNED SUBSIDIARY)



                            STATEMENTS OF CASH FLOWS


                             (DOLLARS IN THOUSANDS)



                                                       SIX MONTHS ENDED           YEARS ENDED
                                                            MAY 31,              NOVEMBER 30,
                                                      -------------------     -------------------
                                                       1996        1995        1995        1994
                                                      -------     -------     -------     -------
                                                          (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss).................................  $  (507)    $  (534)    $ 5,418     $ 5,400
  Adjustments to reconcile net (loss) income to net
     cash (used in) provided by operating
     activities:
     Depreciation and amortization..................    2,490       2,482       5,011       4,880
     Changes in operating assets and liabilities:
       Accounts receivable..........................   (2,813)     (3,577)       (113)         51
       Prepaid expenses.............................      263         325          52          49
       Accounts payable.............................   (1,025)       (360)        912      (1,221)
       Accrued expenses and other liabilities.......     (452)       (644)       (408)        364
                                                      -------     -------     -------     -------
Net cash (used in) provided by operating
  activities........................................   (2,044)     (2,308)     10,872       9,523
                                                      -------     -------     -------     -------
INVESTING ACTIVITIES:
Due from parent and affiliates......................    4,642       5,071      (7,900)     (4,610)
Purchase of property and equipment..................      (72)       (117)       (260)     (3,376)
                                                      -------     -------     -------     -------
Net cash provided by (used in) investing
  activities........................................    4,570       4,954      (8,160)     (7,986)
                                                      -------     -------     -------     -------
FINANCING ACTIVITIES:
Principal payments on long-term debt................   (2,468)     (2,152)     (2,152)     (2,152)
                                                      -------     -------     -------     -------
Net cash (used in) financing activities.............   (2,468)     (2,152)     (2,152)     (2,152)
                                                      -------     -------     -------     -------
Net decrease (increase) in bank overdraft...........       58         494         560        (615)
Bank overdraft at beginning of period...............      (58)       (618)       (618)         (3)
                                                      -------     -------     -------     -------
Bank overdraft at end of period.....................  $    --     $  (124)    $   (58)    $  (618)
                                                      =======     =======     =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid.......................................  $ 3,238     $ 3,359     $ 6,602     $ 6,602



                            See accompanying notes.

                             GILROY ENERGY COMPANY


                          (A WHOLLY OWNED SUBSIDIARY)



                         NOTES TO FINANCIAL STATEMENTS


                             (DOLLARS IN THOUSANDS)



1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  Organization



     Gilroy Energy Company (the Company) was incorporated in the State of California in July 1984. The Company is a wholly owned subsidiary of Gilroy Foods, Inc. which in turn is a wholly owned subsidiary of McCormick & Company, Inc. (McCormick). The Company runs a cogeneration facility in Gilroy, California which uses natural gas and steam turbine engines to generate steam for sale to Gilroy Foods, Inc. and electricity for sale to Pacific Gas and Electric Company.



     Sales to Pacific Gas and Electric Company represented approximately 97% of total revenues for each of the years ended November 30, 1995 and 1994 and 98% for the six months ended May 31, 1996 and 1995.



     Approximately 80% of the Company's net revenues are recognized during the months of May through October of each year. As such, the results of operations for the six month periods ended May 31, 1996 and 1995 are not indicative of the results of operations that may be realized for the full year.



  Use of Estimates



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



  Bank Overdrafts



     The Company maintains a zero balance bank account. Amounts sufficient to cover checks presented to the bank are deposited into the account by McCormick & Company, Inc. The bank overdrafts represent checks that have been written but have not cleared the bank as of the balance sheet date.



  Property and Equipment



     Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, ranging from five to forty years.



     In 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " (FAS 121). FAS 121 requires recognition of impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company will be required to adopt FAS 121 in its 1997 fiscal year. Management does not believe that the initial adoption of FAS 121 will have a significant impact on the Company.



  Repairs and Maintenance



     The cogeneration plant requires a periodic shutdown for major overhauls of its primary components every several years. The Company's policy is to accrue the anticipated cost of these overhauls during the operating periods prior to the scheduled overhaul dates. The amounts and period of accruals for overhaul costs are revised annually based on management's estimate of time remaining before the next scheduled overhaul and the estimated cost of the overhaul.



     Repairs and maintenance expenditures that are not a part of major overhauls or do not extend the useful life of the related equipment are charged to expense when incurred.

                             GILROY ENERGY COMPANY


                          (A WHOLLY OWNED SUBSIDIARY)



                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                             (DOLLARS IN THOUSANDS)



  Due from Parent and Affiliates



     The due from parent and affiliates included in the balance sheet represents a net balance as the result of various transactions between the Company and Gilroy Foods, Inc. and McCormick & Company, Inc. There are no terms of settlement, or interest charges associated with the account balance. The balance is primarily the result of the Company's participation in McCormick's central cash management program, wherein all the Company's cash receipts are remitted to McCormick and all cash disbursements are funded by McCormick. Other transactions include steam sales to Gilroy Foods, Inc., the Company's estimated income tax payable or receivable resulting from the current and prior years estimated provisions, and miscellaneous other administrative expenses incurred by Gilroy Foods, Inc. or McCormick & Company, Inc. on behalf of the Company.



     An analysis of transactions in the due from parent and affiliates balance for the six months ended May 31, 1996 and 1995 (unaudited) and each of the two years in the period ended November 30, 1995 follows:



                                                       SIX MONTHS ENDED           YEARS ENDED
                                                            MAY 31,              NOVEMBER 30,
                                                      -------------------     -------------------
                                                       1996        1995        1995        1994
                                                      -------     -------     -------     -------
                                                          (UNAUDITED)
Balance in due from parent and affiliates at
  beginning of period...............................  $69,422     $61,522     $61,522     $56,912
Net cash remitted (from) to Gilroy Foods, Inc. or
  McCormick.........................................   (4,616)     (5,578)     10,671       7,729
Net intercompany sales..............................      196         275       1,146       1,438
Net intercompany purchases for cost of sales........     (532)         (3)       (218)         (6)
Net intercompany purchases for selling, general and
  administrative expenses...........................      (30)       (121)        (87)       (929)
Benefit (provision) for income taxes................      340         356      (3,612)     (3,622)
                                                      -------     -------     -------     -------
Balance in due from parent and affiliated at end of
  period............................................  $64,780     $56,451     $69,422     $61,522
                                                      =======     =======     =======     =======
Average balance during the period...................  $66,384     $58,373     $61,811     $56,828
                                                      =======     =======     =======     =======



     Gilroy Foods, Inc. provides certain administrative services to the Company including the services of the President of Gilroy Energy Company, Inc., accounting, and other administrative services. It is the policy of Gilroy Foods, Inc. to charge these expenses and all other central operating costs on the basis of direct usage. In the opinion of management, no other costs of Gilroy Foods, Inc. should be allocated to the Company.



     McCormick provides various administrative services to the Company including legal assistance and treasury services. McCormick does not charge the Company for these services. In the opinion of management, the cost of the services rendered by McCormick in these areas during each of the two years ended November 30, 1995 and 1994 and the six months ended May 31, 1996 and 1995 are nominal.



  Concentration of Credit Risk



     The Company sells electricity to Pacific Gas and Electric Company under a long-term contract. All accounts receivable at May 31, 1996 (unaudited) and November 30, 1995 and 1994 are due from this customer. No collateral is required for accounts receivable. Management believes that no reserves are required for potential credit losses at May 31, 1996 and November 30, 1995 and 1994.

                             GILROY ENERGY COMPANY


                          (A WHOLLY OWNED SUBSIDIARY)



                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                             (DOLLARS IN THOUSANDS)



  Sources of Supply



     The Company purchases natural gas for the operation of the cogeneration facility under a supply contract with one supplier. The supply contract requires the Company to purchase substantially all of its natural gas needs from the supplier at a price based on the market value determined in accordance with the contract through July 31, 1997. Management believes that in the event that this supplier is not able to meet its obligations under the contract, alternative sources of supply for natural gas are readily available at comparable prices.



2. LONG-TERM DEBT



     The Company's outstanding indebtedness is as follows:



                                                                         NOVEMBER 30,
                                                                      -------------------
                                                                       1995        1994
                                                        MAY 31,       -------     -------
                                                         1996
                                                      -----------
                                                      (UNAUDITED)
        Note payable in annual installments through     $52,968       $55,436     $57,588
          2006 with interest at 11.68% per annum....
        Less current portion........................      2,848         2,468       2,152
                                                        -------       -------     -------
                                                        $50,120       $52,968     $55,436
                                                        =======       =======     =======



     The note payable requires the maintenance of a $5,000 maintenance fund and a $10,000 debt service fund. The note holder has agreed to accept a guarantee of up to $15,000 by McCormick & Company, Inc. in lieu of establishing these funds. The terms of the note payable require the Company to comply with certain nonfinancial covenants. Management believes that the Company was in compliance with all applicable covenants at November 30, 1995 and 1994. The note payable is secured by the cogeneration facility.



     The note payable agreement provides for the payment of a prepayment penalty in the event of early retirement. The amount of the prepayment penalty approximates the present value of the differential between current market interest rates and the stated rate over the remaining life of the debt as defined by the agreement.



     Aggregate maturities of long-term debt over the next five fiscal years ending November 30 and thereafter are as follows:



            1996.......................................................  $ 2,468
            1997.......................................................    2,848
            1998.......................................................    3,101
            1999.......................................................    3,481
            2000.......................................................    3,797
            Thereafter.................................................   39,741
                                                                         -------
                                                                         $55,436
                                                                         =======



3. INCOME TAXES



     The Company is included in the consolidated federal and state income tax returns of McCormick. McCormick does not have a formal tax sharing arrangement with its subsidiaries. The income tax provisions included in the statements of income has been provided under the liability method assuming that Gilroy Energy Company had prepared separate income tax returns for the years ended November 30, 1995 and 1994 and the six months ended May 31, 1996 and 1995 (unaudited). Any income taxes receivable or payable as a

                             GILROY ENERGY COMPANY


                          (A WHOLLY OWNED SUBSIDIARY)



                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                             (DOLLARS IN THOUSANDS)



result of the income tax provisions, including any deferred amounts due or payable resulting from the current or prior years provisions are included in due from parent and affiliates.



     The (benefit) provision for income taxes is summarized as follows:



                                                   SIX MONTHS
                                                      ENDED              YEARS ENDED
                                                     MAY 31,            NOVEMBER 30,
                                                 ---------------     -------------------
                                                 1996      1995       1995        1994
                                                 -----     -----     -------     -------
                                                   (UNAUDITED)
        Current:
          Federal..............................  $(288)    $(303)    $ 3,877     $ 4,061
          State................................    (52)      (53)      1,169       1,225
                                                 -----     -----     -------     -------
                                                  (340)     (356)      5,046       5,286
                                                 -----     -----     -------     -------
        Deferred:
          Federal..............................     --        --      (1,095)     (1,278)
          State................................     --        --        (338)       (386)
                                                 -----     -----     -------     -------
                                                    --        --      (1,433)     (1,664)
                                                 -----     -----     -------     -------
                                                 $(340)    $(356)    $ 3,613     $ 3,622
                                                 =====     =====     =======     =======



     The reconciliation between income tax computed at the United States federal statutory rate and income taxes actually provided follows:



                                   SIX MONTHS ENDED MAY 31,            YEARS ENDED NOVEMBER 30,
                                -------------------------------     -------------------------------
                                    1996              1995              1995              1994
                                -------------     -------------     -------------     -------------
                                AMOUNT    %       AMOUNT    %       AMOUNT    %       AMOUNT    %
                                ------   ----     ------   ----     ------   ----     ------   ----
                                (UNAUDITED)
    Tax at federal rate.......  $ (288)  34.0%    $ (303)  34.0%    $3,071   34.0%     3,067   34.0%
    State income taxes, net of
      federal benefit.........     (52)   6.1%       (53)   6.0%       542    6.0%       555    6.1%
                                ------            ------            ------
    Actual income taxes
      (benefit) provided......  $ (340)  40.1%    $ (356)  40.0%    $3,613   40.0%    $3,622   40.1%
                                ======            ======            ======



     The temporary differences that give rise to significant portions of the deferred tax assets and liabilities that have been netted in due from parent and affiliates consist of the following:



                                                                      NOVEMBER 30,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
        Temporary differences resulting in deferred tax assets:
          Repairs and maintenance expenditures...................  $   986     $ 1,082
                                                                   -------     -------
        Temporary differences resulting in deferred tax
          liabilities:
          Depreciation...........................................   50,897      54,587
          Prepaid expenses.......................................      810         758
          Other..................................................      357         357
                                                                   -------     -------
                                                                    52,064      55,702
                                                                   -------     -------
                                                                   $51,078     $54,620
                                                                   =======     =======



     No valuation allowance is provided for deferred tax assets.

                             GILROY ENERGY COMPANY


                          (A WHOLLY OWNED SUBSIDIARY)



                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                             (DOLLARS IN THOUSANDS)



4. RELATED PARTY TRANSACTIONS



     The Company sells substantially all of the steam, which is a byproduct of the cogeneration process to Gilroy Foods, Inc. During the years ended November 30, 1995 and 1994, the amount of revenue recognized by the Company from steam sales to Gilroy Foods, Inc. was $1,089 and $1,367, respectively. During the six months ended May 31, 1996 and 1995, the amount of revenue recognized by the Company from steam sales to Gilroy Foods, Inc. was $185 and $261, respectively.



     Gilroy Foods, Inc. provides certain accounting and administrative services to Gilroy Energy Company, Inc. A portion of the cost of these services is billed directly to Gilroy Energy Company, Inc.



     The Company leases the land where the cogeneration facility is located under an operating lease with Gilroy Foods, Inc. The lease agreement runs through 2018 and provides for minimum annual rental payments with provisions for the escalation of costs every three years based on the average increase in the Consumer Price Index. The future minimum lease payments under this lease, excluding any future increases, are as follows:



1996..................................................................................  $ 40
1997..................................................................................    40
1998..................................................................................    40
1999..................................................................................    40
2000..................................................................................    40
2001 through 2018.....................................................................   715
                                                                                        ----
                                                                                        $915
                                                                                        ====



     Rent expense recognized under this lease was $38 and $37 in the years ended November 30, 1995 and 1994, respectively, and $20 and $19 in the six months ended May 31, 1996 and 1995, respectively.



5. COMMITMENTS AND CONTINGENCIES



     The Company has an agreement with the Pacific Gas and Electric Company (PG&E) to sell all electricity generated by the cogeneration facility to PG&E. The agreement establishes the methodology used to calculate the purchase price of the electricity, establishes the operating hours of the cogeneration facility, and provides for the payment to the Company of additional capacity payments if certain operating targets as defined are achieved. The current provisions of this agreement extend through December 31, 1998. Subsequent to December 31, 1998 and continuing through the expiration of the base agreement on December 31, 2017, the pricing and operating provisions of the agreement will be established by negotiation between PG&E and Gilroy Energy Company.



     The Company has an agreement with Gilroy Foods, Inc. whereby Gilroy Foods, Inc. has agreed to purchase substantially all of the steam produced by the Company. The terms of the agreement, which extends through 2017, provide for the establishment of the purchase price for steam based on the current cost of alternative sources of energy available to Gilroy Foods, Inc.



     The Company has an operating and maintenance agreement with an outside party for the daily operation and maintenance of the cogeneration facility. This agreement, which extends through November 1996, provides for all operating and routine maintenance of the cogeneration facility at direct costs plus a minimum annual fee of $100,000. The contract also provides for the payment of bonuses, as defined, if certain operating targets are met.

                             GILROY ENERGY COMPANY


                          (A WHOLLY OWNED SUBSIDIARY)



                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                             (DOLLARS IN THOUSANDS)



6. FAIR VALUE



     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:



     Accounts receivable, due from parent and affiliates, bank overdrafts, current portion of long-term debt, accounts payable, and accrued liabilities -- The amounts reported in the balance sheet approximate fair value.



     Long-term debt. The fair value of long-term debt, based on a discounted cash flow analysis using current interest rates for debt with similar characteristics and maturities is as follows:



                                                  NOVEMBER 30
                                                  ---------------------------------------------
                                                          1995                     1994
                                                   FAIR       CARRYING      FAIR       CARRYING
                                                   VALUE       VALUE        VALUE       VALUE
                                                  -------     --------     -------     --------
    Long-term debt............................    $68,100     $ 52,968     $63,000     $ 55,436



7. SUBSEQUENT EVENT



     In May 1996, McCormick & Company, Inc. announced its intention to sell the assets and liabilities, excluding the due from parent and affiliates, the current portion of long-term debt and the long-term debt of the Company to Calpine Corporation. At the time of the closing of the sale, McCormick & Company, Inc. will assume the due from parent and affiliates and will be required to retire the current portion of the long-term debt and the long-term debt. In addition to all remaining assets and liabilities of Gilroy Energy Company, Calpine Corporation will assume all rights and obligations under the following agreements to which Gilroy Energy Company is currently a party:



     -  Long-term contract to sell electricity to Pacific Gas and Electric
Company.



     -  Natural gas supply contract through July 31, 1997.



     - Lease for the land with Gilroy Foods, Inc. upon which the cogeneration facility is located.



     -  Steam sale contract with Gilroy Foods, Inc.



     Upon closing of the sale, the management contract with the current operator of the cogeneration facility will be terminated by McCormick & Company, Inc.



     It is currently anticipated that the closing date for the sale of the applicable assets and liabilities of Gilroy Energy Company to Calpine Corporation will take place in the third quarter of 1996.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporation Law (the "California Law") and Article IV of the Company's Amended and Restated Articles of Incorporation (the "Articles") provide for the indemnification of directors, officers, and "agents" (as defined in Section 317 of the California Law) under certain circumstances. The Articles grant the Company the power to indemnify its directors, officers, and agents under certain circumstances to the extent permitted by California Law against certain expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of his or her position as a director, officer, employee or agent.

     Section 317 of the California Law provides that a corporation has the power to purchase and maintain insurance on behalf of any agent of the corporation against any liabilities asserted against or incurred by the agent in such capacity. The Company plans to procure a directors' and officers' liability insurance policy insuring the Company's directors and officers against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company under certain circumstances, in the event that indemnification payments are made by the Company to such directors and officers.

     Section 204(a)(11) of the California Law provides for the indemnification, subject to certain limitations, of directors, officers and agents for breach of their duty to a corporation and its shareholders in excess of that expressly permitted of Section 317 of the California Law.

     The Company has entered into indemnification agreements with its directors and officers. These agreements provide substantially broader indemnity rights than those provided under the California Law and the Company's Bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but if a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

     The above discussion of the Company's Articles and indemnification agreements and of Sections 204(a)(11) and 317 of the California Law is not intended to be exhaustive and is respectively qualified in its entirety by such Articles, indemnification agreements and statutes.

ITEM 6.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS


 EXHIBIT
 NUMBER                                        DESCRIPTION
- ---------   ----------------------------------------------------------------------------------
 3.1        Amended and Restated Certificate of Incorporation of Calpine Corporation, a
            Delaware corporation.(l)
 3.2        Amended and Restated Bylaws of Calpine Corporation, a Delaware corporation.(l)
 4.1        Indenture dated as of February 17, 1994 between the Company and Shawmut Bank of
            Connecticut, National Association, as Trustee, including form of Notes.(a)
 4.2*       Indenture dated as of May 16, 1996 between the Company and Fleet National Bank, as
            Trustee, including form of Notes.
 5.1*       Opinion of Brobeck, Phleger & Harrison LLP.

 EXHIBIT
 NUMBER                                        DESCRIPTION
- ---------   ----------------------------------------------------------------------------------
10.1        Financing Agreements
10.1.1      Term and Working Capital Loan Agreement, dated as of June 1, 1990, between Calpine
            Geysers Company, L.P. (formerly Santa Rosa Geothermal Company, L.P.), and Deutsche
            Bank AG, New York Branch.(a)
10.1.2      First Amendment to Term and Working Capital Loan Agreement, dated as of June 29,
            1990, between Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal
            Company, L.P.), and Deutsche Bank AG, New York Branch.(a)
10.1.3      Second Amendment to Term and Working Capital Loan Agreement, dated as of December
            1, 1990, between Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal
            Company, L.P.), and Deutsche Bank AG, New York Branch.(a)
10.1.4      Third Amendment to Term and Working Capital Loan Agreement, dated as of June 26,
            1992, between Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal
            Company, L.P.), Deutsche Bank AG, New York Branch, National Westminster Bank PLC,
            Union Bank of Switzerland, New York Branch, and The Prudential Insurance Company
            of America.(a)
10.1.5      Fourth Amendment to Term and Working Capital Loan Agreement, dated as of April 1,
            1993, between Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal
            Company, L.P.), Deutsche Bank AG, New York Branch, National Westminster Bank PLC,
            Union Bank of Switzerland, New York Branch, and The Prudential Insurance Company
            of America.(a)
10.1.6      Construction and Term Loan Agreement, dated as of January 30, 1992, between Sumas
            Cogeneration Company, L.P., The Prudential Insurance Company of America, and
            Credit Suisse, New York Branch.(a)
10.1.7      Amendment No. 1 to Construction and Term Loan Agreement, dated as of May 24, 1993, between Sumas Cogeneration Company, L.P., The Prudential Insurance Company of
            America, and Credit Suisse, New York Branch.(a)
10.1.8      Credit Agreement-Construction Loan and Term Loan Facility, dated as of January 10,
            1990, between Credit Suisse and O.L.S. Energy-Agnews.(a)
10.1.9      Amendment No. 1 to Credit Agreement-Construction Loan and Term Loan Facility,
            dated as of December 5, 1990, between Credit Suisse and O.L.S. Energy-Agnews.(a)
10.1.10     Participation Agreement, dated as of December 1, 1990, between O.L.S.
            Energy-Agnews, Nynex Credit Company, Credit Suisse, Meridian Trust Company of
            California, and GATX Capital Corporation.(a)
10.1.11     Facility Lease Agreement, dated as of December 1, 1990, between Meridian Trust
            Company of California and O.L.S. Energy-Agnews.(a)
10.1.12     Project Revenues Agreement, dated as of December 1, 1990, between O.L.S.
            Energy-Agnews, Meridian Trust Company of California and Credit Suisse.(a)
10.1.13     Credit Agreement, dated as of September 9, 1994, between Calpine Thermal Power,
            Inc., Thermal Power Company and The Bank of Nova Scotia.(b)
10.1.14     Project Credit Agreement, dated as of June 30, 1995, between Calpine Greenleaf
            Corporation, Greenleaf Unit One Associates, Greenleaf Unit Two Associates, Inc.
            and The Sumitomo Bank, Limited.(g)
10.1.15     Lease dated as of April 24, 1996 between BAF Energy A California Limited
            Partnership, Lessor, and Calpine King City Cogen, LLC, Lessee.(j)
10.1.16     Credit Agreement, dated as of August 28, 1996, among Calpine Gilroy Cogen, L.P.
            and Banque Nationale de Paris.(l)
10.1.17**   Credit Agreement, dated as of September 25, 1996, among Calpine Corporation and
            The Bank of Nova Scotia.

 EXHIBIT
 NUMBER                                        DESCRIPTION
- ---------   ----------------------------------------------------------------------------------
10.2        Purchase Agreements
10.2.1      Purchase Agreement, dated as of April 1, 1993, between Sonoma Geothermal Partners,
            L.P., Healdsburg Energy Company, L.P., and Freeport-McMoRan Resource Partners,
            Limited Partnership.(a)
10.2.2      Stock Purchase Agreement, dated as of June 27, 1994, between Maxus International
            Energy Company, Natomas Energy Company, Calpine Corporation and Calpine Thermal
            Power, Inc. and amendment thereto dated July 28, 1994.(b)
10.2.3      Share Purchase Agreement dated March 30, 1995 between Calpine Corporation, Calpine
            Greenleaf Corporation, Radnor Power Corp. and LFC Financial Corp.(e)
10.2.4      Asset Purchase Agreement, dated as of August 28, 1996, among Gilroy Energy
            Company, McCormick & Company, Incorporated and Calpine Gilroy Cogen, L.P.(m)
10.2.5      Noncompetition/Earnings Contingency Agreement, dated as of August 28, 1996, among
            Gilroy Energy Company, McCormick & Company, Incorporated and Calpine Gilroy Cogen,
            L.P.(m)
10.3        Power Sales Agreements
10.3.1      Long-Term Energy and Capacity Power Purchase Agreement relating to the Bear Canyon
            Facility, dated November 30, 1984, between Pacific Gas & Electric and Calpine
            Geysers Company, L.P. (formerly Santa Rosa Geothermal Company, L.P.), Amendment dated October 17, 1985, Second Amendment dated October 19, 1988, and related documents.(a)
10.3.2      Long-Term Energy and Capacity Power Purchase Agreement relating to the Bear Canyon
            Facility, dated November 29, 1984, between Pacific Gas & Electric and Calpine
            Geysers Company, L.P. (formerly Santa Rosa Geothermal Company, L.P.), and
            Modification dated November 29, 1984, Amendment dated October 17, 1985, Second
            Amendment dated October 19, 1988, and related documents.(a)
10.3.3      Long-Term Energy and Capacity Power Purchase Agreement relating to the West Ford
            Flat Facility, dated November 13, 1984, between Pacific Gas & Electric and Calpine
            Geysers Company, L.P. (formerly Santa Rosa Geothermal Company, L.P.), and amendments dated May 18, 1987, June 22, 1987, July 3, 1987 and January 21, 1988,
            and related documents.(a)
10.3.4      Agreement for Firm Power Purchase, dated as of February 24, 1989, between Puget
            Sound Power & Light Company and Sumas Energy, Inc. and amendment thereto dated
            September 30, 1991.(a)
10.3.5      Long-Term Energy and Capacity Power Purchase Agreement, dated April 16, 1985, between O.L.S. Energy-Agnews and Pacific Gas & Electric Company and amendment thereto dated February 24, 1989.(a)
10.3.6      Long-Term Energy and Capacity Power Purchase Agreement, dated November 15, 1984, between Geothermal Energy Partners, Ltd., and Pacific Gas & Electric Company and
            related documents.(a)
10.3.7      Long-Term Energy and Capacity Power Purchase Agreement, dated November 15, 1984, between Geothermal Energy Partners, Ltd., and Pacific Gas & Electric Company (see
            Exhibit 10.3.6 for related documents).(a)
10.3.8      Long-Term Energy and Capacity Power Purchase Agreement, dated December 12, 1984, between Greenleaf Unit One Associates, Inc. and Pacific Gas and Electric
            Company.(f)
10.3.9      Long-Term Energy and Capacity Power Purchase Agreement, dated December 12, 1984, between Greenleaf Unit Two Associates, Inc. and Pacific Gas and Electric
            Company.(f)
10.3.10     Long-Term Energy and Capacity Power Purchase Agreement, dated December 5, 1985, between Calpine Gilroy Cogen, L.P. and Pacific Gas and Electric Company, and
            amendments thereto dated December 19, 1993, July 18, 1985, June 9, 1986, August
            18, 1988 and June 9, 1991.(l)

 EXHIBIT
 NUMBER                                        DESCRIPTION
- ---------   ----------------------------------------------------------------------------------
10.4        Steam Sales Agreements
10.4.1      Geothermal Steam Sales Agreement, dated July 19, 1979, between Calpine Geysers
            Company, L.P. (formerly Santa Rosa Geothermal Company, L.P.), and Sacramento
            Municipal Utility District and related documents.(a)
10.4.2      Agreement for the Sale and Purchase of Geothermal Steam, dated March 23, 1973, between Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal Company,
            L.P.), and Pacific Gas & Electric Company and related letter dated May 18,
            1987.(a)
10.4.3      Thermal Energy and Kiln Lease Agreement, dated as of January 16, 1992, between
            Sumas Cogeneration Company, L.P., and Socco, Inc. and amendment thereto dated May
            24, 1993.(a)
10.4.4      Amended and Restated Energy Service Agreement, dated as of December 1, 1990, between the State of California and O.L.S. Energy-Agnews.(a)
10.4.5      Agreement for the Sale of Geothermal Steam, dated as of July 28, 1992, between
            Thermal Power Company and Pacific Gas & Electric Company.(c)
10.4.6      Amendment to the Agreement for the Sale of Geothermal Steam, dated as of August 9,
            1995, between Union Oil Company of California, NEC Acquisition Company, Thermal
            Power Company, and Pacific Gas and Electric Company.(h)
10.5        Service Agreements
10.5.1      Operation and Maintenance Agreement, dated as of April 5, 1990, between Calpine
            Operating Plant Services, Inc. (formerly Calpine-Geysers Plant Services, Inc.), and Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal Company,
            L.P.).(a)
10.5.2      Amended and Restated Operating and Maintenance Agreement, dated as of January 24,
            1992, between Calpine Operating Plant Services, Inc. and Sumas Cogeneration
            Company, L.P.(a)
10.5.3      Amended and Restated Operation and Maintenance Agreement, dated as of December 31,
            1990, between O.L.S. Energy-Agnews and Calpine Operating Plant Services, Inc.
            (formerly Calpine Cogen-Agnews, Inc.).(a)
10.5.4      Operating and Maintenance Agreement, dated as of January 1, 1995, between Calpine
            Corporation and Geothermal Energy Partners, Ltd.(h)
10.5.5      Amended and Restated Operating Agreement for the Geysers, dated as of December 1,
            1993, by and between Magma-Thermal Power Project, a joint venture composed of NEC
            Acquisition Company and Thermal Power Company, and Union Oil Company of
            California.(c)
10.6        Gas Supply Agreements
10.6.1      Gas Sale and Purchase Agreement, dated as of December 23, 1991, between ENCO Gas,
            Ltd. and Sumas Cogeneration Company, L.P.(a)
10.6.2      Gas Management Agreement, dated as of December 23, 1991, between Canadian
            Hydrocarbons Marketing Inc., ENCO Gas, Ltd. and Sumas Cogeneration Company,
            L.P.(a)
10.6.4      Natural Gas Sales Agreement, dated as of November 1, 1993, between O.L.S.
            Energy-Agnews, Inc. and Amoco Energy Trading Corporation.(a)
10.6.5      Natural Gas Service Agreement, dated November 1, 1993, between Pacific Gas &
            Electric Company and O.L.S. Energy-Agnews, Inc.(a)
10.7        Agreements Regarding Real Property
10.7.1      Office Lease, dated March 15, 1991, between 50 West San Fernando Associates, L.P., and Calpine Corporation.(a)
10.7.2      First Amendment to Office Lease, dated April 30, 1992, between 50 West San
            Fernando Associates, L.P. and Calpine Corporation.(a)

 EXHIBIT
 NUMBER                                        DESCRIPTION
- ---------   ----------------------------------------------------------------------------------
10.7.3      Geothermal Resources Lease CA 1862, dated July 25, 1974, between the United States
            Bureau of Land Management and Calpine Geysers Company, L.P. (formerly Santa Rosa
            Geothermal Company, L.P.).(a)
10.7.4      Geothermal Resources Lease PRC 5206.2, dated December 14, 1976, between the State of California and Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal
            Company, L.P.).(a)
10.7.5      First Amendment to Geothermal Resources Lease PRC 5206.2, dated April 20, 1994, between the State of California and Calpine Geysers Company, L.P. (formerly Santa
            Rosa Geothermal Company, L.P.).(a)
10.7.6      Industrial Park Lease Agreement, dated December 18, 1990, between Port of
            Bellingham and Sumas Energy, Inc.(a)
10.7.7      First Amendment to Industrial Park Lease Agreement, dated as of July 16, 1991, between Port of Bellingham, Sumas Energy, Inc., and Sumas Cogeneration Company,
            L.P.(a)
10.7.8      Second Amendment to Industrial Park Lease Agreement, dated as of December 17, 1991 between Port of Bellingham and Sumas Cogeneration Company, L.P.(a)
10.7.9      Amended and Restated Cogeneration Lease, dated as of December 1, 1990, between the
            State of California and O.L.S. Energy-Agnews.(a)
10.8        General
10.8.1      Limited Partnership Agreement of Sumas Cogeneration Company, L.P., dated as of
            August 28, 1991, between Sumas Energy, Inc. and Whatcom Cogeneration Partners,
            L.P.(a)
10.8.2      First Amendment to Limited Partnership Agreement of Sumas Cogeneration Company,
            L.P., dated as of January 30, 1992, between Whatcom Cogeneration Partners, L.P., and Sumas Energy, Inc.(a)
10.8.3      Second Amendment to Limited Partnership Agreement of Sumas Cogeneration Company,
            L.P., dated as of May 24, 1993, between Whatcom Cogeneration Partners, L.P., and
            Sumas Energy, Inc.(a)
10.8.4      Second Amended and Restated Shareholders' Agreement, dated as of October 22, 1993, among GATX Capital Corporation, Calpine Agnews, Inc., JGS-Agnews, Inc., and
            GATX/Calpine-Agnews, Inc.(a)
10.8.5      Amended and Restated Reimbursement Agreement, dated October 22, 1993, between GATX
            Capital Corporation, Calpine Agnews, Inc., JGS-Agnews, Inc., GATX/Calpine-Agnews,
            Inc., and O.L.S. Energy-Agnews, Inc.(a)
10.8.6      Amended and Restated Limited Partnership Agreement of Geothermal Energy Partners
            Ltd., L.P., dated as of May 19, 1989, between Western Geothermal Company, L.P.,
            Sonoma Geothermal Company, L.P., and Cloverdale Geothermal Partners, L.P.(a)
10.8.7      Assignment and Security Agreement, dated as of January 10, 1990, between O.L.S.
            Energy-Agnews and Credit Suisse.(a)
10.8.8      Pledge Agreement, dated as of January 10, 1990, between GATX/Calpine-Agnews, Inc., and Credit Suisse.(a)
10.8.9      Equity Support Agreement, dated as of January 10, 1990, between Calpine
            Corporation and Credit Suisse.(a)
10.8.10     Assignment and Security Agreement, dated as of December 1, 1990, between O.L.S.
            Energy-Agnews and Meridian Trust Company of California.(a)

 EXHIBIT
 NUMBER                                        DESCRIPTION
- ---------   ----------------------------------------------------------------------------------
10.8.11     Calpine Subordination Agreement, dated as of April 1, 1993, between
            Freeport-McMoRan Resource Partners, L.P., Calpine Corporation, Sonoma Geothermal
            Partners, L.P., Calpine Sonoma, Inc., Healdsburg Energy Company, L.P., and Calpine
            Geysers Company, L.P. (formerly Santa Rosa Energy Company, L.P.).(a)
10.8.12     First Amended and Restated Limited Partner Pledge and Security Agreement, dated as of April 1, 1993, between Sonoma Geothermal Partners, L.P., Healdsburg Energy
            Company, L.P., Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal
            Company, L.P.), Freeport-McMoRan Resource Partners, L.P., and Meridian Trust
            Company of California.(a)
10.8.13     Management Services Agreement, dated January 1, 1995, between Calpine Corporation and Electrowatt Ltd.(k)
10.8.14     Revolving Credit Facility Letter Agreements, dated April 21, 1995, between Calpine
            Corporation and Credit Suisse, and between Calpine Greenleaf Corporation and
            Credit Suisse.(g)
10.8.15     Letter regarding Credit Facility, dated April 7, 1993, from Electrowatt Ltd. to
            Credit Suisse.(a)
10.8.16     Promissory Grid Note, dated April 29, 1996, between Calpine Corporation and Credit
            Suisse.(k)
10.8.17     Guarantee Fee Agreement, dated January 1, 1995, between Calpine Corporation and
            Electrowatt Ltd.(g)
10.8.18*    Registration Rights Agreement dated as of May 16, 1996 between the Company, Morgan
            Stanley & Co. Incorporated, CS First Boston, Goldman Sachs & Co. and Scotia
            Capital Markets (USA) Inc.
10.9.1      Calpine Corporation Stock Option Program and forms of agreements thereunder.(a)
10.9.2      Calpine Corporation 1996 Stock Incentive Plan and forms of agreements thereunder.(l)
10.9.3      Calpine Corporation Employee Stock Purchase Plan and forms of agreements thereunder.(l)
10.10.1     Amended and Restated Employment Agreement between Calpine Corporation and Mr.
            Peter Cartwright.(l)
10.10.2     Senior Vice President Employment Agreement between the Company and Ms. Ann B.
            Curtis.(l)
10.10.3     Senior Vice President Employment Agreement between the Company and Mr. Lynn A.
            Kerby.(l)
10.10.4     Vice President Employment Agreement between the Company and Mr. Ron A. Walter.(l)
10.10.5     Vice President Employment Agreement between the Company and Mr. Robert D.
            Kelly.(l)
10.10.6     First Amended and Restated Consulting Contract between Calpine Corporation and Mr.
            George J. Stathakis.(l)
10.11       Form of Indemnification Agreement for directors and officers.(l)
21.1        Subsidiaries of the Company.(l)
23.1*       Consent of Brobeck, Phleger & Harrison LLP (contained in the opinion filed as
            Exhibit 5).
23.2**      Independent Public Accountants' Consent of Arthur Andersen LLP.
23.3**      Independent Public Accountants' Consent of Moss Adams LLP.
23.4**      Independent Accountants' Consent of Coopers & Lybrand L.L.P.
23.5**      Independent Accountants' Consent of Ernst & Young LLP.
24*         Power of Attorney (contained on the signature page of this Prospectus).
25*         Form T-1 Statement of Eligibility of Fleet National Bank.
99.1*       Form of Letter of Transmittal.
99.2*       Form of Notice of Guaranteed Delivery.


- ---------------

*     Previously filed.



**   Filed herewith.

(a) Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration Statement No. 33-73160).

(b) Incorporated by reference to Registrant's Current Report on Form 8-K dated September 9, 1994 and filed on September 26, 1994.

(c) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated September 30, 1994 and filed on November 14, 1994.

(d) Incorporated by reference to Registrant's Annual Report on Form 10-K dated December 31, 1994 and filed on March 29, 1995.

(e) Incorporated by reference to Registrant's Current Report on Form 8-K dated April 21, 1995 and filed on May 5, 1995.

(f) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated March 31, 1995 and filed on May 12, 1995.

(g) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated June 30, 1995 and filed on August 14, 1995.

(h) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated September 30, 1995 and filed on November 14, 1995.

(i) Incorporated by reference to Registrant's Annual Report on Form 10-K dated December 31, 1995 and filed on March 29, 1996.

(j) Incorporated by reference to Registrant's Current Report on Form 8-K dated May 1, 1996 and filed on May 14, 1996.

(k) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated March 31, 1996 and filed on May 15, 1996.


(l) Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration Statement No. 333-07497).



(m) Incorporated by reference to Registrant's Current Report on Form 8-K dated August 29, 1996 and filed on September 13, 1996.


FINANCIAL STATEMENT SCHEDULES

     Schedule I -- Condensed Financial Information of Registrant

     Schedule II -- Valuation and Qualifying Accounts and Reserves


     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.


ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therein.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the Trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN JOSE, CALIFORNIA, ON THE 27TH DAY OF SEPTEMBER, 1996.


                                          CALPINE CORPORATION


                                          By:    /s/ PETER CARTWRIGHT


                                          --------------------------------------
                                                     Peter Cartwright

                                                  Chairman of the Board,

                                          President and Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



               SIGNATURE                                TITLE                        DATE
- ----------------------------------------   --------------------------------   ------------------
              /s/ PETER CARTWRIGHT         Chairman of the Board, President   September 27, 1996
- ----------------------------------------     and Chief Executive Officer
            Peter Cartwright                (principal executive officer)
                    /s/ ANN B.             Senior Vice President, Director    September 27, 1996
                 CURTIS                     (principal financial officer)
- ----------------------------------------
             Ann B. Curtis
            /s/ GEORGE J. STATHAKIS                    Director               September 27, 1996
- ----------------------------------------
          George J. Stathakis
                  /s/ GLORIA S.            Corporate Controller (principal    September 27, 1996
                  GEE                            accounting officer)
- ----------------------------------------
             Gloria S. Gee

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Calpine Corporation and subsidiaries included in this Registration Statement and have issued our report thereon dated March 15, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index of financial statement schedules are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

San Jose, California

March 15, 1996 (except with respect


  to the matters discussed in Note 6, as


  to which the date is September 13, 1996)

                              CALPINE CORPORATION

                                   SCHEDULE I
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                     ASSETS


                                                                      1995             1994
                                                                  ------------     ------------
Current assets:
  Cash and cash equivalents.....................................  $ (1,970,526)    $  5,514,002
  Accounts receivable...........................................     6,304,594        2,196,912
  Acquisition project receivables...............................     8,805,186               --
  Intercompany receivables......................................    38,360,583       57,696,201
  Other current assets..........................................       270,806          189,526
                                                                  ------------     ------------
     Total current assets.......................................    51,770,643       65,596,641
Property, plant and equipment, net..............................       724,359          554,582
Investments in power projects...................................    82,610,719       44,913,432
Notes receivable from related parties...........................    19,090,286       23,953,294
Notes receivable from Coperlasa.................................     6,394,462               --
Deferred charges................................................     3,390,677        3,807,425
Other assets....................................................       197,144           74,900
                                                                  ------------     ------------
     Total assets...............................................  $164,178,290     $138,900,274
                                                                  ============     ============
                             LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable..............................................  $  2,667,808     $    777,637
  Accrued payroll and related expenses..........................     2,582,194        2,417,302
  Accrued interest payable......................................     4,051,785        4,046,875
  Other accrued expenses........................................     2,704,257          964,312
                                                                  ------------     ------------
     Total current liabilities..................................    12,006,044        8,206,126
Long-term line of credit........................................    14,000,000               --
Senior Notes Due 2004...........................................   105,000,000      105,000,000
Deferred income taxes...........................................     7,877,537        6,976,950
Deferred revenue................................................        67,925           67,925
                                                                  ------------     ------------
     Total liabilities..........................................   138,951,506      120,251,001
                                                                  ------------     ------------
Shareholder's equity:
  Common stock, $.01 par value..................................        10,000           10,000
  Additional paid-in capital....................................     6,214,000        6,214,000
  Retained earnings.............................................    19,002,784       12,425,273
                                                                  ------------     ------------
     Total shareholder's equity.................................    25,226,784       18,649,273
                                                                  ------------     ------------
     Total liabilities and shareholder's equity.................  $164,178,290     $138,900,274
                                                                  ============     ============


    The accompanying notes are an integral part of these condensed financial statements.

                              CALPINE CORPORATION

                                   SCHEDULE I
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Revenue:
  Service contract revenue from related parties...    $28,733,399     $22,929,897     $ 2,373,319
  Income from unconsolidated investments in power
     projects.....................................     32,397,392      23,711,895      15,450,720
                                                      -----------     -----------     -----------
     Total revenue................................     61,130,791      46,641,792      17,824,039
Cost of revenue:
  Service contract expenses.......................     27,433,069      19,161,445       1,914,375
                                                      -----------     -----------     -----------
Gross profit......................................     33,697,722      27,480,347      15,909,664
Project development expenses......................      3,087,316       2,822,459       1,280,125
General and administrative expenses...............      8,081,458       6,867,520       4,808,139
                                                      -----------     -----------     -----------
     Income from operations.......................     22,528,948      17,790,368       9,821,400
Other (income) expense:
  Interest expense................................     10,479,144       9,207,381       2,613,212
  Other income, net...............................       (377,276)     (1,290,739)     (1,153,797)
     Income before provision for income taxes and
       cumulative effect of change in accounting
       principle..................................     12,427,080       9,873,726       8,361,985
Provision for income taxes........................      5,049,568       3,853,115       4,194,733
                                                      -----------     -----------     -----------
     Income before cumulative effect of change in
       accounting principle.......................      7,377,512       6,020,611       4,167,252
Cumulative effect of adoption of SFAS No. 109.....             --              --        (413,410)
                                                      -----------     -----------     -----------
     Net income...................................    $ 7,377,512     $ 6,020,611     $ 3,753,842
                                                       ==========      ==========      ==========
As adjusted earnings per share assuming conversion
  of preferred stock
  As adjusted weighted average shares
     outstanding..................................     14,150,838
                                                       ==========
  Net income per share............................    $      0.52
                                                       ==========


    The accompanying notes are an integral part of these condensed financial statements.

                              CALPINE CORPORATION

                                   SCHEDULE I
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                           1995           1994           1993
                                                       ------------   ------------   ------------
Net cash used in operating activities................  $ (8,874,945)  $(44,753,732)  $    (84,812)
                                                       ------------   ------------   ------------
Cash flows from investing activities:
  Acquisitions of property, plant and equipment......      (367,711)      (299,961)       (73,292)
  Investments in power projects......................    (1,262,000)      (175,352)      (882,730)
  Decrease (increase) in notes receivable............   (10,336,640)     3,294,727    (15,576,775)
  Other, net.........................................      (122,244)        97,838        (85,478)
                                                       ------------   ------------   ------------
       Net cash provided by (used in) investing
          activities.................................   (12,088,595)     2,917,252    (16,618,275)
                                                       ------------   ------------   ------------
Cash flows from financing activities:
  Payment of dividends...............................      (800,000)      (800,000)      (800,000)
  Borrowings under line of credit....................    14,000,000             --     23,000,000
  Repayment of borrowings under line of credit.......            --    (52,595,000)    (5,872,500)
  Proceeds from Senior Notes Due 2004................            --    105,000,000             --
  Costs associated with future financing.............       279,012     (3,419,003)      (748,993)
  Repayment of note payable to shareholder...........            --     (1,200,000)            --
                                                       ------------   ------------   ------------
       Net cash provided by financing activities.....    13,479,012     46,985,997     15,578,507
                                                       ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents........................................    (7,484,528)     5,149,517     (1,124,580)
Cash and cash equivalents, beginning of period.......     5,514,002        364,485      1,489,065
                                                       ------------   ------------   ------------
Cash and cash equivalents, end of period.............  $ (1,970,526)  $  5,514,002   $    364,485
                                                       ============   ============   ============
Supplementary information:
  Cash paid during the period for:
     Interest........................................  $  9,945,443   $  4,917,773   $  2,120,637
     Income taxes....................................  $  4,293,725   $    683,364   $     12,800

    The accompanying notes are an integral part of these condensed financial statements.

                              CALPINE CORPORATION

                SELECTED NOTES TO CONDENSED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. ORGANIZATION AND OPERATION OF CALPINE

     Calpine Corporation (Calpine) is a California corporation engaged in the development, acquisition, ownership and operation of power generation facilities in the United States. Calpine has ownership interests in and operates geothermal power generation facilities and steam fields and natural gas-fired cogeneration facilities through subsidiaries and investees. Founded in 1984 as a supplier of engineering and management services, Calpine is wholly-owned by Electrowatt Services, Inc., which is wholly-owned by Electrowatt Ltd (Electrowatt), a Swiss company. Calpine brings expertise in the area of engineering, finance, construction and plant operations and maintenance.

     For the purposes of these registrant-only financial statements, Calpine's wholly-owned subsidiaries are accounted for under the equity method and are included in investments in power projects in the accompanying balance sheets.

     In 1994, Calpine assumed the operations and maintenance agreements for the projects in which Calpine has an interest. Prior to 1994, a wholly-owned subsidiary, Calpine Operating Plant Services, Inc. (COPS) performed these services. In 1993, COPS recorded service contract revenue from related parties of $15.6 million and service contract expenses of $13.4 million pursuant to these agreements.


     As Adjusted Earnings Per Share



     Net income per share is computed using weighted average shares outstanding, which includes the net additional number of shares which would be issuable upon the exercise of outstanding stock options, assuming that the Company used the proceeds received to purchase additional shares at an assumed public offering price. Net income per share also gives effect, even if antidilutive, to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method). If the offering contemplated by the Company is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into shares of common stock based on the shares of convertible preferred stock outstanding at June 30, 1996.


2. LINES OF CREDIT AND REVOLVING CREDIT FACILITY

     At December 31, 1995, the line of credit with Credit Suisse (whose parent company owns approximately 44.2% of Electrowatt) provided for advances of $50.0 million. Interest may be paid at either LIBOR or the Credit Suisse base rate, plus applicable margins in both cases. At December 31, 1995, Calpine had $19.9 million of borrowings outstanding, bearing interest at LIBOR plus 0.5% (6.4% at December 31, 1995). At Calpine's discretion, the debt outstanding can be held for various maturity periods of up to six months. Interest is paid on the last day of each interest period for such loans, but not less often than quarterly, based on the principal amount outstanding during the period. No stated amortization exists for this indebtedness. From January 1 to March 13, 1996, Calpine borrowed an additional $8.8 million and issued a letter of credit for $3.0 million for working capital requirements, other development projects and to fund Calpine Vapor, Inc. (Calpine Vapor), a subsidiary of Calpine. Calpine Vapor made loans for construction of new geothermal wells in Mexico. No borrowings were outstanding at December 31, 1994. The credit agreement specifies that Calpine maintain certain covenants with which Calpine was in compliance.

     At December 31, 1995, Calpine had three loan facilities with available borrowings totaling $10.2 million. Borrowings and letters of credit outstanding were $1.2 million and $3.8 million as of December 31, 1995, respectively, with interest payable at variable interest rates based on bank base rates, LIBOR or prime plus applicable margins in all cases (approximately 7.6% at December 31, 1995 on borrowings). At December 31, 1994, no borrowings and $900,000 of letters of credit were outstanding on these facilities. The credit agreements specify that Calpine maintain certain covenants with which Calpine was in compliance.

                              CALPINE CORPORATION

3. NOTE PAYABLE TO SHAREHOLDER

     On December 31, 1991, Calpine declared a dividend of $1.2 million to its parent company, Electrowatt Services, Inc. On the same date, Calpine issued a note payable to Electrowatt Services, Inc. for $1.2 million. Interest was paid quarterly at a rate of 4.25%, which approximated market. The note was paid on June 30, 1994, the maturity date.

4. SENIOR NOTES DUE 2004

     On February 17, 1994, Calpine completed a $105.0 million public debt offering of 9 1/4% Senior Notes Due 2004 (Senior Notes). The net proceeds of $100.9 million were used to repay all of the indebtedness outstanding under Calpine's existing line of credit, and to repay subsidiaries' non-recourse notes payable to Freeport-McMoRan Resource Partners, L.P. (FMRP) plus accrued interest. The remaining proceeds were used for general corporate purposes including a loan to the sole shareholder of Sumas Energy, Inc., the partner in one of Calpine's power projects. The transaction costs of $4.1 million incurred in connection with the public debt offering have been recorded as a deferred charge and are amortized over the ten-year life of the Senior Notes using the interest method.

     The Senior Notes will mature on February 1, 2004 and bear interest at 9 1/4% payable semiannually on February 1 and August 1 of each year, commencing August 1, 1994, to holders of record. Based on the traded yield to maturity, the approximate fair market value of the Senior Notes was $97.0 million as of December 31, 1995.

     Under provisions of the indenture applicable to the Senior Notes, Calpine may, under certain circumstances be limited in its ability to make restricted payments, as defined, which include dividends and certain purchases and investments, incur additional indebtedness and engage in certain transactions.

5. COMMITMENTS AND CONTINGENCIES

Capital Projects

     Calpine has 1996 commitments for capital expenditures totaling $6.8 million related to various projects at its geothermal facilities. In March 1996, Calpine entered into an energy agreement with Phillips Petroleum Company to develop, construct, own and operate a 240 megawatt gas-fired cogeneration facility at Phillips Houston Chemical Complex in Pasadena, Texas. The initial permitting process is underway, with construction of the facility planned to begin in late 1996 and to be completed in 1998. Calpine is currently evaluating options to finance the construction of this facility. Calpine issued a $3.0 million letter of credit and has a 1996 capital commitment of $3.0 million in connection with this facility. In a separate transaction, as of March 15, 1996, Calpine was negotiating the potential acquisition of an operating lease for a 120 megawatt gas-fired cogeneration facility located in Northern California.

                              CALPINE CORPORATION

Office and Equipment Leases

     Calpine leases its corporate office, Santa Rosa office facilities and certain office equipment under noncancellable operating leases expiring through 2000. Future minimum lease payments under these leases are (in thousands):

            1996........................................................  $  899
            1997........................................................     905
            1998........................................................     907
            1999........................................................     776
            2000........................................................     745
            thereafter..................................................     286
                                                                          ------
            Total future minimum lease commitments......................  $4,518
                                                                          ======

     Lease payments are subject to adjustment for Calpine's pro rata portion of annual increases or decreases in building operating costs. In 1995, 1994 and 1993, rent expense for noncancellable operating leases amounted to $733,000, $663,000 and $636,000, respectively.

CPUC Restructuring

     Electricity and steam sales agreements with PG&E are regulated by the California Public Utilities Commission (CPUC). In December 1995, the CPUC proposed the transition of the electric generation market to a competitive market beginning January 1, 1998, with all consumers participating by 2003. The proposed restructuring provides for phased-in customer choice, development of non-discriminatory market structure, recovery of utilities' stranded costs, sanctity of existing contracts, and continuation of existing public policy programs including the promotion of fuel diversity through a renewable energy purchase requirement.

     As the proposed restructuring has widespread impact and the market structure requires the participation and oversight of the Federal Energy Regulatory Commission (FERC), the CPUC will seek to build a California consensus involving the legislature, the Governor, public and municipal utilities, and customers. The consensus would then be placed before the FERC so that both the CPUC and FERC would implement the new market structure no later than January 1, 1998. There can be no assurance that the proposed restructuring will be enacted in substantially the same form as discussed above. Calpine is unable to predict the ultimate outcome of the restructuring.

Litigation

     Calpine, together with over 100 other parties, was named as a defendant in the second amended complaint in an action brought in August 1993 by the bankruptcy trustee for Bonneville Pacific Corporation (Bonneville), captioned Roger G. Segal, as the Chapter 11 Trustee for Bonneville Pacific Corporation v. Portland General Corporation, et al., in the United States District Court for the District of Utah. This complaint alleges that, in conjunction with top executives of Bonneville and with the alleged assistance of the other 100 defendants, Calpine engaged in a broad conspiracy and fraud. The complaint has been amended a number of times. Calpine has answered each version of the complaint by denying all claims and is in the process of conducting discovery. In August 1994 Calpine successfully moved for an order severing the trustee's claim against Calpine from the claims against the other defendants. Although the case involves over 25 separate financial transactions entered into by Bonneville, the severed case concerns Calpine in respect of only one of these transactions. In 1988, Calpine invested $2.0 million in a partnership formed with Bonneville to develop four hydroelectric projects in the State of Hawaii. The projects were not successfully developed by the partnership, and, subsequent to Bonneville's Chapter 11 filing, Calpine filed a claim as a creditor against

                              CALPINE CORPORATION

Bonneville's bankruptcy estate. The trustee alleges that the equity investment was actually a "sham" loan designed to inflate Bonneville's earnings. The trustee further alleges that Calpine is one of many defendants in this case responsible for Bonneville's insolvency and the amount of damages attributable to Calpine based on the $2.0 million partnership investment is alleged to be $577.2 million. The trustee is seeking to hold each of the other defendants liable for a portion, all or, in certain cases, more than this amount. Calpine expects the matter will be set for trial in 1996. Calpine believes the claims against it are without merit and will continue to defend the action vigorously. Calpine further believes that the resolution of this matter will not have a material adverse effect on its financial position or results of operations.

     Calpine is involved in various other claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material adverse effect on Calpine's financial position or results of operations.


6. SUBSEQUENT EVENT



     In July 1996, the Company's Board of Directors authorized the reincorporation of the Company into Delaware in connection with the Company's initial public equity offering. Also, the Board of Directors approved a stock split at a ratio of approximately 5.194 to 1. On September 13, 1996, the reincorporation of the Company and the stock split became effective. The accompanying financial statements reflect the reincorporation and the stock split as if such transactions had been effective for all periods.

                      CALPINE CORPORATION AND SUBSIDIARIES

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                              ADDITIONS
                                                      -------------------------
                                      BALANCE AT      CHARGED TO     CHARGED TO                    BALANCE AT
                                     BEGINNING OF     COSTS AND        OTHER                         END OF
           DESCRIPTION                  PERIOD         EXPENSES       ACCOUNTS      DEDUCTIONS       PERIOD
- ---------------------------------    ------------     ----------     ----------     ----------     ----------
Reserve for capitalized costs....      $  1,838        $     --       $     --       $     --       $   1,838(1)
                                      =========        ========       ========       ========        ========
Allowance for uncollectible
  accounts.......................      $    238        $     --       $     --       $     --       $     238
                                      =========        ========       ========       ========        ========

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                              ADDITIONS
                                                      -------------------------
                                      BALANCE AT      CHARGED TO     CHARGED TO                    BALANCE AT
                                     BEGINNING OF     COSTS AND        OTHER                         END OF
           DESCRIPTION                  PERIOD         EXPENSES       ACCOUNTS      DEDUCTIONS       PERIOD
- ---------------------------------    ------------     ----------     ----------     ----------     ----------
Reserve for capitalized costs....      $    800        $  1,038       $     --       $     --       $   1,838(1)
                                      =========        ========       ========       ========        ========
Allowance for uncollectible
  accounts.......................            --             238       $     --       $     --       $     238
                                      =========        ========       ========       ========        ========

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                              ADDITIONS
                                                      -------------------------
                                      BALANCE AT      CHARGED TO     CHARGED TO                    BALANCE AT
                                     BEGINNING OF     COSTS AND        OTHER                         END OF
           DESCRIPTION                  PERIOD         EXPENSES       ACCOUNTS      DEDUCTIONS       PERIOD
- ---------------------------------    ------------     ----------     ----------     ----------     ----------
Reserve for capitalized costs....      $    800        $     --       $     --       $     --       $     800(1)
                                      =========        ========       ========       ========        ========

- ------------------------

(1) Provision for write-off of project development expenses.